Exhibit 10.2

EXECUTION VERSION

INDENTURE

by and among

BARINGS PRIVATE CREDIT CORPORATION CLO 2023-1 LTD.
Issuer

BARINGS PRIVATE CREDIT CLO 2023-1, LLC
Co‑Issuer

and

STATE STREET BANK AND TRUST COMPANY
Collateral Trustee

August 23, 2023

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-ii-

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Section 10.10	Reports to Rating Agency and Additional Recipients.	197
Section 10.11	Procedures Relating to the Establishment of Accounts Controlled by the Collateral Trustee.	197
Section 10.12	Section 3(c)(7) Procedures.	197

ARTICLE XI APPLICATION OF MONIES		200

Section 11.1	Disbursements of Monies from Payment Account.	200

ARTICLE XII SALE OF COLLATERAL OBLIGATIONS; NO PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS		207

Section 12.1	Sales of Collateral Obligations.	207
Section 12.2	No Purchase of Additional Collateral Obligations.	210
Section 12.3	Conditions Applicable to All Sale and Purchase Transactions.	211

ARTICLE XIII HOLDERS’ RELATIONS		212

Section 13.1	Subordination.	212
Section 13.2	Standard of Conduct.	213

ARTICLE XIV MISCELLANEOUS		213

Section 14.1	Form of Documents Delivered to Collateral Trustee.	213
Section 14.2	Acts of Holders.	215
Section 14.3	Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency.	215
Section 14.4	Notices to Holders; Waiver.	217
Section 14.5	Effect of Headings and Table of Contents.	218
Section 14.6	Successors and Assigns.	218
Section 14.7	Severability.	219
Section 14.8	Benefits of Indenture.	219
Section 14.9	Legal Holidays.	219
Section 14.10	Governing Law.	219
Section 14.11	Submission to Jurisdiction.	219
Section 14.12	WAIVER OF JURY TRIAL.	219
Section 14.13	Counterparts.	220
Section 14.14	Acts of Issuer.	220
Section 14.15	Liability of Issuers.	220
Section 14.16	Communications with the Rating Agency.	221
Section 14.17	17g‑5 Information.	221
Section 14.18	Survivals.	222
Section 14.19	Proceedings.	223

ARTICLE XV ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT		223

Section 15.1	Assignment of Collateral Management Agreement.	223

ARTICLE XVI HEDGE AGREEMENTS		224

Section 16.1	Hedge Agreements.	224

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SCHEDULES

Schedule 1	‑‑	S&P Industry Classification Schedule
(A)	S&P Industry Classification Group List
(B)	Diversity Score Calculation
Schedule 2	‑‑	Approved Index List
Schedule 3	‑‑	S&P Recovery Rate Tables
Schedule 4	‑‑	List of Collateral Obligations

EXHIBITS

Exhibit A	‑‑	Forms of Notes
A‑1	‑‑	Form of Secured Note
A‑2	‑‑	Form of Subordinated Note
Exhibit B	‑‑	Forms of Transfer and Exchange Certificates
B‑1	‑‑	Form of Transferor Certificate for Transfer of Rule 144A Global Secured Note or Certificated Note to Regulation S Global Secured Note
B‑2	‑‑	Form of Purchaser Representation Letter for Certificated Secured Notes
B‑3	‑‑	Form of Transferor Certificate for Transfer of Regulation S Global Secured Note or Certificated Note to Rule 144A Global Note
B‑4	‑‑	Form of Purchaser Representation Letter for Certificated Subordinated Notes
B‑5	‑‑	Form of ERISA Certificate
B-6	‑‑	Form of Daisy Chain Letter
Exhibit C	‑‑	Form of Note Owner Certificate

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INDENTURE AND SECURITY AGREEMENT, dated as of August 23, 2023, among Barings Private Credit Corporation CLO 2023-1 Ltd., an exempted company incorporated with limited liability and existing under the laws of Bermuda (the “Issuer”), Barings Private Credit CLO 2023-1, LLC, a limited liability company organized under the laws of the State of Delaware (the “Co‑Issuer”, and together with the Issuer, the “Issuers”) and State Street Bank and Trust Company, as collateral trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the “Collateral Trustee”).

PRELIMINARY STATEMENT

The Issuers are duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided in this Indenture.  Except as otherwise provided herein, all covenants and agreements made by the Issuers herein are for the benefit and security of the Secured Parties.  The Issuers are entering into this Indenture, and the Collateral Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuers in accordance with the agreement’s terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Collateral Trustee, for the benefit and security of the Holders of the Secured Debt, the Collateral Trustee, the Loan Agent, the Collateral Manager, each Hedge Counterparty, the Administrator and the Collateral Administrator (collectively, the “Secured Parties”), all of its accounts, chattel paper, payment intangibles, deposit accounts, financial assets, general intangibles, instruments, investment property, letter‑of‑credit rights, securities, money, documents, commercial tort claims, goods, securities entitlements and other supporting obligations relating to the foregoing (in each case, as defined in the UCC, including for the avoidance of doubt, any subcategory thereof) and all other property of any type or nature owned by the Issuer, including, but not limited to:

(a)          the Collateral Obligations, Loss Mitigation Loans, Restructured Loans and Equity Securities owned by the Issuer and all payments thereon or with respect thereto;

(b)          the Issuer’s interest in (i) the Payment Account, (ii) the Collection Account, (iii) the Revolver Funding Account, (iv) the Expense Reserve Account, (v) the Custodial Account (vi) the Supplemental Reserve Account and (vii) the Contribution Account, and in each case any Eligible Investments purchased with funds on deposit therein, and all income from the investment of funds therein;

(c)          the Issuer’s interest in each Hedge Counterparty Collateral Account, any Eligible Investments purchased with funds on deposit therein, and all income from the investment of funds therein, in each case subject to the rights of the Hedge Counterparty therein;

(d)        the Issuer’s rights under the Class A-2 Credit Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Securities Account Control Agreement, the Loan Sale Agreements, the Administration Agreement and the Hedge Agreements;

(e)             all Cash or Money;

(f)            any other property otherwise Delivered to the Collateral Trustee by or on behalf of the Issuer (whether or not constituting Collateral Obligations, Loss Mitigation Loans, Restructured Loans, Equity Securities or Eligible Investments); and

(g)             all proceeds (as defined in the UCC) with respect to the foregoing;

provided that such Grants shall not include (i) amounts (if any) remaining from the proceeds of issuance of the paid‑up ordinary share capital of the Issuer, (ii) amounts remaining (if any) from the transaction fee paid to the Issuer in consideration of the issuance of the Notes and the incurrence of the Class A-2 Loans, (iii) any account maintained in respect of the funds referred to in items (i) and (ii), together with any interest therein and (iv) the membership interests of the Co‑Issuer (collectively, the “Excepted Property”) (the assets referred to in (a) through (g), excluding the Excepted Property, are collectively referred to as the “Assets”).

The above Grant is made to secure the Secured Debt and certain other amounts payable by the Issuer as described herein.  Except as set forth in the Priority of Payments and Article XIII of this Indenture, the Secured Debt is secured by the Grant equally and ratably without prejudice, priority or distinction between any Secured Debt and any other Secured Debt by reason of difference in time of issuance or otherwise.  The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments and Article XIII of this Indenture, (i) the payment of all amounts due on the Secured Debt in accordance with their terms, (ii) the payment of all other sums (other than in respect of the Subordinated Notes) payable under this Indenture, (iii) the payment of amounts owing by the Issuer under the Collateral Management Agreement, the Securities Account Control Agreement, the Administration Agreement and the Collateral Administration Agreement and (iv) compliance with the provisions of this Indenture, all as provided in this Indenture.  The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture, be deemed to include any securities and any investments granted to the Collateral Trustee by or on behalf of the Issuer, whether or not such securities or investments satisfy the criteria set forth in the definitions of “Collateral Obligation”, “Eligibility Criteria” or “Eligible Investments”, as the case may be.

The Collateral Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the terms hereof.

ARTICLE I

DEFINITIONS

Section 1.1       Definitions.   Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms.  The word “including” shall mean “including without limitation”.  All references in this Indenture to designated “Articles”, “Sections”, “subsections” and other subdivisions are to the designated articles, Sections, subsections and other subdivisions of this Indenture.  The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, Section, subsection or other subdivision. All references to (i) “redemption” of Debt shall be understood to refer, in the case of the Class A-2 Loans, to the repayment or prepayment of the Class A-2 Loans by the Issuers and (ii) the “issuance” of Debt or to the “execution,” “authentication” and/or “delivery” of Debt shall be understood to refer, in the case of the Class A-2 Loans, to the incurrence or borrowing, as applicable, of the Class A-2 Loans by the Issuers, in each case pursuant to the Class A-2 Credit Agreement.

“17g‑5 Information”:  The meaning specified in Section 14.17(a) (17g‑5 Information).

“17g‑5 Website”:  A password‑protected internet website which shall initially be located at baringsprivatecr2ple@17g5.com.  Any change of the 17g‑5 Website shall only occur after notice has been delivered by the Issuer to the Collateral Trustee, the Collateral Administrator, the Collateral Manager, the Initial Purchaser, and the Rating Agency setting the date of change and new location of the 17g‑5 Website.

“Accounts”: (i) The Payment Account, (ii) the Collection Account, (iii) the Revolver Funding Account, (iv) the Expense Reserve Account, (v) the Custodial Account, (vi) each Hedge Counterparty Collateral Account, (vii) the Supplemental Reserve Account and (viii) the Contribution Account, each of which shall be comprised of a securities account and a related deposit account.

“Accredited Investor”:  The meaning set forth in Rule 501(a) under the Securities Act.

“Act”:  With respect to an Act of the Holders, the meaning specified in Section 14.2(a) (Acts of Holders).

“Active Exchange”:  At any time, an exchange selected by the Issuer for listing any Listed Debt, but only for so long as any Listed Debt is listed on such exchange, and only for so long as the guidelines of such exchange requires the action specified therein.

“Active Rater”:  S&P for so long as such entity rates any Class of Secured Debt Outstanding.

“Adjusted Collateral Principal Amount”:  As of any date of determination, (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations, Discount Obligations, Deferring Obligations, Loss Mitigation Loans, Long‑Dated Obligations and Closing Date Participation Interests), plus (b) without duplication, Balance of the Collection Account representing Principal Proceeds, plus (c) the sum of the S&P Collateral Value of each Defaulted Obligation and Deferring Obligation, plus (d) the aggregate, for each Discount Obligation, of the purchase price, excluding accrued interest, expressed as a percentage of par and multiplied by the Principal Balance thereof, for such Discount Obligation, plus (e) with respect to Long‑Dated Obligations, the Aggregate Principal Balance of the Long‑Dated Obligations multiplied by (i) for Long-Dated Obligations maturing not more than three years after the Stated Maturity, the lesser of (a) 70% and (b) the Market Value of such Long-Date Obligation expressed as a percentage of the Aggregate Principal Balance of such Long-Dated Obligation or (ii) for Long-Dated Obligations maturing more than three years after the Stated Maturity, zero; plus (f) (i) with respect to each Loss Mitigation Qualified Loan, its S&P Collateral Value and (ii) with respect to each Loss Mitigation Loan that is not a Loss Mitigation Qualified Loan, zero; minus (g) the Excess CCC Adjustment Amount; plus (h) with respect to each Closing Date Participation Interest that has not been  elevated to an assignment, (i) on or prior to the day that is 60 days following the Closing Date, its Principal Balance, and (ii) any time thereafter, its S&P Collateral Value until such time that the applicable Closing Date Participation Interest is elevated to an assignment to the Issuer; provided that, (i) with respect to any Collateral Obligation (or portion thereof) that satisfies more than one of the definitions of Defaulted Obligation, Deferring Obligation, Discount Obligation, Long‑Dated Obligation, Loss Mitigation Loan or any asset that falls into the Excess CCC Adjustment Amount, such Collateral Obligation (or portion thereof) shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Adjusted Collateral Principal Amount on any date of determination and (ii) the Adjusted Collateral Principal Amount will be zero for any Defaulted Obligation which the Issuer has owned for more than three years during which such Collateral Obligation was at all times a Defaulted Obligation.

“Administration Agreement”:  An agreement between the Administrator, Walkers Fiduciary Limited (as share trustee) and the Issuer (as amended from time to time) relating to the various corporate management functions that the Administrator will perform on behalf of the Issuer, including communications with shareholders and the general public, and the provision of certain clerical, administrative and other corporate services in Bermuda during the term of such agreement.

“Administrative Expense Cap”:  An amount equal on any Payment Date (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or in the case of the first Payment Date, the period since the Closing Date), to the sum of (a) 0.025% per annum (prorated for the related Interest Accrual Period on the basis of the actual number of days divided by 360 elapsed for the related Interest Accrual Period) of the Fee Basis Amount on the related Determination Date and (b) U.S.$300,000 per annum (prorated for the related Interest Accrual Period on the basis of the actual number of days divided by 360 elapsed for the related Interest Accrual Period); provided that (1) in respect of any Payment Date after the third Payment Date following the Closing Date, if the aggregate amount of Administrative Expenses paid pursuant to Section 11.1(a)(i)(A) (Disbursements of Monies from Payment Account), Section 11.1(a)(ii)(A) (Disbursements of Monies from Payment Account) and Section 11.1(a)(iv)(A) (Disbursements of Monies from Payment Account) (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates and during the related Collection Periods is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then‑current Payment Date; and (2) in respect of the third Payment Date following the Closing Date, such excess amount shall be calculated based on the Payment Dates preceding such Payment Date.

“Administrative Expenses”:  The fees, expenses and other amounts due or accrued to any Person with respect to any Payment Date (including, with respect to such Payment Date, any such amounts that were due and not paid on any prior Payment Date in accordance with the Priority of Payments) and payable by the Issuer or the Co‑Issuer under, in connection with the performance of, the Transaction Documents and the business of the Issuer and the Co‑Issuer (including any costs, fees and expenses incurred in connection with satisfying the requirements under Article 6 and Article 7 of the Securitization Regulations), other than amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses.

“Administrator”:  Walkers Corporate (Bermuda) Limited, in its capacity as corporate administrator of the Issuer, and any successor thereto.

“Affected Class”:  Any Class of Secured Debt that, as a result of the occurrence of a Tax Event, has not received 100% of the aggregate amount of principal and interest that would otherwise be due and payable to such Class on any Payment Date.

“Affiliate”:  With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, Officer, employee or general partner (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above.  For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  For purposes of this definition, no entity shall be deemed an Affiliate of the Issuer or the Co‑Issuer solely because the Administrator or any of its Affiliates acts as administrator or share trustee for such entity, and funds and accounts managed by the Collateral Manager or Affiliates of the Collateral Manager shall not be deemed Affiliates of the Collateral Manager solely because the Collateral Manager is a “manager” of such entity.

“Agent Members”:  Members of, or participants in, Clearstream, DTC or Euroclear.

“Aggregate Outstanding Amount”:  With respect to any of the Debt as of any date, the aggregate unpaid principal amount of such Debt Outstanding (including any Deferred Interest previously added to the principal amount of any Class of Secured Debt that remains unpaid).

“Aggregate Principal Balance”:  When used with respect to all or a portion of the Collateral Obligations or the Assets, the sum of the Principal Balances of all or of such portion of the Collateral Obligations or Assets, respectively.

“Alternative Reference Rate”:  The replacement rate for the Reference Rate that is the Benchmark Replacement (as determined by the Collateral Manager with written notice to the Issuer, the Collateral Trustee (who shall forward notice to the Holders of the Secured Debt and the Holders of the Subordinated Notes), the Collateral Administrator and the Calculation Agent). If the Benchmark Replacement cannot be determined by the Collateral Manager as of the Benchmark Replacement Date, then the Alternative Reference Rate will mean the first alternative set forth in the order below that the Collateral Manager determines can be determined as of the Benchmark Replacement Date:  (1) the rate proposed by the Collateral Manager and consented to by a Majority of the Controlling Class and a Majority of the Subordinated Notes; provided, that the Alternative Reference Rate for the Floating Rate Debt will be no less than zero and (2) the Fallback Rate. Notice of any such determination shall be delivered to the Issuer, the Collateral Trustee (who shall forward notice to the Holders of the Secured Debt and the Holders of the Subordinated Notes), the Collateral Administrator, the Calculation Agent and S&P.

“Applicable Issuer” or “Applicable Issuers”:  With respect to the Co-Issued Debt, the Issuers; with respect to the Issuer Only Notes, the Issuer; and with respect to any additional debt issued in accordance with Section 2.13 (Additional Issuance) and Section 3.2 (Conditions to Additional Issuance), the Issuer and, if such debt is co‑issued, the Co‑Issuer; and with respect to any additional debt incurred in accordance with the Class A-2 Credit Agreement, the Issuers.

“Approved Index List”:  The nationally recognized indices specified in Schedule 2 hereto as amended from time to time by the Collateral Manager with prior notice of any amendment to S&P and a copy of any such amended Approved Index List to the Collateral Administrator.

“Asset‑backed Commercial Paper”:  Commercial paper or other short‑term obligations of a program that primarily issues externally rated commercial paper backed by assets or exposures held in a bankruptcy‑remote, special purpose entity.

“Asset Replacement Percentage”:  On any date of calculation, as calculated by the Collateral Manager, a fraction (expressed as a percentage) where the numerator is the outstanding principal balance of the floating rate Collateral Obligations being indexed to a reference rate (which, for the avoidance of doubt, is not a Libor rate) identified in the definition of “Benchmark Replacement” as a potential replacement for the then-current Reference Rate and the denominator is the outstanding principal balance of all floating rate Collateral Obligations as of such date.

“Assets”:  The meaning assigned in the Granting Clauses hereof.

“Assumed Reinvestment Rate”:  The Reference Rate (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Closing Date); provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authenticating Agent”:  With respect to the Notes or a Class of the Notes, the Person designated by the Collateral Trustee to authenticate such Notes on behalf of the Collateral Trustee pursuant to Section 6.14 (Authenticating Agents) hereof.

“Authorized Denomination”: The meaning specified in Section 2.3(c) (Authorized Amount; Stated Maturity; Denominations).

“Authorized Officer”:  With respect to the Issuer or the Co‑Issuer, any Officer or any other Person who is authorized to act for the Issuer or the Co‑Issuer (including any duly appointed attorney‑in‑fact of the Issuer or the Co‑Issuer), as applicable, in matters relating to, and binding upon, the Issuer or the Co‑Issuer.  With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question.  With respect to the Collateral Administrator, any Officer, employee, partner or agent of the Collateral Administrator who is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, certificate or order in question.  With respect to the Collateral Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. With respect to the Loan Agent, any Trust Officer. With respect to any Authenticating Agent, any Officer of such Authenticating Agent who is authorized to authenticate the Notes.  Each party may receive and accept a certification of the authority (which shall include contact information and email addresses) of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Average Life”:  On any Measurement Date with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such Measurement Date to the respective dates of each successive Scheduled Distribution of principal of such Collateral Obligation and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Obligation.

“Balance”:  On any date, with respect to Cash or Eligible Investments in any Account, the aggregate of the (i) current balance of any Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest‑bearing corporate and government securities and money market accounts and (iii) purchase price (but not greater than the face amount) of non‑interest‑bearing government and corporate securities and commercial paper.

“Bank”:  State Street Bank and Trust Company, a Massachusetts trust company (including any organization or entity succeeding to all or substantially all of its corporate trust business), in any of its roles under the Transaction Documents, and any successor thereto.

“Bankruptcy Code”:  The U.S. Bankruptcy Code, Title 11 of the United States Code, as amended from time to time, and any successor statute.

“Bankruptcy Exchange”:  The exchange of a Defaulted Obligation (without the payment of any additional funds other than reasonable and customary transfer costs) for another debt obligation issued by another Obligor which, but for the fact that such debt obligation is a Defaulted Obligation or a Credit Risk Obligation, would otherwise qualify as a Collateral Obligation and (i) in the Collateral Manager’s reasonable business judgment, at the time of the exchange, such debt obligation received on exchange has a better likelihood of recovery than the Defaulted Obligation to be exchanged, (ii) as determined by the Collateral Manager, at the time of the exchange, the debt obligation received on exchange is not less senior in right of payment vis‑à‑vis such Obligor’s other outstanding indebtedness than the Defaulted Obligation to be exchanged vis‑à‑vis its Obligor’s other outstanding indebtedness, (iii) as determined by the Collateral Manager, both prior to and after giving effect to such exchange, each of the Coverage Tests is satisfied or, if any Coverage Test was not satisfied prior to such exchange, the coverage ratio relating to such test shall be at least as close to being satisfied after giving effect to such exchange as it was before giving effect to such exchange, (iv) the period for which the Issuer held the Defaulted Obligation to be exchanged shall be included for all purposes in this Indenture when determining the period for which the Issuer holds the debt obligation received on exchange, (v) the Bankruptcy Exchange Test is satisfied, (vi) as determined by the Collateral Manager, both prior to and after giving effect to such exchange, the Weighted Average Life Test is satisfied or, if such test was not satisfied immediately prior to such exchange, such test will be maintained or improved after giving effect to such exchange and (vii) the aggregate principal balance of the obligations received in Bankruptcy Exchanges since the Closing Date is not more than 5.0% of the Target Initial Par Amount.

“Bankruptcy Exchange Test”: A test that is satisfied if, in the Collateral Manager’s reasonable business judgment, the projected internal rate of return of the obligation obtained as a result of a Bankruptcy Exchange (such received obligation, a “Bankruptcy Exchange Obligation”) is greater than the projected internal rate of return of the Defaulted Obligation exchanged in a Bankruptcy Exchange, calculated by the Collateral Manager by aggregating all Cash and the Market Value of any Collateral Obligation subject to a Bankruptcy Exchange at the time of each Bankruptcy Exchange; provided that the foregoing calculation shall not be required for any Bankruptcy Exchange prior to and including the occurrence of the third Bankruptcy Exchange.

“Bankruptcy Law”:  The Bankruptcy Code or any other applicable federal or state bankruptcy law or similar law, including, without limitation, Part XIII of the Companies Act of 1981 of Bermuda and the Companies (Winding-Up) Rules 1982 of Bermuda, each as amended from time to time, and any bankruptcy, insolvency, winding‑up, reorganization or similar law enacted under the laws of Bermuda or any other applicable jurisdiction.

“Bankruptcy Subordination Agreement”:  The meaning specified in Section 5.4(d)(ii) (Remedies).

“Barings Collateral Obligations”:  The Collateral Obligations acquired by the Issuer from the Transferor.

“Benchmark Replacement”:  The sum of (A) the applicable Benchmark Replacement Adjustment and (B) the first alternative set forth in the order below, if any, that can be determined by the Collateral Manager as of the Benchmark Replacement Date:

(a)             Daily Simple SOFR;

(b)            the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then‐current Reference Rate for the Index Maturity;

(c)             the ISDA Fallback Rate; and

(d)          the alternate rate of interest that has been selected by the Collateral Manager as the replacement for the then‐current Reference Rate for the Index Maturity giving due consideration to any industry‐accepted rate of interest as a replacement for the then‐current Reference Rate for similar Dollar‐denominated collateralized loan obligation securitization transactions at such time.

provided that any Benchmark Replacement selected above shall also be the base rate used by the largest percentage of the Aggregate Principal Balance of the Floating Rate Obligations; provided further that (1) if a Benchmark Replacement is selected pursuant to clauses (b) through (d) above, then on the first day the Collateral Manager determines that a redetermination of the Benchmark Replacement on such date would result in the selection of a Benchmark Replacement under clause (a) above (x) the Benchmark Replacement Adjustment will be re-determined on such date utilizing the Unadjusted Benchmark Replacement corresponding to the Benchmark Replacement under clause (a) above and (y) such re-determined Benchmark Replacement will become the Reference Rate on each Interest Determination Date on or after such date; and (2) if re-determination of the Benchmark Replacement on such date as described in the preceding clause (1) would not result in the selection of a Benchmark Replacement under clause (a) above, then the Reference Rate will remain the Benchmark Replacement as previously determined pursuant to clauses (b) through (d) above.

“Benchmark Replacement Adjustment”:  The first alternative set forth in the order below that can be determined by the Collateral Manager as of the Benchmark Replacement Date:

(a)            the spread adjustment, or method for calculating or determining such spread adjustment(which may be a positive or negative value or zero), that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(b)          if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(c)            the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Collateral Manager after giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Reference Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated collateralized loan obligation securitization transactions at such time.

“Benchmark Replacement Conforming Changes”:  With respect to any Alternative Reference Rate, any technical, administrative or operational changes (including changes to the definition of “Interest Accrual Period,” timing and frequency of determining rates, including, without limitation, determination dates, and making payments of interest, and other administrative matters) that the Collateral Manager determines may be appropriate to reflect the adoption of such Alternative Reference Rate in a manner substantially consistent with market practice (or, if the Collateral Manager decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Manager determines that no market practice for use of the Alternative Reference Rate exists, in such other manner as the Collateral Manager determines is reasonably necessary).

“Benchmark Replacement Date”:

(a)          In the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (1) the date of the public statement or publication of information referenced therein and (2) the date on which the administrator of the relevant Reference Rate permanently or indefinitely ceases to provide such Reference Rate,

(b)             in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information or

(c)             in the case of clause (d) of the definition of “Benchmark Transition Event,” the following Interest Determination Date.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event”:  The occurrence of one or more of the following events with respect to the then-current Reference Rate:

(a)            a public statement or publication of information by or on behalf of the administrator of the Reference Rate announcing that the administrator has ceased or will cease to provide the Reference Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Reference Rate;

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of the Reference Rate, the central bank for the currency of the Reference Rate, an insolvency official with jurisdiction over the administrator for the Reference Rate, a resolution authority with jurisdiction over the administrator for the Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Reference Rate, which states that the administrator of the Reference Rate has ceased or will cease to provide the Reference Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Reference Rate;

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of the Reference Rate announcing that the Reference Rate is no longer representative; or

(d)            the Asset Replacement Percentage exceeds 50%.

“Benefit Plan Investor”:  An employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code or an entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity.

“Bermuda FATCA Legislation”:  The U.S.A. – Bermuda Tax Convention Act 1986, the International Cooperation (Tax Information Exchange Agreements) Act 2005 (each as amended) together with any implementing legislation, rules, regulations and guidance notes with respect to such laws and pertaining to the implementation of FATCA and the CRS in Bermuda.

“Board of Directors”:  With respect to the Issuer, the directors of the Issuer duly appointed by the shareholders of the Issuer or the board of directors of the Issuer.

“Board Resolution”:  With respect to the Issuer, a resolution of the Board of Directors of the Issuer and, with respect to the Co‑Issuer, a resolution of the managers or the member of the Co‑Issuer.

“Book Value”: “Book value” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv), adjusted (to the extent permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f)) as necessary to reflect the relative economic interests of the beneficial owners of the Subordinated Notes (as determined for U.S. federal income tax purposes).

“Bridge Loan”: Any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such Loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term‑out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Broadly Syndicated Loan”: A Loan (a) that is part of a credit facility with a Facility Size on the date of origination thereof at least equal to U.S.$250,000,000 and (b) as to which, on the date of origination thereof, Moody’s or S&P has either (x) assigned a corporate family rating on an Obligor thereon or (y) assigned to such credit facility a monitored publicly available rating.

“Business Day”:  Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or in the city in which the Corporate Trust Office of the Collateral Trustee (and with respect to actions by the Loan Agent, the Corporate Trust Office of the Loan Agent) for any final payment of principal, in the relevant place of presentation.

“Calculation Agent”:  The meaning specified in Section 7.16(a) (Calculation Agent).

“Cash”:  Such funds denominated in currency of the United States as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of an Account.

“CCC Collateral Obligation”:  A Collateral Obligation (other than a Defaulted Obligation or Deferring Obligation) with an S&P Rating of “CCC+” or lower.

“CCC Excess”:  The amount equal to the excess of the Principal Balance of all CCC Collateral Obligations over an amount equal to 17.5% of the Collateral Principal Amount as of the applicable date of determination; provided that, in determining which of the CCC Collateral Obligations will be included in the CCC Excess, the CCC Collateral Obligations with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the Principal Balance of such Collateral Obligations as of such Determination Date) will be deemed to constitute such CCC Excess.

“Certificate of Authentication”:  The meaning specified in Section 2.1 (Forms Generally).

“Certificated Note”:  Any Certificated Secured Note and any Certificated Subordinated Note.

“Certificated Secured Note”:  The meaning specified in Section 2.2(b)(iii) (Forms of Notes).

“Certificated Security”:  The meaning specified in Section 8‑102(a)(4) of the UCC.

“Certificated Subordinated Note”:  The meaning specified in Section 2.2(b)(iii) (Forms of Notes).

“CFTC”:  The Commodity Futures Trading Commission.

“Class”:  In the case of (i) the Secured Debt, all of the Secured Debt having the same Interest Rate, Stated Maturity and designation and (ii) the Subordinated Notes, all of the Subordinated Notes; provided that, for purposes of calculating the Coverage Tests and for any vote, request, demand, authorization, direction, notice, consent, waiver, objection or similar action under this Indenture, the Collateral Management Agreement or any other Transaction Document, any Pari Passu Classes shall constitute a single Class.

“Class A Coverage Tests”:  The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class A-1 Notes, the Class A-2 Loans and the Class A-2 Notes.

“Class A-1 Notes”:  The Class A-1 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Class A-2 Credit Agreement”: That certain credit agreement, dated as of the date hereof, among the Issuer, as borrower, the Co-Issuer, as co-borrower, the Loan Agent, the Collateral Trustee and the lenders party thereto.

“Class A-2 Debt”: Collectively, the Class A-2 Notes and the Class A-2 Loans.

“Class A-2 Loans”: The Class A-2 Loans incurred by the Issuers under the Class A-2 Credit Agreement (including any additional Class A-2 Loans incurred in accordance with the terms of the Class A-2 Credit Agreement and this Indenture).

“Class A-2 Notes”:  The Class A-2 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Class B Coverage Tests”:  The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class B Notes.

“Class B Notes”:  The Class B Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Class C Coverage Tests”:  The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class C Notes.

“Class C Notes”:  The Class C Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Clean‑up Call Redemption”:  A redemption of the Debt in accordance with Section 9.6(a) (Clean‑up Call Redemption).

“Clean‑up Call Redemption Date”:  The meaning specified in Section 9.6(a) (Clean‑up Call Redemption).

“Clearing Agency”:  An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”:  (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of “clearing corporation” under Section 8‑102(a)(5) of the UCC.

“Clearing Corporation Security”:  Securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Clearstream”:  Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg (formerly known as Cedelbank, société anonyme).

“Closing Date”:  August 23, 2023.

“Closing Date Participation Interest”:  Any Participation Interest in an asset conveyed to the Issuer pursuant to the Master Participation Agreement until elevated by assignment.  For the avoidance of doubt, the failure to elevate any Closing Date Participation Interest will not result or be deemed to result in a default or Event of Default under the Indenture or any other Transaction Document.

“Co-Issued Debt”: The Debt designated in the table set forth in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations) listing “Issuers – Co‑Issued” in the row identified as “Applicable Issuer(s)”.

“Co‑Issuer”: The Person named as such on the first page of this Indenture, until a successor Person shall have become the Co‑Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Co‑Issuer” shall mean such successor Person.

“Code”:  The United States Internal Revenue Code of 1986, as amended.

“Collateral Administration Agreement”:  An agreement dated as of the Closing Date, among the Issuer, the Collateral Manager and the Collateral Administrator, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Administrator”:  Virtus Group, LP, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

“Collateral Interest Amount”:  As of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from (i) withdrawals of amounts from the Supplemental Reserve Account or (ii) Defaulted Obligations and Deferring Obligations, but including Interest Proceeds actually received from Defaulted Obligations and Deferring Obligations), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the related Payment Date if such Interest Proceeds would be treated as Interest Proceeds with respect to such Collection Period).

“Collateral Management Agreement”:  The agreement dated as of the Closing Date, between the Issuer and the Collateral Manager relating to the management of the Collateral Obligations and the other Assets by the Collateral Manager on behalf of the Issuer, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Management Fees”:  Collectively, the Senior Collateral Management Fee and the Subordinated Collateral Management Fee.

“Collateral Manager”:  Barings Private Credit Corporation, a Maryland corporation, until a successor Person shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement, and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Manager Debt”:  Debt held by the Collateral Manager, an Affiliate thereof or any funds or accounts managed by the Collateral Manager or one of its Affiliates as to which the Collateral Manager or one of its Affiliates has exclusive discretionary voting authority.

“Collateral Manager Standard”:  The standard of care applicable to the Collateral Manager when performing services on behalf of the Issuer as set forth in the Collateral Management Agreement.

“Collateral Obligation”:  The obligations listed on Schedule 4 hereto or acquired pursuant to the terms of this Indenture.

“Collateral Principal Amount”:  As of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations) and (b) without duplication, the Balance in any Account (excluding Balance in the Revolver Funding Account to the extent of the unfunded funding obligations under all Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations included in the Assets on such date) representing Principal Proceeds.

“Collateral Trustee”:  The meaning specified in the first sentence of this Indenture, and any successor thereto.

“Collateral Trustee’s Website”:  The meaning specified in Section 10.7(f) (Accountings).

“Collection Account”:  The trust account established pursuant to Section 10.2 (Collection Account) which consists of the Principal Collection Subaccount and the Interest Collection Subaccount.

“Collection Period”:  (i) With respect to the first Payment Date, the period commencing on the Closing Date and ending at the close of business on the eighth Business Day prior to the first Payment Date; and (ii) with respect to any other Payment Date, the period commencing on the day immediately following the prior Collection Period and ending (a) in the case of the final Collection Period preceding the latest Stated Maturity of any Class of Debt, on the day of such Stated Maturity, (b) in the case of the final Collection Period preceding an Optional Redemption, Clean‑up Call Redemption or Tax Redemption in whole of the Debt, on the Redemption Date and (c) in any other case, at the close of business on the eighth Business Day prior to such Payment Date.

“Companies Announcement Office”: The meaning specified in Section 7.16(a) (Calculation Agent).

“Contribution”:  The meaning specified in Section 10.3(f) (Transaction Accounts).

“Contribution Account”:  The meaning specified in Section 10.3(f) (Transaction Accounts).

“Contributor”:  The meaning specified in Section 10.3(f) (Transaction Accounts).

“Controlled Portfolio Company”: Any company that (x) is controlled (through an ownership of 50% or more of the equity interests or stock) by the Collateral Manager, an Affiliate thereof, or an account, fund, client or portfolio established and controlled (through an ownership of 50% or more of the equity interests or stock) by the Collateral Manager or an Affiliate thereof and (y) with respect to which the Collateral Manager has actual knowledge of such control.

“Controlling Class”:  The Class A-1 Notes so long as any Class A-1 Notes are Outstanding; the Class A-2 Debt so long as any Class A-2 Debt is Outstanding; then the Class B Notes so long as any Class B Notes are Outstanding; then the Class C Notes so long as any Class C Notes are Outstanding; and then the Subordinated Notes.

“Controlling Person”: A Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Issuer or any Person who provides investment advice for a fee (direct or indirect) with respect to such assets or an affiliate of any such Person.  For this purpose, an “affiliate” of a person includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person.  “Control”, with respect to a person other than an individual, means the power to exercise a controlling influence over the management or policies of such person.

“Corporate Trust Office”:  With respect to the Collateral Trustee, the principal corporate trust office of the Collateral Trustee at which this Indenture is administered, initially located at (a) for Note transfer purposes and presentment for final payment thereon, State Street Bank and Trust Company, Attention: Transfer Agent, 1776 Heritage Drive, Mail Stop: JAB0321, North Quincy, MA 02171, Ref: Barings Private Credit Corporation CLO 2023-1 Ltd., and (b) for all other purposes, State Street Bank and Trust Company, Attention: Structured Trust & Analytics, Mail Stop: JAB0527, 1776 Heritage Drive, North Quincy, MA 02171, Ref: Barings Private Credit Corporation CLO 2023-1 Ltd., or such other address as the Collateral Trustee may designate from time to time by notice to the Holders, the Collateral Manager and the Issuer or the principal corporate trust office of any successor Collateral Trustee. With respect to the Loan Agent, State Street Bank and Trust Company, Attention: Structured Trust & Analytics, Mail Stop: JAB0527, 1776 Heritage Drive, North Quincy, MA 02171, Ref: Barings Private Credit Corporation CLO 2023-1 Ltd., or such other address as the Loan Agent may designate from time to time by notice to the Holders, the Collateral Manager and the Issuer.

“Cov‑Lite Loan”:  A Collateral Obligation that is an interest in any Loan, the Underlying Instruments for which (i) do not contain any financial covenants or (ii) require the borrower to comply with an Incurrence Covenant, but do not require the borrower to comply with a Maintenance Covenant; provided that, except for purposes of determining the S&P Recovery Rate of the applicable Loan, a Loan described in clause (i) or (ii) above which either contains a cross‑default or cross‑acceleration provision to, or is pari passu with, another Loan of the same Obligor that requires the underlying obligor to comply with a Maintenance Covenant shall be deemed not to be a Cov‑Lite Loan.

“Coverage Ratio Event of Default”:  The meaning specified in Section 5.1(g) (Events of Default).

“Coverage Tests”:  Collectively, the Overcollateralization Ratio Test and the Interest Coverage Test, each as applied to each specified Class or Classes of Secured Debt, if applicable.

“Credit Improved Obligation”:  Any Collateral Obligation that in the Collateral Manager’s commercially reasonable business judgment has significantly improved in credit quality from the condition of its credit at the time of purchase which judgment may (but need not) be based on one or more of the following facts:

(a)           it has a market price that is greater than the price that is warranted by its terms and credit characteristics, or improved in credit quality since its acquisition by the Issuer;

(b)           the Obligor of such Collateral Obligation has shown improved financial results since the published financial reports first produced after it was purchased by the Issuer;

(c)            the Obligor of such Collateral Obligation since the date on which such Collateral Obligation was purchased by the Issuer has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(d)            with respect to which one or more of the following criteria applies:

(i)             such Collateral Obligation has been upgraded or put on a watch list for possible upgrade by any of the Rating Agencies since the date on which such Collateral Obligation was acquired by the Issuer;

(ii)           the Sale Proceeds (excluding Sale Proceeds that constitute Interest Proceeds) of such Collateral Obligation would be at least 101% of its purchase price;

(iii)           the price of such Collateral Obligation has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more positive, or 0.25% less negative, as the case may be, than the percentage change in the average price of the applicable index from the Approved Index List over the same period;

(iv)        the spread over the applicable reference rate for such Collateral Obligation has been decreased in accordance with the Underlying Instrument since the date of acquisition by (1) 0.25% or more (in the case of a Collateral Obligation with a spread (prior to such decrease) less than or equal to 2.00%), (2) 0.375% or more (in the case of a Collateral Obligation with a spread (prior to such decrease) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a Collateral Obligation with a spread (prior to such decrease) greater than 4.00%) due, in each case, to an improvement in the related borrower’s financial ratios or financial results;

(v)            with respect to fixed rate Collateral Obligations, there has been a decrease in the difference between its yield compared to the yield on the relevant United States Treasury security of more than 7.5% since the date of purchase; or

(vi)          it has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of the Obligor of such Collateral Obligation that is expected to be more than 1.15 times the current year’s projected cash flow interest coverage ratio.

“Credit Risk Obligation”:  Any Collateral Obligation,

(i)           that in the Collateral Manager’s commercially reasonable business judgment has a significant risk of declining in credit quality or market value which judgment may (but need not) be based on one or more of the following facts:

(A)          such Collateral Obligation has been downgraded or put on a watch list for possible downgrade by any of the Rating Agencies since the date on which such Collateral Obligation was acquired by the Issuer;

(B)          the price of such Collateral Obligation has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more negative, or at least 0.25% less positive, as the case may be, than the percentage change in the average price of an index from the Approved Index List;

(C)          the Market Value of such Collateral Obligation has decreased by at least 1.00% of the price paid by the Issuer for such Collateral Obligation;

(D)          the spread over the applicable reference rate for such Collateral Obligation has been increased in accordance with the underlying Collateral Obligation since the date of acquisition by (1) 0.25% or more (in the case of a Collateral Obligation with a spread (prior to such increase) less than or equal to 2.00%), (2) 0.375% or more (in the case of a Collateral Obligation with a spread (prior to such increase) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a Collateral Obligation with a spread (prior to such increase) greater than 4.00%) due, in each case, to a deterioration in the related borrower’s financial ratios or financial results;

(E)          such Collateral Obligation has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of the Obligor of such Collateral Obligation of less than 1.00 or that is expected to be less than 0.85 times the current year’s projected cash flow interest coverage ratio; or

(F)          with respect to fixed rate Collateral Obligations, an increase since the date of purchase of more than 7.5% in the difference between the yield on such Collateral Obligation and the yield on the relevant United States Treasury security; or

(ii)         with respect to which a Majority of the Controlling Class consents to treat such Collateral Obligation as a Credit Risk Obligation.

“CRS”: The OECD Standard for Automatic Exchange of Financial Account Information – Common Reporting Standard.

“Cumulative Deferred Senior Collateral Management Fee”:  The meaning specified in the Collateral Management Agreement.

“Cumulative Deferred Subordinated Collateral Management Fee”:  The meaning specified in the Collateral Management Agreement.

“Current Deferred Collateral Management Fees”:  The Current Deferred Senior Collateral Management Fee and the Current Deferred Subordinated Collateral Management Fee.

“Current Deferred Senior Collateral Management Fee”:  The meaning specified in the Collateral Management Agreement.

“Current Deferred Subordinated Collateral Management Fee”:  The meaning specified in the Collateral Management Agreement.

“Current Pay Obligation”:  Any Collateral Obligation (other than a DIP Collateral Obligation) that would otherwise be treated as a Defaulted Obligation but as to which no payments are due and payable that are unpaid and with respect to which the Collateral Manager has certified to the Collateral Trustee (with a copy to the Collateral Administrator) in writing that it believes, in its reasonable business judgment, that the Obligor or issuer of such Collateral Obligation (a) is current on all interest payments, principal payments and other amounts due and payable thereunder and will continue to make scheduled payments of interest thereon and will pay the principal thereof and all other amounts due and payable thereunder by maturity or as otherwise contractually due, (b) if the Obligor or issuer is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Collateral Obligation and all interest payments, principal payments and other amounts due and payable thereunder have been paid in cash when due, (c) the Collateral Obligation has a Market Value of at least 80% of its par value and (d) satisfies the S&P Additional Current Pay Criteria.

“Custodial Account”:  The custodial account established pursuant to Section 10.3(b) (Transaction Accounts).

“Custodian”: The meaning specified in the first sentence of Section 3.3(a) (Custodianship; Delivery of Collateral Obligations and Eligible Investments) with respect to items of collateral referred to therein, and each entity with which an Account is maintained, as the context may require, each of which shall be a Securities Intermediary.

“Cut‑Off Date”:  Each date on or after the Closing Date on which either (a) a Collateral Obligation is transferred to the Issuer or (b) a Collateral Obligation is transferred by the Issuer.

“Daily Simple SOFR”:  For any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Collateral Manager in accordance with the conventions for such rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Collateral Manager decides that any such convention is not administratively feasible, then the Collateral Manager may establish another convention in its reasonable discretion.

“Daisy Chain Letter”: A certificate substantially in the form of Exhibit B-6.

“Debt”: Collectively, the Notes and the Class A-2 Loans.

“Debt Interest Amount”: With respect to any Class of Secured Debt and any Payment Date, the amount of interest for the related Interest Accrual Period payable in respect of each U.S.$100,000 Outstanding principal amount of such Class of Secured Debt.

“Debt Payment Sequence”: The application, in accordance with the Priority of Payments, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:

(i)            to the payment of any accrued and unpaid interest (including, without limitation, past due interest, if any) on the Class A-1 Notes, until such amounts have been paid in full;

(ii)            to the payment of principal of the Class A-1 Notes, until each such Class has been paid in full;

(iii)          to the payment pari passu and pro rata based on amounts due, of any accrued and unpaid interest on the Class A-2 Notes and the Class A-2 Loans (including, without limitation, past due interest, if any);

(iv)           to the payment of principal pari passu and pro rata based on their respective Aggregate Outstanding Amounts, of the Class A-2 Notes and the Class A-2 Loans until the Class A-2 Notes and the Class A-2 Loans have been paid in full;

(v)            to the payment of any accrued and unpaid interest and any Deferred Interest on the Class B Notes until such amounts have been paid in full;

(vi)            to the payment of principal of the Class B Notes until the Class B Notes have been paid in full;

(vii)          to the payment of any accrued and unpaid interest and any Deferred Interest on the Class C Notes until such amounts have been paid in full; and

(viii)         to the payment of principal of the Class C Notes until the Class C Notes have been paid in full.

“Default”:  Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Obligation”:  Any Collateral Obligation included in the Assets as to which:

(a)          a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver thereof, after the passage of five (5) Business Days or seven (7) calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b)          a default known to the Collateral Manager as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same issuer which is senior or pari passu in right of payment to such Collateral Obligation and holders of such other debt obligation of the same issuer have accelerated the maturity of all or a portion of such other debt obligation; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable issuer or secured by the same collateral;

(c)          the Obligor or others have instituted proceedings to have the Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed within the timeframe specified in the Underlying Instrument or such Obligor has filed for protection under the Bankruptcy Code;

(d)          such Collateral Obligation has an S&P Rating of “SD” or “CC” or lower or had such rating before such rating was withdrawn;

(e)          such Collateral Obligation is pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has an S&P Rating of “SD” or “CC” or lower or had such rating before such rating was withdrawn; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor or secured by the same collateral;

(f)            a default with respect to which the Collateral Manager has received notice or an Officer has actual knowledge that a default has occurred and is continuing under the Underlying Instruments and any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of the Collateral Obligation (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instrument;

(g)           the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a “Defaulted Obligation” and such declaration remains in effect;

(h)            such Collateral Obligation is a Participation Interest with respect to which the Selling Institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest;

(i)          such Collateral Obligation is a Participation Interest in a Loan that would, if such Loan were a Collateral Obligation, constitute a “Defaulted Obligation” or with respect to which the Selling Institution has an S&P Rating of “SD” or “CC” or lower or had such rating before such rating was withdrawn; or

(j)          such Collateral Obligation has, since the date it was acquired by the Issuer, become subject to an amendment, waiver or modification that had the effect of reducing the principal amount of such Collateral Obligation;

provided that (x) a Collateral Obligation shall not constitute a Defaulted Obligation pursuant to clauses (b) through (e) above if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Loan) is a Current Pay Obligation (provided that the Aggregate Principal Balance of Current Pay Obligations exceeding 5.0% of the Collateral Principal Amount will be treated as Defaulted Obligations), (y) a Collateral Obligation shall not constitute a Defaulted Obligation pursuant to any of clauses (b), (c), (d), (e) and (i) above if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Loan) is a DIP Collateral Obligation (other than a DIP Collateral Obligation that has an S&P Rating of “SD” or “CC” or lower) and (z) a Collateral Obligation shall not constitute a Defaulted Obligation pursuant to clause (j) above if, since the effective date of such amendment, waiver or modification, such Collateral Obligation has received a new rating or credit estimate (or a confirmation of a prior rating or credit estimate) assigned by S&P, which rating or credit estimate must be at least “CCC”.

Notwithstanding anything in this Indenture to the contrary, the Collateral Manager shall give the Collateral Trustee and the Collateral Administrator prompt written notice upon obtaining knowledge that a Collateral Obligation has become a Defaulted Obligation.  Until so notified or until an Authorized Officer of the Collateral Trustee or the Collateral Administrator obtains actual knowledge that a Collateral Obligation has become a Defaulted Obligation, neither the Collateral Trustee nor the Collateral Administrator shall not be deemed to have any notice or knowledge that a Collateral Obligation has become a Defaulted Obligation.

“Deferrable Class”: With respect to any specified Class of Debt, each Class of Debt for which interest is deferrable, as indicated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Deferrable Obligation”:  A Collateral Obligation (including any Permitted Deferrable Obligation) that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest.

“Deferred Interest”:  With respect to each Deferrable Class, the meaning specified in Section 2.7(a) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved).

“Deferring Obligation”:  A Deferrable Obligation (excluding any Permitted Deferrable Obligation) that is deferring the payment of interest due thereon and has been so deferring the payment of interest due thereon (i) with respect to Collateral Obligations that have an S&P Rating of at least “BBB-”, for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Collateral Obligations that have an S&P Rating of “BB+” or below, for the shorter of one accrual period or six consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in Cash.

“Delayed Drawdown Collateral Obligation”:  Any Collateral Obligation or Loss Mitigation Loan that (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re‑borrowing of any amount previously repaid by the borrower thereunder; but any such Collateral Obligation or Loss Mitigation Loan will be a Delayed Drawdown Collateral Obligation only to the extent of the Issuer’s unfunded commitment thereunder and only until all commitments by the Issuer to make advances to the borrower expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery”:  The taking of the following steps:

(a)            in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument and Participation Interest in which the underlying Loan is represented by an Instrument,

(i)            causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(ii)          causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Account; and

(iii)           causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(b)             in the case of each Uncertificated Security (other than a Clearing Corporation Security),

(i)              causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(ii)           causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Account;

(c)             in the case of each Clearing Corporation Security,

(i)          causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(ii)          causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Account;

(d)          in the case of each security issued or guaranteed by the United States or any agency or instrumentality thereof and that is maintained in book‑entry records of a Federal Reserve Bank (“FRB”) (each such security, a “Government Security”),

(i)             causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such FRB, and

(ii)          causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Account;

(e)             in the case of each Security Entitlement not governed by clauses (a) through (d) above,

(i)           causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account or the related deposit account, (y) to receive a Financial Asset from a Securities Intermediary or acquiring the underlying Financial Asset for a Securities Intermediary, and in either case, accepting it for credit to the Custodian’s securities account or the related deposit account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account,

(ii)        causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian’s securities account, and

(iii)         causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Account;

(f)             in the case of Cash or Money,

(i)            causing the delivery of such Cash or Money to the Collateral Trustee for credit to the applicable Account or to the Custodian,

(ii)           if delivered to the Custodian, causing the Custodian to treat such Cash or Money as a Financial Asset maintained by such Custodian for credit to the applicable Account in accordance with the provisions of Article 8 of the UCC or causing the Custodian to deposit such Cash or Money to a deposit account over which the Custodian has control (within the meaning of Section 9‑104 of the UCC), and

(iii)          causing the Custodian to indicate continuously on its books and records that such Cash or Money is credited to the applicable Account; and

(g)           in the case of each general intangible (including any Participation Interest in which neither the Participation Interest nor the underlying Loan is represented by an Instrument), causing the filing of a Financing Statement in the office of the Recorder of Deeds of the District of Columbia, Washington, D.C.

In addition, the Collateral Manager on behalf of the Issuer will obtain any and all consents required by the Underlying Instruments relating to any general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9‑406 of the UCC).

“Deposit Order”: The Issuer Order referenced in Section 3.1(a)(x) (Conditions to Issuance of Notes on Closing Date).

“Designated Amendment”: Any proposed supplement to or amendment of this Indenture that (a) with respect to any provision hereof that requires the vote, consent, direction, waiver, objection or similar action of the Holders of more than 66⅔% of the Aggregate Outstanding Amount of the Subordinated Notes or of every Holder of Subordinated Notes, reduces the required percentage of the Holders of the Subordinated Notes whose vote, consent, direction, waiver, objection or similar action is required under such provision, (b) creates different classes or sub-classes of the Subordinated Notes with different rights or (c) imposes any penalty or similarly adversely affects Holders of Subordinated Notes not consenting to such amendment relative to Holders of Subordinated Notes consenting to such amendment.

“Determination Date”:  The last day of each Collection Period.

“DIP Collateral Obligation”:  A Loan made to a debtor‑in‑possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens.

“Discount Obligation” Any Collateral Obligation (that was not received in a Distressed Exchange) forming part of the Assets which was purchased (as determined without averaging prices of purchases) for less than (i) 85% of its principal balance, if such Collateral Obligation has an S&P Rating lower than “B-” or (ii) 80% of its principal balance, if such Collateral Obligation has an S&P Rating of “B-” or higher; provided that in each case:

(v)           such Collateral Obligation shall cease to be a Discount Obligation at such time as the Market Value (expressed as a percentage of the par amount of such Collateral Obligation) determined by the Collateral Manager, for such Collateral Obligation on each day during any period of 30 consecutive days since the acquisition by the Issuer of such Collateral Obligation, equals or exceeds 90% on each such day;

(w)            any Collateral Obligation that would otherwise be considered a Discount Obligation, but that is purchased with the proceeds of the sale of a Collateral Obligation that was not a Discount Obligation at the time of its purchase and that is not a CCC Collateral Obligation or a Defaulted Obligation at the time of its sale, will not be considered a Discount Obligation so long as such purchased Collateral Obligation (A) is purchased at a purchase price (expressed as a percentage of the par amount of such Collateral Obligation) not less than 65% of the principal balance thereof, (B) is purchased (or committed to be purchased) within ten Business Days of such sale, (C) has an S&P Rating equal to or greater than the S&P Rating of the sold Collateral Obligation and (D) does not mature later than the sold Collateral Obligation;

(x)            clause (w) above in this proviso shall not apply to any such Collateral Obligation at any time on or after the acquisition by the Issuer of such Collateral Obligation if, as determined at the time of such acquisition, such application would result in more than 5.0% of the Collateral Principal Amount consisting of Collateral Obligations to which such clause (w) applies; provided that if such obligation would no longer be considered a Discount Obligation as a result of clause (w) above, such obligation shall no longer be included in the calculation of this clause (x);

(y)            clause (w) above in this proviso shall not apply to any such Collateral Obligation at any time on or after the acquisition by the Issuer of such Collateral Obligation if, as determined at the time of such acquisition, such application would result in the Principal Balance of all Discount Obligations to which such clause (w) has applied since the Closing Date to exceed 10.0% of the Target Initial Par Amount; provided that if an obligation would no longer be considered a Discount Obligation as a result of clause (w) above, such obligation shall no longer be included in the calculation of this clause (y); and

(z)            clause (w) above in this proviso shall not apply if any Class of Secured Debt has been downgraded or placed on watch for possible downgrade by the Rating Agency.

“Distressed Exchange”:  In connection with any Collateral Obligation, a distressed exchange or other debt restructuring has occurred, as reasonably determined by the Collateral Manager, pursuant to which the issuer or Obligor of such Collateral Obligation or any affiliate thereof has issued to the holders of such Collateral Obligation a new security or obligation or package of securities or obligations that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the issuer or Obligor of such Collateral Obligation avoid the occurrence or continuance of a default; provided that each security or obligation received (i) shall not be considered received in a “Distressed Exchange” and shall be treated as a Collateral Obligation that is not a Defaulted Obligation only if (x) such security or obligation received satisfies the definition of Collateral Obligation and (y) the cumulative amount of all the Aggregate Principal Balances of all securities and obligations to which this clause (i) applies or has applied, measured cumulatively from the Closing Date onward, does not exceed 15.0% of the Target Initial Par Amount and (ii) in all other cases, such security or obligation shall be treated as a Collateral Obligation that is a Defaulted Obligation.

“Distribution Report”:  The meaning specified in Section 10.7(b) (Accountings).

“Dodd‑Frank Act”:  The Dodd‑Frank Wall Street Reform and Consumer Protection Act.

“Dollar”, “U.S. Dollar” or “U.S.$”:  A dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for all debts, public and private.

“Domicile” or “Domiciled”:  With respect to an issuer of, or Obligor with respect to, a Collateral Obligation:

(a)             except as provided in clause (b) below, its country of organization; or

(b)            if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such issuer or Obligor).

“DTC”:  The Depository Trust Company, its nominees, and their respective successors.

“Due Date”:  Each date on which any payment is due on an Asset in accordance with its terms.

“EBITDA”:  With respect to any period and any Collateral Obligation, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable term as then most recently reported pursuant to the Underlying Instruments for each such Collateral Obligation or alternatively, if not reported, “EBITDA”, “Adjusted EBITDA” or such comparable term, shall mean an amount, for the related Obligor and any of its parents or subsidiaries that are obligated with respect to such Collateral Obligation (in any event determined by the Issuer (or the Collateral Manager on behalf of the Issuer) in good faith, on a consolidated basis without duplication and, in its discretion, if applicable, on a pro forma basis) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation, amortization and other customary add‑backs for similarly situated obligors that the Issuer deems appropriate.

“Eligibility Criteria”:  On the Closing Date, the Issuer will have purchased the collateral obligations (the “Collateral Obligations”) identified on Schedule 4 hereto. Each Collateral Obligation owned (or participated in) or for which the Issuer has entered a binding commitment to acquire (and participate in, as applicable) on the Closing Date or acquired thereafter pursuant to the terms of this Indenture will be (A) a Senior Secured Loan, a First Lien Last Out Loan or a Second Lien Loan (in each case, including, but not limited to, interests in Middle‑Market Loans or Broadly Syndicated Loans by way of a purchase or assignment) or (B) in the case of any Loan described in clause (A), a Participation Interest therein that, in each case, as of the date of the commitment to purchase by the Issuer satisfies the following criteria:

(i)              is U.S. Dollar denominated and is neither convertible by the issuer thereof into, nor payable in, any other currency;

(ii)           is not (a) a Defaulted Obligation or (b) a Credit Risk Obligation (in each case, unless such obligation is being acquired in connection with a Bankruptcy Exchange or is a Loss Mitigation Loan);

(iii)           is not a lease (including a finance lease);

(iv)           if it is a Deferrable Obligation, (a) is a Permitted Deferrable Obligation and (b) is not deferring or capitalizing the payment of current cash pay interest thereon, paying current cash pay interest “in kind” or otherwise have an interest “in kind” balance outstanding with respect to cash pay interest (in each case, unless such obligation is being acquired in connection with a Bankruptcy Exchange);

(v)           provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(vi)           does not constitute Margin Stock;

(vii)          gives rise only to payments that do not and will not subject the Issuer to withholding tax (other than withholding in respect of (x) late payment fees, prepayment fees or other similar fees, (y) amendment, waiver, consent and extension fees and (z) commitment fees and other similar fees in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations or withholding imposed under or in respect of FATCA) unless the obligor is required to make “gross‑up” payments that ensure that the net amount actually received by the Issuer (after payment of all taxes, whether imposed on such obligor or the Issuer) will equal the full amount that the Issuer would have received had no such taxes been imposed;

(viii)         has an S&P Rating;

(ix)          is not an obligation whose repayment is subject to substantial non‑credit related risk as determined by the Collateral Manager;

(x)            except for Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations, is not an obligation pursuant to which any future advances or payments to the borrower or the Obligor thereof may be required to be made by the Issuer;

(xi)            is not a Bridge Loan, a Step‑Up Obligation, a Step‑Down Obligation, a Real Estate Loan, a Structured Finance Obligation, a commodity forward contract, or another debt security not constituting a loan;

(xii)        will not require the Issuer, the Co‑Issuer or the pool of Assets to be registered as an investment company under the Investment Company Act;

(xiii)         is not an Equity Security or a warrant or by its terms convertible into or exchangeable for an Equity Security, does not have Equity Securities attached thereto as part of a unit or otherwise includes a warrant to purchase Equity Securities;

(xiv)         is not the subject of an Offer of exchange, or tender by its issuer, for Cash, securities or any other type of consideration other than a Permitted Offer;

(xv)           does not mature after the earliest Stated Maturity of the Secured Debt;

(xvi)         other than in the case of a Fixed Rate Obligation, accrues interest at a floating rate determined by reference to (a) the Dollar prime rate, federal funds rate or the Reference Rate or (b) a similar interbank offered rate, commercial deposit rate or any other index;

(xvii)         if it is “registration required”, is Registered;

(xviii)        is not a Synthetic Security;

(xix)          does not pay interest less frequently than semi‑annually;

(xx)          is not a letter of credit or an interest or participation in a letter of credit;

(xxi)          is not an interest in a grantor trust;

(xxii)        is issued by a Non‑Emerging Market Obligor that is Domiciled in the United States, Canada, the United Kingdom, a Group I Country, a Group II Country, a Group III Country or a Tax Jurisdiction;

(xxiii)       if it is a Participation Interest (other than a Closing Date Participation Interest), the Third Party Credit Exposure Limits are satisfied with respect to the acquisition thereof;

(xxiv)        does not have an “f,” “p,” “t” or “sf” subscript assigned by S&P or an “sf” subscript assigned by Moody’s;

(xxv)        has an S&P Rating of at least “CCC‑” (unless such obligation is being acquired in connection with a Bankruptcy Exchange or is a Loss Mitigation Loan);

(xxvi)       is purchased at a price at least equal to (a) if such obligation is being acquired in connection with a Bankruptcy Exchange, 50% and (b) otherwise, 65%;

(xxvii)      is able to be pledged to the Collateral Trustee pursuant to its Underlying Instruments;

(xxviii)     is not a bond or an Unsecured Loan;

(xxix)       is not issued by an Obligor with an EBITDA of less than $10,000,000 at the time of acquisition;

(xxx)        is not an Interest Only Obligation;

(xxxi)        is not a Zero Coupon Bond;

(xxxii)      is not issued by a sovereign, or by a corporate issuer located in a country, which sovereign or country on the date on which the obligation is acquired by the Issuer imposes foreign exchange controls that effectively limit the availability or use of U.S. Dollars to make when due the scheduled payments of principal thereof and interest thereon;

(xxxiii)     is not an obligation of a Controlled Portfolio Company; and

(xxxiv)     is not an ESG Prohibited Obligation.

For the avoidance of doubt, (i) in circumstances in which a portion of proceeds with respect to the repayment of a Collateral Obligation are rolled as consideration for a new obligation (including by way of a “cashless roll”) that meets the criteria for being a Collateral Obligation as of such date, such applicable portion will be treated as a Collateral Obligation hereunder and (ii) any Loss Mitigation Loan or Restructured Loan designated as a Collateral Obligation by the Collateral Manager in accordance with the terms specified in the definition of “Loss Mitigation Loan” or “Restructured Loan,” as applicable, shall constitute a Collateral Obligation (and not a Loss Mitigation Loan or Restructured Loan) following such designation.

“Eligible Institution”:  The meaning specified in Section 10.1 (Collection of Money).

“Eligible Investment Required Ratings”:  Requirements that are met if such obligation or security has a short‑term credit rating of at least “A‑1” from S&P and, in the case of any obligation or security with a maturity of greater than sixty (60) calendar days, a long‑term credit rating of at least “AA-” by S&P.

“Eligible Investments”:  Either Cash or any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), (x) other than those referred to in clause (iv) below, matures (or are putable at par to the issuer thereof) not later than the earlier of (A) the date that is sixty (60) calendar days after the date of Delivery thereof and (B) the Business Day immediately preceding the Payment Date immediately following the date of Delivery thereof, and (y) is both determined by the Issuer to be a “cash equivalent” under the Volcker Rule and one or more of the following obligations or securities:

(i)             direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States, in each case, with the Eligible Investment Required Ratings;

(ii)           demand and time deposits in, certificates of deposit of, bank deposit products of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States (including State Street Bank and Trust Company or any of its Affiliates) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within sixty (60) days after issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)           commercial paper or other short‑term obligations (other than Asset‑backed Commercial Paper) with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than sixty (60) calendar days from their date of issuance; and

(iv)          registered money market funds that have, at all times, credit ratings of “AAAm” by S&P or the highest equivalent rating at such time;

provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein; and (2) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (b) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes by any jurisdiction unless (i) the payor is required to make “gross‑up payments” that cover the full amount of any such withholding tax on an after‑tax basis or (ii) such withholding is imposed under or in respect of FATCA, (c) such obligation or security is secured by real property, (d) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (e) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (f) in the Collateral Manager’s judgment, such obligation or security is subject to material non‑credit related risks, (g) such obligation is a Structured Finance Obligation, (h) such obligation or security is represented by a certificate of interest in a grantor trust, (i) such obligation or security has an “f,” “p,” “t” or “sf” subscript assigned by S&P or an “sf” subscript from Moody’s or (j) such obligation or security would not, as determined by the Issuer (or the Collateral Manager on its behalf) be treated as “cash equivalents” for the purposes of Section __.10(c)(8)(iii)(A) of the regulations implementing the Volcker Rule.  Eligible Investments may include, without limitation, those investments issued by or made with the Collateral Trustee or for which State Street Bank and Trust Company or the Collateral Trustee or an Affiliate of State Street Bank and Trust Company or the Collateral Trustee provides services and receives compensation.

“Enforcement Event”:  The meaning specified in Section 11.1(a)(iv) (Disbursements of Monies from Payment Account).

“Equity Security”:  Any security that at the time of acquisition, conversion or exchange does not satisfy one or more of the requirements of the definition of “Eligibility Criteria” and is not an Eligible Investment (but in any case not including a Loan received as part of a Distressed Exchange or otherwise in connection with a restructuring or insolvency).

“ERISA”:  The United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Restricted Notes”: Each Class of Notes identified as “ERISA Restricted” in Section 2.3(b) (Authorized Amounts; Stated Maturity; Denominations).

“ESG Prohibited Obligation”: Any Collateral Obligation of an obligor whose Principal Business is directly derived from any o fthe following activities of such obligor: (a) the production or marketing of controversial weapons (including antipersonnel landmines, cluster weapons or nuclear, chemical or biological weapons) or the development of nuclear weapons programs, (b) the production or marketing of thermal coal, (c) the exploration, production or transportation of oil from oil sands or unconventional oil and gas extraction, (d) the production of tobacco, (e) the production of or trade in pornography or prostitution, (f) the trade in endangered or protected wildlife or (g) the provision of services related to payday lending.

“EU Securitization Regulation”: The European Union Regulation 2017/2402 as amended, varied or substituted from time to time, including (i) any technical standards thereunder as may be effective from time to time and (ii) any guidance relating thereto as may from time to time be published by an EU regulator.

“EU/UK Retained Interest”: The meaning assigned in the Risk Retention Letter.

“EU/UK Retention Holder”: Barings Private Credit Corporation.

“Euroclear”:  Euroclear Bank S.A./N.V.

“Event of Default”:  The meaning specified in Section 5.1 (Events of Default).

“Excepted Property”:  The meaning assigned in the Granting Clauses hereof.

“Excess CCC Adjustment Amount”:  As of any date of determination, an amount equal to the excess, if any, of:

(a)             the Aggregate Principal Balance of all Collateral Obligations included in the CCC Excess; over

(b)            the sum of the Market Values of all Collateral Obligations included in the CCC Excess.

“Excess Par Amount”:  An amount, as of any Determination Date, equal to the greater of (a) zero and (b) (i) the Collateral Principal Amount less (ii) the Target Par Balance.

“Exchange Act”:  The United States Securities Exchange Act of 1934, as amended.

“Exercise Notice”:  The meaning specified in Section 9.7(c) (Optional Re‑Pricing) hereof.

“Expense Reserve Account”:  The trust account established pursuant to Section 10.3(d) (Transaction Accounts).

“Extension Amendment”: The meaning specified in Section 12.3(d) (Conditions Applicable to All Sale and Purchase Transactions).

“Facility Size”:  With respect to any credit facility on any date of determination, the maximum aggregate principal amount of indebtedness for borrowed money that is or, in accordance with commitments to extend additional credit, may become outstanding under the term Loan agreement, revolving Loan agreement or other similar credit agreement that governs such credit facility; provided that, for this purpose, such aggregate principal amount shall include deposits and reimbursement obligations arising from drawings pursuant to letters of credit and other similar instruments.

“Fallback Rate”:  The sum of (1) the Reference Rate Modifier and (2) as determined by the Collateral Manager in its commercially reasonable discretion, either (x) the quarterly pay reference rate recognized or acknowledged as being the industry standard replacement rate for leveraged loans (which recognition may be in the form of a press release, a member announcement, member advice, letter, protocol, publication of standard terms or otherwise) by the Loan Syndications and Trading Association or the Relevant Governmental Body, (y) the quarterly pay reference rate (which, for the avoidance of doubt, is not a Libor rate) that is used in calculating the interest rate of at least 50% of the Collateral Obligations (by par amount), as determined by the Collateral Manager as of the first day of the Interest Accrual Period during which such determination is made or (z) the rate that is consistent with the reference rate being used with respect to at least 50% (by principal amount) of the floating rate securities issued in the new-issue collateralized loan obligation market and/or floating rate securities in the collateralized loan obligation market that have amended their reference rate, in each case in the preceding three months from the date of determination that bear interest based on a base rate other than the then-current Reference Rate; provided that, (x) if the Collateral Manager determines that a Benchmark Replacement becomes determinable at any time when the Fallback Rate is effective, then such Benchmark Replacement will become the Reference Rate as determined in accordance with the procedures described in this Indenture and (y) the Fallback Rate will be no less than zero.

“FATCA”:  Sections 1471 through 1474 of the Code and any current or future Treasury Regulations (and any notices, published guidance or other official pronouncements thereof) promulgated thereunder, any applicable intergovernmental agreement entered into in respect thereof and any related fiscal or regulatory legislation, rules, guidance notes, court decisions, practices or other administrative guidance.

“Federal Reserve Board”:  The Board of Governors of the Federal Reserve System.

“Fee Basis Amount”:  As of any date of determination, the sum of (a) the Collateral Principal Amount, (b) the Aggregate Principal Balance of all Defaulted Obligations and (c) all Principal Financed Accrued Interest.

“Fiduciary”:  Any fiduciary or other person investing the assets of the Benefit Plan Investor.

“Financial Asset”:  The meaning specified in Section 8‑102(a)(9) of the UCC.

“Financing Statements”:  The meaning specified in Section 9‑102(a)(39) of the UCC.

“First Lien Last Out Loan”:  Any assignment or Participation Interest in a Loan that, prior to a default or an event of default with respect to such Loan, is entitled to receive payments pari passu with all Senior Secured Loans of the same Obligor, but following a default or event of default becomes fully subordinated to a Senior Secured Loan of the same Obligor and is not entitled to any payments until such Senior Secured Loans are paid in full; provided that a Loan will not be treated as a First Lien Last Out Loan solely as a result of customary exceptions for Loans secured by a first‑priority perfected security interest.

“Fitch”:  Fitch Ratings, Inc. or any successor thereto.

“Fixed Rate Debt”:  Any Debt bearing interest at a fixed rate.

“Fixed Rate Obligation”:  Any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Debt”:  Any Debt bearing interest at a floating rate.

“Floating Rate Obligation”:  Any Collateral Obligation that bears a floating rate of interest.

“FRB”:  The meaning specified in the definition of the term “Deliver”.

“GAAP”:  The generally accepted accounting principles (as in effect in the United States).

“Global Note”:  Any Global Secured Note or Rule 144A Global Subordinated Note.

“Global Secured Note”:  Any Regulation S Global Secured Note or Rule 144A Global Secured Note.

“Government Security”:  The meaning specified in the definition of the term “Deliver”.

“Grant” or “Granted”:  To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm.  A Grant of the Assets, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Assets, and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Group I Country”:  The Netherlands, Australia and New Zealand.

“Group II Country”:  Germany, Sweden and Switzerland.

“Group III Country”:  Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg and Norway.

“Hedge Agreement”:  Any interest rate swap or foreign exchange swap between the Issuer and any Hedge Counterparty, as amended from time to time, and any replacement agreement that is an interest rate swap or foreign exchange swap entered into in accordance with this Indenture.

“Hedge Counterparty”:  Any one or more institutions entering into or guaranteeing a Hedge Agreement with the Issuer that satisfies the Required Hedge Counterparty Rating that has entered into a Hedge Agreement with the Issuer, including any permitted assignee or successor under the Hedge Agreements.

“Hedge Counterparty Collateral Account”:  The account established pursuant to Section 10.3(e) (Transaction Accounts).

“Highest Priority Class”: The senior most Class or Classes of Debt Outstanding.

“Holder” or “holder”: With respect to (i) any Note, the Person whose name appears on the Register as the registered holder of such Note and (ii) any Class A-2 Loans, the Person in whose name a Class A-2 Loan is registered pursuant to the Class A-2 Credit Agreement.

“Incurrence Covenant”:  A covenant by any borrower to comply with one or more financial covenants only upon the occurrence of a Specified Action (i.e., the requirement to comply with the covenant is dependent upon the borrower taking a Specified Action).

“Indenture”:  This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Independent”:  As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions.  “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 1.200 (formerly Rule 101) of the Code of Professional Conduct of the American Institute of Certified Public Accountants.  For purposes of this definition, no manager or director of any Person will fail to be Independent solely because such Person acts as an independent manager or independent director thereof or of any such Person’s Affiliates or for another fund or CLO issuer manager by the Collateral Manager or its Affiliates.  With respect to the Issuer, the Collateral Manager or Affiliates of the Collateral Manager, funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager shall not be Independent of the Issuer, the Collateral Manager or Affiliates of the Collateral Manager.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Collateral Trustee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer, the Collateral Manager and their Affiliates.

“Index Maturity”:  Three months; provided that, with respect to the period from the Closing Date to the Payment Date in January 2024, the Reference Rate will be determined by interpolating linearly between the rate for the next shorter period of time for which rates are available and the rate for the next longer period of time for which rates are available.  Unless otherwise rendered inapplicable by a Reference Rate Amendment or the adoption of an Alternative Reference Rate, if at any time the three month rate is applicable but not available, the Reference Rate will be determined by interpolating linearly between the rate for the next shorter period of time for which rates are available and the rate for the next longer period of time for which rates are available.  All interpolated rates will be rounded to five decimal places.

“Information Agent”:  The meaning specified in Section 14.17(a) (17g‑5 Information).

“Information Agent Address”:  The meaning specified in Section 14.3(e)(ii) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency).

“Initial Interest Coverage Test Date”: The Determination Date with respect to the second Payment Date after the Closing Date.

“Initial Purchaser”: BNP Paribas Securities Corp, as initial purchaser of certain Debt.

“Initial Rating”:  With respect to the Secured Debt, the rating or ratings, if any, indicated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Institutional Accredited Investor”:  An Accredited Investor under clauses (1), (2), (3) or (7) of Rule 501(a) under the Securities Act.

“Instrument”:  The meaning specified in Section 9‑102(a)(47) of the UCC.

“Interest Accrual Period”:  (i) With respect to the initial Payment Date (or, in the case of a Class that is subject to a Refinancing or Re-Pricing or Debt issued or incurred, as applicable, in connection with an additional issuance or incurrence, in each case, on a Business Day other than a Payment Date, the first Payment Date following the Re-Pricing Date or the Redemption Date), the period from and including the Closing Date (or in the case of (x) a Refinancing on a Business Day other than a Payment Date, the Redemption Date related to such Refinancing, (y) a Re-Pricing on a Business Day other than a Payment Date, the Re-Pricing Date of such Re-Pricing and (z) an additional issuance or incurrence on a Business Day other than a Payment Date, the date of such additional issuance or incurrence) to but excluding such Payment Date; and (ii) with respect to each succeeding Payment Date, the period from and including the immediately preceding Payment Date to but excluding the following Payment Date (or, in the case of a Class that is being redeemed, prepaid or re-priced on a Business Day other than a Payment Date, to but excluding such Redemption Date or Re-Pricing Date, as applicable) until the principal of the Secured Debt is paid or made available for payment; provided, that any interest-bearing debt issued after the Closing Date in accordance with the terms of this Indenture or the Class A-2 Credit Agreement will accrue interest during the Interest Accrual Period in which such additional debt is issued from and including the applicable date of issuance or incurrence of such additional debt to but excluding the last day of such Interest Accrual Period at the applicable Interest Rate; provided, further, that, solely with respect to the Fixed Rate Debt, the Payment Dates referenced for purposes of determining any Interest Accrual Period shall be deemed to be the dates set forth in the definition of “Payment Date” (irrespective of whether such day is a Business Day).

“Interest Collection Subaccount”:  The meaning specified in Section 10.2(a) (Collection Account).

“Interest Coverage Ratio”:  For any designated Class or Classes of Secured Debt, as of any date of determination, the percentage derived from the following equation:  (A – B) / C, where:

A = The Collateral Interest Amount as of such date of determination;

B = Amounts payable (or expected as of the date of determination to be payable) on the following Payment Date as set forth in clauses (A), (B) and (C) in Section 11.1(a)(i) (Disbursements of Monies from Payment Account); and

C = Interest due and payable on the Secured Debt of such Class or Classes and each Class of Secured Debt that rank senior to or pari passu with such Class or Classes (excluding Deferred Interest but including any interest on Deferred Interest with respect to the Class B Notes or the Class C Notes) on such Payment Date.

“Interest Coverage Test”:  A test that is satisfied with respect to any Class or Classes of Secured Debt as of any date of determination on, if (i) the Interest Coverage Ratio for such Class or Classes on such date is at least equal to the Required Interest Coverage Ratio for such Class or Classes or (ii) such Class or Classes of Secured Debt is no longer Outstanding.

“Interest Determination Date”:  The second U.S. Government Securities Business Day preceding the first day of each Interest Accrual Period.

“Interest Only Obligation”: Any obligation or security that does not provide in the related Underlying Instruments for the payment or repayment of a stated principal amount in one or more installments on or prior to its stated maturity.

“Interest Proceeds”:  With respect to any Collection Period or Determination Date, without duplication, the sum of:

(i)            all payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest;

(ii)         all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments purchased with Interest Proceeds;

(iii)        all amendment and waiver fees, late payment fees, ticking fees and other fees received by the Issuer during the related Collection Period, except for those in connection with (w) the reduction of the par of the related Collateral Obligation, (x) the lengthening of the maturity of the related Collateral Obligation, (y) a Distressed Exchange or (z) a Bankruptcy Exchange, in each case, as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator;

(iv)          commitment fees and other similar fees received by the Issuer during such Collection Period in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations;

(v)            any amounts deposited in the Collection Account from the Expense Reserve Account or the Supplemental Reserve Account that are designated as Interest Proceeds in the sole discretion of the Collateral Manager pursuant to this Indenture in respect of the related Determination Date;

(vi)           net proceeds from the issuance of Junior Mezzanine Notes and additional Subordinated Notes that have been designated as Interest Proceeds by the Collateral Manager with the consent of a Majority of the Subordinated Notes;

(vii)        any Current Deferred Collateral Management Fees that are designated as Interest Proceeds in the sole discretion of the Collateral Manager;

(viii)        any payment received with respect to any Hedge Agreement other than (a) an upfront payment received upon entering into such Hedge Agreement or (b) a payment received as a result of the termination of any Hedge Agreement (net of any amounts due and payable by the Issuer to the related Hedge Counterparty in connection with such termination) to the extent not used by the Issuer to enter into a new or replacement Hedge Agreement;

(ix)            any Contributions which are designated as Interest Proceeds as permitted by this Indenture;

(x)           any Principal Proceeds designated by the Collateral Manager (with notice to the Collateral Administrator) as Interest Proceeds in connection with a Refinancing pursuant to which all of the Secured Debt is being refinanced in whole but not in part, up to the Excess Par Amount, for payment on the related Redemption Date of such Refinancing; and

(xi)          any Trading Gains realized in respect of any Collateral Obligation if  the deposit of such amounts into the Principal Collection Subaccount would, in the sole discretion of the Collateral Manager, result (or likely result) in a Retention Deficiency, as designated by the Collateral Manager in an amount, which designated amount is communicated to S&P in a written notice, sufficient to ensure that the EU/UK Retention Holder continues to hold Subordinated Notes with an Aggregate Outstanding Amount sufficient to avoid a Retention Deficiency (it being understood that the amount of Trading Gains which are not deposited into the Interest Collection Subaccount pursuant to this clause (xi) will constitute Principal Proceeds);

provided that any amounts received in respect of (A) any Defaulted Obligation will constitute Principal Proceeds (and not Interest Proceeds) until (as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator) the aggregate of all collections in respect of such Defaulted Obligation since it became a Defaulted Obligation equals the Principal Balance of such Collateral Obligation at the time it became a Defaulted Obligation, (B)(x) any Equity Security that was received in exchange for a Defaulted Obligation or (y) upon the exercise of an option, warrant, right of conversion or similar right, in each case, shall constitute Principal Proceeds (and not Interest Proceeds) until (as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator) the aggregate of all collections in respect of such Equity Security equals (1) with respect to clause (B)(x), the Principal Balance of the Collateral Obligation (or such portion of such Collateral Obligation represented by such Equity Security), at the time it became a Defaulted Obligation, for which such Equity Security was received in exchange or (2) with respect to clause (B)(y), the amount of any Principal Proceeds used to exercise the option, warrant, right of conversion or similar right that resulted in receipt of such Equity Security plus the outstanding Principal Balance of the related Defaulted Obligation, (C) any obligation received in a Distressed Exchange shall constitute Principal Proceeds (and not Interest Proceeds) until (as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator) the aggregate of all collections in respect of such obligation since it was received in a Distressed Exchange equals the Principal Balance of such Collateral Obligation at the time it became subject to a Distressed Exchange and (D) any Bankruptcy Exchange Obligation shall constitute Principal Proceeds (and not Interest Proceeds); provided, further that the Collateral Manager (in its sole discretion exercised on or before the related Determination Date by notice to the Collateral Trustee) may classify any and all amounts (including, for the avoidance of doubt, any Sale Proceeds or fees) received in respect of Loss Mitigation Loans and Restructured Loans as Interest Proceeds or Principal Proceeds, provided that, (x) in the case of a Loss Mitigation Loan, (A) if Principal Proceeds were used to acquire such Loss Mitigation Loan that is not a Loss Mitigation Qualified Loan, any amounts received in respect of any such Loss Mitigation Loan shall constitute Principal Proceeds (and not Interest Proceeds) until (as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator) the aggregate of all amounts received in respect of such Loss Mitigation Loan equals the amount of Principal Proceeds used to acquire such Loss Mitigation Loan and (B) if Interest Proceeds were used to acquire such Loss Mitigation Loan, any amounts received in respect of any such Loss Mitigation Loan may be designated as Interest Proceeds only if the Loss Mitigation Loan Designation Condition would be satisfied after giving effect to the designation of any such amounts received in respect of such Loss Mitigation Loan as Interest Proceeds (provided that, to the extent both Interest Proceeds and Principal Proceeds were applied to acquire such Loss Mitigation Loan, the Collateral Manager shall ensure compliance with this clause (B) on a pro rata basis to the extent able in its commercially reasonable discretion; provided, further that, in the case of a Loss Mitigation Qualified Loan, (I) any amounts received in respect of any such Loss Mitigation Qualified Loan shall constitute Principal Proceeds (and not Interest Proceeds) until (as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator) the aggregate amount received with respect to such Loss Mitigation Qualified Loan exceeds the sum of the S&P Collateral Value thereof plus the amount of Principal Proceeds used to acquire such Loss Mitigation Loan) and (II) if Principal Proceeds used to acquire such Loss Mitigation Qualified Loan and the Loss Mitigation Loan Target Par Balance Condition was not satisfied upon acquisition of such obligation, then any amounts received in respect of any such Loss Mitigation Qualified Loan shall constitute Principal Proceeds (and not Interest Proceeds) until (as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator) the aggregate of all collections in respect of such Loss Mitigation Qualified Loan and the related Defaulted Obligation equals the Principal Balance of the related Defaulted Obligation at the time it became a Defaulted Obligation and the amount of Principal Proceeds used to acquire such Loss Mitigation Qualified Loan and (y) in the case of a Restructured Loan, any amounts received in respect of any such Restructured Loan will constitute Principal Proceeds (and not Interest Proceeds) until (as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator) the aggregate of all collections in respect of such Restructured Loan and the related Defaulted Obligation equals the Principal Balance of the related Defaulted Obligation at the time it became a Defaulted Obligation.  Notwithstanding the foregoing, the Collateral Manager may designate in its discretion (to be exercised on or before the related Determination Date), on any date after the first Payment Date following the Closing Date, that any portion of Interest Proceeds in a Collection Period be deemed to be Principal Proceeds so long as the Collateral Manager believes that such designation will not result in an Event of Default pursuant to Section 5.1(a) on the next succeeding Payment Date.

“Interest Rate”:  With respect to (i) any specified Class of Floating Rate Debt, the per annum interest rate payable on such Class with respect to each Interest Accrual Period equal to the Reference Rate for such Interest Accrual Period plus the spread specified in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations) in the row identified as “Spread” with respect to such Floating Rate Debt; and (ii) the Fixed Rate Debt, the fixed rate specified in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations) with respect to Fixed Rate Debt.

“Investment Company Act”:  The Investment Company Act of 1940, as amended from time to time.

“IRS”:  The Internal Revenue Service of the United States.

“ISDA Definitions”:  The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment”:  The spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Reference Rate for the applicable tenor.

“ISDA Fallback Rate”:  The rate that would apply for derivative transactions that reference the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Reference Rate for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issuer”:  The Person named as such on the first page of this Indenture until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Only Notes”:  The Notes designated in the table set forth in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations) listing “Issuer – Issuer Only” in the row identified as “Applicable Issuer(s)”.

“Issuer Order” and “Issuer Request”:  A written order or request (which may be a standing order or request) dated and signed (or, if applicable, sent) in the name of the Applicable Issuers or by an Authorized Officer of the Issuer or the Co‑Issuer, as applicable, or by the Collateral Manager by an Authorized Officer thereof, on behalf of the Issuer.  For the avoidance of doubt, an order or request provided in an email or other electronic communication by an Authorized Officer of the Issuer or the Co‑Issuer or by an Authorized Officer of the Collateral Manager on behalf of the Issuer shall constitute an Issuer Order, unless the Collateral Trustee otherwise requests that such Issuer Order be in writing.

“Issuers”:  The Issuer together with the Co‑Issuer.

“Junior Class”:  With respect to a particular Class of Debt, each Class of Debt that is subordinated to such Class, as indicated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Junior Mezzanine Notes”:  Any Notes of any one or more new classes that are fully subordinated to the existing Secured Debt (or to the most Junior Class of Debt of the Issuer (other than the Subordinated Notes)) issued or incurred pursuant to this Indenture and senior to the Subordinated Notes.

“Libor”:  The London interbank offered rate.

“Listed Debt”:  The Debt specified as such in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Loan”:  Any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“Loan Agent”:  The Bank, in its capacity as loan agent under the Class A-2 Credit Agreement unless and until a successor Person shall have become the loan agent pursuant to the provisions thereof, and thereafter, the “Loan Agent” shall mean such successor person.

“Loan Sale Agreement”:  Each loan sale agreement to be entered into by and among the Issuer and the Transferor.

“Long‑Dated Obligation”: Any Collateral Obligation that matures after the earliest Stated Maturity of the Debt.

“Loss Mitigation Loan”:  A Loan purchased by the Issuer in connection with the workout, restructuring or a related scheme to mitigate losses with respect to a related Collateral Obligation, which Loan, in the Collateral Manager’s judgment exercised in accordance with the Collateral Management Agreement, is expected to result in an increased recovery value of the related Collateral Obligation; provided that, on any Business Day as of which such Loss Mitigation Loan satisfies all of the criteria for acquisition by the Issuer (including, for the avoidance of doubt, the definition of “Eligibility Criteria,” without giving effect to any applicable carveouts for Loss Mitigation Loans set forth therein), the Collateral Manager may designate (by written notice to the Issuer and the Collateral Administrator) such Loss Mitigation Loan as a “Collateral Obligation”.  For the avoidance of doubt, any Loss Mitigation Loan designated as a Collateral Obligation in accordance with the terms of this definition shall constitute a Collateral Obligation (and not a Loss Mitigation Loan), in each case, following such designation.

“Loss Mitigation Loan Designation Condition”:  A condition that will be satisfied in connection with designating amounts received in respect of a Loss Mitigation Loan as Interest Proceeds if, immediately following such designation, any of the following conditions are satisfied:

(a) the sum of (1) the Collateral Principal Amount (excluding any Defaulted Obligations) plus (2) the S&P Collateral Value of all Defaulted Obligations equals or exceeds the Target Par Balance;

(b) the sum of the aggregate of all recoveries in respect of such Loss Mitigation Loan equals or exceeds the outstanding principal balance of such Loss Mitigation Loan at the time of its acquisition;

(c) the sum of (1) the aggregate of all recoveries in respect of such Loss Mitigation Loan plus (2) the aggregate of all recoveries in respect of the related Defaulted Obligation or Credit Risk Obligation, as applicable, equals or exceeds the sum of (A) the Principal Balance of such related Defaulted Obligation or Credit Risk Obligation at the time it became a Defaulted Obligation or a Credit Risk Obligation, as applicable, and (B) the outstanding principal balance of such Loss Mitigation Loan at the time of its acquisition;

(d) the Overcollateralization Ratio with respect to the Class C Notes is greater than or equal to 125.22%; or

(e) the aggregate of all recoveries in respect of such Loss Mitigation Loan equals or exceeds the S&P Collateral Value of such Loss Mitigation Loan at the time of its acquisition; in each case, without regard to satisfaction of the Loss Mitigation Loan Target Par Balance Condition.

“Loss Mitigation Loan Target Par Balance Condition”:  A condition that is satisfied if either (x) Principal Proceeds are not used to acquire a Loss Mitigation Loan or (y) if Principal Proceeds are used to acquire a Loss Mitigation Loan, immediately following such application of Principal Proceeds, the Collateral Principal Amount (excluding any Defaulted Obligations) plus the S&P Collateral Value of any Defaulted Obligations will be greater than or equal to the Target Par Balance.

“Loss Mitigation Qualified Loan”:  A Loss Mitigation Loan that (A) meets the requirements of the definition of Eligibility Criteria (other than clauses (ii), (iv), (xiv), (xv), (xix), (xxv) and (xxvi) thereof as determined by the Collateral Manager), (B) ranks in right of payment no more junior than the related Defaulted Obligation or Credit Risk Obligation, and (C) is issued by the same (or an affiliated or related) Obligor as the Obligor on the related Defaulted Obligation or Credit Risk Obligation.

“Maintenance Covenant”:  A covenant by any borrower to comply with one or more financial covenants during each reporting period, whether or not such borrower has taken any Specified Action (i.e., the requirement to comply with the covenant is not dependent upon the borrower taking a Specified Action) and includes a covenant that applies only when a certain amount of the related Loan is funded.

“Majority”:  With respect to any Class or Classes of Debt, the Holders of more than 50% of the Aggregate Outstanding Amount of the Debt of such Class or Classes.

“Mandatory Redemption”:  The meaning specified in Section 9.1 (Mandatory Redemption).

“Margin Stock”:  “Margin Stock” as defined under Regulation U issued by the Federal Reserve Board, including any debt security which is by its terms convertible into “Margin Stock”.

“Market Value”:  With respect to any Loans or other assets, the amount (determined by the Collateral Manager) equal to the product of the Principal Balance thereof and the price (expressed as a percentage of par) determined in the following manner:

(i)           the bid price determined by the Loan Pricing Corporation, LoanX Inc. or Markit Group Limited or any other nationally recognized Loan pricing service, as applicable, selected by the Collateral Manager with notice to S&P; or

(ii)             if a price described in clause (i) is not available,

(A)          the average of the bid prices determined by three broker‑dealers active in the trading of such asset that are Independent (without giving effect to the last sentence in the definition thereof) from each other and the Issuer and the Collateral Manager;

(B)            if only two such bids can be obtained, the lower of the bid prices of such two bids; or

(C)            if only one such bid can be obtained, and such bid was obtained from a Qualified Broker/Dealer that is Independent from the Issuer and the Collateral Manager, such bid; or

(iii)           if a value cannot be obtained by the Collateral Manager exercising reasonable efforts pursuant to the means contemplated by clauses (i) or (ii), the value determined as the bid side market value of such Collateral Obligation as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser, or has applied to be a Registered Investment Adviser) consistent with the Collateral Manager Standard and certified by the Collateral Manager to the Collateral Trustee; or

(iv)           if the Market Value of an asset is not determined in accordance with clause (i), (ii) or (iii) above, then such Market Value shall be deemed to be zero until such determination is made in accordance with clause (i), (ii) or (iii) above;

provided that the value determined pursuant to clause (iii) of this definition for any CCC Collateral Obligation included in the CCC Excess may not exceed 70%.

“Master Participation Agreement”: Any Master Participation Agreement(s) identified by the Collateral Manager as such in an Officer’s Certificate delivered on the Closing Date.

“Maturity”:  With respect to any Debt, the date on which the unpaid principal of such Debt becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Maturity Amendment”:  With respect to a Collateral Obligation, any amendment (other than in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof if the Collateral Manager determines that such amendment in connection therewith would reduce the likelihood that such Collateral Obligation will become a Defaulted Obligation or a Loss Mitigation Loan) to the Underlying Instruments governing such Collateral Obligation that extends the stated maturity of such Collateral Obligation.  For the avoidance of doubt, an amendment that would extend the stated maturity date of any tranche of the credit facility of which a Collateral Obligation is part, but would not extend the stated maturity date of the Collateral Obligation held by the Issuer, does not constitute a Maturity Amendment.

“Measurement Date”:  (i) Any day on which the Issuer (or the Collateral Manager on its behalf) enters into a commitment to purchase or otherwise acquire a Collateral Obligation, (ii) any Determination Date, (iii) any Monthly Report Determination Date and (iv) with five (5) Business Days’ prior written notice, any Business Day requested by the Rating Agency.

“Memorandum and Articles of Association”:  The Issuer’s Memorandum and Articles of Association, as they may be amended, revised or restated from time to time.

“Merging Entity”:  The meaning specified in Section 7.10 (Issuers May Consolidate, etc., Only on Certain Terms).

“Middle‑Market Loan”: Any Loan other than a Broadly Syndicated Loan.

“Money” or “Monies”:  The meaning of “money” specified in Section 1‑201(24) of the UCC.

“Monthly Report”:  The meaning specified in Section 10.7(a) (Accountings).

“Monthly Report Determination Date”:  The meaning specified in Section 10.7(a) (Accountings).

“Moody’s”:  Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating”:  (a) With respect to a Collateral Obligation that (A) is publicly rated by Moody’s, such public rating, or (B) is not publicly rated by Moody’s but for which a rating or rating estimate has been assigned by Moody’s upon the request of the Issuer or the Collateral Manager, such rating or, in the case of a rating estimate, the applicable rating estimate for such obligation;

(b)           With respect to a Collateral Obligation that is a Moody’s Senior Secured Loan or Participation Interest in a Moody’s Senior Secured Loan (if not determined pursuant to clause (a) above), if the Obligor of such Collateral Obligation has a corporate family rating by Moody’s, then such corporate family rating; and

(c)            With respect to a Collateral Obligation, if not determined pursuant to clause (a) or (b) above, if the Obligor of such Collateral Obligation has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation (or, if such Collateral Obligation is a Moody’s Senior Secured Loan, the Moody’s rating that is one subcategory higher than the Moody’s public rating on any such senior unsecured obligation) as selected by the Collateral Manager in its sole discretion.

For purposes of calculating a Moody’s Rating, each applicable rating, at the time of calculation, (i) on credit watch by Moody’s with positive implications will be treated as having been upgraded by one rating subcategory, (ii) on credit watch by Moody’s with negative implications will be treated as having been downgraded by two rating subcategories and (iii) on negative outlook by Moody’s will be treated as having been downgraded by one rating subcategory.

For purposes of this definition, any credit estimate assigned by Moody’s shall expire one year from the date such estimate was issued; provided that, for purposes of any calculation under this Indenture, if Moody’s fails to renew for any reason a credit estimate for a previously acquired Collateral Obligation thereunder on or before such one‑year anniversary (which may be extended at Moody’s option to the extent the annual audited financial statements for the Obligor have not yet been received), after the Issuer or the Collateral Manager on the Issuer’s behalf has submitted to Moody’s all information that the Issuer or the Collateral Manager believed in good faith was required to provide such renewal, (1) the Issuer for a period of 30 days will continue using the previous credit estimate assigned by Moody’s with respect to such Collateral Obligation until such time as Moody’s renews the credit estimate for such Collateral Obligation, (2) after 30 days until the 90th day or until such time as Moody’s renews the credit estimate for such Collateral Obligation the Collateral Obligation will be treated as having been downgraded by one rating subcategory and (3) after 90 days but before Moody’s renews the credit estimate for such Collateral Obligation, the Collateral Obligation will be deemed to have a Moody’s rating of “Caa3”.

“Moody’s Senior Secured Loan”:  (a) A loan that:

(i)           is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the Obligor of the loan;

(ii)            (x) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the loan and (y) such specified collateral does not consist entirely of equity securities or common stock; provided that any loan that would be considered a Moody’s Senior Secured Loan but for clause (y) above shall be considered a Moody’s Senior Secured Loan if it is a loan made to a parent entity and as to which the Collateral Manager determines in good faith that the value of the common stock of the subsidiary (or other equity interests in the subsidiary) securing such loan at or about the time of acquisition of such loan by the Issuer has a value that is at least equal to the outstanding principal balance of such loan and the outstanding principal balances of any other obligations of such parent entity that are pari passu with such loan, which value may include, among other things, the enterprise value of such subsidiary of such parent entity; and

(iii)          the value of the collateral securing the loan together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral; or

(b)             a loan that:

(i)            is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the Obligor of the loan, except that such loan can be subordinate with respect to the liquidation of such Obligor or the collateral for such loan;

(ii)            with respect to such liquidation, is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the loan;

(iii)          the value of the collateral securing the loan together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured in the same collateral; and

(iv)          (x) has a Moody’s facility rating and the Obligor of such loan has a Moody’s corporate family rating and (y) such Moody’s facility rating is not lower than such Moody’s corporate family rating; and

(c)            a loan that is not a loan for which the security interest or lien (or the validity or effectiveness thereof) in substantially all of its collateral attaches, becomes effective, or otherwise “springs” into existence after the origination thereof.

“Net Exposure Amount”:  As of the applicable Cut‑Off Date, with respect to any Collateral Obligation which is a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, the lesser of (i) the aggregate amount of the then unfunded funding obligations thereunder and (ii) the amount necessary to cause, on the applicable Cut‑Off Date with respect to such Collateral Obligation, the amount of funds on deposit in the Revolver Funding Account to be at least equal to the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets.

“Non‑Call Period”:  The period from (x) with respect to all Secured Debt, the Closing Date to but excluding the Payment Date in July 2024, (y) with respect to a Re-Priced Class only, if applicable, the Re-Pricing Date to but excluding such later date as determined in connection with such Re-Pricing pursuant to Section 9.7(f) (Optional Re-Pricing) and (z)  with respect to a Class of Debt subject to a Refinancing in part by Class, if applicable, the date of the Refinancing to but excluding such later date as determined in connection with such Refinancing pursuant to Section 9.2(d)(iii) (Optional Redemption).

“Non‑Consent Notice”:  The meaning specified in Section 9.7(c) (Optional Re‑Pricing).

“Non‑Emerging Market Obligor”:  An Obligor that is Domiciled in (x) any country that has a country ceiling for foreign currency bonds of at least “AA” by S&P or (y) without duplication, the United States.

“Non‑Permitted ERISA Holder”:  The meaning specified in Section 2.11(e) (Non‑Permitted Holders).

“Non‑Permitted Holder”:  Any Person that is not (a) either (x) a U.S. person that is both (A) (i) a Qualified Institutional Buyer or (ii) with the written consent of the Applicable Issuers, an Institutional Accredited Investor and (B) a Qualified Purchaser, or (y) in the case of the Secured Notes only, a non‑U.S. person (as defined in Regulation S), or (b) in the case of the Subordinated Notes, a United States person (for U.S. federal income tax purposes).

“Notes”:  Collectively, the Secured Notes and the Subordinated Notes authorized by, and authenticated and delivered under, this Indenture (as specified on the Closing Date in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations)).

“NRSRO”:  Any nationally recognized statistical rating organization, other than the Rating Agencies.

“Obligor”:  The obligor or guarantor under a Collateral Obligation, Equity Security, Asset, loan or any other debt instrument, as the case may be.

“Offer”:  The meaning specified in Section 10.8(c) (Release of Securities).

“Offering”:  The offering of any Notes pursuant to the relevant Offering Circular.

“Offering Circular”:  The offering circular relating to the offer and sale of the Notes dated August 21, 2023, including any supplements thereto.

“Officer”:  (a) With respect to the Issuer and any corporation, the Chairman of the Board of Directors (or, with respect to the Issuer, any director), the President, any Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such entity or any Person authorized by such entity and shall, for the avoidance of doubt, include any duly appointed attorney‑in‑fact of the Issuer, (b) with respect to the Co‑Issuer and any limited liability company, any managing member or manager thereof or any person to whom the rights and powers of management thereof are delegated in accordance with the limited liability company agreement of such limited liability company, (c) with respect to any partnership, any general partner thereof or any other Person authorized by such partnership; and (d) with respect to the Collateral Trustee, the Bank (in any capacity) or any other bank or trust company acting as trustee of an express trust or custodian, any Trust Officer.

“offshore transaction”:  The meaning specified in Regulation S.

“Opinion of Counsel”:  A written opinion addressing matters of common and statutory law addressed to the Collateral Trustee and in customary form and of an attorney admitted to practice, or a nationally or internationally recognized and reputable law firm one or more of the partners of which are admitted to practice, before the highest court of any state of the United States or the District of Columbia (or Bermuda, in the case of an opinion relating to the laws of Bermuda), which attorney or law firm, as the case may be, may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Co‑Issuer, and which attorney or law firm, as the case may be, shall be reasonably satisfactory to the Collateral Trustee.  Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on Officer certificates and other customary documentation in ascertaining whether obligations have been performed and other facts as well as opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel.

“Optional Redemption”:  A redemption of the Debt in accordance with Section 9.2 (Optional Redemption).

“Other Plan Law”:  Any state, local, other federal or non‑U.S. laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“Outstanding”:  With respect to the Debt or the Debt of any specified Class, as of any date of determination, all of the Debt or all of the Debt of such Class, as the case may be, theretofore authenticated and delivered under this Indenture or incurred under the Class A-2 Credit Agreement, as applicable, except:

(i)            (a) Notes theretofore canceled by the Registrar or delivered to the Registrar for cancellation in accordance with the terms of Section 2.9 (Cancellation) or registered in the Register on the date the Collateral Trustee provides notice to the Holders of the Notes in accordance with the terms hereof that this Indenture has been discharged; and (b) Class A-2 Loans that are repurchased in accordance with the terms of Section 2.9 (Cancellation) and the Class A-2 Credit Agreement and Class A-2 Loans that are prepaid or repaid in accordance with the Class A-2 Credit Agreement;

(ii)            Debt or portions thereof for whose payment, prepayment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Collateral Trustee, the Loan Agent or any Paying Agent in trust for the Holders of such Debt pursuant to Section 4.1(a)(ii) (Satisfaction and Discharge of Indenture) and/or the Class A-2 Credit Agreement, as applicable; provided that if such Debt or portions thereof are to be redeemed or prepaid, as applicable, notice of such redemption or prepayment has been duly given pursuant to this Indenture, the Class A-2 Credit Agreement or provision therefor satisfactory to the Collateral Trustee or the Loan Agent, as applicable, has been made;

(iii)         Debt in exchange for or in lieu of which other Debt has been authenticated and delivered pursuant to this Indenture or incurred pursuant to the Class A-2 Credit Agreement, as applicable, unless proof satisfactory to the Collateral Trustee is presented that any such Debt is held by a “protected purchaser” (within the meaning of Section 8‑303 of the UCC); and

(iv)           Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note);

provided that in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder or under the Collateral Management Agreement, (a) (x) Debt owned or held by the Issuer or the Co‑Issuer and (y) only in the case of a vote to (1) remove the Collateral Manager or (2) waive an event constituting “cause” under the Collateral Management Agreement as a basis for termination of the Collateral Management Agreement or removal of the Collateral Manager, Collateral Manager Debt, in each case, shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Collateral Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt that a Trust Officer of the Collateral Trustee actually knows to be so owned or held shall be so disregarded and (b) Debt so owned or held that has been pledged in good faith shall be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Collateral Trustee the pledgee’s right so to act with respect to such Debt and that the pledgee is not one of the Persons specified above.  When used with respect to the principal amount of any Subordinated Note, “Outstanding” shall refer to the initial aggregate principal amount of such Subordinated Note on the date of its issuance.

“Overcollateralization Ratio”:  With respect to any specified Class or Classes of Secured Debt as of any date of determination, the percentage derived from: (i) the Adjusted Collateral Principal Amount on such date divided by (ii) the Aggregate Outstanding Amount on such date of the Secured Debt of such Class or Classes, each Priority Class of Secured Debt and each Pari Passu Class of Secured Debt.

“Overcollateralization Ratio Test”:  A test that is satisfied with respect to any designated Class or Classes of Secured Debt as of any date of determination on which such test is applicable if (i) the Overcollateralization Ratio for such Class or Classes on such date is at least equal to the Required Overcollateralization Ratio for such Class or Classes or (ii) such Class or Classes of Secured Debt is no longer Outstanding.

“Pari Passu Class”:  With respect to any specified Class of Debt, each Class of Debt that ranks pari passu to such Class, as indicated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Partial Redemption Date”: The date on which a Partial Refinancing occurs.

“Partial Redemption Interest Proceeds”: In connection with a Partial Refinancing or a Re-Pricing, Interest Proceeds in an amount equal to (1) the lesser of (a) the amount of accrued and unpaid interest on the Secured Debt being redeemed (or, in the case of the Class A-2 Loans, prepaid) and (b) the amount the Collateral Manager reasonably determines will be available for distribution under the Priority of Payments for the payment of accrued and unpaid interest on the Secured Debt being redeemed (or, in the case of the Class A-2 Loans, prepaid) on the Partial Redemption Date or Re-Pricing Date (or, if such Partial Redemption Date or Re-Pricing Date is not a Payment Date, then the amount the Collateral Manager reasonably determines will be available for distribution under the Priority of Payments for the payment of accrued and unpaid interest on the Secured Debt being redeemed (or, in the case of the Class A-2 Loans, prepaid) on the next succeeding Payment Date, after determination of the amount of interest payable on any Class of Debt payable prior to the Secured Debt being redeemed (or, in the case of the Class A-2 Loans, prepaid) under the Priority of Payments on a pro forma basis) plus (2) any amounts on deposit in the Supplemental Reserve Account the Collateral Manager designated as Partial Redemption Interest Proceeds.

“Partial Refinancing”: Any Optional Redemption by Refinancing of fewer than all Classes of Secured Debt.

“Participation Interest”:  An interest in a Loan acquired indirectly from a Selling Institution by way of participation that, at the time of acquisition or the Issuer’s commitment to acquire the same, satisfies each of the following criteria:

(i)             the Loan underlying such participation would constitute a Collateral Obligation were it acquired directly;

(ii)            the Selling Institution is a lender on the Loan;

(iii)          the aggregate participation in the Loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such Loan;

(iv)          such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the Selling Institution holds in the Loan or commitment that is the subject of the participation;

(v)            the entire purchase price for such participation is paid in full (without the benefit of financing from the Selling Institution or its affiliates) at the time of the Issuer’s acquisition (or, to the extent of a participation in the unfunded commitment under a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, at the time of each funding of such Loan);

(vi)           the participation provides the participant all of the economic benefit and risk of the whole or part of the Loan or commitment that is the subject of the Loan participation; and

(vii)         such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants;

provided that (x) for the avoidance of doubt, a Participation Interest shall not include a sub‑participation interest in any Loan and (y) clauses (iii) and (iv) of this definition shall be deemed satisfied if the related participation agreement contains a representation from the Selling Institution substantially similar to the following: “seller is the sole legal and beneficial owner of and has good title to each of the Loans, the commitments (if any) and the other transferred rights free and clear of any encumbrance”.

“Party”:  The meaning specified in Section 14.15 (Liability of Issuers).

“Paying Agent”:  Any Person authorized by the Issuer to pay the principal of or interest on any Notes on behalf of the Issuer as specified in Section 7.2 (Maintenance of Office or Agency).

“Payment Account”:  The payment account of the Collateral Trustee established pursuant to Section 10.3(a) (Transaction Accounts).

“Payment Date”:  Each of the 15th day of January, April, July and October of each year (or, if such day is not a Business Day, then the next succeeding Business Day), commencing in January 2024, except that (x) “Payment Date” shall include each date fixed by the Collateral Trustee on which payments are made in accordance with Section 5.7 (Application of Money Collected) and (y) the final Payment Date (subject to any earlier redemption, prepayment or repayment, as applicable, of the Debt) shall be the Stated Maturity of the Secured Debt; provided that, from and after the date on which no Secured Debt is deemed or considered to be Outstanding, upon three Business Days prior notice to the Collateral Trustee, the Collateral Manager may designate any Business Day as a “Payment Date”.

“PBGC”:  The United States Pension Benefit Guaranty Corporation.

“Pending Rating DIP Collateral Obligation”:  A DIP Collateral Obligation that does not have an S&P Rating as of the date on which the Issuer commits to acquire such obligation, and with respect to which the Collateral Manager reasonably expects such Collateral Obligation will have an S&P Rating within 90 days of such date.  For purposes of all calculations to be made under this Indenture, a Pending Rating DIP Collateral Obligation will be deemed to have an S&P Rating as determined by the Collateral Manager in its commercially reasonable discretion until such time as it has an S&P Rating so long as the Collateral Manager reasonably expects such DIP Collateral Obligation will have such S&P Rating within 90 days of acquisition of such DIP Collateral Obligation.

“Periodic Term SOFR Determination Day”:  The meaning specified in the definition of “Term SOFR.”

“Permitted Deferrable Obligation”:  Any Deferrable Obligation the Underlying Instrument of which carries a current cash pay interest rate of not less than (a) in the case of a Floating Rate Obligation, the Reference Rate plus 1.00% per annum or (b) in the case of a Fixed Rate Obligation, the zero‑coupon swap rate in a fixed/floating interest rate swap with a term equal to five years at the time of acquisition.

“Permitted Liens”: With respect to the Assets:  (i) security interests, liens and other encumbrances created pursuant to the Transaction Documents, (ii) security interests, liens and other encumbrances in favor of the Collateral Trustee created pursuant to this Indenture and (iii) security interests, liens and other encumbrances, if any, which have priority over security interests in the Collateral Obligations or any portion thereof that have been perfected by the filing of a Financing Statement or by control under the UCC or any other applicable law, in each case, pursuant to the Transaction Documents.

“Permitted Offer”:  An Offer (i) pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Obligation) in exchange for consideration consisting of (x) Cash in an amount equal to or greater than the full face amount of the debt obligation being exchanged plus any accrued and unpaid interest or (y) other debt obligations that rank pari passu or senior to the debt obligation being exchanged which have a face amount equal to or greater than the full face amount of the debt obligation being exchanged and are eligible to be Collateral Obligations plus any accrued and unpaid interest in Cash and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the Offer.

“Permitted Use”:  With respect to any amount in the Supplemental Reserve Account or any Contribution received into the Contribution Account, any of the following uses: (i) the transfer of the applicable portion of such amount to the Interest Collection Subaccount for application as Interest Proceeds; (ii) the transfer of the applicable portion of such amount to the Principal Collection Subaccount for application as Principal Proceeds; provided that any such amount that is directed to be applied as Principal Proceeds by the Collateral Manager may not be subsequently re‑directed for any other Permitted Use; (iii) the repurchase or repayment of Secured Debt of any Class through a tender offer, in the open market, or in privately negotiated transaction(s) in each case, subject to applicable law and in accordance with Section 2.9(b) (Cancellation); (iv) the payment of any Administrative Expense of the Issuers; (v) to pay the expenses of a Refinancing or a Re-Pricing; (vi) to be treated as Partial Redemption Interest Proceeds; (vii) to exercise a warrant, option, or other similar rights in accordance with this Indenture; (viii) to make payments to acquire a Loss Mitigation Loan and (ix) any other use of funds permitted, or otherwise not prohibited, under this Indenture.

“Person”:  An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Plan Asset Regulations”: Regulations promulgated by the United States Department of Labor at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Posting”:  The forwarding by the Collateral Administrator of emails received at the Information Agent Address to the e‑mail account specified for such purpose in the Collateral Administration Agreement for posting to the 17g‑5 Website.

“Principal Balance”:  Subject to Section 1.3 (Assumptions as to Assets), with respect to (a) any Asset other than a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Asset (excluding any capitalized interest) and (b) any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation (excluding any capitalized interest), plus (except as expressly set forth in this Indenture) any undrawn commitments that have not been irrevocably reduced, withdrawn or expired with respect to such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation; provided that for all purposes the Principal Balance of any Equity Security, Restructured Loan or interest only strip shall be deemed to be zero.

“Principal Business”: In relation to a consolidated group of companies, for the purposes of determining whether a debt obligation or debt security is a Prohibited ESG Obligation, where such group derives more than 50% of its revenue from the relevant business, trade or production (as applicable) as of the Closing Date, as determined by the Collateral Manager (in its sole discretion).

“Principal Collection Subaccount”:  The meaning specified in Section 10.2(a) (Collection Account).

“Principal Financed Accrued Interest”:  With respect to (i) any Collateral Obligation owned or purchased by the Issuer on the Closing Date, an amount equal to the unpaid interest on such Collateral Obligation that accrued prior to the Closing Date that is owing to the Issuer and remains unpaid as of the Closing Date and (ii) any Collateral Obligation purchased after the Closing Date, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Obligation.

“Principal Proceeds”:  With respect to any Collection Period or Determination Date, all amounts received by the Issuer during the related Collection Period that do not constitute Interest Proceeds (other than (i) Refinancing Proceeds and (ii) Re-Pricing Proceeds in connection with a Re-Pricing) and any other amounts that have been designated as Principal Proceeds pursuant to the terms of this Indenture; provided, that if the Collateral Manager determines in its sole discretion, that the designation of Trading Gains as Principal Proceeds in accordance with clause (xi) of the definition of “Interest Proceeds,” would cause (or would likely cause) a Retention Deficiency, then the Collateral Manager may direct that such Trading Gains, in an amount to be determined by the Collateral Manager in its sole discretion, with notice to the Collateral Trustee and the Collateral Administrator, be deposited into the Interest Collection Subaccount and designated as Interest Proceeds.  For the avoidance of doubt, Principal Proceeds shall not include any Excepted Property.

“Priority Category”:  With respect to any Collateral Obligation, the applicable category listed in the table under the heading “Priority Category” in clause 1(b) of Schedule 3.

“Priority Class”:  With respect to any specified Class of Debt, each Class of Debt that ranks senior to such Class, as indicated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Priority of Payments”:  The meaning specified in Section 11.1(a) (Disbursements of Monies from Payment Account).

“Priority Termination Event”: The meaning specified in the relevant Hedge Agreement, which may include, without limitation, the occurrence of (i) the Issuer’s failure to make required payments or deliveries pursuant to a Hedge Agreement with respect to which the Issuer is the sole Defaulting Party (as defined in the relevant Hedge Agreement), (ii) the occurrence of certain events of bankruptcy, dissolution or insolvency with respect to the Issuer with respect to which the Issuer is the sole Defaulting Party (as defined in the relevant Hedge Agreement), (iii) the liquidation of the Assets due to an Event of Default under this Indenture or (iv) a change in law after the Closing Date which makes it unlawful for either the Issuer or a Hedge Counterparty to perform its obligations under a Hedge Agreement.

“Proceeding”:  Any suit in equity, action at law or other judicial or administrative proceeding.

“Process Agent”:  The meaning specified in Section 7.2 (Maintenance of Office or Agency).

“Purchase Agreement”: The agreement, dated as of the Closing Date, by and among the Issuers and the Initial Purchaser relating to the purchase of certain Notes, as amended from time to time.

“QIB/QP”:  Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both a Qualified Institutional Buyer and a Qualified Purchaser.

“Qualified Broker/Dealer”:  Any of Antares; Bank of America; The Bank of Montreal; The Bank of New York Mellon, N.A.; Barclays Bank plc; BNP Paribas; Broadpoint Securities; Citadel Securities LLC; Credit Agricole CIB; Citibank, N.A.; Credit Agricole S.A.; Canadian Imperial Bank of Commerce; Commerzbank; Credit Suisse; Deutsche Bank AG; Dresdner Bank AG; Goldman Sachs & Co.; Golub; HSBC Bank; Imperial Capital LLC; ING Financial Partners, Inc.; Jefferies & Co.; J.P. Morgan Securities LLC; KeyBank; KKR Capital Markets LLC; Lazard; Lloyds TSB Bank; Madison Capital; Merrill Lynch, Pierce, Fenner & Smith Incorporated; MidCap Financial; Morgan Stanley & Co.; Natixis Securities Americas LLC; NatWest Markets plc; Northern Trust Company; Oppenheimer & Co. Inc.; Royal Bank of Canada; Scotia Capital; Societe Generale; Truist Bank; The Toronto‑Dominion Bank; UBS AG; U.S. Bank National Association; and Wells Fargo Bank, National Association.

“Qualified Counterparty”: The meaning specified in Section 9.4(f) (Redemption Procedures).

“Qualified Institutional Buyer”:  The meaning specified in Rule 144A under the Securities Act.

“Qualified Purchaser”:  The meaning specified in Section 2(a)(51) of the Investment Company Act and Rule 2a51‑2 or 2a51‑3 under the Investment Company Act.

“Rating Agency”:  Each of (x) the Active Rater with respect to the Debt and (y) Moody’s, Fitch and S&P or any other nationally recognized statistical rating organization with respect to the Assets selected by the Issuer (or the Collateral Manager on behalf of the Issuer).  If at any time S&P ceases to provide rating services with respect to debt obligations, then references to rating categories of S&P in this Indenture shall be deemed instead to be references to the equivalent categories (as determined by the Collateral Manager) of such other rating agency as of the most recent date on which such other rating agency and S&P published ratings for the type of obligation in respect of which such alternative rating agency is used.

“Re‑Priced Class”:  The meaning specified in Section 9.7(a) (Optional Re‑Pricing) hereof.

“Re‑Pricing”:  The meaning specified in Section 9.7(a) (Optional Re‑Pricing) hereof.

“Re‑Pricing Date”:  The meaning specified in Section 9.7(b) (Optional Re‑Pricing) hereof.

“Re-Pricing Eligible Debt”: Each Class of Debt designated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations) listing “Yes” in the row identified as “Re-Pricing Eligible Debt”.

“Re‑Pricing Intermediary”:  The meaning specified in Section 9.7(a) (Optional Re‑Pricing) hereof.

“Re‑Pricing Notice”:  The meaning specified in Section 9.7(b) (Optional Re‑Pricing) hereof.

“Re‑Pricing Proceeds”:  The proceeds of Re-Pricing Replacement Debt.

“Re‑Pricing Rate”:  The meaning specified in Section 9.7(b)(i) (Optional Re‑Pricing) hereof.

“Re-Pricing Replacement Debt”: Debt issued or incurred, as applicable, in connection with a Re‑Pricing that have terms identical to the Re‑Priced Class (after giving effect to the Re‑Pricing) and are issued or incurred in an Aggregate Outstanding Amount such that the Re‑Priced Class will have the same Aggregate Outstanding Amount after giving effect to the Re‑Pricing as it did before the Re‑Pricing.

“Re‑Pricing Transfer”:  The meaning specified in Section 9.7(c) (Optional Re‑Pricing).

“Real Estate Loan”:  Any Loan or other obligation of a special‑purpose entity substantially all of the property of which is a parcel or related parcels of real estate.

“Record Date”:  With respect to the (i) any Global Notes or Class A-2 Loans for any Payment Date, the date one day prior to the applicable Payment Date, (ii) any Certificated Note for any Payment Date, the date 15 calendar days prior to the applicable Payment Date and (iii) with respect to any vote, consent, direction or other matter, the date determined by the Collateral Trustee (in consultation with the Collateral Manager) in accordance with its ordinary practices for setting record dates.

“Redemption Date”:  Any Business Day specified for a redemption or prepayment of Debt pursuant to Article IX.

“Redemption Price”:  (a) For any Secured Debt to be redeemed (or, in the case of the Class A-2 Loans, prepaid) or re‑priced (x) 100% of the Aggregate Outstanding Amount of such Secured Debt, plus (y) accrued and unpaid interest thereon (including interest on any accrued and unpaid Deferred Interest, in the case of any Deferrable Class) to the Redemption Date, and (b) for each Subordinated Note, its proportional share (based on the outstanding principal amount of such Subordinated Notes) of the amount of the proceeds of the Assets remaining after giving effect to the Optional Redemption or Tax Redemption of the Secured Debt in whole or after all of the Secured Debt has been repaid in full and payment in full of (and/or creation of a reserve for) all expenses (including all Collateral Management Fees and Administrative Expenses) of the Issuers; provided that, (1) Holders of 100% of the Aggregate Outstanding Amount of any Class of Secured Debt by notifying the Collateral Trustee in writing prior to the Redemption Date may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Secured Debt and (2) any redemption of Subordinated Notes may occur in part as the Issuer’s Assets are liquidated and, on any date of redemption, the Redemption Price payable shall mean only the amount of the aggregate Redemption Price available in cash to make payments on the Subordinated Notes.

“Reduced Interest Class”:  The meaning specified in Section 8.2(b) (Supplemental Indentures With Consent of Holders of Debt).

“Reference Rate”:  Initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then‐current Reference Rate, then, “Reference Rate” means the applicable Alternative Reference Rate; provided further that, in any event, the Reference Rate will not be less than 0%.

“Reference Rate Amendment”:  A supplemental indenture to elect a non-Term SOFR reference rate with respect to the Floating Rate Debt (and make related changes advisable or necessary to implement the use of such replacement rate) as described in Section 8.3.

“Reference Rate Floor Obligation”:  As of any date of determination, a Floating Rate Obligation (a) the interest in respect of which is paid based on Term SOFR or another reference rate and (b) that provides that such Term SOFR or other reference rate, as applicable, is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the Term SOFR or other reference rate, as applicable, for the applicable interest period for such Collateral Obligation.

“Reference Rate Modifier”:  A modifier, other than the Benchmark Replacement Adjustment, recognized or acknowledged by the Loan Syndication and Trading Association or the Alternative Reference Rate Committee convened by the Federal Reserve that is applied to a reference rate to the extent necessary to cause such rate to be comparable to Term SOFR, which may include an addition to or subtraction from such unadjusted rate.

“Reference Time”:  With respect to any determination of the Reference Rate means (1) if the Reference Rate is Term SOFR, 5:00 p.m. (New York time) on the day that is two U.S. Government Securities Business Days preceding the date of such determination, and (2) if the Reference Rate is not Term SOFR, the time determined in accordance with the Benchmark Replacement Conforming Changes.

“Refinancing”:  A Loan or an issuance of replacement securities, whose terms in each case will be negotiated by the Collateral Manager on behalf of the Issuer, from one or more financial institutions or purchasers to refinance the Debt in connection with an Optional Redemption.

“Refinancing Obligations”:  Any loans or replacement securities issued or incurred in connection with a Refinancing.

“Refinancing Proceeds”:  The Cash proceeds from a Refinancing (including Cash proceeds, if any, from the issuance of additional Subordinated Notes in connection therewith).

“Register” and “Registrar”:  The respective meanings specified in Section 2.5(a) (Registration, Registration of Transfer and Exchange).

“Registered”:  In registered form for U.S. federal income tax purposes and issued after July 18, 1984.

“Registered Investment Adviser”:  A Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Investment Advisers Act of 1940, as amended.

“Regulation S”:  Regulation S, as amended, under the Securities Act.

“Regulation S Global Secured Note”:  The meaning specified in Section 2.2(b)(i) (Forms of Notes).

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and any successor to all or a portion thereof.

“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Repurchased Debt”: The meaning specified in Section 2.9(b) (Cancellation).

“Repurchased Notes”: The meaning specified in Section 2.9(b) (Cancellation).

“Required Hedge Counterparty Rating”:  With respect to any Hedge Counterparty, the ratings required by the criteria of S&P in effect at the time of execution of the related Hedge Agreement.

“Required Interest Coverage Ratio”:  (a) For the Class A-1 Notes and the Class A-2 Debt, 115% and (b) for the Class B Notes, 105%;.

“Required Overcollateralization Ratio”: (a) For the Class A-1 Notes and the Class A-2 Debt, 130.85%; (b) for the Class B Notes, 123.08%; and (c) for the Class C Notes, 118.22%.

“Required Redemption Amount”: With respect to any redemption or prepayment of Debt, an amount equal to the sum of (1) the Redemption Prices of the Secured Debt to be redeemed (or, in the case of the Class A-2 Loans, prepaid) (subject to any reduction of such Redemption Prices in accordance with the definition of “Redemption Price”) and the estimated portion of the Redemption Price that will be paid for Subordinated Notes to be redeemed, (2) in the case of a redemption or prepayment of all Debt, any and all Administrative Expenses due and payable, (3) any and all Administrative Expenses due and payable in connection with such redemption or prepayment (and not waived or voluntarily deferred by the party due such Administrative Expense), (4) any amounts due and payable to any Hedge Counterparty (and not waived or voluntarily deferred by such Hedge Counterparty) and (5) any Collateral Management Fees due and payable (and not waived or voluntarily deferred).

“Reset Amendment”: The meaning specified in Section 8.2(e) (Supplemental Indentures With Consent of Holders of Debt).

“Responsible Officers”: The meaning set forth in Section 14.3(a)(iii) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency).

“Restructured Loan”  A loan acquired by the Issuer resulting from, or received or issued in connection with, an insolvency, bankruptcy, reorganization, workout or restructuring or similar event of or with respect to an Obligor or a Collateral Obligation, which does not satisfy the definition of Loss Mitigation Loan; provided that on any Business Day as of which such Restructured Loan satisfies the definition of “Loss Mitigation Loan,” the Collateral Manager may designate (by written notice to the Issuer and the Collateral Administrator) such Restructured Loan as a “Loss Mitigation Loan”; provided, further that, on any Business Day as of which such Restructured Loan satisfies all of the criteria for acquisition by the Issuer (including, for the avoidance of doubt, the definition of “Eligibility Criteria,” without giving effect to any applicable carveouts for Restructured Loans set forth therein), the Collateral Manager may designate (by written notice to the Issuer and the Collateral Administrator) such Restructured Loan as a “Collateral Obligation.” For the avoidance of doubt, any Restructured Loan designated as a Loss Mitigation Loan or a Collateral Obligation in accordance with the terms of this definition shall constitute a Loss Mitigation Loan or a Collateral Obligation, as applicable (and not a Restructured Loan).

“Retention Basis Amount”: On any date of determination, an amount used for determining the EU/UK Retained Interest and in determining whether a Retention Deficiency has occurred and equal to the Collateral Principal Amount on such date with the following adjustments:  (i) Defaulted Obligations will be included in the Collateral Principal Amount and the Principal Balances thereof will be deemed to equal their respective outstanding principal amounts, and (ii) any Equity Security owned by the Issuer will be included in the Collateral Principal Amount with a Principal Balance determined as follows:  (a) in the case of a debt obligation or other debt security, the principal amount outstanding of such obligation or security, (b) in the case of an equity security received upon a “debt for equity swap” in relation to a restructuring or other similar event, the principal amount outstanding of the debt which was swapped for the equity security and (c) in the case of any other equity security, the nominal value thereof as determined by the Collateral Manager.

“Retention Deficiency”: As of any date of determination, an event which occurs if the amount of the Subordinated Notes held by the EU/UK Retention Holder is (or will be) insufficient to comply with the Securitization Regulation.

“Retention Holder”:  Barings Private Credit Corporation, and thereafter, such Person or Persons or any successor, assignee or transferee thereof permitted under the U.S. Risk Retention Rules.

“Revolver Funding Account”:  The account established pursuant to Section 10.4 (The Revolver Funding Account).

“Revolving Collateral Obligation”:  Any Collateral Obligation or Loss Mitigation Loan (other than a Delayed Drawdown Collateral Obligation) that is a Loan (including, without limitation, revolving Loans, including funded and unfunded portions of revolving credit lines, unfunded commitments under specific facilities and other similar Loans and investments) that by its terms may require one or more future advances to be made to the borrower by the Issuer; provided that any such Collateral Obligation or Loss Mitigation Loan will be a Revolving Collateral Obligation only until all commitments to make advances to the borrower expire or are terminated or irrevocably reduced to zero.

“Risk Retention Issuance”:  An additional issuance of Notes directed by the Collateral Manager solely for the purpose of compliance with the U.S. Risk Retention Rules or the retention requirements under the Securitization Regulations.

“Risk Retention Letter”: The letter entered into among the EU/UK Retention Holder, the Issuer, the Initial Purchaser and the Collateral Trustee, dated on the Closing Date as may be amended or supplemented from time to time.

“Rule 144A”:  Rule 144A, as amended, under the Securities Act.

“Rule 144A Global Note”:  Any Rule 144A Global Secured Note or Rule 144A Global Subordinated Note.

“Rule 144A Global Secured Note”:  The meaning specified in Section 2.2(b)(ii) (Forms of Notes).

“Rule 144A Global Subordinated Note”:  The meaning specified in Section 2.2(b)(ii) (Forms of Notes).

“Rule 144A Information”:  The meaning specified in Section 7.15 (Reporting).

“Rule 17g‑5”:  The meaning specified in Section 14.17(a) (17g‑5 Information).

“S&P”:  S&P Global Ratings, an S&P Global Ratings Inc. business, and any successor or successors thereto.

“S&P Additional Current Pay Criteria”: Criteria satisfied with respect to any Collateral Obligation (other than a DIP Collateral Obligation) if (i) the issuer of such Collateral Obligation has made an S&P Distressed Exchange Offer and the Collateral Obligation is already held by the Issuer and the Collateral Obligation ranks equal to or higher in priority than the obligation subject to the S&P Distressed Exchange Offer and (ii) (x) the S&P Rating of such Collateral Obligation is at least “CCC+” (and if “CCC+”, not on watch for downgrade) such Collateral Obligation has a Market Value of at least 80% of its par value or (y) such Collateral Obligation has a Market Value of at least 85% (without taking into consideration clause (E) of the definition of the term “Market Value”).

“S&P Collateral Value”:  With respect to any Defaulted Obligation, Loss Mitigation Qualified Loan, Deferring Obligation or Closing Date Participation Interest, the lesser of (i) the S&P Recovery Amount of such Defaulted Obligation, Loss Mitigation Qualified Loan, Deferring Obligation or Closing Date Participation Interest, as of the relevant Measurement Date and (ii) the Market Value of such Defaulted Obligation, Loss Mitigation Qualified Loan, Deferring Obligation or Closing Date Participation Interest, as of the relevant Measurement Date.

“S&P Distressed Exchange Offer”: An offer by the issuer of a Collateral Obligation to exchange one or more of its outstanding debt obligations for a different debt obligation or to repurchase one or more of its outstanding debt obligations for cash, or any combination thereof that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the issuer of such Collateral Obligation avoid default; provided, that an offer by such issuer to exchange unregistered debt obligations for registered debt obligations shall not be considered an S&P Distressed Exchange Offer.

“S&P Industry Classification”:  The S&P Industry Classifications set forth in Schedule 1 hereto, which industry classifications may be updated at the option of the Collateral Manager if S&P publishes revised industry classifications.

“S&P Rating”:  With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(i)             (a) if there is an issuer credit rating of the issuer of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a form of guaranty which satisfies S&P’s then‑current criteria applicable to guaranty agreements, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such issuer held by the Issuer; provided that private ratings (that is, ratings provided at the request of the Obligor) may be used for purposes of this definition if the related Obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P) or (b) if there is no issuer credit rating of the issuer by S&P but (1) there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one sub‑category below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Obligation shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one sub‑category above such rating;

(ii)            with respect to any Collateral Obligation that is a DIP Collateral Obligation, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P, or if such DIP Collateral Obligation was assigned a point‑in‑time rating by S&P that was withdrawn, such withdrawn rating may be used for 12 months after the assignment of such rating (provided, that, if the Collateral Manager is or becomes aware of a Specified Amendment with respect to the DIP Collateral Obligation that, in the Collateral Manager’s reasonable judgment, would have a material adverse impact on the value of the DIP Collateral Obligation, such withdrawn rating may not be used unless S&P otherwise confirms the rating or provides an updated one; provided, further, that if any such Collateral Obligation is a Pending Rating DIP Collateral Obligation, the S&P Rating thereof shall be the credit rating determined by the Collateral Manager in accordance with the definition of Pending Rating DIP Collateral Obligation);

(iii)         if there is not a rating by S&P on the issuer or on an obligation of the issuer, then the S&P Rating may be determined pursuant to clauses (a) through (d) below:

(a)           if an obligation of the issuer is publicly rated by Moody’s Investors Service, Inc. or, with the written consent of S&P, any successor‑in‑interest to Moody’s Investors Service, Inc., then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth in this Indenture except that the S&P Rating of such obligation will be (1) one sub‑category below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Baa3” or higher and (2) two sub‑categories below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Ba1” or lower (for the avoidance of doubt, if S&P does not provide consent in connection with a successor of Moody’s, the S&P Rating may be determined pursuant to clauses (b) and (c) below, to the extent applicable);

(b)           the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Issuer, the Collateral Manager on behalf of the Issuer or the issuer of such Collateral Obligation will, prior to or within thirty (30) days after the acquisition of such Collateral Obligation, apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate which shall be its S&P Rating; provided, that, until the receipt from S&P of such estimate, such Collateral Obligation will have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Collateral Trustee that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and will be at least equal to such rating; provided, further, that if such Information is not submitted within such thirty (30) day period, then, pending receipt from S&P of such estimate, the Collateral Obligation will have (1) the S&P Rating as determined by the Collateral Manager for a period of up to ninety (90) days after the acquisition of such Collateral Obligation and (2) an S&P Rating of “CCC‑”following such ninety day period; unless, during such ninety day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided, further, that with respect to any Collateral Obligation for which S&P has provided a credit estimate, the Collateral Manager (on behalf of the Issuer) shall request that S&P confirm or update such estimate annually (and pending receipt of such confirmation or new estimate, the Collateral Obligation shall have the prior estimate); provided, further, that such credit estimate shall expire 12 months after the acquisition of such Collateral Obligation, following which such Collateral Obligation shall have an S&P Rating of “CCC‑” unless, during such 12‑month period, the Issuer applies for renewal thereof in accordance with Section 7.14(b) (Annual Rating Review), in which case such credit estimate shall continue to be the S&P Rating of such Collateral Obligation until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Collateral Obligation; provided, further, that such confirmed or revised credit estimate shall expire on the next succeeding 12‑month anniversary of the date of the acquisition of such Collateral Obligation and (when renewed annually in accordance with Section 7.14(b) (Annual Rating Review)) on each 12‑month anniversary thereafter; provided, further that the Issuer will submit all available Information in respect of such Collateral Obligation to S&P notwithstanding that the Issuer is not applying to S&P for a credit estimate; provided, further, that the Issuer will promptly notify S&P of any material events effecting any such Collateral Obligation if the Collateral Manager reasonably determines that such notice is required in accordance with S&P’s published criteria for credit estimates titled “Credit FAQ: Anatomy Of A Credit Estimate: What It Means And How We Do It”, January 14, 2021 (as the same may be amended or updated from time to time);

(c)            with respect to a DIP Collateral Obligation, if the S&P Rating cannot otherwise be determined pursuant to this definition, the S&P Rating of such Collateral Obligation will be “CCC‑”; and

(d)           with respect to a Collateral Obligation that is not a Defaulted Obligation, the S&P Rating of such Collateral Obligation will at the election of the Issuer (at the direction of the Collateral Manager) be “CCC‑”; provided that (i) neither the issuer of such Collateral Obligation nor any of its Affiliates are subject to any bankruptcy or reorganization proceedings and (ii) the issuer has not defaulted on any payment obligation in respect of any debt security or other obligation of the issuer at any time within the two year period ending on such date of determination, all such debt securities and other obligations of the issuer that are pari passu with or senior to the Collateral Obligation are current and the Collateral Manager reasonably expects them to remain current; provided, that the Issuer will submit all available Information in respect of such Collateral Obligation to S&P as if the Issuer is were applying to S&P for a credit estimate; provided, further that, if there is a Specified Amendment with respect to any Collateral Obligation with an S&P Rating of “CCC‑” determined pursuant to this clause, the Issuer, or the Collateral Manager on behalf of the Issuer, shall, upon notice or knowledge thereof, notify S&P and provide available Information with respect thereto via email to CreditEstimates@spglobal.com; or

(iv)          with respect to a Current Pay Obligation that is rated “D” or “SD” by S&P, the S&P Rating of such Current Pay Obligation will be, at the election of the Issuer (at the direction of the Collateral Manager), “CCC‑” or the S&P Rating determined pursuant to clause (iii)(b) above; provided that the Collateral Manager may not determine such S&P Rating pursuant to clause (iii)(b)(1) above;

provided, that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one sub‑category above such assigned rating and (y) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one sub‑category below such assigned rating.

“S&P Rating Condition”:  With respect to any action taken or to be taken by or on behalf of the Issuer, a condition that is satisfied if S&P has confirmed in writing (including by means of electronic message, facsimile transmission, press release or posting to its internet website) to the Issuer, the Collateral Trustee, the Collateral Administrator and the Collateral Manager (unless in the form of a press release or posted to its internet website that does not require the Issuer and the Collateral Trustee to be identified as addressees) that no immediate withdrawal or reduction with respect to its then‑current rating by S&P of any Class of Secured Debt will occur as a result of such action; provided that such rating condition shall be deemed inapplicable with respect to such event or circumstance if (i) S&P has given notice to the effect that it will no longer review events or circumstances of the type requiring satisfaction of the S&P Rating Condition for purposes of evaluating whether to confirm the then‑current ratings (or initial ratings) of obligations rated by S&P; or (ii) S&P has communicated to the Issuer, the Collateral Manager or the Collateral Trustee (or their counsel) that it will not review such event or circumstance for purposes of evaluating whether to confirm the then‑current ratings (or Initial Ratings) of the Debt rated by S&P.  In the event that S&P no longer rates any Class of Debt, the S&P Rating Condition shall not apply to such Class.

“S&P Recovery Amount”:  With respect to any Collateral Obligation or Loss Mitigation Qualified Loan, an amount equal to: (a) the applicable S&P Recovery Rate multiplied by (b) the Principal Balance of such Collateral Obligation or Loss Mitigation Qualified Loan.

“S&P Recovery Rate”:  With respect to a Collateral Obligation, the recovery rate set forth in Section 1 of Schedule 3 using the Initial Rating of the Class A-1 Notes (or, if the Class A-1 Notes are no longer outstanding, the most senior Class of Secured Debt rated by S&P outstanding) at the time of determination.

“S&P Recovery Rating”:  With respect to a Collateral Obligation for which an S&P Recovery Rate is being determined, the “Recovery Rating” assigned by S&P to such Collateral Obligation based upon the tables set forth in Schedule 3 hereto.

“Sale”:  The meaning specified in Section 5.17(a) (Sale of Assets).

“Sale Proceeds”:  All proceeds (excluding accrued interest, if any) received with respect to Assets as a result of sales of such Assets in accordance with Article XII and the termination of any Hedge Agreement, in each case less any reasonable expenses incurred by the Collateral Manager, the Collateral Administrator or the Collateral Trustee (other than amounts payable as Administrative Expenses) in connection with such sales and net of any amounts due and payable by the Issuer to the related Hedge Counterparty in connection with any such termination.  Sale Proceeds will include Principal Financed Accrued Interest received in respect of such sale.

“Scheduled Distribution”:  With respect to any Asset, for each Due Date, the scheduled payment of principal and/or interest due on such Due Date with respect to such Asset, determined in accordance with the assumptions specified in Section 1.3 (Assumptions as to Assets) hereof.

“SEC”:  The United States Securities and Exchange Commission.

“Second Lien Loan”:  Any assignment of or Participation Interest in a Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the Obligor of the Loan other than a Senior Secured Loan with respect to the liquidation of such Obligor or the collateral for such Loan (subject to customary exceptions for permitted liens) and (ii) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan (subject to customary exceptions for permitted liens), the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal or higher seniority secured by a lien or security interest in the same collateral, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan on such specified collateral.

“Section 385 Rules”:  The final and temporary regulations under Section 385 of the Code.

“Secured Debt”:  Collectively, the Secured Notes and the Class A-2 Loans.

“Secured Debtholders”:  The Holders of the Secured Debt.

“Secured Notes”:  Collectively, the Class A-1 Notes, the Class A-2 Notes, the Class B Notes and the Class C Notes.

“Secured Parties”:  The meaning specified in the Granting Clauses.

“Securities Account Control Agreement”:  The Securities Account Control Agreement dated as of the Closing Date among the Issuer, the Collateral Trustee and State Street Bank and Trust Company, as securities intermediary.

“Securities Act”:  The United States Securities Act of 1933, as amended.

“Securities Intermediary”:  The meaning specified in Section 8‑102(a)(14) of the UCC.

“Security Agreement”: The meaning specified in Section 7.5(a).

“Security Entitlement”:  The meaning specified in Section 8‑102(a)(17) of the UCC.

“Securitization Regulation”: The EU Securitization Regulation and the UK Securitization Regulation, collectively.

“Selling Institution”:  The entity obligated to make payments to the Issuer under the terms of a Participation Interest.

“Senior Collateral Management Fee”:  The meaning set forth in the Collateral Management Agreement.

“Senior Secured Loan”:  Any assignment of or Participation Interest in a Loan that:  (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan (subject to customary exceptions for Loans secured by a first‑priority perfected security interest); (b) is secured by a valid first‑priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan (subject to customary exceptions for permitted liens) and (c) the value of the collateral securing the Loan at the time of purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal or greater seniority secured by a first lien or security interest in the same collateral.  For the avoidance of doubt, Senior Secured Loans will not include First Lien Last Out Loans.

“SIFMA Website”: The internet website of the Securities Industry and Financial Markets Association, currently located at https://www.sifma.org/resources/general/holiday-schedule/, or such successor website as identified by the Collateral Manager to the Collateral Trustee and the Calculation Agent.

“Similar Law”:  Any federal, state, local, non‑U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Debt (or any interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer’s assets) to Other Plan Law.

“SOFR”: With respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s (or applicable successor’s) website.

“Specified Action”:  With respect to a Collateral Obligation, certain actions of an Obligor thereon or certain events relating to an Obligor thereon, including a debt issuance, letter of credit issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Specified Amendment”:  With respect to any Collateral Obligation, any material amendment or event with respect to such Collateral Obligation that would, in the reasonable business judgment of the Collateral Manager, have a material adverse impact on the credit quality of such Collateral Obligation, including any amortization modifications, extensions of maturity, reductions of principal amount owed, or non-payment of timely interest or principal due.

“STAMP”:  The meaning specified in Section 2.5(a)(vi) (Registration, Registration of Transfer and Exchange).

“Stated Maturity”:  With respect to the Debt of any Class, the date specified as such in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Step‑Down Obligation”:  An obligation which by the terms of the related Underlying Instruments provides for a decrease in the per annum interest rate on such obligation (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step‑Down Obligation.

“Step‑Up Obligation”:  An obligation which by the terms of the related Underlying Instruments provides for an increase in the per annum interest rate on such obligation, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step‑Up Obligation.

“Structured Finance Obligation”:  Any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including collateralized debt obligations, mortgage‑backed securities and any security collateralized or backed by one or more other Structured Finance Obligations or the payments on which depend on the cash flows from one or more credit default swaps or other derivative financial contracts that reference other Structured Finance Obligations; provided that asset based loan facilities and loans directly to financial service companies, factoring businesses and other genuine operating businesses do not constitute structured finance obligations.

“Subordinated Collateral Management Fee”:  The meaning set forth in the Collateral Management Agreement.

“Subordinated Notes”:  The notes designated as “Subordinated” in, and having the characteristics specified in, Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations), and issued pursuant to this Indenture.

“Successor Entity”:  The meaning specified in Section 7.10(a) (Issuers May Consolidate, etc., Only on Certain Terms).

“Supermajority”:  With respect to any Class or Classes of Debt, the Holders of at least 66‑2/3% of the Aggregate Outstanding Amount of the Debt of such Class or Classes.

“Supplemental Reserve Account”:  The payment account of the Collateral Trustee established pursuant to Section 10.3(f) (Transaction Accounts).

“Synthetic Security”: A security or swap transaction, other than a Participation Interest or a letter of credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Initial Par Amount”:  U.S.$500,000,000.

“Target Par Balance”:  As of any date of determination, the Target Initial Par Amount, minus the amount of any reduction in the Aggregate Outstanding Amount of the Debt resulting through the payment of Principal Proceeds or Interest Proceeds.

“Tax”: Any present or future tax, levy, impost, duty, charge or assessment of any nature (including interest, penalties and additions thereto) imposed by any governmental or other taxing authority other than a stamp, registration, documentation or similar tax.

“Tax Event”:  An event that results in (i) any Obligor under any Collateral Obligation being required to deduct or withhold from any payment under such Collateral Obligation to the Issuer for or on account of any Tax for whatever reason and such Obligor is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of any Tax, whether assessed against such Obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding occurred, (ii) any jurisdiction imposing net income, profits or similar Tax on the Issuer (including any tax liability under Section 1446 of the Code), (iii) the Issuer becoming required to deduct or withhold from any payment to any Hedge Counterparty for or on account of any Tax for whatever reason and the Issuer being required to pay to the Hedge Counterparty such additional amount as is necessary to ensure that the net amount actually received by the Hedge Counterparty (after payment of all Taxes, whether assessed against such Hedge Counterparty or the Issuer) would equal the full amount that the Hedge Counterparty would have received had no such Taxes been imposed or (iv) a Hedge Counterparty being required to deduct or withhold from any payment under a Hedge Agreement for or on account of any Tax for whatever reason and such Hedge Counterparty not being required to pay to the Issuer such additional amount as would be necessary to ensure that the net amount actually received by the Issuer (after payment of all Taxes, whether assessed against such Hedge Counterparty or the Issuer) would equal the full amount that the Issuer would have received had no such Taxes been imposed, and, in each case or collectively, the aggregate amount of such a Tax or Taxes imposed on the Issuer or withheld from payments to the Issuer and with respect to which the Issuer receives is less than the full amount that the Issuer would have received had no such deduction occurred, or if “gross up payments” required to be made by the Issuer (x) are in excess of U.S.$1,000,000 during the Collection Period in which such event occurs or (y)  are in excess of U.S.$1,000,000 during any 12‑month period.

“Tax Jurisdiction”:  The Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, St. Maarten or Curaçao.

“Tax Redemption”:  The meaning specified in Section 9.3(a) (Tax Redemption).

“Term SOFR”:  The greater of (a) zero and (b) the Term SOFR Reference Rate for the Index Maturity on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be (x) the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day or (y) if the Term SOFR Reference Rate cannot be determined in accordance with clause (x) of this proviso, the Term SOFR Rate shall be the Term SOFR Reference Rate as determined on the previous Interest Determination Date.

“Term SOFR Administrator”:  CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Collateral Manager in its reasonable discretion).

“Term SOFR Reference Rate”:  The forward-looking term rate based on SOFR.

“Third Party Credit Exposure”: As of any date of determination, the sum (without duplication) of the outstanding Principal Balance of each Collateral Obligation that consists of a Participation Interest.

“Third Party Credit Exposure Limits”:  Limits that shall be satisfied if the Third Party Credit Exposure with counterparties having the ratings below from S&P do not exceed the percentage of the Collateral Principal Amount specified below:

S&P’s credit rating of Selling Institution	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA+	10%	10%
AA	10%	10%
AA‑	10%	10%
A+	5%	5%
A	5%	5%
A‑ or below	0%	0%

provided that a Selling Institution having an S&P credit rating of “A” must also have a short‑term S&P rating of “A‑1” otherwise its “Aggregate Percentage Limit” and “Individual Percentage Limit” (each as shown above) shall be 0%.

“Trading Gains”:  In respect of any Collateral Obligation which is repaid, prepaid, redeemed or sold, any excess of (a) the Principal Proceeds or Sale Proceeds received in respect thereof over (b) the Principal Balance thereof (where for such purpose “Principal Balance” shall be determined as set out in the definition of “Retention Basis Amount”), in each case net of (i) any expenses incurred in connection with any repayment, prepayment, redemption or sale thereof, and (ii) in the case of a sale of such Collateral Obligation, any interest accrued but not paid thereon which has not been capitalized as principal and included in the sale price thereof.

“Transaction Documents”:  This Indenture, the Class A-2 Credit Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Securities Account Control Agreement, the Purchase Agreement, the Loan Sale Agreement and the Administration Agreement.

“Transfer Agent”:  The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Transferor” Barings Private Credit Corporation, as transferor under the Loan Sale Agreement.

“Treasury Regulations”: The regulations promulgated under the Code.

“Trust Officer”:  When used with respect to the Collateral Trustee or the Loan Agent, any officer within the Corporate Trust Office (or any successor group of the Collateral Trustee) including any vice president, assistant vice president or officer of the Collateral Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this transaction.

“UCC”:  The Uniform Commercial Code as in effect in the State of New York or, if different, the political subdivision of the United States that governs the perfection of the relevant security interest as amended from time to time.

“UK Securitization Regulation”: Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the EUWA, and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 as amended, varied or substituted from time to time, including (i) any technical standards thereunder as may be effective from time to time and (ii) any guidance relating thereto as may from time to time be published by the UK Financial Conduct Authority and/or the UK Prudential Regulation Authority (or, in each case, any successor thereto).

“Unadjusted Benchmark Replacement”:  The Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.

“Uncertificated Security”:  The meaning specified in Section 8‑102(a)(18) of the UCC.

“Underlying Instrument”:  The indenture or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

“United States” and “U.S.”: The United States of America, its territories and its possessions.

“United States Treasury”: The United States Department of the Treasury.

“Unregistered Securities”:  The meaning specified in Section 5.17(c) (Sale of Assets).

“Unsalable Asset”:  (a) A Defaulted Obligation, Equity Security, obligation received in connection with an Offer, in a restructuring or plan of reorganization with respect to the Obligor, or other exchange or any other security or debt obligation that is part of the Assets, in respect of which the Issuer has not received a payment in Cash during the preceding 12 months or (b) any Collateral Obligation identified in a certificate of the Collateral Manager as having a Market Value of less than U.S.$1,000, in each case, with respect to which the Collateral Manager certifies in writing to the Collateral Trustee that (x) it has attempted to dispose of such Collateral Obligation for at least 90 days, (y) in its judgment such Collateral Obligation is not expected to be saleable for the foreseeable future and (z)  such Collateral Obligation satisfies clause (a) or (b) of this definition of “Unsalable Asset”.

“Unsecured Loan”:  An unsecured Loan obligation of any corporation, trust (including a business trust), statutory trust, partnership, limited liability company, joint venture, association or joint stock company.

“U.S. Government Securities Business Day”:  Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities as indicated on the SIFMA Website.

“U.S. person”:  The meaning specified in Regulation S.

“U.S. Risk Retention Rules”: The federal interagency credit risk retention rules, codified at 17 C.F.R. Part 246.

“Volcker Rule”: Section 13 of the Bank Holding Company Act of 1956, as amended from time to time.

“Weighted Average Life”:  On any Measurement Date with respect to all Collateral Obligations (other than any Defaulted Obligations), the number of years following such date obtained by summing the products obtained by multiplying:

(a)          (i) the Average Life at such time of each such Collateral Obligation by (ii) the Principal Balance of such Collateral Obligation;

and dividing such sum by:

(b)            the Aggregate Principal Balance at such time of all Collateral Obligations (excluding any Defaulted Obligations).

“Weighted Average Life Test”:  The test that will be satisfied on any date of determination if the Weighted Average Life of all Collateral Obligations as of such date is less than or equal to the value in the column entitled “Weighted Average Life Vale” in the table below corresponding to the immediately preceding Payment Date (or prior to the first Payment Date after the Closing Date, the Closing Date).

Payment Date in (or Closing Date)	Weighted Average Life Value
Closing Date	6.00
Payment Date in January 2024	5.50
Payment Date in April 2024	5.25
Payment Date in July 2024	5.00
Payment Date in October 2024	4.75
Payment Date in January 2025	4.50
Payment Date in April 2025	4.25
Payment Date in July 2025	4.00
Payment Date in October 2025	3.75
Payment Date in January 2026	3.50
Payment Date in April 2026	3.25
Payment Date in July 2026	3.00
Payment Date in October 2026	2.75
Payment Date in January 2027	2.50
Payment Date in April 2027	2.25
Payment Date in July 2027	2.00
Payment Date in October 2027	1.75
Payment Date in January 2028	1.50
Payment Date in April 2028	1.25
Payment Date in July 2028	1.00
Payment Date in October 2028	0.75
Payment Date in January 2029	0.50
Payment Date in April 2029	0.25
Payment Date in July 2029 and thereafter	0.00

“Zero Coupon Bond”: Any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in cash less frequently than semi‑annually or (c) pays interest only at its stated maturity.

Section 1.2        Usage of Terms.   With respect to all terms in this Indenture, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all amendments, modifications and supplements thereto or any changes therein entered into in accordance with their respective terms and not prohibited by this Indenture; references to Persons include their permitted successors and assigns; the term “including” means “including without limitation”; and references to a statute, regulation or other government rule are to it as amended from time to time and, as applicable, are to corresponding provisions of successor governmental rules (whether or not already so stated).

References to (i) the “redemption” of Secured Debt shall be understood to refer, in the case of the Class A-2 Loans, to the repayment or prepayment, as applicable, of the Class A-2 Loans, by the Issuers and (ii) the “issuance” of Secured Debt or to the “execution,” “authentication” and/or “delivery” of Secured Debt shall be understood to refer, in the case of the Class A-2 Loans, to the incurrence of the Class A-2 Loans, by the Issuers, pursuant to the Class A-2 Credit Agreement.

Section 1.3       Assumptions as to Assets.   In connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Asset, or any payments on any other assets included in the Assets, with respect to the sale of Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Assets and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 (Assumptions as to Assets) shall be applied.  The provisions of this Section 1.3 (Assumptions as to Assets) shall be applicable to any determination or calculation that is covered by this Section 1.3 (Assumptions as to Assets), whether or not reference is specifically made to this Section 1.3 (Assumptions as to Assets), unless some other method of calculation or determination is expressly specified in the particular provision.

(a)           All calculations with respect to Scheduled Distributions on the Assets shall be made on the basis of information as to the terms of each such Asset and upon reports of payments, if any, received on such Asset that are furnished by or on behalf of the issuer of such Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)            For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Obligations unless or until such payments are actually made.

(c)           For each Collection Period and as of any date of determination, the Scheduled Distribution on any Asset (including DIP Collateral Obligations but excluding Defaulted Obligations, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero, except to the extent any payments have actually been received) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Asset (including the proceeds of the sale of such Asset received and, in the case of sales which have not yet settled, anticipated to be received during the Collection Period that, if paid as scheduled, will be available in the Collection Account at the end of the Collection Period) and (ii) any such amounts received by the Issuer in prior Collection Periods that were not disbursed on a previous Payment Date.

(d)         Each Scheduled Distribution receivable with respect to a Collateral Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate.  All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Secured Debt or other amounts payable pursuant to this Indenture or the Class A-2 Credit Agreement.  For purposes of the applicable determinations required by Section 10.7(b)(iii) (Accountings), Article XII and the definition of “Interest Coverage Ratio”, the expected interest on the Secured Debt and Floating Rate Obligations will be calculated using the then current interest rates applicable thereto.

(e)            References in Section 11.1(a) (Disbursements of Monies from Payment Account) to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)             [Reserved].

(g)            Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in Dollars.

(h)            Any reference in this Indenture to an amount of the Collateral Trustee’s or the Collateral Administrator’s fees calculated with respect to a period at a per annum rate shall be computed on the basis of a 360-day year and the actual number of days elapsed for the related Interest Accrual Period and shall be based on the Fee Basis Amount at the beginning of each Interest Accrual Period.

(i)             To the extent of any ambiguity in the interpretation of any definition or term contained in this Indenture or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall request direction from the Collateral Manager as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and together with the Collateral Trustee, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(j)             For purposes of calculating compliance with any tests under this Indenture, the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or an Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(k)            If the Issuer (or the Collateral Manager on behalf of the Issuer) is notified by the administrative agent or other withholding agent or otherwise for the syndicate of lenders in respect of (x) any amendment, waiver, consent or extension fees or (y) commitment fees or other similar fees in respect of Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation that any amounts associated therewith are subject to withholding tax imposed by any jurisdiction and the Coverage Tests shall be calculated thereafter net of the full amount of such withholding tax unless the related Obligor is required to make “gross‑up” payments to the Issuer that cover the full amount of any such withholding tax on an after‑tax basis pursuant to the Underlying Instruments with respect thereto.

(l)             For all purposes (including calculation of the Coverage Tests), the Principal Balance of a Revolving Collateral Obligation or a Delayed Drawdown Collateral Obligation will include all unfunded commitments that have not been irrevocably reduced, withdrawn or expired.

(m)          For purposes of calculating the sale proceeds of a Collateral Obligation in sale transactions, sale proceeds will include any Principal Financed Accrued Interest received in respect of such sale.

(n)            If a Collateral Obligation included in the Assets would be deemed a Current Pay Obligation but for the applicable percentage limitation in the proviso to the definition of “Defaulted Obligation”, then the Current Pay Obligations with the lowest Market Value (expressed as a percentage of the Principal Balance of such Current Pay Obligations as of the date of determination) shall be deemed Defaulted Obligations. Each such Defaulted Obligation will be treated as a Defaulted Obligation for all purposes until such time as the Aggregate Principal Balance of Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Obligation, the applicable percentage of the Collateral Principal Amount.

(o)            No Restructured Loan shall be included in the calculation of any Coverage Test.

ARTICLE II

THE DEBT

Section 2.1       Forms Generally.   The Notes and the Collateral Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Issuer executing such Notes as evidenced by their execution of such Notes.  Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.2    Forms of Notes.  (a) The forms of the Notes, including the forms of Certificated Secured Notes, Certificated Subordinated Notes, Regulation S Global Secured Notes, Rule 144A Global Secured Notes and Rule 144A Global Subordinated Notes, shall be as set forth in the applicable part of Exhibit A hereto.

(b)             Secured Notes and Subordinated Notes.

(i)            Regulation S Global Secured Notes.  Unless otherwise agreed by the Applicable Issuers, the Secured Notes of each Class sold to persons who are not U.S. persons in offshore transactions in reliance on Regulation S shall each be issued initially in the form of one permanent Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A‑1 hereto, in the case of the Secured Notes (each, a “Regulation S Global Secured Note”), and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Collateral Trustee as custodian for, and registered in the name of a nominee of, DTC for the respective accounts of Euroclear and Clearstream, duly executed by the Applicable Issuers and authenticated by the Collateral Trustee as hereinafter provided.

(ii)           Rule 144A Global Notes.  Unless otherwise agreed to by the Applicable Issuers, the Secured Notes of each Class sold to persons that are QIB/QPs shall each be issued initially in the form of one permanent Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A‑1 hereto (each, a “Rule 144A Global Secured Note”) and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Collateral Trustee as custodian for, and registered in the name of a nominee of, DTC, duly executed by the Applicable Issuers and authenticated by the Collateral Trustee as hereinafter provided. Upon the request of such purchaser, the Subordinated Notes sold to persons that are QIB/QPs shall each be issued initially in the form of one permanent Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A‑2 hereto (each, a “Rule 144A Global Subordinated Note”) and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Collateral Trustee as custodian for, and registered in the name of a nominee of, DTC, duly executed by the Applicable Issuers and authenticated by the Collateral Trustee as hereinafter provided.

(iii)           Certificated Notes.  With the consent of the Issuer, Secured Notes of any Class may be issued in the form of definitive, fully registered notes without coupons substantially in the applicable form attached as Exhibit A‑1 hereto (a “Certificated Secured Note”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Collateral Trustee as hereinafter provided.  Other than as provided in Section 2.2(b)(ii) (Forms of Notes), Subordinated Notes shall be issued in the form of definitive, fully registered notes without coupons substantially in the applicable form attached as Exhibit A‑2 hereto (each, a “Certificated Subordinated Note”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Collateral Trustee as hereinafter provided.

(iv)           Aggregate Principal Amounts of Global Notes.  The aggregate principal amount of the Regulation S Global Secured Notes, the Rule 144A Global Secured Notes and the Rule 144A Global Subordinated Notes may from time to time be increased or decreased by adjustments made on the records of the Collateral Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(c)           Book Entry Provisions.  This Section 2.2(c) (Forms of Notes) shall apply only to Global Notes deposited with or on behalf of DTC.

(i)           The provisions of the “Operating Procedures of the Euroclear System” of Euroclear and the “Terms and Conditions Governing Use of Participants” of Clearstream, respectively, will be applicable to the Global Notes insofar as interests in such Global Notes are held by the Agent Members of Euroclear or Clearstream, as the case may be.

(ii)         Agent Members shall have no rights under this Indenture with respect to any Global Notes held on their behalf by the Collateral Trustee, as custodian for DTC and DTC may be treated by the Applicable Issuer, the Collateral Trustee, and any agent of the Applicable Issuer or the Collateral Trustee as the absolute owner of such Notes for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Applicable Issuer, the Collateral Trustee, or any agent of the Applicable Issuer or the Collateral Trustee, from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

Section 2.3        Authorized Amount; Stated Maturity; Denominations.

(a)            Aggregate Principal Amount.  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture and the Class A-2 Loans that may be incurred under the Class A-2 Credit Agreement is limited to U.S.$496,500,000 aggregate principal amount of Debt (except for (i) Deferred Interest with respect to each Deferrable Class, (ii) Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5 (Registration, Registration of Transfer and Exchange), Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note) or Section 8.5 (Reference in Debt to Supplemental Indentures) of this Indenture, (iii) additional debt issued or incurred in accordance with Section 2.13 (Additional Issuance) and Section 3.2 (Conditions to Additional Issuance) or (iv) Re-Pricing Replacement Debt).

(b)          Classes, Designations, Characteristics, etc.  Such Debt shall be divided into the Classes, having the designations, original principal amounts and other characteristics as follows:
	Class A-1 Notes	Class A-2 Notes	Class A-2 Loans	Class B Notes	Class C Notes	Subordinated Notes
Class Designation
Original Principal Amount[1]	$300,000,000	$35,000,000	$20,000,000	$25,000,000	$22,500,000	$94,000,000
Stated Maturity[2]	July 15, 2031	July 15, 2031	July 15, 2031	July 15, 2031	July 15, 2031	July 15, 2031
Fixed Rate Debt	No	No	No	No	No	N/A
Interest Rate
Fixed Interest Rate	N/A	N/A	N/A	N/A	N/A	N/A
Floating Rate Debt	Yes	Yes	Yes	Yes	Yes	N/A
Index[3]	Reference Rate	Reference Rate	Reference Rate	Reference Rate	Reference Rate	N/A
Spread	2.40%	3.35%	3.35%	4.15%	6.35%	N/A
Initial Rating(s)
S&P	“AAA(sf)”	“AA(sf) ”	“AA(sf) ”	“A(sf)”	“BBB(sf)”	NR
Priority Classes	None	A-1	A-1	A-1, A-2 Notes, A-2 Loans	A-1, A-2 Notes, A-2 Loans, B	A-1, A-2 Notes, A-2 Loans, B, C
Pari Passu Classes	None	A-2 Loans	A-2 Notes	None	None	None
Junior Classes	A-2 Notes, A-2 Loans, B, C, Subordinated	B, C, Subordinated	B, C, Subordinated	C, Subordinated	Subordinated	None
Interest deferrable	No	No	No	Yes	Yes	N/A
Applicable Issuer(s)	Issuers – Co – Issued	Issuers – Co – Issued	N/A	Issuers – Co – Issued	Issuers – Co – Issued	Issuer – Issuer Only
ERISA Restricted	No	No	No	No	No	Yes
Listed Debt	No	No	No	No	No	No
Secured Debt	Yes	Yes	Yes	Yes	Yes	No
Re-Pricing Eligible Debt	Yes	No	No	Yes	Yes	N/A

[1]	As of the Closing Date.

[2]	If such date is not a Business Day, the Notes will mature on the next Business Day.

[3]
The Reference Rate initially will be Term SOFR, and Term SOFR will be determined as described in the definition of “Term SOFR”.  The Issuer may replace Term SOFR for a Benchmark Replacement as described herein. The Reference Rate applicable to the Secured Debt is subject to a floor of 0.00%.

(c)          Authorized Denominations.  The Secured Debt (except for the Class A-1 Notes) shall be issued under this Indenture or incurred under the Class A-2 Credit Agreement in minimum denominations of U.S.$250,000 and integral multiples of U.S.$1.00 in excess thereof, the Class A-1 Notes shall be issued in minimum denominations of $100,000 and integral multiples of U.S.$1.00 in excess thereof and the Subordinated Notes shall be issued in minimum denominations of U.S.$2,000,000 and integral multiples of U.S.$1.00 in excess thereof (each, an “Authorized Denomination”).  Notes shall only be transferred or resold in compliance with the terms of this Indenture.

Section 2.4        Execution, Authentication, Delivery and Dating.   (a) The Notes shall be executed on behalf of each of the Applicable Issuers by one of their respective Authorized Officers.  The signature of such Authorized Officer on the Notes may be manual, scanned, electronic or facsimile.

(b)           Notes bearing the manual, scanned, electronic or facsimile signatures of individuals who were at any time the Authorized Officers of the Applicable Issuer, shall bind the Issuer and the Co‑Issuer, as applicable, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

(c)            At any time and from time to time after the execution and delivery of this Indenture, the Issuer and the Co‑Issuer may deliver Certificated Notes or Global Notes executed by the Applicable Issuers to the Collateral Trustee or the Authenticating Agent for authentication, and the Collateral Trustee or the Authenticating Agent, upon Issuer Order (which Issuer Order shall, in respect of a transfer of Certificated Notes or Global Notes hereunder, shall have been deemed to have been provided upon the Issuer’s delivery of an executed Note to the Collateral Trustee), shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

(d)          Each Note authenticated and delivered by the Collateral Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date.  All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

(e)           Notes issued upon transfer, exchange or replacement of other Notes shall be issued in Authorized Denominations reflecting the original Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced, but shall represent only the current Outstanding principal amount of the Notes so transferred, exchanged or replaced.  If any Note is divided into more than one Note in accordance with this Article II, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.

(f)            No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Collateral Trustee or by the Authenticating Agent by the manual signature of one of their authorized signatories, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.5         Registration, Registration of Transfer and Exchange.

(a)             Register, Appointment of Registrar, Registration of Debt.

(i)           The Issuer shall cause the Debt to be Registered and shall cause to be kept a register (the “Register”) at the office of the Collateral Trustee in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Debt and the registration of transfers of Debt.  The Collateral Trustee is hereby initially appointed registrar (the “Registrar”) for the purpose of registering Debt and transfers of such Debt with respect to the Register maintained in the United States as herein provided.  Upon any update to the Register, if the Issuer has appointed a Paying Agent other than the Collateral Trustee, the Collateral Trustee shall cause the Registrar to provide a copy of such Register to the Issuer so that the Issuer may comply with Section 7.3 (Money for Debt Payments to be Held in Trust).  Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Registrar.

(ii)            If a Person other than the Collateral Trustee is appointed by the Issuer as Registrar, the Issuer will give the Collateral Trustee prompt written notice of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Collateral Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Collateral Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal or face amounts and numbers of such Notes.  Upon written request by the Issuer or the Collateral Manager at any time, the Registrar shall provide to the requesting person (1) a current list of Holders (and their holdings) as reflected in the Register and (2) any information the Registrar actually possesses regarding the nature and identity of any beneficial owner of any Note (and its holdings), to the extent such disclosure is not prohibited by federal law or any other law applicable to the Collateral Trustee.

(iii)           Subject to this Section 2.5 (Registration, Registration of Transfer and Exchange), upon surrender for registration of transfer of any Notes at the office or agency of the Issuers to be maintained as provided in Section 7.2 (Maintenance of Office or Agency), the Applicable Issuers shall execute, and the Collateral Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any Authorized Denomination and of a like aggregate principal or face amount.

(iv)           Subject to this Section 2.5 (Registration, Registration of Transfer and Exchange), at the option of the Holder, Notes may be exchanged for Notes of like terms, in any Authorized Denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Note is surrendered for exchange, the Applicable Issuers shall execute, and the Collateral Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive in accordance with this Section 2.5 (Registration, Registration of Transfer and Exchange).

(v)           All Notes issued and authenticated and/or recorded in the Register upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer and, solely in the case of the Co-Issued Debt, the Co‑Issuer, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(vi)           Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

(vii)          No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Collateral Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.  The Collateral Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee.

(b)           Exemption from Registration under Securities Act, State Securities Laws, Investment Company Act.  No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause either of the Issuers to become subject to the requirement that it register as an investment company under the Investment Company Act.

(c)            Restrictions on Transfers of ERISA Restricted Notes.  No transfer of any ERISA Restricted Note (or any interest therein) will be effective, and the Collateral Trustee will not recognize any such transfer, if after giving effect to such transfer 25% or more of the total value of each class of the ERISA Restricted Notes would be held by Persons who have represented that they are Benefit Plan Investors, disregarding ERISA Restricted Notes held by Controlling Persons. ERISA Restricted Notes in the form of Global Notes may not be acquired or transferred to Benefit Plan Investors or Controlling Persons, other than in the case of an ERISA Restricted Notes acquired on the Closing Date from the Issuer or the Initial Purchaser where such Benefit Plan Investor or Controlling Person has provided a representation letter to the Issuer certifying as to its status as a Benefit Plan Investor or a Controlling Person.

(d)         Transfers and Exchanges of Notes.  Transfers and exchanges of Notes shall only be made in accordance with Section 2.2(b) (Forms of Notes) and this Section 2.5(d) (Registration, Registration of Transfer and Exchange).

(i)             Rule 144A Global Secured Note to Regulation S Global Secured Note.  If a beneficial owner of a Rule 144A Global Secured Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Secured Note for an interest in the corresponding Regulation S Global Secured Note, or to transfer its interest in such Rule 144A Global Secured Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Secured Note, such holder (provided that such holder or, in the case of a transfer, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction) may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Secured Note.  Upon receipt by the Registrar of (A) instructions given in accordance with DTC’s procedures from an Agent Member directing the Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Secured Note in the Authorized Denomination applicable to such holder’s Notes, in an amount equal to the beneficial interest in the Rule 144A Global Secured Note to be exchanged or transferred, but not less than the minimum denomination applicable to such Class of Notes (B) a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase, and  (C) a certificate in the form of Exhibit B‑1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Regulation S Global Secured Notes, including that the holder or the transferee, as applicable, is not a U.S. person, and in an offshore transaction pursuant to and in accordance with Regulation S, then the Registrar shall approve the instructions at DTC to reduce the principal amount of the Rule 144A Global Secured Note and to increase the principal amount of the Regulation S Global Secured Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Secured Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Regulation S Global Secured Note equal to the reduction in the principal amount of the Rule 144A Global Secured Note.

(ii)          Regulation S Global Secured Note to Rule 144A Global Secured Note. If a beneficial owner of a Regulation S Global Secured Note deposited with DTC is entitled to exchange its interest in such Regulation S Global Secured Note for an interest in the corresponding Rule 144A Global Secured Note or to transfer its interest in such Regulation S Global Secured Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Secured Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Secured Note.  Upon receipt by the Registrar of (A) instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Secured Note in an amount equal to the beneficial interest in such Regulation S Global Secured Note, in the Authorized Denomination applicable to such holder’s Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase, and (B) a certificate in the form of Exhibit B‑3 attached hereto given by the holder of such beneficial interest and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Regulation S Global Secured Note reasonably believes that the Person acquiring such interest in a Rule 144A Global Secured Note is a Qualified Purchaser and a Qualified Institutional Buyer, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction, then the Registrar will approve the instructions at DTC to reduce, or cause to be reduced, the Regulation S Global Secured Note by the aggregate principal amount of the beneficial interest in the Regulation S Global Secured Note to be transferred or exchanged, and the Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Secured Note equal to the reduction in the principal amount of the Regulation S Global Secured Note.

(iii)          Global Note to Certificated Note.  If either (x) the Applicable Issuers agree and a holder of a beneficial interest in a Global Note desires, or (y) if pursuant to Section 2.10(a) (DTC Ceases to be Depository), a holder of a beneficial interest in a Global Note deposited with DTC is entitled at any time to exchange its interest in such Global Note for a Certificated Note or to transfer its interest in such Global Note to a Person who wishes to take delivery thereof in the form of a corresponding Certificated Note, then such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, exchange or transfer, or cause the exchange or transfer of, such interest for a corresponding Certificated Note; provided that a beneficial interest in a Regulation S Global Secured Note shall not be exchanged for a Certificated Note or transferred to a Person who wishes to take delivery in the form of a corresponding Certificated Note during the forty (40) calendar day period beginning on the Closing Date.  Upon receipt by the Registrar of (A) a certificate substantially in the form of Exhibit B‑2, in the case of Secured Note, or Exhibit B‑4, in the case of Subordinated Notes, and, in the case of ERISA Restricted Notes only, Exhibit B‑5 attached hereto executed by the holder or transferee, as applicable, including in the case of a transfer that the transferee is either (1) a Qualified Purchaser and a Qualified Institutional Buyer (or, with the written consent of the Issuer, an Institutional Accredited Investor) that is obtaining such beneficial interest in a transaction exempt from registration under the Securities Act and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction or (2) solely in the case of a Secured Note or a Subordinated Note, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction and (B) appropriate instructions from Euroclear, Clearstream and/or DTC, if required, the Registrar will approve the instructions at Euroclear, Clearstream and/or DTC to reduce, or cause to be reduced, the Global Note by the aggregate principal amount of the beneficial interest in the Global Note to be exchanged or transferred, record the exchange or transfer in the Register in accordance with Section 2.5(a) (Registration, Registration of Transfer and Exchange) and upon execution by the Issuer and authentication and delivery by the Collateral Trustee one or more corresponding Certificated Notes registered in the names specified in the instructions described in clause (B) above in principal amounts designated by the holder or the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Global Note exchanged by such holder or transferred by the transferor), and in Authorized Denominations.  In addition, any transfer of a Subordinated Note will not be effective unless and until the Issuer and the Collateral Trustee have received a fully executed Daisy Chain Letter.

(iv)          Certificated Note to Regulation S Global Secured Note.  If a Holder of a Certificated Note (other than a Subordinated Note) wishes at any time to exchange its interest in such Certificated Note or to transfer such Certificated Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a corresponding Regulation S Global Secured Note, such holder may (provided that such holder or, in the case of a transfer, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction), subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, exchange or transfer, or cause the exchange or transfer of, such Certificated Note for a beneficial interest in a Regulation S Global Secured Note.  Upon receipt by the Registrar of (A) a Holder’s Certificated Note properly endorsed for cancelation by such Holder or for assignment to the transferee, (B) a certificate in the form of Exhibit B‑1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Regulation S Global Secured Notes, including that the Holder or the transferee, as applicable, is not a U.S. person, and in an offshore transaction pursuant to and in accordance with Regulation S, and (C) a written order given in accordance with Euroclear’s, Clearstream’s and/or DTC’s procedures, as the case may be, containing information regarding the participant’s account at Euroclear, Clearstream and/or DTC to be credited with such increase, the Registrar shall cancel such Certificated Note in accordance with Section 2.9 (Cancellation), record the transfer in the Register in accordance with Section 2.5(a) (Registration, Registration of Transfer and Exchange) and approve the instructions at Euroclear, Clearstream and/or DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the Regulation S Global Secured Note equal to the principal amount of the Certificated Note transferred or exchanged.

(v)            Certificated Note to Rule 144A Global Note.  If a Holder of a Certificated Note wishes at any time to exchange its interest in such Certificated Note or to transfer such Certificated Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a corresponding Rule 144A Global Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such Certificated Note for a beneficial interest in a corresponding Rule 144A Global Note.  Upon receipt by the Registrar of (A) a Holder’s Certificated Note properly endorsed for cancelation by such Holder or for assignment to the transferee, (B) a certificate in the form of Exhibit B‑3 and, in the case of ERISA Restricted Notes only, Exhibit B-5 attached hereto given by the Holder and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Certificated Note reasonably believes that the Person acquiring such interest in a Rule 144A Global Note is a Qualified Purchaser and a Qualified Institutional Buyer, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction, (C) instructions given in accordance with DTC’s procedures from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Rule 144A Note in an amount equal to the Certificated Note to be transferred or exchanged and (D) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account at DTC to be credited with such increase, the Registrar shall cancel such Certificated Note in accordance with Section 2.9 (Cancellation), record the transfer in the Register in accordance with Section 2.5(a) (Registration, Registration of Transfer and Exchange) and approve the instructions at DTC concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note equal to the principal amount of the Certificated Note transferred or exchanged.

(vi)          Certificated Note to Certificated Note.  If a Holder of a Certificated Note wishes at any time to exchange its interest for one or more Certificated Notes or to transfer such Certificated Note to a Person who wishes to take delivery thereof in the form of a Certificated Note, such holder may upon receipt by the Registrar of (A) a Holder’s Certificated Note properly endorsed for cancelation by such Holder or assignment to the transferee and (B) certificates substantially in the form of Exhibit B‑2, in the case of Secured Notes, or Exhibit B‑4, in the case of Subordinated Notes, and, in the case of ERISA Restricted Notes only, Exhibit B‑5 attached hereto executed by the Holder or transferee, as applicable, including in the case of a transfer that the transferee is either (1) a Qualified Purchaser and a Qualified Institutional Buyer (or, with the written consent of the Issuer, an Institutional Accredited Investor) that is obtaining such beneficial interest in a transaction exempt from registration under the Securities Act and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction or (2) solely in the case of a Secured Note, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction, the Registrar shall cancel such Certificated Note in accordance with Section 2.9 (Cancellation), record the exchange and/or transfer in the Register in accordance with Section 2.5(a) (Registration, Registration of Transfer and Exchange) and upon execution by the Issuer and authentication and delivery by the Collateral Trustee, one or more corresponding Certificated Notes, registered in the names specified in the instructions described in clause (B) above in principal amounts designated by the holder and/or transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Certificated Note exchanged and/or transferred by the transferor), and in Authorized Denominations.

(e)          Eligible Purchasers and Transferees of Subordinated Notes.  The Subordinated Notes may only be sold or transferred to Persons that are both (i) (A) Qualified Institutional Buyers or (B) with the written consent of the Issuer, Institutional Accredited Investors and (ii) Qualified Purchasers; provided that, for the avoidance of doubt, the Subordinated Notes may not be offered or sold pursuant to Regulation S and may only be purchased by or transferred to United States persons (for U.S. federal income tax purposes).  Subordinated Notes in the form of Global Notes may not be acquired by or transferred to Benefit Plan Investors or Controlling Persons, other than in the case of an Subordinated Notes acquired on the Closing Date from the Issuer or the Initial Purchaser where such Benefit Plan Investor or Controlling Person has provided a representation letter to the Issuer certifying as to its status as a Benefit Plan Investor or a Controlling Person.

(f)          Removal of Applicable Legends.  If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in the applicable part of Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Collateral Trustee, the Collateral Manager and the Applicable Issuers such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Applicable Issuers (and which shall by its terms permit reliance by the Collateral Trustee or the Collateral Manager), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA or the Code.  Upon provision of such satisfactory evidence, the Collateral Trustee or its Authenticating Agent, at the written direction of the Applicable Issuers with the consent of the Collateral Manager shall, after due execution by the Applicable Issuers authenticate and deliver Notes that do not bear such applicable legend.  Notwithstanding the delivery of any Opinion of Counsel, neither the Applicable Issuers nor the Collateral Manager shall be required to consent to the removal of any legends from the Notes, and any such decision shall remain in the sole discretion of the Applicable Issuers and the Collateral Manager.

(g)          Deemed Representations of Beneficial Owners of Global Notes.  Each Person who becomes a beneficial owner of Notes represented by an interest in a Global Note will be deemed to have represented and agreed as follows (and in the case of the Notes acquired in the form of Certificated Notes and Subordinated Notes acquired on the Closing Date will represent and agree, in substantially the same form except as may be expressly agreed by the Issuer):

(i)          In connection with the purchase of such Notes:  (A) none of the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Trustee, the Collateral Administrator or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuers, the Collateral Manager, the Collateral Trustee, the Collateral Administrator, the Initial Purchaser or any of their respective Affiliates other than any statements in the final Offering Circular for such Notes, and such beneficial owner has read and understands such Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuers, the Collateral Manager, the Collateral Trustee, the Collateral Administrator, the Initial Purchaser or any of their respective Affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Note)  both (a) a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker‑dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(D) or (a)(1)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a Qualified Purchaser for purposes of Section 3(c)(7) of the Investment Company Act or an entity owned exclusively by Qualified Purchasers or (2) solely in the case of the Secured Notes, not a “U.S. person” as defined in Regulation S and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes; (G) such beneficial owner understands that the Issuer and the Collateral Manager may receive a list of participants holding interests in the Notes from one or more book‑entry depositories; (H) such beneficial owner will hold and transfer in the Authorized Denominations of such Notes; (I) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; and (J) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees; provided that any purchaser or transferee of Notes, which purchaser or transferee is a fund or account managed by the Collateral Manager (or any of its affiliates) as to which the Collateral Manager (or such affiliate) has discretionary voting authority, shall not be required or deemed to make the representations set forth in clauses (A) and (B) above with respect to the Collateral Manager.

(ii)           (A) With respect to the Secured Notes, or any beneficial interest therein, (1) if such Person is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such Notes does not and will not constitute or result in a non‑exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (2) if such Person is a governmental, church, non‑U.S. or other plan which is subject to any Other Plan Law, such Person’s acquisition, holding and disposition of such Notes will not constitute or result in a non‑exempt violation of any such Other Plan Law.

(B)           With respect to an ERISA Restricted Note, each initial investor of an ERISA Restricted Note and each subsequent transferee of an ERISA Restricted Note in the form of a Certificated Note (or any interest therein) will be required to provide a purchaser representation letter in which it will be required to certify, and each subsequent transferee of a Global ERISA Restricted Note (or any interest therein) will be deemed to represent, among other matters, as to its status under the Securities Act, the Investment Company Act and ERISA. Except for investors acquiring ERISA Restricted Notes on the Closing Date from the Issuer or the Initial Purchaser and providing a representation letter to the Issuer certifying as to its status as a Benefit Plan Investor or a Controlling Person, each investor in an ERISA Restricted Note in the form of a Global Note (or any interest therein) will be deemed to represent that it is not, and is not acting on behalf of (and for so long as it holds such Note or interest therein, will not be and will not be acting on behalf of), a Benefit Plan Investor or a Controlling Person. If the purchaser or transferee of an ERISA Restricted Note is a governmental, church, non-U.S. or other plan, (1) it is not, and for so long as it holds such Note or interest therein it will not be, subject to Similar Law and (2) its acquisition, holding and disposition of such Note will not constitute or result in a non-exempt violation of any Other Plan Law.

(iii)         If the purchaser or transferee of any Co-Issued Debt or beneficial interest therein is a Benefit Plan Investor, it will be required or deemed to represent, warrant and agree that (A) none of the Issuer, the Initial Purchaser, the Collateral Trustee, the Collateral Administrator or the Collateral Manager or any of their affiliates, has provided any investment recommendation or investment advice on which it, or any Fiduciary, has relied in connection with its decision to invest in such Notes, and no transaction party is otherwise acting as a fiduciary, as defined in Section 3(21) of ERISA or Section 4975(d)(3) of the Code, to the Benefit Plan Investor in connection with the Benefit Plan Investor’s acquisition of the Notes; and (B) the Fiduciary exercising its own independent judgment in evaluating the transaction.

(iv)           Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes.  Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Notes.  Such beneficial owner understands that neither of the Issuers has been registered under the Investment Company Act, and that the Issuers are exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

(v)           Such beneficial owner is aware that, except as otherwise provided in this Indenture, any Secured Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Secured Notes and that beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(vi)         Such beneficial owner will provide notice to each person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in this Section 2.5 (Registration, Registration of Transfer and Exchange), including the Exhibits referenced herein and in Section 2.12 (Treatment and Tax Certification).

(vii)          Such beneficial owner agrees to be subject to the Bankruptcy Subordination Agreement.

(viii)       Such beneficial owner agrees to the terms of Section 2.12 (Treatment and Tax Certification) applicable to such Class of Notes.

(ix)    Such beneficial owner acknowledges receipt of the Issuer’s privacy notice (which can be accessed at https://www.walkersglobal.com/external/Walkers_Bermuda_SPVDPNotice.pdf and provides information on the Issuer’s use of personal data in accordance with the Personal Information Protection Act 2016 of Bermuda (as amended) (to the extent such legislation is in force which is currently anticipated to be on January 1, 2025) and, in respect of any EU data subjects, the EU General Data Protection Regulation) and, if applicable, agrees to promptly provide the privacy notice (or any updated version thereof as may be provided from time to time) to each individual (such as any individual directors, shareholders, beneficial owners, authorized signatories, trustees or others) whose personal data it provides to the Issuer or any of its affiliates or delegates including, but not limited to, Walkers Corporate (Bermuda) Limited in its capacity as administrator.

(h)           Representations of Owners of Certificated Notes.  Each Person who becomes an owner of a Secured Note  in the form of a Certificated Note will be required to make the representations and agreements set forth in Exhibit B‑2.  Each Person who becomes an owner of a Subordinated Note in the form of a Certificated Note will be required to make the representations and agreements set forth in Exhibit B‑4 and Exhibit B‑5 (except for the initial purchasers of the Subordinated Notes, who will be required to provide an investor representation letter).  Each Person who becomes an owner of an ERISA Restricted Note in the form of a Certificated Note will be required to make the representations and agreements set forth in Exhibit B‑5 (or in the case of the initial purchasers of the ERISA Restricted Notes on the Closing Date, an investor representation letter).

(i)            PATRIOT Act.  To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon notice to the Collateral Trustee, impose additional transfer restrictions on the Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other similar laws or regulations, including, without limitation, requiring each transferee of a Note, as applicable, to make representations to the Issuer in connection with such compliance.

(j)            No Transfer of Ordinary Shares of Issuer to U.S. Persons.  For so long as any of the Notes are Outstanding, the Issuer shall not issue or permit the transfer of any ordinary shares of the Issuer to U.S. persons.

(k)        Registrar and Collateral Trustee Protections.  The Registrar, the Collateral Trustee and the Issuer shall be entitled to conclusively rely on the information set forth on the face of any Holder, transferor and transferee certificate delivered pursuant to this Section 2.5 (Registration, Registration of Transfer and Exchange) and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation.  Notwithstanding anything in this Indenture to the contrary, the Collateral Trustee shall not be required to obtain any certificate specifically required by the terms of this Section 2.5 (Registration, Registration of Transfer and Exchange) if the Collateral Trustee is not notified in writing or a Trust Officer does not have actual knowledge of any transfer requiring such certificate to be presented by the proposed transferor or transferee.  Notwithstanding anything contained herein to the contrary, the Collateral Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the registration provisions of or any exemptions from the Securities Act, applicable state securities laws or the applicable laws of any other jurisdiction, ERISA, the Code, the Investment Company Act, or the terms hereof; provided that if a certificate is specifically required by the terms of this Section 2.5 (Registration, Registration of Transfer and Exchange) to be provided to the Collateral Trustee by a prospective transferor or transferee, the Collateral Trustee shall be under a duty to receive and examine the same to determine whether or not the certificate substantially conforms on its face to the applicable requirements of this Indenture and shall promptly notify the party delivering the same if such certificate does not comply with such terms.

(l)           Non‑Compliant Transfer.  Any purported transfer of a Note not in accordance with this Section 2.5 (Registration, Registration of Transfer and Exchange) shall in any material respect be null and void and shall not be given effect for any purpose whatsoever.

Section 2.6         Mutilated, Defaced, Destroyed, Lost or Stolen Note.

(a)          If (i) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Applicable Issuers, the Collateral Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Applicable Issuers, the Collateral Trustee and such Transfer Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Applicable Issuers, the Collateral Trustee or such Transfer Agent that such Note has been acquired by a protected purchaser, the Applicable Issuers may execute and, upon Issuer Order, the Collateral Trustee shall authenticate and deliver to the Holder, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

(b)            If, after delivery of such new Note, a protected purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Applicable Issuers, the Transfer Agent and the Collateral Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Applicable Issuers, the Collateral Trustee and the Transfer Agent in connection therewith.

(c)           In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Applicable Issuers in their discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

(d)         Upon the issuance of any new Note under this Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note), the Applicable Issuers may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Collateral Trustee) connected therewith.

(e)          Every new Note issued pursuant to this Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note) in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Applicable Issuers and such new Note shall be entitled, subject to the second paragraph of this Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note), to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.

(f)          The provisions of this Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note) are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.7        Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved.   (a) The Secured Debt of each Class shall accrue interest during each Interest Accrual Period at the applicable Interest Rate and such interest will be payable in arrears on each Payment Date on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (after giving effect to payments of principal thereof on such Payment Date, and for the avoidance of doubt, without giving effect to the proviso to the definition of “Interest Accrual Period” addressing Fixed Rate Debt), except as otherwise set forth below.  Payment of interest on each Class of Secured Debt (and payments of available Interest Proceeds to the Holders of the Subordinated Notes) will be subordinated to the payment of interest on each related Priority Class as provided in Section 11.1 (Disbursements of Monies from Payment Account) and Section 13.1 (Subordination).  So long as any Priority Class is Outstanding with respect to a Deferrable Class, any payment of interest due on any such Deferrable Class which is not available to be paid (“Deferred Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purposes of Section 5.1(a) (Events of Default) (and the failure to pay such interest shall not be an Event of Default) until the earliest of (i) the Payment Date on which funds are available to pay such Deferred Interest in accordance with the Priority of Payments, (ii) the Redemption Date with respect to such Class of Debt and (iii) the Stated Maturity of such Class of Debt.  Deferred Interest on any Deferrable Class shall be payable on the first Payment Date on which funds are available to be used for such purpose in accordance with the Priority of Payments, but in any event no later than the earlier of the Payment Date (i) which is the Redemption Date with respect to such Class of Debt and (ii) which is the Stated Maturity of such Class of Debt.  Regardless of whether any Priority Class is Outstanding with respect a Deferrable Class, to the extent that funds are not available on any Payment Date (other than the Redemption Date with respect to, or Stated Maturity of, such Class of Debt) to pay previously accrued Deferred Interest, such previously accrued Deferred Interest will not be due and payable on such Payment Date, but will be deferred and added to the principal balance of such Class for all purposes (including, for purposes of the Overcollateralization Ratio Tests) and, thereafter, such Deferred Interest shall accrue interest at the Interest Rate for such Class until paid as provided herein, and any failure to pay such previously accrued Deferred Interest on such Payment Date will not be an Event of Default.  Interest will cease to accrue on the Secured Debt, or in the case of a partial repayment, on such repaid part, from the date of repayment.  To the extent lawful and enforceable, interest on any interest that is not paid when due on any Class A-1 Note or Class A-2 Debt or, if there is no Class A-1 Note or Class A-2 Debt Outstanding, any Class B Notes, or if no Class B Notes are Outstanding, any Class C Notes shall accrue at the Interest Rate for such Class until paid as provided herein.

(b)           The principal of the Secured Debt of each Class matures at par and is due and payable on the date of the applicable Stated Maturity for such Class, unless such principal has been previously repaid or unless the unpaid principal of such Secured Debt becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise. Notwithstanding the foregoing, the payment of principal of each Class of Secured Debt (and payments of Principal Proceeds to the Holders of the Subordinated Notes) may only occur in accordance with the Priority of Payments.  Payments of principal on any Class of Secured Debt, and distributions of Principal Proceeds to Holders of Subordinated Notes, which are not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity of such Class of Debt or any Redemption Date), because of insufficient funds therefor shall not be considered “due and payable” for purposes of Section 5.1(a) (Events of Default) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all Priority Classes with respect to such Class have been paid in full.

(c)            Principal payments on the Debt will be made in accordance with the Priority of Payments and Article IX.

(d)          The Paying Agent shall require the previous delivery of properly completed and signed applicable tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W‑9 (or applicable successor form) in the case of a United States person (for U.S. federal income tax purposes) or the applicable IRS Form W‑8 (or applicable successor form) in the case of a Person that is not a United States person (for U.S. federal income tax purposes)) or other certification acceptable to it to enable the Issuer, the Co‑Issuer, the Collateral Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Notes or the Holder or beneficial owner of such Notes under any present or future law or regulation of Bermuda, the United States, any other jurisdiction or any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation and the delivery of any information requested by the Issuer in order for the Issuer to comply with FATCA and/or the Bermuda FATCA Legislation.  The Issuers shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges with respect to the Notes.  Nothing herein shall be construed to obligate the Paying Agent to determine the duties or liabilities of the Issuer or any other paying agent with respect to any tax certification or withholding requirements, or any tax certification or withholding requirements of any jurisdiction, political subdivision or taxing authority outside the United States.

(e)            Payments in respect of interest on and principal of any Secured Note and any payment with respect to any Subordinated Note shall be made by the Collateral Trustee in Dollars to DTC or its designee with respect to a Global Note and to the Holder or its nominee with respect to a Certificated Note, by wire transfer, as directed by the Holder, in immediately available funds to a Dollar account maintained by DTC or its nominee with respect to a Global Note, and to the Holder or its nominee with respect to a Certificated Note; provided that (1) in the case of a Certificated Note, the Holder thereof shall have provided written wiring instructions to the Collateral Trustee on or before the related Record Date and (2) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Register.  Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Collateral Trustee or at the office of any Paying Agent on or prior to such Maturity; provided that if the Collateral Trustee and the Applicable Issuers shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate, then, in the absence of notice to the Applicable Issuers or the Collateral Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender.  Neither the Issuers, the Collateral Trustee, the Collateral Manager, nor any Paying Agent will have any responsibility or liability for any aspects of the records maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Note.  In the case where any final payment of principal and interest is to be made on any Secured Debt (other than on the Stated Maturity thereof) or any final payment is to be made on any Subordinated Note (other than on the Stated Maturity thereof), the Collateral Trustee or the Loan Agent, as applicable in the name and at the expense of the Applicable Issuers shall, prior to the date on which such payment is to be made, mail (by first class mail, postage prepaid) to the Persons entitled thereto at their addresses appearing on the Register a notice which shall specify the date on which such payment will be made, the amount of such payment per U.S.$1,000 original principal amount of Secured Debt and Subordinated Notes and the place where such Notes may be presented and surrendered for such payment. All payments on the Class A-2 Loans shall be made by the Collateral Trustee or the applicable Paying Agent to the Loan Agent for disbursement in accordance with the Class A-2 Credit Agreement.

(f)           Payments of principal to Holders of the Secured Debt of each Class  shall be made in the proportion that the Aggregate Outstanding Amount of the Secured Debt of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Secured Debt of such Class on such Record Date.  Payments to the Holders of the Subordinated Notes from Interest Proceeds and Principal Proceeds shall be made in the proportion that the Aggregate Outstanding Amount of the Subordinated Notes registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Subordinated Notes on such Record Date. All payments on the Class A-2 Loans will be made by the Collateral Trustee to the Loan Agent and the Loan Agent will disburse such payments to the Class A-2 Lenders in accordance with the Class A-2 Credit Agreement.

(g)            Interest accrued with respect to any Floating Rate Debt shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. Interest on the Fixed Rate Debt will be calculated on the basis of a 360‑day year consisting of twelve 30‑day months.

(h)           All reductions in the principal amount of Debt (or one or more predecessor Debt) effected by payments of installments of principal made on any Payment Date or Redemption Date shall be binding upon all future Holders of such Debt and of any Debt issued or incurred, as applicable, upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Debt.

(i)            Notwithstanding any other provision of this Indenture, the obligations of the Issuer under the Debt, this Indenture and the Class A-2 Credit Agreement are from time to time and at any time limited recourse obligations of the Issuer and the Co-Issued Debt are non-recourse obligations of the Co-Issuer payable solely from the Assets available at such time and following realization of the Assets, and application of the proceeds thereof in accordance with this Indenture, all obligations of and any remaining claims against the Issuers hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive.  No recourse shall be had against any Officer, director, employee, shareholder, authorized person or incorporator of the Issuers, the Collateral Manager or any Affiliates of the foregoing Person, successors or assigns for any amounts payable under the Debt or this Indenture or the Class A-2 Credit Agreement.  It is understood that the foregoing provisions of this clause (i) shall not (i) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Debt or secured by this Indenture until such Assets have been realized.  It is further understood that the foregoing provisions of this clause (i) shall not limit the right of any Person to name the Issuer or the Co‑Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Debt, this Indenture or the Class A-2 Credit Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.  The Subordinated Notes are not secured hereunder.

(j)             Subject to the foregoing provisions of this Section 2.7 (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved), each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to unpaid interest and principal (or other applicable amount) that were carried by such other Note.

Section 2.8        Persons Deemed Owners.   The Issuer, the Co‑Issuer, the Collateral Trustee, and any agent of the Issuer, the Co‑Issuer or the Collateral Trustee shall treat as the owner of each Debt the Person in whose name such Debt is registered on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Debt and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Co‑Issuer, the Collateral Trustee or any agent of the Issuer, the Co‑Issuer or the Collateral Trustee shall be affected by notice to the contrary.

Section 2.9        Cancellation.  (a) All Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed lost or stolen, shall be promptly canceled by the Collateral Trustee and may not be reissued or resold.  Except as provided in Section 2.9(b) (Cancellation), no Note may be surrendered (including any surrender in connection with any abandonment, donation, gift, contribution or other event or circumstance) except for payment as provided herein, or for registration of transfer, exchange or redemption in accordance with Article IX hereof (in the case of a mandatory redemption, only to the extent that such mandatory redemption results in payment in full of the applicable Class of Debt), or for replacement in connection with any Note deemed lost or stolen.  Any Notes surrendered for cancellation as permitted by this Section 2.9 (Cancellation) shall, if surrendered to any Person other than the Collateral Trustee, be delivered to the Collateral Trustee.  No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.9 (Cancellation), except as expressly permitted by this Indenture.  All canceled Notes held by the Collateral Trustee shall be destroyed or held by the Collateral Trustee in accordance with its standard retention policy unless the Applicable Issuers shall direct by an Issuer Order received prior to destruction that they be returned to it.

(b)            In addition to a cancellation pursuant to Section 2.9(a) (Cancellation), the Issuer may, (x) apply any amount on deposit in the Supplemental Reserve Account, as set forth in Section 10.3(f) (Transaction Accounts) to acquire Secured Debt (or beneficial interests therein), (y) apply any amount on deposit in the Principal Collection Subaccount, as set forth in Section 10.2(a) (Collection Account) to acquire Secured Debt (or beneficial interests therein) in sequential order of priority and/or (z) apply any amount on deposit in the Contribution Account, as set forth in Section 10.3(f) (Transaction Accounts) to acquire Secured Debt (or beneficial interests therein), in each case, in accordance with applicable law (any such Secured Notes, “Repurchased Notes” and together with any Class A-2 Loans repurchased, the “Repurchased Debt”).  In addition, the following additional requirements shall apply to the acquisition of Repurchased Debt from Principal Proceeds on deposit in the Principal Collection Subaccount pursuant to Section 2.9 (b)(y) (Cancellation):

(i)            any offer for such purchase must be extended to all Holders of Secured Debt of such Class (provided that no such Holder shall be obligated to accept any such offer);

(ii)            no Event of Default has occurred and is continuing on the date of such offer or such acquisition;

(iii)           each Coverage Test is satisfied both immediately before and immediately after giving effect to such acquisition; and

(iv)           the purchase price of such Repurchased Debt must be at a discount from par.

Any such Repurchased Debt will be delivered (at the direction of the Issuer (or the Collateral Manager on its behalf)) to the Collateral Trustee for cancellation.  All Repurchased Debt will be promptly canceled by the Collateral Trustee at the direction of the Issuer (or the Collateral Manager on its behalf) and may not be reissued or resold; provided that Repurchased Debt will continue to be treated as Outstanding under this Indenture solely for purposes of calculating any Coverage Test until all Debt of the applicable Class and each Class that is senior in right of payment thereto in the Debt Payment Sequence has been retired or redeemed, having an Aggregate Outstanding Amount equal to the Aggregate Outstanding Amount as of the date of repurchase, reduced proportionately with, and to the extent of, any payments of principal on Debt of the same Class thereafter.

Section 2.10      DTC Ceases to be Depository.  (a) A Global Note deposited with DTC pursuant to Section 2.2 (Forms of Notes) shall be transferred in the form of a corresponding Certificated Note to the beneficial owners thereof if (A) such transfer complies with Section 2.5 (Registration, Registration of Transfer and Exchange) of this Indenture and (B) any of (x) (i) DTC notifies the Applicable Issuers that it is unwilling or unable to continue as depository for such Global Note or (ii) DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Issuers within 90 days after such event or (y) an Event of Default has occurred and is continuing and such transfer is requested by any beneficial owner of an interest in such Global Note.

(b)           Any Global Note that is transferable in the form of a corresponding Certificated Note to the beneficial owner thereof pursuant to this Section 2.10 (DTC Ceases to be Depository) shall be surrendered by DTC to the Collateral Trustee’s office located in the Borough of Manhattan, The City of New York to be so transferred, in whole or from time to time in part, without charge, and the Applicable Issuers shall execute and the Collateral Trustee shall authenticate and deliver, one or more corresponding Certificated Notes, registered in accordance with the instructions of DTC in principal amounts designated by DTC (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Global Note exchanged), and in Authorized Denominations.  Any Certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.5 (Registration, Registration of Transfer and Exchange), bear the legends set forth in the applicable Exhibit A and all Certificated Notes shall be subject to the transfer restrictions referred to herein and in such legends.

(c)            Subject to the provisions of paragraph (b) of this Section 2.10 (DTC Ceases to be Depository), the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which such Holder is entitled to take under this Indenture or the Notes.

(d)           In the event of the occurrence of either of the events specified in subsection (a) of this Section 2.10 (DTC Ceases to be Depository), the Applicable Issuers will promptly make available to the Collateral Trustee a reasonable supply of Certificated Notes.

(e)           If Certificated Notes are not so issued by the Applicable Issuers to such beneficial owners of interests in Global Notes as required by subsection (a) of this Section 2.10 (DTC Ceases to be Depository), the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holders of a Global Note would be entitled to pursue in accordance with this Indenture (but only to the extent of such beneficial owner’s interest in the Global Note) as if corresponding Certificated Notes had been issued; provided that the Collateral Trustee shall be entitled to rely upon any certificate of ownership provided by such beneficial owners (including a certificate in the form of Exhibit C) and/or other forms of reasonable evidence of such ownership.

(f)            Neither the Collateral Trustee nor the Registrar shall be liable for any delay in the delivery of directions from DTC or any successor depository and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names such Certificated Notes shall be registered or as to delivery instructions for any Certificated Notes.

Section 2.11     Non‑Permitted Holders.  (a) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Note to a Non‑Permitted Holder shall be null and void ab initio and any such purported transfer of which the Issuer, the Co‑Issuer or the Collateral Trustee shall have notice may be disregarded by the Issuer, the Co‑Issuer and the Collateral Trustee for all purposes.

(b)            If a Non‑Permitted Holder becomes a Holder or a beneficial owner of a Note, the acquisition of Notes by such holder shall be null and void ab initio.  The Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such person is a Non‑Permitted Holder by the Issuer, the Co‑Issuer or the Collateral Trustee (and notice by the Collateral Trustee (if a Trust Officer of the Collateral Trustee obtains actual knowledge)  or the Co‑Issuer to the Issuer, if either of them makes the discovery), send notice to such Non‑Permitted Holder demanding that such Non‑Permitted Holder transfer its interest in the Notes held by such person to a Person that is not a Non‑Permitted Holder within 30 days after the date of such notice.  If such Non‑Permitted Holder fails to so transfer such Notes, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non‑Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non‑Permitted Holder on such terms as the Issuer may choose.  The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder; provided that the Collateral Manager, its affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled to bid in any such sale.  However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion.  The Holder and beneficial owner of each Note, the Non‑Permitted Holder and each other Person in the chain of title from the Holder and beneficial owner to the Non‑Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Collateral Trustee to effect such transfers.  The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non‑Permitted Holder.  The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Co‑Issuer, the Collateral Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

(c)           If a Holder or beneficial owner of Notes fails to provide the Issuer, the Collateral Trustee or any other agent of the Issuer with any correct, complete and accurate information or certifications that may be required for the Issuer to comply with FATCA and the Bermuda FATCA Legislation and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer, or such Holder’s or beneficial owner’s of Notes ownership of any Notes would otherwise cause the Issuer to be subject to tax under FATCA, the Issuer is authorized to withhold amounts otherwise distributable to such Holder or beneficial owner of Notes, to compel such Holder or beneficial owner of Notes to sell its Notes, and, if such Holder or beneficial owner of Notes does not sell its Notes within 10 business days after notice from the Issuer (or an agent of the Issuer), to sell such Holder’s (or beneficial owner’s of Notes) Notes on behalf of such Holder or beneficial owner of Notes.

(d)           Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Note to a Person who has made an ERISA‑related representation required by Section 2.5 (Registration, Registration of Transfer and Exchange) that is subsequently shown to be false or misleading shall be null and void ab initio and any such purported transfer of which the Issuer, the Co‑Issuer or the Collateral Trustee shall have notice may be disregarded by the Issuer, the Co‑Issuer and the Collateral Trustee for all purposes.

(e)           If any Person shall become the Holder or beneficial owner of an interest in any Note who has made or is deemed to have made a prohibited transaction, Benefit Plan Investor, Controlling Person, Similar Law or Other Plan Law representation required by Section 2.5 (Registration, Registration of Transfer and Exchange) that is subsequently shown to be false or misleading or, with respect to ERISA Restricted Notes, a Person whose ownership results in 25% or more of the total value of any Class of ERISA Restricted Notes being held by Benefit Plan Investors, as determined in accordance with the Plan Asset Regulation and the Indenture, (any such person a “Non‑Permitted ERISA Holder”), the Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such person is a Non‑Permitted ERISA Holder by the Issuer (or upon notice from the Collateral Trustee (if a Trust Officer of the Collateral Trustee obtains actual knowledge) or the Co‑Issuer to the Issuer, if either of them makes the discovery and who, in each case, agree to notify the Issuer of such discovery), send notice to such Non‑Permitted ERISA Holder demanding that such Non‑Permitted ERISA Holder transfer all or any portion of the Notes held by such Person or its interest in such Notes to a Person that is not a Non‑Permitted ERISA Holder within 10 days after the date of such notice.  If such Non‑Permitted ERISA Holder fails to so transfer such Notes the Issuer shall have the right, without further notice to the Non‑Permitted ERISA Holder, to sell such Notes or interest in such Notes, as applicable, to a purchaser selected by the Issuer that is not a Non‑Permitted ERISA Holder on such terms as the Issuer may choose.  The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder.  However, the Issuer may select the purchaser by any method it determines in its sole discretion.  The Holder of each Note, the Non‑Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non‑Permitted ERISA Holder, by its acceptance of an interest in the Notes agrees to cooperate with the Issuer and the Collateral Trustee to effect such transfers.  The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non‑Permitted ERISA Holder.  The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Co‑Issuer, the Collateral Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

Section 2.12       Tax Treatment and Tax Certification.

(a)            Each Holder (including for purposes of this Section 2.12, any beneficial owner of an interest in the Notes) agrees to treat the Issuer, the Co-Issuer and the Notes as described in the “Certain U.S. Federal Income Tax Considerations” section of the Offering Circular for all U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law.

(b)          Each Holder will timely furnish the Issuer, the Collateral Trustee or their respective agents with any tax forms or certifications (including, without limitation, IRS Form W-9, an applicable IRS Form W-8 (together with all applicable attachments), or any successors to such IRS forms) that the Issuer, the Collateral Trustee or their respective agents reasonably request in order to (A) make payments to the Holder without, or at a reduced rate of, withholding, (B) qualify for a reduced rate of withholding in any jurisdiction from or through which they receive payments, and (C) satisfy reporting and other obligations under the Code, Treasury Regulations, or any other applicable law or regulation (including the Bermuda FATCA Legislation), and will update or replace such tax forms or  certifications in accordance with their terms or subsequent amendments.  Such Holder acknowledges that the failure to provide, update or replace any such tax forms or certifications may result in the imposition of withholding or back-up withholding on payments to the Holder, or to the Issuer.  Amounts withheld by the Issuer or their agents that are, in their sole judgment, required to be withheld pursuant to applicable tax laws will be treated as having been paid to such Holder by the Issuer.

(c)            Each Holder will provide the Issuer or its agents with any correct, complete and accurate information or documentation that may be required for the Issuer to comply with FATCA and the Bermuda FATCA Legislation and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer.  Such Holder acknowledges that, in the event such Holder fails to provide such information or documentation for the purposes of FATCA, or to the extent that its ownership of Notes would otherwise cause the Issuer to be subject to any tax under FATCA, (A) the Issuer (and any agent acting on its behalf) is authorized to withhold amounts otherwise distributable to the investor as compensation for any amounts withheld from payments to or for the benefit of the Issuer as a result of such failure or such ownership, and (B) to the extent necessary to avoid an adverse effect on the Issuer as a result of such failure or such ownership, the Issuer will have the right to compel the investor to sell its Notes and, if such person does not sell its Notes within 10 Business Days after notice from the Issuer or its agents, the Issuer will have the right to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account, in addition to other related costs and charges, any taxes incurred by the Issuer in connection with such sale) to such person as payment in full for such Notes.  The Issuer may also assign each such Note a separate securities identifier in the Issuer’s sole discretion.  Each Holder agrees that the Issuer, the Collateral Trustee and/or their agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Bermuda Monetary Authority in Bermuda, the IRS and any other relevant governmental, tax or regulatory authority and (2) take such other steps as they deem necessary or helpful to ensure that the Issuer complies with FATCA and the Bermuda FATCA Legislation.

(d)            Each Holder of Secured Debt (or interest herein) will be deemed (and may be required) to represent and agree that:

(i)             in the case of the Secured Debt, if it is not a United States person (as defined in section 7701(a)(30) of the Code):

(A)        such Holder:

(1)          is not a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code);

(2)          is not a “10 percent shareholder” with respect to the Issuer (or, for so long as the Subordinated Notes are held by a single Holder, such Holder of the Subordinated Notes) within the meaning of section 871(h)(3) or section 881(c)(3)(B) of the Code; and

(3)          is not a “controlled foreign corporation” that is related to the holder or any beneficial owners of the Subordinated Notes within the meaning of section 881(c)(3)(C) of the Code; or

(B)          it has provided an IRS Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with its conduct of a trade or business in the United States and includible in its gross income; or

(C)          it is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of payments on the Notes; and

(D)          it will provide the Issuer and the Collateral Trustee with certifications necessary to establish that it is not subject to U.S. federal withholding tax under FATCA.; and

(ii)        Each Holder represents that it is not a member of an “expanded group” (as defined in Treasury Regulations section 1.385-1(c)(4)) with respect to which a beneficial owner of Subordinated Notes is a “covered member” (as defined in Treasury Regulations section 1.385-1(c)(2)), except to the extent that the Issuer or its agents have provided such beneficial owner with an express waiver of this representation; and

(iii)           In the case of a Holder of Subordinated Notes:

(A)          it is a “United States person,” as defined in section 7701(a)(30) of the Code, and will provide a properly completed and signed IRS Form W-9 (or applicable successor form) to the Issuer and the Collateral Trustee upon acquiring such Subordinated Notes. It understands and acknowledges that failure to provide the Issuer or the Collateral Trustee with the applicable tax certifications may result in withholding or back-up withholding from payments to it in respect of the Subordinated Notes; and

(B)            it acknowledges and agrees that no Subordinated Note (or interest therein) may be acquired, and no holder of a Subordinated Note may sell, transfer, assign, participate, pledge or otherwise dispose of, transfer or convey in any manner a Subordinated Note (or any interest therein) or other equity interest in the Issuer or cause a Subordinated Note or other equity interest in the Issuer to be marketed, (1) on or through (x) a United States national, regional or local securities exchange, (y) a foreign securities exchange or (z) an interdealer quotation system that regularly disseminates firm buy or sell quotations or (2) if such acquisition would cause the combined number of holders of Subordinated Notes and any equity interests in the Issuer to be held by more than 90 persons; and

(C)           it acknowledges and agrees that it will not enter into any financial instrument the payments on which are, or the value of which is, determined in whole or in part by reference to the Notes or other equity interests in the Issuer (including the amount of distributions on such Notes or such equity interests, the value of the Issuer’s assets, or the result of the Issuer’s operations), or any contract that otherwise is described in Treasury Regulations section 1.7704-1(a)(2)(i)(B); and

(D)           it acknowledges and agrees that no Subordinated Note (or interest therein) may be acquired or owned by any person that is classified for U.S. federal income tax purposes as a partnership, subchapter S corporation or grantor trust unless (1)(x) none of the direct or indirect beneficial owners of any interest in such person have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the combined value of the Subordinated Notes and any other equity interests of the Issuer held by such person and (y) a principal purpose of the arrangement involving the investment of such person in any Subordinated Notes (or any other equity interests in the Issuer) is not and will not be to permit any partnership to satisfy the 100 partner limitation of section 1.7704-1(h)(1)(ii) of the regulations under the Code; or (2) the Issuer must otherwise determine that the holder will not cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations section 1.7704-1(h); and

(E)            it may not transfer all or any portion of the Subordinated Notes unless: (1) the person to which it transfers such Subordinated Notes agrees to be bound by the restrictions, conditions, representations, warranties, and covenants set forth in the Indenture and this clause (f), and (2) such transfer does not violate this clause (f).

(F)            Any transfer made in violation of this clause (f), or that otherwise would cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations section 1.7704-1(h), will be void and of no force or effect, and shall not bind or be recognized by the Issuer or any other person, and no person to which such Subordinated Notes are transferred shall become a holder unless such person agrees to be bound by this clause (iii). However, notwithstanding the immediately preceding sentence, a transfer in violation of provisions (B), (C), (D), or (E) shall be permitted if the Issuer obtains written advice of Dechert LLP or Cadwalader, Wickersham & Taft LLP, or an opinion of another nationally recognized tax counsel, that the transfer will not cause the Issuer to be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.

(e)          Each Holder of Subordinated Notes that owns more than 50% of the Subordinated Notes by value or if such Holder is otherwise treated as a member of the “expanded affiliated group” of the Issuer (as defined in Treasury regulations section 1.1471 5(i) (or any successor provision)), it represents that it will (A) confirm that any member of such expanded affiliated group (assuming that the Issuer is a “registered deemed-compliant FFI” within the meaning of Treasury regulations section 1.1471-1(b)(111) (or any successor provision)) that is treated as a “foreign financial institution” within the meaning of section 1471(d)(4) of the Code and any Treasury regulations promulgated thereunder is either a “participating FFI”, a “registered deemed-compliant FFI” or an “exempt beneficial owner” within the meaning of Treasury regulations section 1.1471-4(e) (or any successor provision), and (B) promptly notify the Issuer in the event that any member of such expanded affiliated group that is treated as a “foreign financial institution” within the meaning of section 1471(d)(4) of the Code and any Treasury regulations promulgated thereunder is not either a “participating FFI”, a “registered deemed-compliant FFI” or an “exempt beneficial owner” within the meaning of Treasury regulations section 1.1471-4(e) (or any successor provision), in each case except to the extent that the Issuer or its agents have provided such Holder with an express waiver of this requirement.

(f)            Each Holder Subordinated Notes hereby agrees to take any and all actions, and to furnish any and all information, requested by the Issuer in order to permit the Issuer to minimize any tax liability that would otherwise be imposed on the Issuer under section 6225 of the Code, or any successor provision, including (if requested by the Issuer) by (i) filing amended tax returns to take into account any adjustment to the amount of any item of income, gain, loss, deduction, or credit of the Holder, or of any Person’s distributive share thereof, and (ii) providing the Issuer with any information necessary for the Issuer to (x) establish the amount of any tax liability resulting from any such adjustment and (y) elect (in accordance with section 6226 of the Code, or any successor provision) for each Holder to take any such adjustment into account directly. To the fullest extent permitted by law, each Holder of Subordinated Notes hereby agrees to indemnify the Issuer for the Holder’s allocable share of any applicable tax liability of any type whatsoever (including any liability for penalties, additions to tax or interest) attributable to such Holder’s share of the income of the Issuer or attributable to distributions to such Holder. This paragraph (xiv) shall survive the termination of any Holder’s interest in its Subordinated Notes.

Section 2.13     Additional Issuance.  (a)  At any time, the Issuers or the Issuer, as applicable, may issue and sell Junior Mezzanine Notes and/or additional Subordinated Notes and use the proceeds (net of expenses for the additional issuance) as permitted under this Indenture, provided that the following conditions are met:

(i)          prior to execution of the supplemental indenture providing for such issuance, such issuance is consented to by (A) the Collateral Manager and (B) unless such issuance is a Risk Retention Issuance, a Majority of the Subordinated Notes;

(ii)           in the case of additional Subordinated Notes, the aggregate principal amount of Subordinated Notes issued in all additional issuances shall not exceed 100% of the respective original outstanding principal amount of the Subordinated Notes on the Closing Date;

(iii)        in the case of additional Subordinated Notes, the terms of the notes issued must be identical to the respective terms of previously issued Subordinated Notes and such additional issuance shall not be considered a Refinancing hereunder;

(iv)           the Issuer has notified the Rating Agency of such issuance prior to the issuance date;

(v)            [Reserved];

(vi)           [Reserved];

(vii)           no Event of Default has occurred and is continuing; and

(viii)        each Coverage Test is maintained or improved immediately after giving effect to such issuance and the application of the proceeds thereof.

(b)            Any additional Junior Mezzanine Notes may be offered at prices that differ from the applicable initial offering price.

(c)          The requirements of this Section 2.13 (Additional Issuance) shall not apply to Debt issued or incurred, as applicable, in connection with a Refinancing or a Re‑Pricing (including Re-Pricing Replacement Debt).

(d)            The Collateral Manager may, with the consent of a Majority of the Subordinated Notes, designate the net proceeds of Junior Mezzanine Notes or additional Subordinated Notes for any Permitted Use.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1          Conditions to Issuance of Notes on Closing Date.

(a)            The Notes to be issued on the Closing Date may be recorded by the Registrar and/or executed by the Applicable Issuers and delivered to the Collateral Trustee for authentication and thereupon the same shall be authenticated and delivered by the Collateral Trustee upon Issuer Order and upon receipt by the Collateral Trustee of the following:

(i)           Officers’ Certificate of the Issuers Regarding Corporate Matters.  An Officer’s certificate of each of the Issuers (A) evidencing the authorization by Board Resolution of the execution and delivery of this Indenture, the Class A-2 Credit Agreement and the Purchase Agreement, and in the case of the Issuer, the Collateral Management Agreement, the Collateral Administration Agreement, the Securities Account Control Agreement, the Master Participation Agreement, the Administration Agreement and any investor representation letters and in each case the execution, authentication and delivery of the Notes applied for by it and the incurrence of the Class A-2 Loans and specifying the Stated Maturity, principal amount and Interest Rate of each Class of Secured Debt (or with respect to the Co‑Issuer, the Co-Issued Debt only) to be authenticated and delivered and (with respect to the Issuer only) the Stated Maturity and principal amount of the Subordinated Notes to be authenticated and delivered and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii)          Governmental Approvals.  From each of the Issuers either (A) a certificate of the Applicable Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies at the time having jurisdiction in the premises that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes and the incurrence of the Class A-2 Loans or (B) an Opinion of Counsel of the Applicable Issuer that no such authorization, approval or consent of any governmental body is required for the performance by the Applicable Issuer of its obligations under the Transaction Documents except as have been given (provided that the opinions delivered pursuant to Section 3.1(a)(iii) may satisfy the requirement).

(iii)          U.S. Counsel Opinions.  Opinion of Dechert LLP, as counsel to the Collateral Manager, Opinion of Cadwalader, Wickersham & Taft LLP, as counsel to the Issuers, and Opinion of Nixon Peabody LLP, counsel to the Collateral Trustee, the Loan Agent and Collateral Administrator, each dated the Closing Date, in each case in form and substance reasonably acceptable to the Collateral Trustee.

(iv)           Officers’ Certificate of the Issuers Regarding Indenture.  An Officer’s certificate of each of the Issuers stating that, to the best of the signing Officer’s knowledge, the Applicable Issuer is not in default under this Indenture and that the issuance of the Notes applied for by it and the incurrence of the Class A-2 Loans will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for by it and the incurrence of the Class A-2 Loans have been complied with; and that all expenses due or accrued with respect to the Offering of such Notes or the incurrence of the Class A-2 Loans or relating to actions taken on or in connection with the Closing Date have been paid or reserves therefor have been made.  The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the Closing Date in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(v)            Certificate of the Collateral Manager.  An Officer’s certificate of the Collateral Manager, dated as of the Closing Date, to the effect that immediately before the Delivery of the Collateral Obligations on the Closing Date, to the knowledge of the Collateral Manager:

(A)        each Collateral Obligation owned or committed to be acquired by the Issuer on the Closing Date satisfies the definition of “Eligibility Criteria”; and

(B)        the Aggregate Principal Balance of the Collateral Obligations which the Issuer has purchased or entered into binding commitments to purchase on or prior to the Closing Date is at least U.S.$496,500,000.

(vi)            Grant of Collateral Obligations.  The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral Obligations pledged to the Collateral Trustee on the Closing Date shall be effective, and Delivery of such Collateral Obligations (including any promissory note and all other Underlying Instruments related thereto to the extent received by the Issuer) as contemplated by Section 3.3 (Custodianship; Delivery of Collateral Obligations and Eligible Investments) shall have been effected.

(vii)           Certificate of the Issuer Regarding Assets.  A certificate of an Authorized Officer of the Issuer, dated as of the Closing Date, to the effect that:

(A)           in the case of each Collateral Obligation pledged to the Collateral Trustee, on the Closing Date and immediately prior to the Delivery thereof (or immediately after Delivery thereof, in the case of clause (V)(ii) below) on the Closing Date;

(I)           the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released on the Closing Date, (ii) those Granted pursuant to this Indenture and (iii) any other Permitted Liens;

(II)             the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim, except as described in clause (I) above;

(III)         the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released or will be released on the Closing Date) other than interests Granted pursuant to this Indenture;

(IV)          the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Collateral Trustee;

(V)        (i) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(v) (Conditions to Issuance of Notes on Closing Date), each Collateral Obligation included in the Assets satisfies the requirements of the definition of “Eligibility Criteria” and (ii) the requirements of Section 3.1(a)(vi) (Conditions to Issuance of Notes on Closing Date) have been satisfied; and

(VI)          upon Grant by the Issuer, the Collateral Trustee has a perfected security interest in the Collateral Obligations and other Assets prior to any other security interest granted by the Issuer, except as permitted by this Indenture; and

(B)          based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(v) (Conditions to Issuance of Notes on Closing Date), the Aggregate Principal Balance of the Collateral Obligations which the Issuer has purchased or entered into binding commitments to purchase on or prior to the Closing Date is at least U.S.$496,500,000.

(viii)          Rating Letters.  An Officer’s certificate of the Issuer to the effect it has received a true and correct copy of a letter signed by the Rating Agency and confirming that each Class of Secured Debt has been assigned the applicable Initial Rating and that such ratings are in effect on the Closing Date.

(ix)          Accounts.  A certificate of the Collateral Trustee evidencing the establishment of each of the Accounts required to be established as of the Closing Date.

(x)          Issuer Order for Deposit of Funds into Accounts.  The Issuer has delivered to the Collateral Trustee an Issuer Order specifying the amount of proceeds of the issuance of the Notes and the incurrence of the Class A-2 Loans to be deposited in the Accounts specified therein.

(xi)          Bermuda Counsel Opinion.  An opinion of Walkers (Bermuda) Limited, Bermuda counsel to the Issuer, dated the Closing Date.

(b)           The Issuer shall cause copies of the documents specified in Section 3.1(a) (Conditions to Issuance of Notes on Closing Date) (other than the rating letters specified in clause (viii) thereof) to be posted on the 17g‑5 Website as soon as practicable after the Closing Date.

Section 3.2     Conditions to Additional Issuance.  (a) Any additional debt to be issued or incurred in accordance with Section 2.13 (Additional Issuance) may be recorded in the Register and/or executed by the Applicable Issuers and delivered to the Collateral Trustee for authentication and thereupon the same shall be authenticated and delivered by the Collateral Trustee upon Issuer Order (setting forth registration, delivery and authentication instructions) and upon receipt by the Collateral Trustee of the following:

(i)          Officers’ Certificate of the Applicable Issuers Regarding Corporate Matters.  An Officer’s certificate of each of the Applicable Issuers (A) evidencing the authorization by Board Resolution of the execution, authentication and delivery of the notes applied for by it and the incurrence of the Class A-2 Loans and specifying the Stated Maturity, principal amount and Interest Rate (if applicable) of the notes to be authenticated and delivered and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the date of issuance and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii)          Governmental Approvals.  From each of the Applicable Issuers a certificate of the Applicable Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of such Applicable Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance or incurrence of the additional debt.

(iii)          Officers’ Certificate of Applicable Issuers Regarding Indenture.  An Officer’s certificate of each of the Applicable Issuers stating that, to the best of the signing Officer’s knowledge, such Applicable Issuer is not in default under this Indenture and that neither the issuance of the additional notes applied for by it nor the incurrence of the Class A-2 Loans will result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that the provisions of Section 2.13 (Additional Issuance) and all conditions precedent provided in this Indenture relating to the authentication and delivery of the additional notes applied for by it and the incurrence of the Class A-2 Loans have been complied with; and that all expenses due or accrued with respect to the offering of such debt or relating to actions taken on or in connection with the additional issuance have been paid or reserves therefor have been made.  The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the date of additional issuance in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(iv)           Supplemental Indenture.  A fully executed counterpart of the supplemental indenture making such changes to this Indenture as shall be necessary to permit such additional issuance.

(v)            Rating Letters.  Unless only additional Subordinated Notes are being issued, an Officer’s certificate of the Issuer to the effect that attached thereto is a true and correct copy of a letter signed by the Rating Agency and in substance confirming that the S&P Rating Condition has been satisfied with respect to the additional issuance or incurrence.

(vi)           Issuer Order for Deposit of Funds into Accounts.  An Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the date of the additional issuance, authorizing the deposit of the net proceeds of the issuance into the Principal Collection Subaccount for use pursuant to Section 10.2 (Collection Account).

(vii)           Evidence of Required Consents.  A certificate of the Collateral Manager consenting to such issuance, and, unless such issuance is a Risk Retention Issuance, satisfactory evidence of the consent of a Majority of the Subordinated Notes to such issuance (which may be in the form of an Officer’s certificate of the Issuer).

Section 3.3         Custodianship; Delivery of Collateral Obligations and Eligible Investments.  (a) The Collateral Manager, on behalf of the Issuer, shall deliver or cause to be delivered to a custodian appointed by the Issuer, which shall be a Securities Intermediary (the “Custodian”) or the Collateral Trustee, as applicable, all Assets in accordance with the definition of “Deliver”.  Initially, the Custodian shall be the Bank.  Any successor custodian shall be a state or national bank or trust company that has capital and surplus of at least U.S.$200,000,000 and is a Securities Intermediary.  Subject to the limited right to relocate Assets as provided in Section 7.5(b) (Protection of Assets), the Collateral Trustee or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Indenture and (ii) any other property of the Issuer otherwise Delivered to the Collateral Trustee or the Custodian, as applicable, by or on behalf of the Issuer, in the relevant Account established and maintained pursuant to Article X; as to which in each case the Collateral Trustee shall have entered into the Securities Account Control Agreement with the Custodian providing, inter alia, that the establishment and maintenance of such Account will be governed by a law of a jurisdiction satisfactory to the Issuer and the Collateral Trustee.  The parties hereto agree that the Custodian’s “securities intermediary’s jurisdiction” (within the meaning of Section 8‑110(e) of the UCC) is the State of New York. The Custodian represents that on the Closing Date it has an office in the State of New York which is engaged in a business or other regular activity of maintaining securities accounts.  The law in force in the State of New York is applicable to all issues specified in Article 2(1) of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, concluded 5 July 2006.

(b)           Each time that the Issuer acquires any Collateral Obligation, Eligible Investment or other investment, the Issuer shall, if the Collateral Obligation, Eligible Investment or other investment is required to be, but has not already been, transferred to the relevant Account, cause the Collateral Obligation, Eligible Investment or other investment to be Delivered to the Custodian to be held in the Custodial Account (or in the case of any such investment that is not a Collateral Obligation, in the Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Collateral Trustee in accordance with this Indenture.  The security interest of the Collateral Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Collateral Trustee, be released.  The security interest of the Collateral Trustee shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment or other investment so acquired, including all interests of the Issuer in any contracts related to and proceeds of such Collateral Obligation, Eligible Investment or other investment.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.1       Satisfaction and Discharge of Indenture.   This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Debt, (iii) rights of Holders to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Collateral Trustee hereunder, (v) the rights, obligations and immunities of the Collateral Manager hereunder and under the Collateral Management Agreement, (vi) the rights, obligations and immunities of the Collateral Administrator under the Collateral Administration Agreement, (vii) the rights, obligations and immunities of the Loan Agent hereunder and under the Class A-2 Credit Agreement and (viii) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Collateral Trustee and payable to all or any of them (and the Collateral Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a)            either:

(i)          all Notes theretofore authenticated and delivered to Holders (other than (A) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note) and (B) Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3 (Money for Debt Payments to be Held in Trust)) have been delivered to the Collateral Trustee for cancellation and the Class A-2 Loans have been repaid in full pursuant to the Class A-2 Credit Agreement; or

(ii)            all Notes not theretofore delivered to the Collateral Trustee for cancellation and the Class A-2 Loans not theretofore repaid in full by the Loan Agent (A) have become due and payable, or (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption pursuant to Article IX under an arrangement for the giving of notice of redemption by the Applicable Issuers pursuant to Section 9.4 (Redemption Procedures) or Section 9.7 (Optional Re-Pricing)and either (1) the Issuer has irrevocably deposited or caused to be deposited with the Collateral Trustee, in trust for such purpose, Cash or non‑callable direct obligations of the United States; provided that the obligations are entitled to the full faith and credit of the United States or are debt obligations which are rated “AAA” by S&P, in an amount sufficient, as recalculated by a firm of Independent certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness on such Class A-2 Loans and the Notes not theretofore delivered to the Collateral Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Debt which has become due and payable), or to their Stated Maturity or Redemption Date, as the case may be, and shall have Granted to the Collateral Trustee a valid perfected security interest in such Eligible Investment that is prior to all other security interests and free of any adverse claim, as applicable, and shall have furnished to the Collateral Trustee an Opinion of Counsel with respect to such security interest or (2) in the event all of the Assets are liquidated following the satisfaction of the conditions specified in Section 5.5(a) (Optional Preservation of Assets), the Issuer shall have paid or caused to be paid all proceeds of such liquidation of the Assets in accordance with the Priority of Payments (less any reserves required to wind up the Issuer and the Co‑Issuer); or

(iii)           the Issuer has delivered to the Collateral Trustee an Officer’s certificate stating that (A) there are no Collateral Obligations or Eligible Investments that remain subject to the lien of this Indenture and (B) all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture (including, without limitation, the Priority of Payments) or have otherwise been irrevocably deposited in trust with the Collateral Trustee for such purpose (less any reserves required to wind up the Issuer and the Co‑Issuer);

(b)            the Issuer has paid or caused to be paid (or adequately reserved for payment) all other sums then due and payable hereunder (including, without limitation, any amounts then due and payable pursuant to the Class A-2 Credit Agreement, the Collateral Administration Agreement and the Collateral Management Agreement, in each case, without regard to the Administrative Expense Cap) by the Issuer and no other amounts are scheduled to be due and payable by the Issuer, it being understood that the requirements of this clause (b) may be satisfied as set forth in Section 5.7 (Application of Money Collected); and

(c)           the Issuers have delivered to the Collateral Trustee one or more Officer’s certificates from the Collateral Manager stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with;

provided that, upon the final distribution of all proceeds of the liquidation of the Collateral Obligations, the Equity Securities and the Eligible Investments effected hereunder, the foregoing requirements in clauses (a) and (b) shall be deemed satisfied for the purposes of discharging this Indenture following delivery of an Officer’s certificate of the Collateral Manager that it has determined in its discretion that the Issuer’s affairs have been wound up.

In connection with delivery by each of the Issuers of the Officer’s certificate referred to above, the Collateral Trustee will confirm to the Issuers that (i) to its knowledge, there are no Collateral Obligations that remain subject to the lien of this Indenture and (ii) to its knowledge, all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture (including the Priority of Payments) or have otherwise been irrevocably deposited in trust with the Collateral Trustee for such purpose.

In connection with such discharge, the Collateral Trustee shall notify all Holders of Outstanding Debt that (i) there are no pledged Collateral Obligations that remain subject to the lien of this Indenture, (ii) all proceeds thereof have been distributed in accordance with the terms of this Indenture (including the Priority of Payments) or are otherwise held in trust by the Collateral Trustee for such purpose or as reserves and (iii) this Indenture has been discharged.  Upon the discharge of this Indenture, the Collateral Trustee shall provide such information in the possession of the Collateral Trustee to the Issuer or the Administrator as may be reasonably required by the Issuer or the Administrator in order for the liquidation of the Issuer to be completed.

Section 4.2      Application of Trust Money.  All Cash and obligations deposited with the Collateral Trustee pursuant to Section 4.1 (Satisfaction and Discharge of Indenture) shall be held in trust and applied by it in accordance with the provisions of the Debt, this Indenture  and the Class A-2 Credit Agreement or to the winding up of the Issuer and the Co‑Issuer, including, without limitation, the Priority of Payments, to the payment of principal and interest (or other amounts with respect to the Subordinated Notes), either directly or through any Paying Agent, as the Collateral Trustee may determine; and such Cash and obligations shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties.  The Collateral Trustee may release amounts held by the Issuer as reserves to pay expenses of winding up of the Issuer and the Co‑Issuer at any time.

Upon discharge of this Indenture, the Security Agreement shall be deemed to be discharged.

Section 4.3         Repayment of Monies Held by Paying Agent.   In connection with the satisfaction and discharge of this Indenture with respect to the Debt, all Monies then held by any Paying Agent other than the Collateral Trustee under the provisions of this Indenture shall, upon demand of the Issuers, be paid to the Collateral Trustee to be held and applied pursuant to Section 7.3 (Money for Debt Payments to be Held in Trust) hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

ARTICLE V

REMEDIES

Section 5.1          Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)            a default in the payment, when due and payable, of (i) any interest on any Class A-1 Note, Class A-2 Note or Class A-2 Loan or, if there are no Class A-1 Notes, Class A-2 Notes or Class A-2 Loans Outstanding, any Class B Note or, if there are no Class A-1 Notes, Class A-2 Notes, Class A-2 Loans or Class B Notes Outstanding, any Class C Note and, in each case, the continuation of any such default for five (5) Business Days, or (ii) any principal of, or interest (or Deferred Interest) on, or any Redemption Price in respect of, any Secured Debt at its Stated Maturity or any Redemption Date; provided that, in each case, in the case of a default due to an administrative error or omission by the Collateral Trustee, the Loan Agent, Collateral Administrator or any Paying Agent, such default continues for seven (7) Business Days after a Trust Officer of the Collateral Trustee and the Loan Agent receives written notice or has actual knowledge of such administrative error or omission; provided, further, that the failure to effectuate any Optional Redemption or Tax Redemption for which notice is withdrawn or with respect to which a Refinancing fails shall not be an Event of Default; provided further, that, in the case of a default in the payment of any interest on any Debt on any Redemption Date thereof where (A) such default is due solely to a delayed or failed settlement of any asset sale by the Issuer (or the Collateral Manager on the Issuer’s behalf), (B) the Issuer (or the Collateral Manager on the Issuer’s behalf) had entered into a binding agreement of sale for such asset prior to the applicable Redemption Date and (C) the Issuer (or the Collateral Manager on the Issuer’s behalf) has used commercially reasonable efforts to cause such settlement to occur prior to the Redemption Date, then such default will not be an Event of Default unless such failure continues for forty-five (45) calendar days after such Redemption Date;

(b)          the failure on any Payment Date to disburse amounts available in the Payment Account in excess of U.S.$100,000 in accordance with the Priority of Payments and continuation of such failure for a period of five (5) Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Collateral Trustee, Loan Agent, Collateral Administrator or any Paying Agent, such failure continues for seven (7) Business Days after a Trust Officer of the Collateral Trustee and the Loan Agent receives written notice or has actual knowledge of such administrative error or omission;

(c)           either of the Issuers or the pool of Assets becomes an investment company required to be registered under the Investment Company Act and such status continues for forty‑five (45) days;

(d)            except as otherwise provided in this Section 5.1 (Events of Default), (i) a default in a material respect in the performance by, or breach in a material respect of any material covenant of, the Issuer or the Co‑Issuer under this Indenture or the Class A-2 Credit Agreement (it being understood, without limiting the generality of the foregoing, that any failure to meet any Coverage Test is not an Event of Default is not an Event of Default, except if such failure results in a Coverage Ratio Event of Default), or (ii) the failure of any representation or warranty of the Issuer or the Co‑Issuer made in this Indenture, the Class A-2 Credit Agreement or in any material certificate or other writing delivered pursuant hereto or in connection herewith to be correct in any material respect when the same shall have been made, in either case, that has a material adverse effect on the Holders of one or more Classes of Notes, and the continuation of such default, breach or failure for a period of forty-five (45) calendar days after notice to the Issuer or the Co‑Issuer, as applicable, and the Collateral Manager, by the Collateral Trustee or Loan Agent, or notice to the Issuer or the Co‑Issuer, as applicable, the Collateral Manager, the Loan Agent and the Collateral Trustee by the Holders of at least a Majority of the Controlling Class, specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; provided that the delivery of a certificate or other report which corrects any inaccuracy contained in a previous report or certification will be deemed to cure such inaccuracy as of the date of delivery of such updated report or certificate and any and all inaccuracies arising from continuation of such initial inaccurate report or certificate;

(e)            the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer or the Co‑Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or the Co‑Issuer under the Bankruptcy Law or any other applicable law, or appointing a receiver, liquidator, provisional liquidator, assignee, or sequestrator (or other similar official) of the Issuer or the Co‑Issuer or of any substantial part of its property, respectively, or ordering the winding‑up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive calendar days;

(f)          the institution by the Issuer or the Co‑Issuer of a Proceeding to have the Issuer or the Co‑Issuer, as the case may be, adjudicated as bankrupt or insolvent, or the consent of the Issuer or the Co‑Issuer to the institution of a bankruptcy or insolvency Proceeding against the Issuer or the Co‑Issuer, as the case may be, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Law or any other similar applicable law, or the consent by the Issuer or the Co‑Issuer to the filing of any such petition or to the appointment in a Proceeding of a receiver, liquidator, provisional liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or the Co‑Issuer or of any substantial part of its property, respectively, or the making by the Issuer or the Co‑Issuer of an assignment for the benefit of creditors, or the admission by the Issuer or the Co‑Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer or the Co‑Issuer in furtherance of any such action, or the passing of a resolution by the shareholders of the Issuer to have the Issuer wound up on a voluntary basis; or

(g)          on any Measurement Date while the Class A-1 Notes are Outstanding, the failure of the percentage equivalent of a fraction, (i) the numerator of which is equal to (1) the Collateral Principal Amount plus (2) the aggregate Market Value of all Defaulted Obligations on such Measurement Date and (ii) the denominator of which is equal to the Aggregate Outstanding Amount of the Class A-1 Notes as of such Measurement Date, to equal or exceed 102.5% (such Event of Default, a “Coverage Ratio Event of Default”).

Upon obtaining knowledge of the occurrence of an Event of Default, each of (i) the Issuers, (ii) the Collateral Trustee and (iii) a Responsible Officer of the Collateral Manager shall notify each other.  Upon the occurrence of an Event of Default known to a Trust Officer of the Collateral Trustee, the Collateral Trustee shall, not later than three Business Days thereafter, notify the Holders (as their names appear on the Register), each Paying Agent, the Collateral Manager and the Issuer (and, subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), the Issuer shall notify the Rating Agency and any Active Exchange) of such Event of Default in writing (unless such Event of Default has been waived as provided in Section 5.14 (Waiver of Past Defaults)).

Section 5.2        Acceleration of Maturity; Rescission and Annulment.  (a) If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(e) or (f)) (Events of Default), the Collateral Trustee may, and shall, upon the written direction of a Supermajority of the Controlling Class, by notice to the Co‑Issuer, the Issuer (subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), which notice the Issuer shall provide to the Rating Agency) and a Responsible Officer of the Collateral Manager, declare the principal of all the Secured Debt to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon, and other amounts payable hereunder, shall become immediately due and payable.  If an Event of Default specified in Section 5.1(e) or (f) (Events of Default) occurs, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Secured Debt, and other amounts payable thereunder and hereunder, shall automatically become due and payable without any declaration or other act on the part of the Collateral Trustee or any Holder.

(b)            At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Money due has been obtained by the Collateral Trustee as hereinafter provided in this Article V, a Majority of the Controlling Class by written notice to the Issuer, the Collateral Trustee and the Rating Agency, may rescind and annul such declaration and its consequences if:

(i)             The Issuer or the Co‑Issuer has paid or deposited with the Collateral Trustee a sum sufficient to pay:

(A)          all unpaid installments of interest and principal then due on the Secured Debt (other than any principal amounts due to the occurrence of an acceleration); and

(B)          to the extent then due (other than as a result of the occurrence of an acceleration), all unpaid taxes and Administrative Expenses that have been invoiced as due and payable of the Issuers and other sums paid or advanced by the Collateral Trustee hereunder or by the Collateral Administrator under the Collateral Administration Agreement or hereunder, accrued and unpaid Collateral Management Fees and any other amounts then payable by the Issuers hereunder prior to such Administrative Expenses and such Collateral Management Fees; and

(ii)          It has been determined that all Events of Default, other than the nonpayment of the interest on or principal of the Secured Debt that has become due solely by such acceleration, have either (A) been cured or (B) been waived as provided in Section 5.14 (Waiver of Past Defaults).

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereon.

Section 5.3         Collection of Indebtedness and Suits for Enforcement by Collateral Trustee.  The Applicable Issuers covenant that if a default shall occur in respect of the payment of any principal of or interest when due and payable on any Secured Debt, the Applicable Issuers will, upon demand of the Collateral Trustee, pay to the Collateral Trustee, for the benefit of the Holder of such Secured Debt, the whole amount, if any, then due and payable on such Secured Debt for principal and interest with interest upon the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable Interest Rate, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Collateral Trustee and its agents and counsel.

If the Issuer or the Co‑Issuer fails to pay such amounts forthwith upon such demand, the Collateral Trustee, in its own name and as trustee of an express trust, may, and shall, subject to the terms of this Indenture (including Section 6.3(e) (Certain Rights of Collateral Trustee)) upon direction of a Supermajority of the Controlling Class, institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Applicable Issuers or any other obligor on the Secured Debt and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Assets.

If an Event of Default occurs and is continuing, the Collateral Trustee may in its discretion, and shall, subject to the terms of this Indenture (including Section 6.3(e) (Certain Rights of Collateral Trustee)) upon written direction of the Majority of the Class A-1 Notes or, if there are no Class A-1 Notes Outstanding, the Supermajority of the Controlling Class, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Collateral Trustee shall deem most effectual (if no such direction is received by the Collateral Trustee) or as the Collateral Trustee may be directed by the Majority of the Class A-1 Notes or, if there are no Class A-1 Notes Outstanding, the Supermajority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or the Co‑Issuer or any other obligor on the Secured Debt under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, provisional liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer, the Co‑Issuer or their respective property or such other Obligor or its property, or in case of any other comparable Proceedings relative to the Issuer, the Co‑Issuer or other obligor on the Secured Debt, or the creditors or property of the Issuer, the Co‑Issuer or such other Obligor, the Collateral Trustee, regardless of whether the principal of any Secured Debt shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Collateral Trustee shall have made any demand pursuant to the provisions of this Section 5.3 (Collection of Indebtedness and Suits for Enforcement by Collateral Trustee), shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a)            to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Secured Debt upon direction by a Supermajority of the Controlling Class and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Trustee (including any claim for reasonable compensation to the Collateral Trustee and each predecessor Collateral Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Collateral Trustee and each predecessor Collateral Trustee, except as a result of negligence or bad faith) and of the Secured Debtholders allowed in any Proceedings relative to the Issuer, the Co‑Issuer or other obligor on the Secured Debt or to the creditors or property of the Issuer, the Co‑Issuer or such other Obligor;

(b)           unless prohibited by applicable law and regulations, to vote on behalf of the Secured Debtholders upon the direction of a Supermajority of the Controlling Class, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or person performing similar functions in comparable Proceedings; and

(c)           to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Collateral Trustee on their behalf; and any trustee, receiver or liquidator, provisional liquidator, custodian or other similar official is hereby authorized by each of the Secured Debtholders to make payments to the Collateral Trustee, and, if the Collateral Trustee shall consent to the making of payments directly to the Secured Debtholders to pay to the Collateral Trustee such amounts as shall be sufficient to cover reasonable compensation to the Collateral Trustee, each predecessor Collateral Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Collateral Trustee and each predecessor Collateral Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Collateral Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Secured Debtholders, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Debt or any Holder thereof, or to authorize the Collateral Trustee to vote in respect of the claim of any Secured Debtholders, as applicable, in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

In any Proceedings brought by the Collateral Trustee on behalf of the Holders of the Secured Debt (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Collateral Trustee shall be a party), the Collateral Trustee shall be held to represent all the Holders of the Secured Debt.

Notwithstanding anything in this Section 5.3 (Collection of Indebtedness and Suits for Enforcement by Collateral Trustee) to the contrary, the Collateral Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 (Collection of Indebtedness and Suits for Enforcement by Collateral Trustee) except according to the provisions specified in Section 5.5(a) (Optional Preservation of Assets).

Section 5.4         Remedies.   (a) If an Event of Default has occurred and is continuing, and the Secured Debt has been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuers agree that the Collateral Trustee may, and shall, subject to the terms of this Indenture (including Section 6.3(e) (Certain Rights of Collateral Trustee)), upon written direction of a Supermajority of the Controlling Class, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i)           institute Proceedings for the collection of all amounts then payable on the Secured Debt or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any Monies adjudged due;

(ii)           sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 (Sale of Assets) hereof;

(iii)          institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv)          exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Collateral Trustee and the Holders of the Secured Debt hereunder (including exercising all rights of the Collateral Trustee under the Securities Account Control Agreement); and

(v)            exercise any other rights and remedies that may be available at law or in equity;

provided that the Collateral Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 (Remedies) except according to the provisions of Section 5.5(a) (Optional Preservation of Assets).

The Collateral Trustee may obtain and rely upon an opinion of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense) in structuring and distributing securities similar to the Secured Debt, which may be the Initial Purchaser, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 (Remedies) and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Secured Debt which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b)          If an Event of Default as described in Section 5.1(d) (Events of Default) hereof shall have occurred and be continuing the Collateral Trustee may, and at the direction of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class shall, subject to the terms of this Indenture (including Section 6.3(e) (Certain Rights of Collateral Trustee)), institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c)           Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability.  Any Holder at such sale may, in payment of the purchase price, deliver to the Collateral Trustee for cancellation any of the Debt in lieu of cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Debt so delivered by such Holder (taking into account the Class of such Debt, the Priority of Payments and Article XIII).

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Collateral Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Issuers, the Collateral Trustee and the Holders of the Secured Debt, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d)          (i) Notwithstanding any other provision of this Indenture, none of the Collateral Trustee, the Secured Parties or the Holders (including beneficial owners thereof) may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Debt, institute against, or join any other Person in instituting against, the Issuer or the Co‑Issuer any bankruptcy, reorganization, arrangement, insolvency, winding‑up, moratorium or liquidation Proceedings, or other Proceedings under Bermuda, U.S. federal or state bankruptcy or similar laws.  Notwithstanding anything to the contrary in this Article V, in the event that any Proceeding described in the immediately preceding sentence is commenced against the Issuer or the Co‑Issuer, the Issuer or the Co‑Issuer, as applicable, subject to the availability of funds as described in the immediately following sentence and the requirements of any applicable laws, shall promptly object to the institution of any such proceeding against it and take all necessary or advisable steps to cause the dismissal of any such proceeding (including, without limiting the generality of the foregoing, to timely file an answer and any other appropriate pleading objecting to (i) the institution of any proceeding to have the Issuer or the Co‑Issuer, as the case may be, adjudicated as bankrupt or insolvent or (ii) the filing of any petition seeking relief, reorganization, arrangement, adjustment or composition or in respect of the Issuer or the Co‑Issuer, as the case may be, under applicable Bankruptcy Law or any other applicable law).  The reasonable fees, costs, charges and expenses incurred by the Co‑Issuer or the Issuer (including reasonable attorney’s fees and expenses) in connection with taking any such action will be paid as Administrative Expenses.  Each Holder and any person who acquired a beneficial interest in the Debt shall be deemed to have accepted and agreed to the restrictions set forth in this subsection (d).

(ii)          In the event one or more Holders or beneficial owners of Debt cause the filing of a petition in bankruptcy against the Issuer in violation of the prohibition described above, such Holder(s) or beneficial owner(s) will be deemed to acknowledge and agree that any claim that such Holder(s) or beneficial owner(s) have against the Issuer or with respect to any Assets (including any proceeds thereof) shall, notwithstanding anything to the contrary in the Priority of Payments, be fully subordinate in right of payment to the claims of each Holder and beneficial owner of Secured Debt that does not seek to cause any such filing, with such subordination being effective until the Secured Debt held by each Holder or beneficial owners of any Secured Debt that does not seek to cause any such filing is paid in full in accordance with the Priority of Payments (after giving effect to such subordination).  The terms described in the immediately preceding sentence are referred to herein as the “Bankruptcy Subordination Agreement”.  The Bankruptcy Subordination Agreement will constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code.  The Collateral Trustee shall be entitled to rely upon an Issuer Order with respect to the payment of any amounts payable to Holders, which amounts are subordinated pursuant to this Section 5.4(d)(ii) (Remedies).

(iii)          Nothing in this Section 5.4 (Remedies) shall preclude, or be deemed to stop, the Collateral Trustee (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer or the Co‑Issuer or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Trustee, or (ii) from commencing against the Issuer or the Co‑Issuer or any of their respective properties any legal action which is not a bankruptcy, winding‑up, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(iv)          The parties hereto agree that the restrictions and the Bankruptcy Subordination Agreement provisions described in clause (ii) of this Section 5.4(d) (Remedies) are a material inducement for each Holder and beneficial owner of the Debt to acquire or make such Debt, and for the Issuer, the Co‑Issuer and the Collateral Manager to enter into this Indenture (in the case of the Issuer and the Co‑Issuer) and the other applicable Transaction Documents and are an essential term of this Indenture.  Any Holder or beneficial owner of Debt or either of the Issuers may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding‑up, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Bermuda law, United States federal or state bankruptcy law or similar laws.

Section 5.5        Optional Preservation of Assets.  (a) Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing, the Collateral Trustee shall retain the Assets intact (except that, until a direction to commence a liquidation of the Assets following an Enforcement Event is delivered in accordance with this Indenture, Unsalable Assets and certain other types of Collateral Obligations may continue to be sold by the Issuer in accordance with Article XII while an Event of Default has occurred and is continuing), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Debt in accordance with the Priority of Payments and the provisions of Article X, Article XII and Article XIII unless:

(i)          the Collateral Trustee, pursuant to Section 5.5(c) (Optional Preservation of Assets), determines that the anticipated proceeds of a sale or liquidation of the Assets (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest, accrued) and unpaid on the Secured Debt for principal and interest (including accrued and unpaid Deferred Interest), and all other amounts that, pursuant to the Priority of Payments, are required to be paid prior to such payments on such Secured Debt (including any amounts due and owing as Administrative Expenses (without regard to the Administrative Expense Cap), any amounts payable to any Hedge Counterparty pursuant to an early termination (or partial early termination) of the related Hedge Agreement as a result of a Priority Termination Event and any due and unpaid Collateral Management Fees) and a Supermajority of the Controlling Class agrees with such determination;

(ii)          if an Event of Default specified in clauses (a), (e), (f) or (g) of Section 5.1 (Events of Default) has occurred and is continuing (without regard to whether another Event of Default has occurred prior, contemporaneously or subsequent to such Event of Default), a Supermajority of the Controlling Class directs the sale and liquidation of the Assets; provided that this clause (ii) shall not apply in the case of an Event of Default pursuant to clause (a)(i) of the definition of “Event of Default” relating to the failure to pay interest on any Secured Debt (other than the Class A-1 Notes) while the Class A-1 Notes are the Controlling Class that arises solely from the application of monies in accordance with the order of priorities set forth in Section 11.1(a)(iv) (Disbursements of Monies from Payment Account) due to the acceleration of the Secured Debt resulting from an Event of Default arising pursuant to clauses (b), (c) or (d) of the definition of “Event of Default”; or

(iii)          in the case of an Event of Default other than an Event of Default specified in Section 5.5(a)(ii) (Optional Preservation of Assets), a Supermajority of each Class of Secured Debt (each voting separately by Class) directs the sale and liquidation of the Assets.

So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) (Optional Preservation of Assets) may be rescinded at any time when the conditions specified in clause (i), (ii) or (iii) exist.

(b)          Nothing contained in Section 5.5(a) (Optional Preservation of Assets) shall be construed to require the Collateral Trustee to sell the Assets securing the Secured Debt if the conditions set forth in clause (i), (ii) or (iii) of Section 5.5(a) (Optional Preservation of Assets) are not satisfied.  Nothing contained in Section 5.5(a) (Optional Preservation of Assets) shall be construed to require the Collateral Trustee to preserve the Assets securing the Debt if prohibited by applicable law.

(c)          In determining whether the condition specified in Section 5.5(a)(i) (Optional Preservation of Assets) exists, the Collateral Trustee shall use reasonable efforts to obtain, with the cooperation of the Collateral Manager, bid prices with respect to each Collateral Obligation and Equity Security contained in the Assets from two nationally recognized dealers (as specified by the Collateral Manager in writing) at the time making a market in such securities and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such security.  In the event that the Collateral Trustee, with the cooperation of the Collateral Manager, is only able to obtain bid prices with respect to a Collateral Obligation or Equity Security contained in the Assets from one nationally recognized dealer at the time making a market in such securities, the Collateral Trustee shall compute the anticipated proceeds of sale or liquidation on the basis of such one bid price for such security.  In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) (Optional Preservation of Assets) exists, the Collateral Trustee may retain and rely on an opinion of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense).

The Collateral Trustee shall deliver to the Holders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) (Optional Preservation of Assets) no later than 10 days after such determination is made.  The Collateral Trustee shall make the determinations required by Section 5.5(a)(i) (Optional Preservation of Assets) within 30 days after the request of a Supermajority of the Controlling Class at any time during which the Collateral Trustee retains the Assets pursuant to Section 5.5(a)(i) (Optional Preservation of Assets).

Section 5.6      Collateral Trustee May Enforce Claims Without Possession of Debt.  All rights of action and claims under this Indenture or under any of the Secured Debt (including a Secured Note that is a Certificated Note) may be prosecuted and enforced by the Collateral Trustee without the possession of any of the Secured Debt or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Collateral Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7 (Application of Money Collected) hereof.

Section 5.7        Application of Money Collected.  Any Money collected by the Collateral Trustee with respect to the Debt pursuant to this Article V and any Money that may then be held or thereafter received by the Collateral Trustee with respect to the Debt hereunder shall be applied, subject to Section 13.1 (Subordination) and in accordance with the provisions of Section 11.1(a)(iv) (Disbursements of Monies from Payment Account), on each Payment Date.  Upon the final distribution of all proceeds of any liquidation of the Collateral Obligations, Equity Securities and the Eligible Investments effected hereunder, the provisions of Section 4.1(a) and (b) (Satisfaction and Discharge of Indenture) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article IV.

Section 5.8       Limitation on Suits.  No Holder of Debt shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Indenture or the Class A-2 Credit Agreement or for the appointment of a receiver or trustee, or for any other remedy hereunder or under the Class A-2 Credit Agreement, unless:

(a)           such Holder has previously given to the Collateral Trustee, the Issuer and the Collateral Manager written notice of an Event of Default;

(b)            the Holders of not less than 25% of the then Aggregate Outstanding Amount of the Debt of the Controlling Class shall have made written request to the Collateral Trustee to institute Proceedings in respect of such Event of Default in its own name as Collateral Trustee hereunder and such Holder or Holders have provided the Collateral Trustee indemnity reasonably satisfactory to the Collateral Trustee against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities to be incurred in compliance with such request;

(c)           the Collateral Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity, has failed to institute any such Proceeding; and

(d)            no direction inconsistent with such written request has been given to the Collateral Trustee during such 30‑day period by a Majority of the Controlling Class; it being understood and intended that no one or more Holders of Debt shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Debt of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Debt of the same Class or to enforce any right under this Indenture or the Class A-2 Credit Agreement, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Debt of the same Class subject to and in accordance with Section 13.1 (Subordination) and the Priority of Payments.

In the event the Collateral Trustee shall receive conflicting or inconsistent requests and indemnity pursuant to this Section 5.8 (Limitation on Suits) from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Collateral Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Controlling Class, notwithstanding any other provisions of this Indenture or the Class A-2 Credit Agreement.  If all such groups represent the same percentage, the Collateral Trustee, in its sole discretion, may determine what action, if any, shall be taken.

Section 5.9        Unconditional Rights of Secured Debtholders to Receive Principal and Interest.  Subject to Section 2.7(i) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved) but notwithstanding any other provision of this Indenture, the Holder of any Secured Debt shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Secured Debt, as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 13.1 (Subordination), as the case may be, and, subject to the provisions of Section 5.4(d) (Remedies) and Section 5.8 (Limitation on Suits), to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.  Holders of Secured Debt ranking junior to Debt still Outstanding shall have no right to institute Proceedings for the enforcement of any such payment until such time as no Secured Debt ranking senior to such Secured Debt remains Outstanding, which right shall be subject to the provisions of Section 5.4(d) (Remedies) and Section 5.8 (Limitation on Suits), and shall not be impaired without the consent of any such Holder.

Section 5.10      Restoration of Rights and Remedies.   If the Collateral Trustee or any Holder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Collateral Trustee or to such Holder, then and in every such case the Issuers, the Collateral Trustee and the Holder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Collateral Trustee and the Holder shall continue as though no such Proceeding had been instituted.

Section 5.11       Rights and Remedies Cumulative.   No right or remedy herein conferred upon or reserved to the Collateral Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12     Delay or Omission Not Waiver.   No delay or omission of the Collateral Trustee or any Holder of Secured Debt to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or of a subsequent Event of Default.  Every right and remedy given by this Article V or by law to the Collateral Trustee or to the Holders of the Secured Debt may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Trustee or by the Holders of the Secured Debt.

Section 5.13      Control by Supermajority of Controlling Class.  A Supermajority of the Controlling Class shall have the right following the occurrence, and during the continuance of, an Event of Default to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Collateral Trustee or exercising any trust or power conferred upon the Collateral Trustee under this Indenture; provided that:

(a)            such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b)           the Collateral Trustee may take any other action deemed proper by the Collateral Trustee that is not inconsistent with such direction; provided that subject to Section 6.1 (Certain Duties and Responsibilities), the Collateral Trustee need not take any action that it determines might involve it in liability or expense (unless the Collateral Trustee has received the indemnity as set forth in clause (c) below);

(c)             the Collateral Trustee shall have been provided with indemnity reasonably satisfactory to it; and

(d)           notwithstanding the foregoing, any direction to the Collateral Trustee to undertake a Sale of the Assets shall be by the Holders of Notes representing the requisite percentage of the Aggregate Outstanding Amount of Notes specified in Section 5.4 (Remedies) and/or Section 5.5 (Optional Preservation of Assets).

Section 5.14       Waiver of Past Defaults.   Prior to the time a judgment or decree for payment of the Money due has been obtained by the Collateral Trustee, as provided in this Article V, a Majority of the Controlling Class may on behalf of the Holders of all the Notes waive any past Default or Event of Default and its consequences, except any Event of Default or occurrence described below that will require the additional consent of:

(a)             in the case of failure to pay principal of any Secured Debt, the consent of the Holder of such Secured Debt;

(b)            in the case of a failure to pay interest to the Controlling Class, the consent of 100% of the Holders of the Controlling Class; or

(c)           in respect of a breach of a covenant or provision hereof that under Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) cannot be modified or amended without the waiver or consent of the Holder of any such Outstanding Debt materially and adversely affected thereby, the consent of the Holder of such Outstanding Debt.

In the case of any such waiver, the Issuers, the Collateral Trustee and the Holders of the Debt shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.  The Collateral Trustee shall promptly give written notice of any such waiver to a Responsible Officer of the Collateral Manager, the Issuer (and, subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), the Issuer shall provide such notice to the Rating Agency) and each Holder.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture.

Section 5.15       Undertaking for Costs.   All parties to this Indenture agree, and each Holder of any Debt by such Holder’s acceptance thereof or its entry into the Class A-2 Credit Agreement, as applicable, shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Collateral Trustee for any action taken, or omitted by it as Collateral Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 (Undertaking for Costs) shall not apply to any suit instituted by the Collateral Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 15% of the Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Debt on or after the applicable Stated Maturity (or, in the case of redemption or prepayment, on or after the applicable Redemption Date).

Section 5.16       Waiver of Stay or Extension Laws.  The Issuers covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshalling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Issuers (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law or rights, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Collateral Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted or rights created.

Section 5.17      Sale of Assets.  (a) The Collateral Trustee’s power to effect any sale (a “Sale”) of any portion of the Assets pursuant to Section 5.4 (Remedies) and Section 5.5 (Optional Preservation of Assets) shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired until the entire Assets shall have been sold or all amounts secured by the Assets shall have been paid.  The Collateral Trustee may upon notice to the Holders and a Responsible Officer of the Collateral Manager, and shall, upon direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale.  The Collateral Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Collateral Trustee shall be authorized to deduct the reasonable costs, charges and expenses (including but not limited to costs and expenses of counsel) incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7 (Compensation and Reimbursement) or other applicable terms hereof.

(b)          The Collateral Trustee, the Collateral Manager, any Affiliate of the Collateral Manager and one or more funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and the Collateral Trustee may pay all or part of the purchase price by crediting against amounts owing on the Debt in the case of the Assets or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses (including but not limited to costs and expenses of counsel) incurred by the Collateral Trustee in connection with such Sale notwithstanding the provisions of Section 6.7 (Compensation and Reimbursement) hereof or other applicable terms hereof.  The Debt need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Debt.  The Collateral Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c)         If any portion of the Assets consists of securities issued without registration under the Securities Act (“Unregistered Securities”), the Collateral Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the Controlling Class, seek a no action position from the United States Securities and Exchange Commission or any other relevant U.S. federal or state regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.

(d)          The Collateral Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof, without recourse, representation or warranty.  In addition, the Collateral Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale.  No purchaser or transferee at such a sale shall be bound to ascertain the Collateral Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

(e)            The Collateral Trustee shall provide notice of any public Sale to the Holders of the Debt and the Collateral Manager at least 10 days prior to such public Sale, and the Collateral Manager, its Affiliates and the Holders of the Debt shall be permitted to participate in any such public Sale to the extent permitted by applicable law and such Holders, the Collateral Manager or its Affiliates, as the case may be, meet any applicable eligibility requirements with respect to such Sale.

Section 5.18      Action on the Debt. The Collateral Trustee’s right to seek and recover judgment on the Debt or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture.  Neither the lien of this Indenture nor any rights or remedies of the Collateral Trustee or the Holders shall be impaired by the recovery of any judgment by the Collateral Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer or the Co‑Issuer.

ARTICLE VI

THE COLLATERAL TRUSTEE

Section 6.1         Certain Duties and Responsibilities.  (a) Except during the continuance of an Event of Default known to the Collateral Trustee:

(i)            the Collateral Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the Class A-2 Credit Agreement, and no implied covenants or obligations shall be read into this Indenture or the Class A-2 Credit Agreement against the Collateral Trustee; and

(ii)            in the absence of bad faith on its part, the Collateral Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Collateral Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Collateral Trustee, the Collateral Trustee shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform.  If a corrected form shall not have been delivered to the Collateral Trustee within 15 days after such notice from the Collateral Trustee, the Collateral Trustee shall so notify the Holders.

(b)            In case an Event of Default known to the Collateral Trustee has occurred and is continuing, the Collateral Trustee shall, prior to the receipt of directions, if any, from a Supermajority of the Controlling Class, or such other percentage as permitted by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)            No provision of this Indenture shall be construed to relieve the Collateral Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)          this subsection shall not be construed to limit the effect of subsection (a) of this Section 6.1 (Certain Duties and Responsibilities);

(ii)          the Collateral Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Collateral Trustee was negligent in ascertaining the pertinent facts;

(iii)          the Collateral Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer, the Co‑Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the Controlling Class (or other Class if required or permitted by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to the Collateral Trustee, or exercising any trust or power conferred upon the Collateral Trustee, under this Indenture;

(iv)          no provision of this Indenture or the Class A-2 Credit Agreement shall require the Collateral Trustee to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it; and

(v)          in no event shall the Collateral Trustee be liable for special, indirect, punitive, incidental or consequential loss or damage (including lost profits) even if the Collateral Trustee has been advised of the likelihood of such damages and regardless of such action.

(d)            For all purposes under this Indenture and the Class A-2 Credit Agreement, the Collateral Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default described in Section 5.1(c), (d), (e), or (f) (Events of Default) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by the Collateral Trustee at the Corporate Trust Office, and such notice references the Debt generally, the Issuer, the Co‑Issuer, the Assets or this Indenture.  For purposes of determining the Collateral Trustee’s responsibility and liability hereunder or under the Class A-2 Credit Agreement, whenever reference is made in this Indenture or the Class A-2 Credit Agreement to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Collateral Trustee is deemed to have notice as described in this Section 6.1 (Certain Duties and Responsibilities).

(e)           The Collateral Trustee shall have no liability or responsibility for the determination or selection of an alternative reference rate (including, without any limitation, whether the conditions for the designation of such rate have been satisfied or whether any such rate is a Benchmark Replacement).

(f)             [Reserved.]

(g)           Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Collateral Trustee shall be subject to the provisions of this Section 6.1 and Section 6.3.

(h)          The Collateral Trustee is authorized, at the request of the Collateral Manager, to accept directions or otherwise enter into agreements regarding the remittance of fees owing to the Collateral Manager.

(i)             The Collateral Trustee is hereby authorized and directed to enter into the Security Agreement.

Section 6.2       Notice of Event of Default.   Promptly (and in no event later than three Business Days) after the occurrence of any Event of Default actually known to a Trust Officer of the Collateral Trustee or after any declaration of acceleration has been made or delivered to the Collateral Trustee pursuant to Section 5.2 (Acceleration of Maturity; Rescission and Annulment), the Collateral Trustee shall transmit by mail or e‑mail to a Responsible Officer of the Collateral Manager, the Issuer (and, subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), the Issuer shall provide such notice to the Rating Agency), and all Holders, as their names and addresses appear on the Register and any Active Exchange, notice of all Event of Defaults hereunder known to the Collateral Trustee, unless such Event of Default shall have been cured or waived.

Section 6.3      Certain Rights of Collateral Trustee.  Except as otherwise provided in Section 6.1 (Certain Duties and Responsibilities):

(a)          the Collateral Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, judgment, consent, order, note, other paper, electronic communication or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;

(b)           any request or direction of the Issuer or the Co‑Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c)            whenever in the administration of this Indenture or the Class A-2 Credit Agreement, the Collateral Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Collateral Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s certificate or Issuer Order or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Collateral Trustee may, in the absence of bad faith on its part, request and rely on reports of nationally recognized accountants, investment bankers or other persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(d)            as a condition to the taking or omitting of any action by it hereunder or under the Class A-2 Credit Agreement, the Collateral Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel with respect to a legal matter shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e)           the Collateral Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture or the Class A-2 Credit Agreement, unless such Holders shall have provided to the Collateral Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities which might reasonably be incurred by it in complying with such request or direction;

(f)          the Collateral Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Collateral Trustee, in its discretion, may, and upon the written direction of a Majority of the Controlling Class or of the Rating Agency shall (subject to the right hereunder to be reasonably satisfactorily indemnified for associated expense and liability), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Collateral Trustee shall be entitled, on reasonable prior written notice to the Issuers and a Responsible Officer of the Collateral Manager, to examine the books and records relating to the Debt and the Assets, personally or by agent or attorney, during the Issuers’ or the Collateral Manager’s normal business hours; provided that the Collateral Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law or by any regulatory, administrative or governmental authority, (ii) as otherwise required pursuant to this Indenture and (iii) to the extent that the Collateral Trustee, in its sole discretion, may determine that such disclosure is consistent with its obligations hereunder; provided further that the Collateral Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;

(g)          the Collateral Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder or under the Class A-2 Credit Agreement or thereunder either directly or by or through agents or attorneys; provided that the Collateral Trustee shall not be responsible for any misconduct or negligence on the part of any agent appointed or attorney appointed, with due care by it hereunder;

(h)            the Collateral Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder, including actions or omissions to act at the direction of the Collateral Manager;

(i)            nothing herein shall be construed to impose an obligation on the part of the Collateral Trustee to monitor, recalculate, evaluate or verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Collateral Manager (unless and except to the extent otherwise expressly set forth herein);

(j)            to the extent any defined term hereunder, or any calculation required to be made or determined by the Collateral Trustee hereunder, is dependent upon or defined by reference to GAAP, the Collateral Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or the accountants(which may or may not be the Independent accountants appointed by the Issuer pursuant to Section 10.9) (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;

(k)            the Collateral Trustee shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Collateral Manager, the Issuer, the Co‑Issuer, any Paying Agent (other than the Collateral Trustee), DTC, Euroclear, Clearstream, or any other clearing agency or depository and without limiting the foregoing, the Collateral Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or of the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by the Collateral Trustee from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Assets;

(l)             notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Trustee, the Custodian or the Securities Intermediary shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Collateral Trustee of any item constituting the Assets, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Assets;

(m)          in the event the Bank is also acting in the capacity of Loan Agent, Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent, Loan Agent, Securities Intermediary or as a financial reporting agent, the rights, protections, benefits, immunities and indemnities afforded to the Collateral Trustee pursuant to this Article VI shall also be afforded to the Bank acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Securities Account Control Agreement, the Class A-2 Credit Agreement or any other documents to which the Bank in such capacity is a party; provided further that (i) the Bank in any such capacity (other than as Collateral Trustee) shall only be liable to extent of its gross negligence or bad faith; and (ii) in and during an Event of Default, only the Collateral Trustee, and not the Bank in any other capacity, shall be subject to the prudent person standard;

(n)            any permissive right of the Collateral Trustee to take or refrain from taking actions enumerated in this Indenture shall not be construed as a duty;

(o)           the Collateral Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or the Class A-2 Credit Agreement or otherwise;

(p)            the Collateral Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice thereof is received by the Collateral Trustee at the Corporate Trust Office and such notice references the Debt generally, the Issuer, the Co‑Issuer or this Indenture;

(q)            the Collateral Trustee shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, civil or military disturbances, nuclear or natural catastrophe, epidemics, loss or malfunctions of utilities, computer (hardware or software) or communication services);

(r)             to help fight the funding of terrorism and money laundering activities, the Collateral Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Collateral Trustee.  The Collateral Trustee will ask for the name, address, tax identification number and other information that will allow the Collateral Trustee to identify the individual or entity who is establishing the relationship or opening the account.  The Collateral Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided;

(s)            to the extent not inconsistent herewith, the rights, protections, immunities and indemnities afforded to the Collateral Trustee pursuant to this Indenture also shall be afforded to the Collateral Administrator; provided that such rights, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Collateral Administration Agreement;

(t)            in making or disposing of any investment permitted by this Indenture, the Collateral Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s‑length basis, whether it or such Affiliate is acting as a subagent of the Collateral Trustee or for any third person or dealing as principal for its own account.  If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;

(u)          the Collateral Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Collateral Trustee’s economic self‑interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments.  Such compensation is not payable or reimbursable under Section 6.7 (Compensation and Reimbursement) of this Indenture;

(v)          the Collateral Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance;

(w)           unless the Collateral Trustee receives written notice of an error or omission related to financial information or disbursements provided to the Holders within 90 days following the Holders’ receipt of the same, the Collateral Trustee shall have no liability in connection with such and, absent direction by the requisite percentage of Holders entitled to direct the Collateral Trustee, no further obligation in connection thereof;

(x)           the Collateral Trustee shall not be responsible for (a) monitoring or verifying whether the U.S. Risk Retention Rules or the risk retention rules of any jurisdiction have been complied with or (b) determining (i) if a Collateral Obligation meets the criteria or eligibility restrictions specified in the definition thereof or otherwise imposed by this Indenture or (ii) whether the conditions specified in the definition of “Deliver,” “Delivered” or “Delivery” have been complied with;

(y)            the Collateral Trustee will be under no obligation to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with the Grant by the Issuer to the Collateral Trustee of any item constituting the Assets or otherwise, or in that regard to examine any Underlying Instruments, in order to determine compliance with applicable requirements of and restrictions on transfer of a Collateral Obligation; and

(z)            the Collateral Trustee will not be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 6.4      Not Responsible for Recitals or Issuance of Debt.  The recitals contained herein and in the Debt, other than the Certificate of Authentication thereon, shall be taken as the statements of the Applicable Issuers; and the Collateral Trustee assumes no responsibility for their correctness.  The Collateral Trustee makes no representation as to the validity or sufficiency of this Indenture, the Assets or the Debt.  The Collateral Trustee shall not be accountable for the use or application by the Issuers of the Debt or the proceeds thereof or any Money paid to the Issuers pursuant to the provisions hereof.

Section 6.5        May Hold Debt.  The Collateral Trustee, the Loan Agent, any Paying Agent, Registrar or any other agent of the Issuers, in its individual or any other capacity, may become the owner or pledgee of Debt and may otherwise deal with the Issuers or any of their Affiliates with the same rights it would have if it were not Collateral Trustee, the Loan Agent, Paying Agent, Registrar or such other agent.

Section 6.6       Money Held in Trust.  Money held by the Collateral Trustee hereunder shall be held in trust to the extent required herein.  The Collateral Trustee shall be under no liability for interest on any Money received by it hereunder except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Collateral Trustee on Eligible Investments.

Section 6.7         Compensation and Reimbursement.  (a) The Issuer agrees:

(i)           to pay the Collateral Trustee on each Payment Date reasonable compensation, as set forth in a separate fee schedule, for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii)            except as otherwise expressly provided herein, to reimburse the Collateral Trustee in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Trustee in accordance with any provision of this Indenture or other Transaction Document (including, without limitation, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Collateral Trustee pursuant to Section 5.4 (Remedies), Section 5.5 (Optional Preservation of Assets), Section 6.3(c) (Certain Rights of Collateral Trustee) or Section 10.9 (Reports by Independent Accountants), except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Collection Period due to the Collateral Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager;

(iii)           to indemnify the Collateral Trustee and its officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense (including reasonable attorney’s fees and expenses and the costs of enforcement of this Indenture and any provision hereof) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending themselves (including reasonable attorney’s fees and costs) against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder and under any other agreement or instrument related hereto; and

(iv)          to pay the Collateral Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection or enforcement action taken pursuant to Section 6.13 (Certain Duties of Collateral Trustee Related to Delayed Payment of Proceeds) or Article V, respectively.

(b)           The Collateral Trustee shall receive amounts pursuant to this Section 6.7 (Compensation and Reimbursement) and any other amounts payable to it under this Indenture or in any of the Transaction Documents to which the Collateral Trustee is a party only as provided in Section 11.1(a)(i), (ii) and (iii) (Disbursements of Monies from Payment Account) but only to the extent that funds are available for the payment thereof.  Subject to Section 6.9 (Resignation and Removal; Appointment of Successor), the Collateral Trustee shall continue to serve as Collateral Trustee under this Indenture notwithstanding the fact that the Collateral Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Collateral Trustee’s rights under Section 6.9 (Resignation and Removal; Appointment of Successor).  No direction by the Holders shall affect the right of the Collateral Trustee to collect amounts owed to it under this Indenture.  If on any date when a fee or an expense shall be payable to the Collateral Trustee pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of a fee or an expense not so paid shall be deferred and payable on such later date on which a fee or an expense shall be payable and sufficient funds are available therefor.

(c)           The Collateral Trustee hereby agrees not to cause the filing of a petition in bankruptcy for the non‑payment to the Collateral Trustee of any amounts provided by this Section 6.7 (Compensation and Reimbursement) until at least one year, or if longer the applicable preference period then in effect, and one day after the payment in full of all Notes issued under this Indenture and the Class A-2 Loans incurred under the Class A-2 Credit Agreement.

(d)           The Issuer’s payment obligations to the Collateral Trustee under this Section 6.7 (Compensation and Reimbursement) shall be secured by the lien of this Indenture payable in accordance with the Priority of Payments, and shall survive the discharge of this Indenture or the earlier resignation or removal of the Collateral Trustee.

Section 6.8       Corporate Collateral Trustee Required; Eligibility.   There shall at all times be a Collateral Trustee hereunder which shall be an Independent organization or entity organized and doing business under the laws of the United States or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having a long‑term debt rating of at least “BBB+” by S&P and having an office within the United States.  If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8 (Corporate Collateral Trustee Required; Eligibility), the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition.  If at any time the Collateral Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8 (Corporate Collateral Trustee Required; Eligibility), it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.9        Resignation and Removal; Appointment of Successor.  (a) No resignation or removal of the Collateral Trustee and no appointment of a successor Collateral Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Collateral Trustee under Section 6.10 (Acceptance of Appointment by Successor). If at any time the Bank shall resign or be removed as Loan Agent under the Class A-2 Credit Agreement, such resignation or removal shall not be deemed to be a resignation or removal of the Bank as Collateral Trustee hereunder.

(b)          The Collateral Trustee may resign at any time by giving not less than 30 days’ written notice thereof to the Issuers (and, subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), the Issuer shall provide notice to the Rating Agency), the Collateral Manager and the Holders of the Debt.  Upon receiving such notice of resignation, the Issuers shall promptly appoint a successor trustee or trustees satisfying the requirements of Section 6.8 (Corporate Collateral Trustee Required; Eligibility) by written instrument, in duplicate, executed by an Authorized Officer of the Issuer, one copy of which shall be delivered to the Collateral Trustee so resigning and one copy to the successor Collateral Trustee or Collateral Trustees, together with a copy to each Holder and the Collateral Manager; provided that such successor Collateral Trustee shall be appointed only upon an Act of a Majority of the Controlling Class.  If no successor Collateral Trustee shall have been appointed and an instrument of acceptance by a successor Collateral Trustee shall not have been delivered to the Collateral Trustee within 30 days after the giving of such notice of resignation, the resigning Collateral Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Collateral Trustee satisfying the requirements of Section 6.8 (Corporate Collateral Trustee Required; Eligibility).

(c)          The Collateral Trustee may be removed at any time upon 30 days written notice to the Collateral Trustee by Act of a Majority of each Class of Debt (voting separately by Class) or, at any time when an Event of Default shall have occurred and be continuing by an Act of a Majority of the Controlling Class, delivered to the Collateral Trustee and to the Issuers.

(d)             If at any time:

(i)           the Collateral Trustee shall cease to be eligible under Section 6.8 (Corporate Collateral Trustee Required; Eligibility) and shall fail to resign after written request therefor by the Issuers or by any Holder; or

(ii)          the Collateral Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Collateral Trustee or of its property shall be appointed or any public officer shall take charge or control of the Collateral Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a) (Resignation and Removal; Appointment of Successor)), (A) the Issuers, by Issuer Order, may remove the Collateral Trustee, or (B) subject to Section 5.15 (Undertaking for Costs), any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Collateral Trustee and the appointment of a successor Collateral Trustee.

(e)          If the Collateral Trustee shall be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Trustee for any reason (other than resignation), the Issuers, by Issuer Order, may appoint a successor Collateral Trustee.  If the Issuers shall fail to appoint a successor Collateral Trustee within sixty (60) calendar days after such removal or incapability or the occurrence of such vacancy, a successor Collateral Trustee may be appointed by a Majority of the Controlling Class by written instrument delivered to the Issuer and the retiring Collateral Trustee.  The successor Collateral Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Collateral Trustee and supersede any successor Collateral Trustee proposed by the Issuers.  If no successor Collateral Trustee shall have been so appointed by the Issuers or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15 (Undertaking for Costs), the Collateral Trustee or any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Collateral Trustee.

(f)             The Issuers shall give prompt notice of each resignation and each removal of the Collateral Trustee and each appointment of a successor Collateral Trustee by written notice of such event to the Collateral Manager, subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), the Rating Agency and to the Holders of the Debt as their names and addresses appear in the Register.  Each notice shall include the name of the successor Collateral Trustee and the address of its Corporate Trust Office.  If the Issuers fail to so notify within ten days after acceptance of appointment by the successor Collateral Trustee, the successor Collateral Trustee shall cause, subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), such notice to be given at the expense of the Issuers.

Section 6.10     Acceptance of Appointment by Successor.  Every successor Collateral Trustee appointed hereunder shall meet the requirements of Section 6.8 (Corporate Collateral Trustee Required; Eligibility) and shall execute, acknowledge and deliver to the Issuers and the retiring Collateral Trustee an instrument accepting such appointment.  Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Trustee shall become effective and such successor Collateral Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Trustee; but, on request of the Issuers or a Majority of any Class of Secured Debt or the successor Collateral Trustee, such retiring Collateral Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Collateral Trustee all the rights, powers and trusts of the retiring Collateral Trustee, and shall duly assign, transfer and deliver to such successor Collateral Trustee all property and Money held by such retiring Collateral Trustee hereunder.  Upon request of any such successor Collateral Trustee, the Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Trustee all such rights, powers and trusts.

Section 6.11     Merger, Conversion, Consolidation or Succession to Business of Collateral Trustee.  Any organization or entity into which the Collateral Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Trustee, shall be the successor of the Collateral Trustee hereunder, provided that such organization or entity shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto.  In case any of the Notes have been authenticated, but not delivered, by the Collateral Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Collateral Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Collateral Trustee had itself authenticated such Notes.

Section 6.12     Co‑Trustees.  At any time or times, the Issuers and the Collateral Trustee shall have power to appoint one or more Persons to act as co‑trustee (only if the requirements set forth in Section 6.8 (Corporate Collateral Trustee Required; Eligibility) relating to trustee eligibility are not satisfied, subject to satisfaction of the S&P Rating Condition), jointly with the Collateral Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 (Collateral Trustee May Enforce Claims Without Possession of Debt) herein and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12 (Co‑Trustees).

The Issuers shall join with the Collateral Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co‑trustee.  If the Issuers do not join in such appointment within 15 days after the receipt by them of a request to do so, the Collateral Trustee shall have the power to make such appointment.

Should any written instrument from the Issuers be required by any co‑trustee so appointed, more fully confirming to such co‑trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuers.  The Issuers agree to pay, to the extent funds are available therefor under Section 11.1(a)(i)(A) (Disbursements of Monies from Payment Account), for any reasonable fees and expenses in connection with such appointment.

Every co‑trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a)          the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Collateral Trustee hereunder, shall be exercised solely by the Collateral Trustee;

(b)            the rights, powers, duties and obligations hereby conferred or imposed upon the Collateral Trustee in respect of any property covered by the appointment of a co‑trustee shall be conferred or imposed upon and exercised or performed by the Collateral Trustee or by the Collateral Trustee and such co‑trustee jointly as shall be provided in the instrument appointing such co‑trustee;

(c)            the Collateral Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuers evidenced by an Issuer Order, may accept the resignation of or remove any co‑trustee appointed under this Section 6.12 (Co‑Trustees), and in case an Event of Default has occurred and is continuing, the Collateral Trustee shall have the power to accept the resignation of, or remove, any such co‑trustee without the concurrence of the Issuers.  A successor to any co‑trustee so resigned or removed may be appointed in the manner provided in this Section 6.12 (Co‑Trustees);

(d)             no co‑trustee hereunder shall be personally liable by reason of any act or omission of the Collateral Trustee hereunder;

(e)             the Collateral Trustee shall not be liable by reason of any act or omission of a co‑trustee; and

(f)             any Act of the Holders delivered to the Collateral Trustee shall be deemed to have been delivered to each co‑trustee.

Subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), the Issuer shall notify the Rating Agency of the appointment of a co‑trustee hereunder.

Section 6.13       Certain Duties of Collateral Trustee Related to Delayed Payment of Proceeds.   If the Collateral Trustee shall not have received a payment with respect to any Asset on its Due Date, (a) the Collateral Trustee shall promptly notify the Issuer and the Collateral Manager in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if any) after such notice (x) such payment shall have been received by the Collateral Trustee or (y) the Issuer, in its discretion, shall have made provision for such payment satisfactory to the Collateral Trustee, the Collateral Trustee shall, not later than the Business Day immediately following the last day of such period and in any case upon request by the Collateral Manager, request the Obligor on such Asset, the agent under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment not later than three Business Days after the date of such request.  If such payment is not made within such time period, the Collateral Trustee, subject to the provisions of clause (iv) of Section 6.1(c) (Certain Duties and Responsibilities), shall take such action as the Collateral Manager shall direct.  Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture.  If the Issuer or the Collateral Manager requests a release of an Asset and/or delivers an additional Collateral Obligation in connection with any such action under the Collateral Management Agreement, such release and/or substitution shall be subject to Section 10.8 (Release of Securities) and Article XII of this Indenture, as the case may be.  Notwithstanding any other provision hereof, the Collateral Trustee shall deliver to the Issuer or its designee any payment with respect to any Asset or any additional Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Collateral Trustee in accordance with this Section 6.13 (Certain Duties of Collateral Trustee Related to Delayed Payment of Proceeds) and such payment shall not be deemed part of the Assets.

Section 6.14      Authenticating Agents.    Upon the request of the Issuers, the Collateral Trustee shall, and if the Collateral Trustee so chooses the Collateral Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Section 2.4 (Execution, Authentication, Delivery and Dating), Section 2.5 (Registration, Registration of Transfer and Exchange), Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note) and Section 8.5 (Reference in Debt to Supplemental Indentures), as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes.  For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 (Authenticating Agents) shall be deemed to be the authentication of Notes by the Collateral Trustee.

Any corporation into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Collateral Trustee and the Issuer.  The Collateral Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuers.  Upon receiving such notice of resignation or upon such a termination, the Collateral Trustee shall, upon the written request of the Issuer, promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuers.

Unless the Authenticating Agent is also the same entity as the Collateral Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense.  The provisions of Section 2.8 (Persons Deemed Owners), Section 6.4 (Not Responsible for Recitals or Issuance of Debt) and Section 6.5 (May Hold Debt) shall be applicable to any Authenticating Agent.

Section 6.15      Withholding.  If any withholding tax is imposed on the Issuer’s payment (or allocations of income) under the Debt, such tax shall reduce the amount otherwise distributable to the relevant Holder.  The Collateral Trustee is hereby authorized and directed to retain from amounts otherwise distributable to any Holder sufficient funds for the payment of any tax that is legally owed or required to be withheld by the Issuer (but such authorization shall not prevent the Collateral Trustee from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings) or may be withheld because of a failure by a Holder or beneficial owner to provide, update or correct the information requested by the Issuer in order for the Issuer to comply with FATCA and/or the Bermuda FATCA Legislation and to timely remit such amounts to the appropriate taxing authority.  The amount of any withholding tax imposed with respect to any Debt shall be treated as Cash distributed to the relevant Holder at the time it is withheld by the Collateral Trustee.  If there is a possibility that withholding tax is payable with respect to a distribution, the Paying Agent or the Collateral Trustee may, in its sole discretion, withhold such amounts in accordance with this Section 6.15 (Withholding).  If any Holder or beneficial owner wishes to apply for a refund of any such withholding tax, the Collateral Trustee shall reasonably cooperate with such Person in providing readily available information so long as such Person agrees to reimburse the Collateral Trustee for any out‑of‑pocket expenses incurred.  Nothing herein shall impose an obligation on the part of the Collateral Trustee to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Debt.

Section 6.16      Representative for Secured Debtholders Only; Agent for each other Secured Party and the Holders of the Subordinated Notes.  With respect to the security interest created hereunder, the delivery of any item of Asset to the Collateral Trustee is to the Collateral Trustee as representative of the Secured Debtholders and agent for each other Secured Party and the Holders of the Subordinated Notes.  In furtherance of the foregoing, the possession by the Collateral Trustee of any Asset, the endorsement to or registration in the name of the Collateral Trustee of any Asset (including without limitation as entitlement holder of the Custodial Account) are all undertaken by the Collateral Trustee in its capacity as representative of the Secured Debtholders, and agent for each other Secured Party and the Holders of the Subordinated Notes.

Section 6.17          Representations and Warranties of the Bank.  The Bank hereby represents and warrants as follows:

(a)            Organization.  The Bank has been duly organized and is validly existing as a trust company with trust powers under the laws of the Commonwealth of Massachusetts and has the power to conduct its business and affairs as a trustee, paying agent, registrar, transfer agent, custodian, calculation agent and securities intermediary.

(b)           Authorization; Binding Obligations.  The Bank has the corporate power and authority to perform the duties and obligations of Collateral Trustee, Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent and Securities Intermediary under this Indenture.  The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto.  This Indenture has been duly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms subject, as to enforcement, (i) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Bank and (ii) to general equitable principles (whether enforcement is considered in a proceeding at law or in equity).

(c)            Eligibility.  The Bank is eligible under Section 6.8 (Corporate Collateral Trustee Required; Eligibility) to serve as Collateral Trustee hereunder.

(d)           No Conflict.  Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any material agreement to which the Bank is a party or by which it or any of its property is bound that could or could reasonably be expected to have a material adverse effect on the Bank’s ability to perform its obligation under this Indenture.

Section 6.18      Communications with the Rating Agency.   Any written communication, including any confirmation, from the Rating Agency provided for or required to be obtained by the Collateral Trustee hereunder shall be sufficient in each case when such communication or confirmation is received by the Collateral Trustee, including by electronic message, facsimile, press release, posting to the Rating Agency’s website, or other means then considered industry standard.

ARTICLE VII

COVENANTS

Section 7.1        Payment of Principal and Interest.  The Applicable Issuers will duly and punctually pay the principal of and interest on the Secured Debt, in accordance with the terms of such Secured Debt and this Indenture and the Class A-2 Credit Agreement pursuant to the Priority of Payments.  The Issuer will, to the extent funds are available pursuant to the Priority of Payments, duly and punctually pay all required distributions on the Subordinated Notes, in accordance with the Subordinated Notes and this Indenture.

The Issuer shall, subject to the Priority of Payments, reimburse the Co‑Issuer for any amounts paid by the Co‑Issuer pursuant to the terms of the Debt, this Indenture or the Class A-2 Credit Agreement.  The Co‑Issuer shall not reimburse the Issuer for any amounts paid by the Issuer pursuant to the terms of the Debt or this Indenture or the Class A-2 Credit Agreement.

Amounts properly withheld under the Code or other applicable law by any Person from a payment under any Debt shall be considered as having been paid by the Issuer to the relevant Holder for all purposes of this Indenture.

Section 7.2        Maintenance of Office or Agency.  The Issuers hereby appoint the Collateral Trustee as a Paying Agent for payments on the Notes and the Issuers hereby appoint the Collateral Trustee as Transfer Agent at its applicable Corporate Trust Office, as the Issuers’ agent where Notes may be surrendered for registration of transfer or exchange.  The Issuers hereby appoint Corporation Service Company (the “Process Agent”), as their agent upon whom process or demands may be served in any action arising out of or based on this Indenture or the transactions contemplated hereby.

The Issuers may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided that (x) the Issuers will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Issuers in respect of such Notes and this Indenture may be served and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented for payment; and (y) no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax solely as a result of such Paying Agent’s activities.  The Issuers shall give prompt written notice to the Collateral Trustee, the Rating Agency and the Holders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Issuers shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York, or outside the United States, or shall fail to furnish the Collateral Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Issuers, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office, and the Issuers hereby appoint the same as their agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3        Money for Debt Payments to be Held in Trust.  All payments of amounts due and payable with respect to any Debt that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Collateral Trustee or a Paying Agent with respect to payments on the Debt.

When the Applicable Issuers shall have a Paying Agent that is not also the Registrar, they shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Debt held by each such Holder.

Whenever the Applicable Issuers shall have a Paying Agent other than the Collateral Trustee, they shall, on or before the Business Day next preceding each Payment Date and any Redemption Date, as the case may be, direct the Collateral Trustee to deposit on such Payment Date or such Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Collateral Trustee) the Applicable Issuers shall promptly notify the Collateral Trustee of its action or failure so to act.  Any Monies deposited with a Paying Agent (other than the Collateral Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Debt with respect to which such deposit was made shall be paid over by such Paying Agent to the Collateral Trustee for application in accordance with Article X.

The initial Paying Agent shall be as set forth in Section 7.2 (Maintenance of Office or Agency).  Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Collateral Trustee; provided that so long as the Debt of any Class is rated by S&P, with respect to any additional or successor Paying Agent, either (i) such Paying Agent has a long‑term debt rating of “A+” or higher by S&P or a short‑term debt rating of “A‑1” by S&P) or (ii) the S&P Rating Condition is satisfied.  If such successor Paying Agent ceases to have a long‑term debt rating of “A+” or higher by S&P or a short‑term debt rating “A‑1” by S&P, the Issuers shall promptly remove such Paying Agent and appoint a successor Paying Agent.  The Issuers shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state and/or national banking authorities.  The Issuers shall cause each Paying Agent other than the Collateral Trustee to execute and deliver to the Collateral Trustee an instrument in which such Paying Agent shall agree with the Collateral Trustee and if the Collateral Trustee acts as Paying Agent, it hereby so agrees, subject to the provisions of this Section 7.3 (Money for Debt Payments to be Held in Trust), that such Paying Agent will:

(a)            allocate all sums received for payment to the Holders of Notes for which it acts as Paying Agent on each Payment Date and any Redemption Date among such Holders in the proportion specified in the applicable Distribution Report to the extent permitted by applicable law;

(b)           hold all sums held by it for the payment of amounts due with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c)            if such Paying Agent is not the Collateral Trustee, immediately resign as a Paying Agent and forthwith pay to the Collateral Trustee all sums held by it in trust for the payment of Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d)            if such Paying Agent is not the Collateral Trustee, immediately give the Collateral Trustee notice of any default by the Issuer or the Co‑Issuer (or any other obligor on the Notes) in the making of any payment required to be made; and

(e)            if such Paying Agent is not the Collateral Trustee, during the continuance of any such default, upon the written request of the Collateral Trustee, forthwith pay to the Collateral Trustee all sums so held in trust by such Paying Agent.

The Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Collateral Trustee all sums held in trust by the Issuers or such Paying Agent, such sums to be held by the Collateral Trustee upon the same trusts as those upon which such sums were held by the Issuers or such Paying Agent; and, upon such payment by any Paying Agent to the Collateral Trustee, such Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any Money deposited with the Collateral Trustee, the Loan Agent or any Paying Agent in trust for any payment on any Debt and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Applicable Issuers on Issuer Order; and the Holder of such Debt shall thereafter, as an unsecured general creditor, look only to the Applicable Issuers for payment of such amounts (but only to the extent of the amounts so paid to the Applicable Issuers) and all liability of the Collateral Trustee, the Loan Agent or such Paying Agent with respect to such trust Money shall thereupon cease.  The Collateral Trustee, the Loan Agent or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Applicable Issuers any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Debt has been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

Section 7.4       Existence of Issuers.  (a) Subject to Section 7.10 (Issuers May Consolidate, etc., Only on Certain Terms), the Issuer and the Co‑Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect their existence and rights as companies incorporated or organized under the laws of Bermuda and the State of Delaware, respectively, and shall obtain and preserve their qualification to do business as foreign corporations or exempted companies, as applicable, in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Debt or any of the Assets; provided that the Issuer shall be entitled to change its jurisdiction of incorporation from Bermuda to any other jurisdiction reasonably selected by the Issuer at the direction of a Majority of the Subordinated Notes so long as (i)  written notice of such change shall have been given to the Collateral Trustee and, subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), the Rating Agency by the Issuer, which notice shall be promptly forwarded by the Collateral Trustee to the Holders and the Collateral Manager and (ii) on or prior to the 15th Business Day following receipt of such notice the Collateral Trustee shall not have received written notice from a Majority of the Controlling Class objecting to such change.

(b)          The Issuer and the Co‑Issuer shall ensure that all corporate or other formalities regarding their respective existences (including, if required, holding regular board of directors’ and shareholders’, or other similar, meetings) are followed.  Neither the Issuer nor the Co‑Issuer shall take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization, winding‑up or other insolvency proceeding.  Without limiting the foregoing, (i) the Issuer shall not have any subsidiaries (other than the Co‑Issuer); (ii) the Co‑Issuer shall not have any subsidiaries; and (iii) except to the extent contemplated in the Administration Agreement or the declaration of trust by Walkers Corporate (Bermuda) Limited, (x) the Issuer and the Co‑Issuer shall not (A) have any employees (other than their respective directors or managers to the extent they are employees), (B) except as contemplated by the Collateral Management Agreement, the Memorandum and Articles of Association or the Administration Agreement, engage in any transaction with any shareholder that would constitute a conflict of interest or (C) pay dividends other than in accordance with the terms of this Indenture and the Memorandum and Articles of Association and (y) the Issuer shall (A) maintain books and records separate from any other Person and practice and adhere to organizational formalities, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name (including all oral and written communications, letters, invoices, contracts, statements and applications) and through its duly authorized officers or agents, (E) maintain separate financial statements (if any) and not suggest in such financial statements that its assets are available to pay the claims of creditors of the Collateral Manager and its Affiliates or any other Person, (F) pay its own liabilities and expenses out of its own funds in accordance with this Indenture and the Priority of Payments, (G) maintain an arm’s length relationship with its Affiliates and the Collateral Manager and its Affiliates, (H) use separate stationery, invoices and checks  (if any), (I) hold itself out as a separate Person, (J) correct any known misunderstanding regarding its separate identity, (K) have at least one director that is Independent of the Collateral Manager, (L) manage its business and affairs by or under the direction of its directors and officers, (M) ensure the receipt of proper authorization, when necessary, in accordance with the terms of its formation documents and observe all procedures required by its formation documents and (N) account for and manage all of its liabilities separately from those of any other Person.

Section 7.5       Protection of Assets.  (a) The Issuer will cause the taking of such action within the Issuer’s control as is reasonably necessary in order to maintain the perfection and priority of the security interest of the Collateral Trustee in the Assets; provided that the Issuer shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.6 (Opinions as to Assets) and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3.1(a)(iii) (Conditions to Issuance of Notes on Closing Date) to determine what actions are reasonably necessary, and shall be fully protected in so relying on such an Opinion of Counsel.  The Issuer shall from time to time file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties in the Assets intended to be provided hereby, and to:

(i)             Grant more effectively all or any portion of the Assets;

(ii)            maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(iii)           perfect or protect the validity of any Grant made or to be made under this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)            enforce any of the Assets or other instruments or property included in the Assets;

(v)            preserve and defend title to the Assets and the rights therein of the Collateral Trustee and the Holders of the Secured Debt in the Assets against the claims of all Persons and parties; or

(vi)            pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

The Issuer shall register a security agreement prepared in respect of the security interests granted under this Indenture (the “Security Agreement”) in the Register of Charges maintained by the Registrar of Companies in Bermuda pursuant to section 55 of the Companies Act 1981 of Bermuda.

The Issuer hereby designates the Collateral Trustee as its agent and attorney in fact to prepare and file and hereby authorizes the filing of any Financing Statement, continuation statement and all other instruments, and to take all other actions, required pursuant to this Section 7.5 (Protection of Assets).  Such designation shall not impose upon the Collateral Trustee, or release or diminish, the Issuer’s and the Collateral Manager’s obligations under this Section 7.5 (Protection of Assets).  The Issuer further authorizes the Issuer’s United States counsel to make any such filing on its or the Collateral Trustee’s behalf.  The Issuer hereby authorizes the filing of Financing Statements describing as the collateral covered thereby “all assets of the debtor now owned or hereafter acquired and wherever located”, or words to that effect, notwithstanding that such wording may be broader in scope than the Assets described in this Indenture.

(b)          The Collateral Trustee shall not permit the removal of any portion of the Assets in violation of this Indenture or the transfer of any such Assets from the Account to which it is credited in violation of this Indenture, or cause or permit any change in the Delivery made pursuant to Section 3.3 (Custodianship; Delivery of Collateral Obligations and Eligible Investments) with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Collateral Trustee’s security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6 (Opinions as to Assets) (or, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6 (Opinions as to Assets), the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(a)(iii) (Conditions to Issuance of Notes on Closing Date)) unless the Collateral Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof will continue to be maintained after giving effect to such action or actions.

Section 7.6        Opinions as to Assets.  Within the six month period preceding the fifth anniversary of the Closing Date (and every five years thereafter), the Issuer shall furnish to the Collateral Trustee an Opinion of Counsel relating to the security interest granted by the Issuer to the Collateral Trustee, stating that, as of the date of such opinion, the lien and security interest created by this Indenture with respect to the Assets remain in effect and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next year.

Section 7.7         Performance of Obligations.  The Issuers, each as to itself, shall not take any action, and will use their best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Assets, except (i) in connection with any enforcement action taken with respect to any Defaulted Obligation in accordance with the provisions hereof, (ii) actions by the Collateral Manager permitted under the Collateral Management Agreement and in conformity with the other terms of this Indenture or (iii) as otherwise contemplated hereby.

Section 7.8        Negative Covenants.  (a) The Issuer will not and, with respect to clauses (ii), (iii), (v), (vii), (viii), (ix), (x), (xi), (xiii) and (xiv) the Co‑Issuer will not, in each case from and after the Closing Date:

(i)             sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, except as contemplated by this Indenture and the Collateral Management Agreement;

(ii)           claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Debt (other than amounts withheld or deducted in accordance with the Code or any applicable laws of Bermuda or other applicable jurisdiction or in order to comply with FATCA);

(iii)           (A) incur or assume or guarantee any indebtedness, other than the Debt, this Indenture, the Class A-2 Credit Agreement and the transactions contemplated hereby (including in connection with any Refinancing) or (B) issue or co‑issue, as applicable (1) any additional class of securities or incur any additional class of loans, in each case, except in accordance with Section 2.13 (Additional Issuance), Section 3.2 (Conditions to Additional Issuance) and/or Article IX or (2) any additional shares;

(iv)          (A) have obligations guaranteed by the Collateral Manager or its Affiliates; (B) hold itself out as responsible for debts of the Collateral Manager or its Affiliates or for decisions or actions with respect to the affairs of the Collateral Manager or its Affiliates; (C) operate or purport to operate as an integrated, single economic unit with the Collateral Manager or its Affiliates or any unaffiliated entity; (D) seek to obtain credit or incur any obligation to any third party based upon the assets of the Collateral Manager or its Affiliates or any unaffiliated entity; and (E) induce any such third party to reasonably rely on the creditworthiness of the Collateral Manager or its Affiliates or any unaffiliated entity;

(v)          subject to the incurrence of Permitted Liens, (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture or the Security Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture, the Class A-2 Credit Agreement, the Security Agreement or the Debt, in each case except as may be contemplated by the Transaction Documents, (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture or the Security Agreement) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, in each case as permitted by the Transaction Documents or (C) take any action that would permit the lien in each case as permitted by the Transaction Documents of this Indenture and the Security Agreement not to constitute a valid security interest in the Assets prior to all other security interests granted by the Issuer, in each case except as permitted by the Transaction Documents;

(vi)          amend the Collateral Management Agreement except pursuant to the terms thereof;

(vii)          dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(viii)          pay any distributions other than in accordance with the Priority of Payments;

(ix)            permit the formation of any subsidiaries (except, in the case of the Issuer, the Co‑Issuer);

(x)             conduct business under any name other than its own;

(xi)            have any employees (other than directors or managers to the extent they are employees);

(xii)          sell, transfer, exchange or otherwise dispose of Assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of the Assets, except as contemplated by the Transaction Documents;

(xiii)          fail to maintain an independent manager under the Co‑Issuer’s limited liability company operating agreement; or

(xiv)          amend or modify any material provision in its organizational documents without written notice to the Rating Agency.

(b)            So long as any Debt is Outstanding, the Co-Issuer shall not elect to be taxable for U.S. federal income tax purposes as other than a disregarded entity.

(c)            The Co‑Issuer will not invest any of its assets in “securities” as such term is defined in the Investment Company Act and will keep all of its assets in Cash.

(d)           The Issuer and the Co‑Issuer shall not be party to any agreements without including customary “non‑petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for (i) loan or credit agreements or other agreements evidencing Collateral Obligations, (ii) any agreements related to the purchase and sale of any Collateral Obligations or Eligible Investments which contain customary (as determined by the Collateral Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager in its sole discretion) Loan trading documentation, and (iii) other immaterial agreements and instruments.

(e)           The Issuer may not acquire any of the Secured Debt other than in accordance with Section 2.9(b) (Cancellation); provided that this Section 7.8(d) (Negative Covenants) shall not be deemed to limit an optional or mandatory redemption contemplated by this Indenture.

Section 7.9       Statement as to Compliance.  On or before August 23 in each calendar year commencing in 2024, and prior to the issuance or incurrence of any additional debt pursuant to Section 2.13 (Additional Issuance), the Issuer, subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), shall deliver to the Rating Agency, the Collateral Trustee and the Collateral Manager (to be forwarded by the Collateral Trustee to each Holder making a written request therefor) an Officer’s certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five (5) calendar days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.

Section 7.10      Issuers May Consolidate, etc.  Only on Certain Terms.  Neither the Issuer nor the Co‑Issuer (the “Merging Entity”) shall consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by Bermuda law (in the case of the Issuer) or United States and Delaware law (in the case of the Co‑Issuer) and unless:

(a)          the Merging Entity shall be the surviving corporation, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the “Successor Entity”) (A) if the Merging Entity is the Issuer, shall be a company incorporated and existing under the laws of Bermuda, the United States, Canada or such other jurisdiction not objected to by a Majority of the Controlling Class following 15 Business Days’ prior notice, provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of incorporation pursuant to Section 7.4 (Existence of Issuers), and (B) in any case shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Collateral Trustee, the due and punctual payment of the principal of and interest on all Secured Debt and the performance and observance of every covenant of this Indenture on its part to be performed or observed, all as provided herein;

(b)          the S&P Rating Condition shall have been satisfied with respect to such consolidation, merger, amalgamation, transfer or conveyance;

(c)          if the Merging Entity is not the Successor Entity, the Successor Entity shall have agreed with the Collateral Trustee (i) to observe the same legal requirements for the recognition of such formed or surviving corporation as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10 (Issuers May Consolidate, etc., Only on Certain Terms);

(d)          if the Merging Entity is not the Successor Entity, the Successor Entity shall have delivered to the Collateral Trustee, the Collateral Manager and the Issuer (and, subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), the Issuer shall have delivered to the Rating Agency) an Officer’s certificate and an Opinion of Counsel (subject to customary qualifications) each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized (or similar customary opinions for such jurisdiction); that such Person has sufficient power and authority to assume the obligations set forth in subsection (a) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations (or similar customary opinions for such jurisdiction); that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, winding‑up, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (or similar customary opinions for such jurisdiction); if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer, (i) the Collateral Trustee continues to have a valid and perfected security interest in the Assets securing all of the Secured Debt and (ii) such Successor Entity will not be subject to U.S. net income tax within the United States for U.S. federal income tax purposes; and in each case as to such other matters as the Collateral Trustee may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Collateral Trustee to require such other documents;

(e)            immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing;

(f)            the Merging Entity shall have notified the Collateral Manager and the Issuer (and, subject to Section 14.3(c) (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), the Issuer shall have notified the Rating Agency) of such consolidation, merger, amalgamation, transfer or conveyance and shall have delivered to the Collateral Trustee an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, amalgamation, transfer or conveyance and such supplemental indenture comply with this Article VII and that all conditions precedent in this Article VII relating to such transaction have been complied with and that such consolidation, merger, amalgamation, transfer or conveyance will not (A) result in the Issuer becoming subject to U.S. federal income tax with respect to its net income, or subject to tax liability under Section 1446 of the Code, or (B) result in the Issuer being treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes;

(g)            the Merging Entity shall have delivered to the Collateral Trustee an Opinion of Counsel stating that after giving effect to such transaction, neither of the Issuers (or, if applicable, the Successor Entity) will be required to register as an investment company under the Investment Company Act; and

(h)           after giving effect to such transaction, the outstanding stock of the Merging Entity (or, if applicable, the Successor Entity) will not be beneficially owned within the meaning of the Investment Company Act by any United States person.

Section 7.11   Successor Substituted.  Upon any consolidation or merger, amalgamation, or transfer or conveyance of all or substantially all of the assets of the Issuer or the Co‑Issuer in accordance with Section 7.10 (Issuers May Consolidate, etc., Only on Certain Terms) in which the Merging Entity is not the surviving corporation, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer or the Co‑Issuer, as the case may be, herein.  In the event of any such consolidation, merger, amalgamation, transfer or conveyance, the Person named as the “Issuer” or the “Co‑Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Debt and from its obligations under this Indenture.

Section 7.12      No Other Business.    The Issuer shall not have any employees and shall not engage in any business or activity other than entering into the Transaction Documents and performing the activities contemplated by the Transaction Documents.  The Co‑Issuer shall not engage in any business or activity other than issuing or incurring, as applicable, and selling the Co-Issued Debt and any additional rated debt issued pursuant to this Indenture or incurred pursuant to the Class A-2 Credit Agreement and other incidental activities.

Section 7.13      Maintenance of Listing.   So long as any Listed Debt remain Outstanding, the Issuers shall use reasonable efforts to maintain the listing of such Debt on the Active Exchange.

Section 7.14       Annual Rating Review.  (a) So long as any of the Secured Debt of any Class remain Outstanding, on or before August 23 in each year commencing in 2024, the Applicable Issuers shall obtain and pay for an annual review of the rating of each such Class of Secured Debt from the Rating Agency.  The Applicable Issuers shall promptly notify the Collateral Trustee and the Collateral Manager in writing (and the Collateral Trustee shall promptly provide the Holders with a copy of such notice) if at any time the then‑current rating of any such Class of Secured Debt has been, or is known will be, changed or withdrawn.

(b)           The Issuer shall obtain and pay for an annual review of any Collateral Obligation which has an S&P Rating derived as set forth in clause (iii)(b) of the definition of the term “S&P Rating”.

Section 7.15     Reporting.   At any time when the Issuers are not subject to Section 13 or 15(d) of the Exchange Act and are not exempt from reporting pursuant to Rule 12g3 ‑ 2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of Notes, the Issuers shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or beneficial owner, to a prospective purchaser of such Notes designated by such Holder or beneficial owner, or to the Collateral Trustee for delivery upon an Issuer Order to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Notes.  “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 7.16       Calculation Agent.   (a) The Issuer hereby agrees that for so long as any Floating Rate Debt remain Outstanding there will at all times be an agent appointed (which shall not control, be controlled or under common control with the Issuer, the Collateral Manager or their respective Affiliates, and is not a fund or account managed by the Collateral Manager or Affiliates of the Collateral Manager) to calculate the Reference Rate in respect of each Interest Accrual Period in accordance with the terms of the definition thereof (the “Calculation Agent”).  The Issuer has appointed the Collateral Trustee as Calculation Agent.  The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time.  If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager, on behalf of the Issuer, or if the Calculation Agent fails to determine any of the information required to be published on the Active Exchange via the office specified from time to time by such Active Exchange for announcements (the “Companies Announcement Office”), as described in subsection (b), in respect of any Interest Accrual Period, the Issuer or the Collateral Manager, on behalf of the Issuer, may appoint promptly a replacement Calculation Agent which shall not control, be controlled by or under common control with (x) the Issuer or its Affiliates, (y) the Collateral Manager or its Affiliates or (z) funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager.  The Calculation Agent may not resign its duties or be removed without a successor having been duly appointed.  Without limiting the obligations of the Calculation Agent to follow the procedures set forth in the definition of “Reference Rate”, the Collateral Trustee, in its capacity as Calculation Agent shall not have any (i) responsibility or liability for the selection of an alternative rate as a successor or replacement benchmark to the then-current Reference Rate (including any Benchmark Replacement Adjustment or determination of whether the conditions precedent to the selection of such rate have been satisfied) and shall be entitled to rely upon any designation of such a rate by the Collateral Manager and (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a “Term SOFR” rate as described in the definition thereof.

(b)          The Calculation Agent shall be required to agree that, as soon as possible after 11:00 a.m. London time on each Interest Determination Date, but in no event later than 11:00 a.m. New York time on the U.S. Government Securities Business Day immediately following each Interest Determination Date, the Calculation Agent will calculate the Interest Rate applicable to each Class of Floating Rate Debt during the related Interest Accrual Period and the Debt Interest Amount (in each case, rounded to the nearest cent, with half a cent being rounded upward) payable on the related Payment Date in respect of such Class of Floating Rate Debt and the related Interest Accrual Period.  At such time, the Calculation Agent will communicate such rates and amounts to the Issuers, the Collateral Trustee, the Loan Agent, each Paying Agent, the Collateral Manager, Euroclear and Clearstream.  The Calculation Agent will also specify to the Issuers the quotations upon which the foregoing rates and amounts are based, and in any event the Calculation Agent shall notify the Issuers before 5:00 p.m. New York time on every Interest Determination Date if it has not determined and is not in the process of determining any such Interest Rate or Debt Interest Amount together with its reasons therefor.  The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Accrual Period will (in the absence of manifest error) be final and binding upon all parties.  The Collateral Trustee, in its capacity as the Calculation Agent, shall have no responsibility for the selection of an Alternative Reference Rate and shall have no liability for any failure or delay in performing its duties hereunder as a result of the unavailability of Term SOFR.

(c)          All determinations made by the Collateral Manager in connection with the selection or implementation of a Benchmark Replacement in accordance with the terms of this Indenture shall be conclusive and binding, and, absent manifest error, may be made in the Collateral Manager’s sole determination, and, except for where explicitly stated otherwise, shall become effective without consent from any other party.  Notwithstanding the foregoing, the Collateral Manager shall provide direction to the Calculation Agent facilitating or specifying administrative procedures with respect to the calculation of any, non-Term SOFR rate upon which directions the Calculation Agent may conclusively rely.

(d)          From and after the effectiveness of a supplemental indenture entered into pursuant to Section 8.1(xxx) (Supplemental Indentures Without Consent of Holders of Debt), the obligations of the Calculation Agent shall be as set forth in this Indenture, as amended by such supplemental indenture; provided that the Calculation Agent shall not be bound to follow any amendment or supplement to this Indenture that would (i) increase the duties, obligations or liabilities of, or reduce or eliminate any right or privilege of the Calculation Agent, (ii) require the Calculation Agent to exercise discretion under this Indenture or any other Transaction Documents with respect to the cessation or replacement of the then-current Reference Rate as a reference rate (including, but not limited to, with respect to monitoring the cessation of the then-current Reference Rate or the conditions to the replacement thereof, or determining or designating a Benchmark Replacement, Fallback Rate or any other alternative or replacement reference rate or any modifier or adjustment thereto), or (iii) adversely affect the Calculation Agent, in each case, without the prior written consent of the Calculation Agent.

(e)          Neither the Collateral Trustee nor the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR (or other applicable Reference Rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement, (ii) to select, determine or designate any Alternative Reference Rate, Fallback Rate, or other successor or replacement benchmark index, or determine whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Reference Rate Amendments are necessary or advisable, if any, in connection with any of the foregoing. Neither the Collateral Trustee nor the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Transaction Documents as a result of the unavailability of Term SOFR (or other applicable Reference Rate) and absence of a designated replacement Reference Rate, including as a result of any inability, delay, error or inaccuracy on the part of the Issuer or the Collateral Manager, in providing any direction, instruction, notice or information required or contemplated by the terms of the Transaction Documents and reasonably required for the performance of such duties. The Calculation Agent shall, in respect of the calculations it is required to make on any Interest Determination Date, have no liability for the use of Term SOFR as determined on the previous Interest Determination Date if so required under the definition of Term SOFR. If the Calculation Agent at any time or times determines in its reasonable judgment that guidance is needed to perform its duties, or if it is required to decide between alternative courses of action, the Calculation Agent may (but is not obligated to) reasonably request guidance in the form of written instructions (or, in its sole discretion, oral instruction followed by written confirmation) from the Collateral Manager, including without limitation in respect of facilitating or specifying administrative procedures with respect to the calculation of any Alternative Reference Rate or Fallback Rate, on which the Calculation Agent shall be entitled to rely without liability. If the Calculation Agent has made a request for instruction as set forth in the immediately preceding sentence and the Collateral Manager has not provided such guidance, the Calculation Agent shall be entitled to refrain from action pending receipt of such instruction.

Section 7.17      Certain Tax Matters.  (a) The Issuer and the Co-Issuer will treat the Notes as described in the Offering Circular under the heading “Certain U.S. Federal Income Tax Considerations” for all U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law.

(b)           The Issuer and Co-Issuer will prepare and file, or shall hire accountants and the accountants shall cause to be prepared and filed (and, where applicable, delivered to the Issuer or Holders) for each taxable year of the Issuer and the Co-Issuer the federal, state and local income tax returns and reports as required under the Code, or any tax returns or information tax returns required by any governmental authority which the Issuer and the Co-Issuer are required to file (and, where applicable, deliver), and shall provide to each Holder any information that such Holder reasonably requests in order for such Holder to comply with its U.S. federal, state or local tax and information return and reporting obligations; provided, however, it may in its sole discretion not provide to any Holder information it deems proprietary.

(c)          Notwithstanding any provision herein to the contrary, the Issuer shall take, any and all reasonable actions that may be necessary or appropriate to ensure that the Issuer satisfies any and all withholding and tax payment obligations under Code Sections 1441, 1442, 1445, 1446, 1471, 1472, and any other provision of the Code or other applicable law.  Without limiting the generality of the foregoing, (i) Issuer may withhold any amount that it or any advisor retained by the Issuer or an advisor appointed on its behalf determines is required to be withheld from any amounts otherwise distributable to any Person, (ii) if reasonably able to do so, the Issuer shall deliver or cause to be delivered an applicable United States Internal Revenue Service Form W-8 or successor applicable form and other properly completed and executed documentation, as it determines is necessary to permit the Issuer to receive payments without withholding or deduction or at a reduced rate of withholding or deduction, and (iii) the Issuer shall take commercially reasonable efforts to timely obtain a Global Intermediary Identification Number from the IRS and comply with any requirements necessary to establish and maintain its status as a “reporting Model 1 FFI” within the meaning of Treasury Regulations Section 1.1471-1(b)(114).

(d)           Upon written request, the Collateral Trustee and the Registrar shall provide to the Issuer, the Collateral Manager or any agent thereof in accordance with Section 14.3 any information specified by such parties regarding the Holders of the Notes and payments on the Notes that is reasonably available to the Collateral Trustee or the Registrar, as the case may be, and may reasonably be necessary for the Issuer to comply with FATCA and the Bermuda FATCA Legislation.

(e)            Upon the Issuer’s or the Collateral Trustee’s receipt of a written request of a Holder or written request of a Person certifying that it is an owner of a beneficial interest in the Notes, delivered in accordance with the notice procedures of Section 14.3, for the information described in United States Treasury Regulations Section 1.1275-3(b)(1)(i) that is applicable to such Holder or beneficial owner, the Issuer shall promptly cause its Independent accountants to provide such information to the Collateral Trustee, and the Collateral Trustee shall promptly provide such information to the requesting Holder or beneficial owner.

(f)             No more than 50% of the debt obligations (as determined for U.S. federal income tax purposes) held by the Issuer may at any time consist of real estate mortgages as determined for purposes of section 7701(i) of the Code unless, based on an opinion or advice from Cadwalader, Wickersham & Taft LLP or Dechert LLP, or an opinion of other nationally recognized U.S. tax counsel experienced in such matters, the ownership or such debt obligations will not cause the Issuer to be treated as a taxable mortgage pool for U.S. federal income tax purposes.

(g)            In connection with a Re-Pricing or adoption of a Benchmark Replacement, the Issuer will cause its Independent accountants to assist the Issuer in complying with any requirements under Treasury Regulations Section 1.1273-2(f)(9) (or any successor provision), including, (i) determining whether Notes subject to such Re-Pricing or adoption of a Benchmark Replacement are traded on an established market, (ii) if so traded, to cause its Independent accountants to determine the fair market value of such Notes, and (iii) to make available such fair market value determination to Holders and beneficial owners of Notes in a commercially reasonable fashion, including by electronic publication, within 90 days after the effective date of such Re-Pricing or adoption of a Benchmark Replacement.

(h)            Each Holder and each beneficial owner of Notes agrees that the Issuer and its agents may provide any such information and documentation concerning to the IRS and any other relevant regulatory or tax authority.

(i)            The Issuer has not elected and, as long as any Debt is Outstanding, will not elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes and shall take any action necessary to avoid classification as an association taxable as either a publicly traded partnership or a corporation for U.S. federal income tax purposes.

(j)             Barings LLC will be the “partnership representative” (the “Partnership Representative”) (or, if not eligible under the Code to be the Partnership Representative, the agent and attorney-in-fact of the Partnership Representative). The Partnership Representative (or, if applicable, its agent and attorney‑in‑fact), shall sign the Issuer’s tax returns and is authorized to make tax elections on behalf of the Issuer in its reasonable discretion, to determine the amount and characterization of any allocations or tax items described in this Indenture in its reasonable discretion, and to take all actions and do such things as required or as it shall deem appropriate under the Code, at the Issuer’s sole expense, including representing the Issuer before taxing authorities and courts in tax matters affecting the Issuer and the beneficial owners of Subordinated Notes (as determined for U.S. federal income tax purposes) in their capacity as partners in the Issuer. Any action taken by the Partnership Representative in connection with audits of the Issuer under the Code will, to the extent permitted by law, be binding upon the “equity owners” (for U.S. federal income tax purposes) of the Issuer. Each such beneficial owner agrees that it will treat any Issuer item on such beneficial owner’s income tax returns consistently with the treatment of the item on the Issuer’s tax return and that such beneficial owner will not independently act with respect to tax audits or tax litigation affecting the Issuer, unless previously authorized to do so in writing by the Partnership Representative (or, if applicable, its agent and attorney-in-fact), which authorization may be withheld in the complete discretion of the Partnership Representative (or, if applicable, its agent and attorney‑in‑fact). The Issuer will, to the fullest extent permitted by law, reimburse and indemnify the Partnership Representative and any agent and attorney-in-fact of such Partnership Representative in connection with any expenses reasonably incurred in connection with its performance of its duties as or on behalf of the Partnership Representative. For the avoidance of doubt, any indemnity or reimbursement provided pursuant to the immediately foregoing sentence shall be treated as an Administrative Expense pursuant to the definition thereof.

(k)          The Partnership Representative shall establish and maintain or cause to be established and maintained on the books and records of the Issuer an individual capital account for each Holder of Subordinated Notes (including, for purposes of this Section 7.17(k), any beneficial owner of the Subordinated Notes (as determined for U.S. federal income tax purposes)) in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv).

(l)          After giving effect to Section 7.17(m) and Section 7.17(n), all Issuer items of income, gain, loss and deduction shall be allocated among the Holders of Subordinated Notes in a manner such that, after the allocation, each such Holder’s capital account is equal (as nearly as possible) to the amount that such Holder would receive from the Issuer if the Issuer (i) sold all of its assets for their “Book Values” (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)), (ii) applied the proceeds to discharge Issuer liabilities at face amount (limited with respect to each nonrecourse liability to the Book Values of the assets securing such liability), and (iii) distributed the remaining proceeds in accordance with the provisions of this Indenture (other than this Section 7.17), minus the sum of such Holder’s share of “partnership minimum gain” (within the meaning of Treasury Regulations Section 1.704-2(b)(2)) and “partner nonrecourse debt minimum gain” (within the meaning of Treasury Regulations Section 1.704-2(i)(3)).

(m)          (i) This Section 7.17(m)(i) incorporates by reference, as if fully set forth herein, the “minimum gain chargeback” requirement contained in Treasury Regulations Section 1.704-2(f), the “partner minimum gain chargeback” requirement contained in Treasury Regulations Section 1.704-2(i), and the “qualified income offset” requirement contained in Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(ii) In the event that any Holder of Subordinated Notes has a deficit capital account at the end of any Issuer taxable year that is in excess of the amount such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Holder will be allocated items of Issuer income and gain in the amount of such excess as quickly as possible. Notwithstanding the foregoing, an allocation pursuant to this Section 7.17(m)(ii) will be made only if and to the extent that such Holder would have a deficit capital account in excess of such amount after all other allocations provided for in this Section 7.17 have been tentatively made as if this Section 7.17 did not include this Section 7.17(m)(ii) or the “qualified income offset” requirement of Section 7.17(m)(i).

(iii) Nonrecourse deductions (within the meaning of Treasury Regulations Section 1.704-2(b)(1)) will be specially allocated to the Holders of Subordinated Notes in the same manner as if they were not nonrecourse deductions.

(iv) No Holder of Subordinated Notes will be allocated items of loss or deduction under Section 7.17(l) or Section 7.17(n) if such allocation would cause or increase a deficit balance in such Holder’s capital account as of the end of the Issuer taxable year to which such allocation relates, within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(n)          It is the intent of the Issuer that, to the extent possible, all special allocations made pursuant to Section 7.17(m) be offset either with other special allocations made pursuant to Section 7.17(m) or with special allocations made pursuant to this Section 7.17(n). Therefore, notwithstanding any other provision of this Section 7.17 (other than Section 7.17(m)), offsetting special allocations of Issuer items of income, gain, loss and deduction will be made so that, after such offsetting allocations are made, the capital account balance of each Holder is, to the extent possible, equal to the capital account balance such Holder would have had if the special allocations made pursuant to Section 7.17(l) were not part of this Section 7.17 and all Issuer items of income, gain, loss and deduction were allocated pursuant to Section 7.17(l).

(o)          For U.S. federal, state and local income tax purposes, items of Issuer income, gain, loss, and deduction will be allocated among the Holders of Subordinated Notes in accordance with the allocations of the corresponding items for capital account purposes under this Section 7.17(o), except that items with respect to which there is a difference between adjusted tax basis and Book Value will be allocated in accordance with Section 704(c) of the Code using a method chosen by the Partnership Representative as described in Treasury Regulations Section 1.704-3.

(p)          The Partnership Representative is authorized to amend the allocations described in this Section 7.17 as necessary to ensure that all allocations made pursuant to this Section 7.17 are treated as having “substantial economic effect” within the meaning of Section 704 of the Code.

Section 7.18      Representations Relating to Security Interests in the Assets.  (a The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Collateral Trustee hereunder):

(i)          The Issuer owns such Asset free and clear of any lien, claim or encumbrance of any person, other than such as are created under, or permitted by, this Indenture and other Permitted Liens.

(ii)          Other than the security interest Granted to the Collateral Trustee pursuant to this Indenture, except as permitted by this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets.  The Issuer has not authorized the filing of and is not aware of any Financing Statements against the Issuer that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest granted to the Collateral Trustee hereunder or that has been terminated; the Issuer is not aware of any judgment, PBGC liens or tax lien filings against the Issuer.

(iii)          All Assets constitute Cash, accounts (as defined in Section 9‑102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9‑102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8‑501(a) of the UCC).

(iv)           All Accounts constitute either “securities accounts” under Section 8‑501(a) of the UCC or “deposit accounts” under Section 9‑102(a)(29) of the UCC.

(v)            This Indenture creates a valid and continuing security interest (as defined in Section 1 ‑ 201(37) of the UCC) in such Assets in favor of the Collateral Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise in this Indenture), and is enforceable as such against creditors of and purchasers from the Issuer.

(b)            The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Collateral Trustee hereunder), with respect to Assets that constitute Instruments:

(i)           Either (x) the Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Instruments granted to the Collateral Trustee, for the benefit and security of the Secured Parties or (y) (A) all original executed copies of each promissory note or mortgage note that constitutes or evidences the Instruments have been delivered to the Collateral Trustee or the Issuer has received written acknowledgement from a custodian that such custodian is holding the mortgage notes or promissory notes that constitute evidence of the Instruments solely on behalf of the Collateral Trustee and for the benefit of the Secured Parties and (B) none of the Instruments that constitute or evidence the Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Trustee, for the benefit of the Secured Parties.

(ii)          The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Collateral Trustee of its interest and rights in the Assets.

(c)            The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Collateral Trustee hereunder), with respect to the Assets that constitute Cash or Security Entitlements:

(i)             All of such Assets have been and will have been credited to one of the Accounts which are either securities accounts within the meaning of Section 8‑501(a) of the UCC or “deposit accounts” under Section 9‑102(a)(29) of the UCC.  The Securities Intermediary for each Account that is a securities account has agreed to treat all assets credited to such Accounts as “financial assets” within the meaning of Section 8‑102(a)(9) the UCC.

(ii)          The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Collateral Trustee of its interest and rights in the Assets.

(iii)           (x) The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Collateral Trustee, for the benefit and security of the Secured Parties, hereunder and (y) (A) the Issuer has delivered to the Collateral Trustee a fully executed Securities Account Control Agreement pursuant to which the Custodian has agreed to comply with all instructions originated by the Collateral Trustee relating to the Accounts without further consent by the Issuer or (B) the Issuer has taken all steps necessary to cause the Custodian to identify in its records the Collateral Trustee as the person having a security entitlement against the Custodian in each of the Accounts.

(iv)           The Accounts are not in the name of any person other than the Issuer or the Collateral Trustee.  The Issuer has not consented to the Custodian to comply with the entitlement order of any Person other than the Collateral Trustee (and the Issuer and its agents prior to a notice of exclusive control being provided by the Collateral Trustee).

(d)            The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Collateral Trustee hereunder), with respect to Assets that constitute general intangibles:

(i)           The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets granted to the Collateral Trustee, for the benefit and security of the Secured Parties, hereunder.

(ii)          The Issuer has received, or will receive, all consents and approvals required by the terms of the Assets to the pledge hereunder to the Collateral Trustee of its interest and rights in the Assets.

The Issuers agree to notify the Collateral Manager and the Rating Agency promptly if they become aware of the breach of any of the representations and warranties contained in this Section 7.18 (Representations Relating to Security Interests in the Assets).

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1        Supplemental Indentures Without Consent of Holders of Debt.  Without the consent of the Holders of any Debt (except as expressly provided in this Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt)) but with only the written consent of the Collateral Manager, the Issuers, when authorized by Board Resolutions, and the Collateral Trustee, at any time and from time to time, subject to Section 8.3 (Execution of Supplemental Indentures), may enter into one or more indentures supplemental hereto, in form satisfactory to the Collateral Trustee, for any of the following purposes:

(i)            to evidence the succession of another Person to the Issuer or the Co‑Issuer and the assumption by any such successor Person of the covenants of the Issuer or the Co‑Issuer herein and in the Debt;

(ii)          to add to the covenants of either or both of the Issuers or the Collateral Trustee for the benefit of the Secured Parties;

(iii)          to convey, transfer, assign, mortgage or pledge any property to or with the Collateral Trustee or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Debt;

(iv)          to evidence and provide for the acceptance of appointment hereunder by a successor Collateral Trustee and/or to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Collateral Trustee;

(v)          to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Collateral Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations) or to subject to the lien of this Indenture any additional property;

(vi)          to (A) modify the restrictions on and procedures for resales and other transfers of Debt to reflect any changes in laws or regulations (or the interpretation thereof), including ERISA, or (B) enable the Issuers to rely upon any exemption from registration under the Securities Act or the Investment Company Act or (C) remove any restrictions on resale and transfer to the extent not required thereunder;

(vii)          to make such changes (including the removal and appointment of any listing agent, transfer agent, paying agent or additional registrar in Ireland) as shall be necessary or advisable in order for the Listed Debt to be or remain listed on an Active Exchange, and otherwise to amend this Indenture to incorporate any changes required or requested by governmental authority, stock exchange authority, listing agent, transfer agent, paying agent or additional registrar for the Notes in connection therewith;

(viii)          to correct or supplement any inconsistent or defective provisions in this Indenture or to cure any ambiguity, omission or errors in this Indenture; provided that, notwithstanding anything herein to the contrary and without regard to any other consent requirement specified herein, any supplemental indenture to be entered into pursuant to this clause (viii) may also provide for any corrective measures or ancillary amendments to this Indenture to give effect to such supplemental indenture as if it had been effective as of the Closing Date;

(ix)          to conform the provisions of this Indenture to the Offering Circular; provided that, notwithstanding anything herein to the contrary and without regard to any other consent requirement specified herein, any supplemental indenture to be entered into pursuant to this clause (ix) may also provide for any corrective measures or ancillary amendments to this Indenture to give effect to such supplemental indenture as if it had been effective as of the Closing Date;

(x)          to take any action advisable, necessary or helpful (A) to prevent the Issuers from becoming subject to (or to otherwise minimize) withholding or other taxes, fees or assessments, including by complying with FATCA and the Bermuda FATCA Legislation, or (B) to reduce the risk that the Issuer may be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or subject to tax liability under Section 1446 of the Code or (C) reduce the risk that the Issuers may be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise to prevent the Issuers from being subject to U.S. federal, state or local income tax on a net basis and to facilitate compliance with other tax reporting requirements to which the Issuers are subject;

(xi)          to make such changes as shall be necessary to facilitate the Issuers (A) to issue or co‑issue, as applicable, additional notes of any one or more new classes that are subordinated to the existing Secured Debt (or to the most junior class of securities of the Issuer (other than the Subordinated Notes) issued pursuant to this Indenture, if any class of securities issued pursuant to this Indenture other than the Secured Debt and the Subordinated Notes is then Outstanding); (B) to issue, co‑issue additional Subordinated Notes; or (C)(1) to issue, co‑issue replacement securities or other indebtedness in connection with a Refinancing, and to make such other changes as shall be necessary to facilitate a Refinancing (including, but not limited to, any modification necessary to (I) reflect the Refinancing of Fixed Rate Debt with Floating Rate Debt, or vice versa, or (II) establish a non‑call period and, if applicable, prohibit future Refinancing and Re‑Pricing of any class of Refinancing Obligations) or (2) to make such changes necessary to facilitate the Applicable Issuers to effect a Re‑Pricing;

(xii)          to amend the name of the Issuer or the Co‑Issuer;

(xiii)          with the consent of a Majority of the Controlling Class, to modify or amend the restrictions on the sales of Collateral Obligations, the requirements regarding the Issuer (or the Collateral Manager on the Issuer’s behalf) voting in favor of a Maturity Amendment and the definitions related thereto which affect the calculation thereof in a manner that would not materially adversely affect the rights of Holders hereunder, as evidenced by a certificate of an officer of the Collateral Manager delivered to the Collateral Trustee and with respect to which the S&P Rating Condition is satisfied;

(xiv)          [Reserved];

(xv)          to facilitate the issuance of participation notes, combination notes, composite securities, and other similar securities by the Applicable Issuers; provided that such participation notes, combination notes, composite securities or similar securities shall be comprised of Classes of Notes issued on the Closing Date;

(xvi)          [Reserved];

(xvii)          to evidence any waiver or modification by the Rating Agency with respect to the Debt as to any requirement or condition, as applicable, of the Rating Agency set forth herein;

(xviii)          to modify the terms hereof in order that it may be consistent with the requirements of the Rating Agency, including to address any change in the rating methodology employed by the Rating Agency; provided, that a Majority of the Class A-1 Notes has not provided its written objection to such supplemental indenture within five (5) days of receipt of notice thereof;

(xix)          to take any action necessary or advisable for any Bankruptcy Subordination Agreement; and to (A) issue or incur new Debt in respect of, or issue one or more new sub‑classes of, any Class of Debt, in each case with new identifiers (including CUSIP numbers, ISIN numbers and Common Codes, as applicable) in connection with any Bankruptcy Subordination Agreement; provided that any sub‑class of a Class of Debt issued or incurred, as applicable, pursuant to this clause shall be issued on identical terms as, and rank pari passu in all respects with, the existing Debt of such Class and (B) provide for procedures under which Holders or beneficial owners of such Class subject to a Bankruptcy Subordination Agreement may take an interest in such new Debt or sub‑class(es);

(xx)          with the consent of a Majority of the Class A-2 Debt, to modify the procedures herein relating to compliance with any rule, regulation or interpretation thereof promulgated under the Exchange Act or to permit compliance with the Dodd‑Frank Act and any rule, regulation or interpretation thereof promulgated thereunder or the Volcker Rule, each as amended from time to time, as applicable to the Issuers, the Collateral Manager or the Debt, determined by the Issuer (or the Collateral Manager on its behalf) to be necessary or advisable (based upon written advice (including by email) of nationally recognized counsel experienced in such matters) for compliance therewith or any rules or regulations thereunder or to reduce costs to the Issuer as a result thereof;

(xxi)          to amend, modify, enter into or accommodate the execution of any Hedge Agreement upon terms satisfactory to the Collateral Manager;

(xxii)          [Reserved];

(xxiii)          to make any modification to comply or improve compliance with the U.S. Risk Retention Rules, determined by the Issuer (or the Collateral Manager on its behalf) based upon written advice (including by email) of nationally recognized counsel experienced in such matters;

(xxiv)          to facilitate any necessary or desirable filings, exemptions or registrations with the CFTC;

(xxv)          to reduce the permitted minimum denomination of the Secured Debt;

(xxvi)          to change the date of the month on which reports are required to be delivered under this Indenture;

(xxvii)          with the consent of a Majority of the Controlling Class, to modify any defined term in Section 1.1 or any Schedule to this Indenture that begins with or includes the word “S&P” (other than the defined term “S&P Rating Condition”) so long as, the S&P Rating Condition is satisfied with respect to such supplemental indenture;

(xxviii)          with the consent of a Majority of the Controlling Class, to modify the definition of “Credit Improved Obligation” or “Credit Risk Obligation” in a manner not materially adverse to any holders of any Class of Debt as evidenced by an Officer’s certificate of the Collateral Manager to the effect that such modification would not be materially adverse to the holder of any Class of Debt;

(xxix)          to permit the Issuer to enter into any additional agreements or supplemental indentures not expressly prohibited by this Indenture as well as any amendment, modification or waiver thereof if the Issuer determines that such additional agreement, supplemental indenture, amendment, modification or waiver would not, upon or after becoming effective, materially and adversely affect the rights or interests of holders of any Class of Debt; provided that (A) any such additional agreement shall include customary limited recourse and non‑petition provisions and (B) the Collateral Trustee receives an opinion of nationally recognized counsel with respect to whether the interests of holders of any Class of Debt would be materially and adversely affected (which opinion may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion); or

(xxx)          to provide administrative procedures and any related modifications of this Indenture (but not a modification of the Reference Rate itself) necessary or advisable in respect of the determination and implementation of a Benchmark Replacement that has been adopted without a Reference Rate Amendment or otherwise to make Benchmark Replacement Conforming Changes.

A supplemental indenture entered into for any purpose other than the purposes provided for in this Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt) shall require any consent of the Holders of Debt that is required by Section 8.2 (Supplemental Indentures With Consent of Holders of Debt).

Section 8.2       Supplemental Indentures With Consent of Holders of Debt.  (a) With the written consent of the Collateral Manager, a Majority of each Class of Debt whose rights hereunder are materially and adversely affected thereby, and any Hedge Counterparty whose rights hereunder are materially and adversely affected thereby, the Collateral Trustee and the Issuers may, subject to Section 8.3 (Execution of Supplemental Indentures), execute one or more indentures supplemental hereto to add any provisions to, or change in any manner or eliminate or waive any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Debt of any Class under this Article VIII or the Class A-2 Credit Agreement, as applicable; provided that notwithstanding anything in this Indenture to the contrary, no such supplemental indenture shall, without the consent of each Holder of Outstanding Debt of each Class whose rights hereunder are materially and adversely affected thereby:

(i)        Subject to Section 8.1(xxx) (Supplemental Indentures Without Consent of Holders of Debt), Sections 8.2(c), (d) and (e) (Supplemental Indentures With Consent of Holders of Debt), and Section 8.3(h) (Execution of Supplemental Indentures; Waivers), change the Stated Maturity of the principal of or the due date of any installment of interest on any Secured Debt, reduce the principal amount thereof or the rate of interest thereon or the Redemption Price with respect to any Debt, or allow for the Debt of any Class to be redeemed (or, in the case of the Class A-2 Loans, prepaid) on an earlier date than as set forth herein, change the provisions of this Indenture relating to the application of proceeds of any Assets to the payment of principal of or interest on the Secured Debt or distributions on the Subordinated Notes or change any place where, or the coin or currency in which, Debt or the principal thereof or interest or any distribution thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or prepayment, on or after the applicable Redemption Date);

(ii)          reduce the percentage of the Aggregate Outstanding Amount of Holders of each Class whose consent is required for the authorization of any supplemental indenture under Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt), Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) and Section 8.3 (Execution of Supplemental Indentures), for any waiver of compliance with Section 2.13 (Additional Issuance), Section 5.14 (Waiver of Past Defaults), Section 6.9 (Resignation and Removal; Appointment of Successor), Section 9.2 (Optional Redemption), Section 9.3 (Tax Redemption), Section 9.7 (Optional Re-Pricing), Section 12.1 (Sales of Collateral Obligations) and Section 13.1 (Subordination) or for defaults, their consequences provided for in Section 5.2 (Acceleration of Maturity; Rescission and Annulment), Section 5.3 (Collection of Indebtedness and Suits for Enforcement by Collateral Trustee), Section 5.4 (Remedies), Section 5.5 (Optional Preservation of Assets), Section 5.8 (Limitation on Suits), Section 5.13 (Control by Majority of Controlling Class) and Section 5.17 (Sale of Assets);

(iii)          materially impair or materially adversely affect the Collateral Trustee’s security interest in the Assets except as otherwise permitted in this Indenture;

(iv)          except as otherwise permitted by this Indenture, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Secured Debt of the security afforded by the lien of this Indenture;

(v)          reduce the percentage of the Aggregate Outstanding Amount of Holders of any Class of Secured Debt whose consent is required to request the Collateral Trustee to preserve the Assets or rescind the Collateral Trustee’s election to preserve the Assets pursuant to Section 5.5 (Optional Preservation of Assets) or to sell or liquidate the Assets pursuant to Section 5.4 (Remedies) or Section 5.5 (Optional Preservation of Assets);

(vi)          modify any of the provisions of this Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) or any provision of Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt) requiring the consent of any Holder except to increase the percentage of Outstanding Debt the consent of the Holders of which is required for any such action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of any Debt Outstanding and affected thereby; or

(vii)          modify the definition of the term “Outstanding” or the Priority of Payments set forth in Section 11.1(a) (Disbursements of Monies from Payment Account), except to the extent permitted by Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt);

provided that Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) shall not apply to a supplemental indenture to reflect the terms of and/or facilitate a Refinancing of the Secured Debt in whole but not in part (other than a Reset Amendment), including to make any supplements or amendments to this Indenture that would otherwise be subject to Section 8.2 (Supplemental Indentures With Consent of Holders of Debt), with the consent of the Collateral Manager and a Majority of the Subordinated Notes.

(b)           The entry into any supplemental indenture for the purpose of reducing the interest rate on any Class of Secured Debt (any such Class, the “Reduced Interest Class”) will be deemed not to have a material and adverse effect on any Holder of Debt except the Holders of the Reduced Interest Class.  Any such supplemental indenture shall not require the consent of any Holder of any Class of Debt except the Reduced Interest Class.

(c)            In connection with a Re‑Pricing effected in accordance with Section 9.7 (Optional Re‑Pricing), the Collateral Trustee and the Issuers may enter into one or more supplemental indentures to reflect the Re‑Pricing Rate applicable to each Re‑Priced Class and/or, in the case of an issuance of Re-Pricing Replacement Debt, solely to issue such Re-Pricing Replacement Debt, and to reflect any necessary changes to the definitions of “Non‑Call Period” or “Redemption Price” of the Re‑Priced Class to be made pursuant to Section 9.7(f) (Optional Re‑Pricing), in each case, without further notice to or consent of any Holder and without further notice to the Rating Agency.

(d)          In connection with a Refinancing in part by Class effected in accordance with Section 9.2 (Optional Redemption), the Collateral Trustee and the Issuers may enter into one or more supplemental indentures to reflect any necessary changes to this Indenture (including to modify this Indenture to set forth the new Class or Classes of replacement loans or securities in this Indenture and to reflect changes to the definition of “Non‑Call Period” or “Redemption Price” for such new Class or Classes of replacement loans or securities to be made pursuant to Section 9.2(d) (Optional Redemption)), without further notice to or consent of any Holder and without further notice to the Rating Agency.

(e)            With respect to any supplemental indenture which, by its terms, (x) provides for an Optional Redemption from Refinancing Proceeds, of all, but not less than all, Classes of the Secured Debt in whole, but not in part and (y) is consented to by 100% of the Subordinated Notes (such supplemental indenture, a “Reset Amendment”), notwithstanding anything to the contrary contained in this Indenture, the Issuer may, without regard to any other consent rights of Holders of Debt under this Article VIII or elsewhere in this Indenture, cause such supplemental indenture to (a) modify the Weighted Average Life Test, (b) extend the Stated Maturity of the Subordinated Notes, (c) provide for a stated maturity of replacement securities or loans issued or incurred in such Optional Redemption that is later than the Stated Maturity of the Secured Debt, or (d) make any other supplements or amendments to this Indenture (other than a Designated Amendment) that would otherwise be subject to consent rights of Holders of Debt.

Section 8.3      Execution of Supplemental Indentures; Waivers.  (a) The Collateral Trustee shall join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Collateral Trustee shall not be obligated to enter into any such supplemental indenture which affects the Collateral Trustee’s own rights, duties, liabilities, indemnities or immunities under this Indenture or otherwise, except to the extent required by law.

(b)            With respect to any supplemental indenture permitted by Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt) or Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) the consent to which is expressly required pursuant to such Section from all or a Majority of Holders of each Class or a Supermajority of the Subordinated Notes (as applicable) materially and adversely affected thereby, the Collateral Trustee shall be entitled to receive and conclusively rely upon an Officer’s certificate of the Collateral Manager (as applicable) as to whether or not the rights of the Holders of any Class of Debt would be materially and adversely affected by any supplemental indenture described above and any such determination shall be conclusive and binding upon all present and future Holders of all Debt of such Class; provided that, if a Majority of the holders of any Class of Debt has provided written notice to the Collateral Trustee at least five (5) Business Days following the delivery of notice of such supplemental indenture that such Class would be materially and adversely affected thereby, the Collateral Trustee will not be entitled to rely on an officer’s certificate of the Collateral Manager as to whether or not the holders of such Class would be materially and adversely affected by such supplemental indenture and shall not enter into such supplemental indenture without the consent of a Majority of such Class.  Such certificate may certify that a Class is deemed not materially and adversely affected as permitted in Section 8.3(c) (Execution of Supplemental Indentures, Waivers).  In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Collateral Trustee shall be entitled to receive, and (subject to Section 6.1 (Certain Duties and Responsibilities) and Section 6.3 (Certain Rights of Collateral Trustee)) shall be fully protected in relying upon, an Opinion of Counsel or Officer’s certificate of the Collateral Manager stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been satisfied.  The Collateral Trustee shall not be liable for any reliance made in good faith upon such an Opinion of Counsel or Officer’s certificate of the Collateral Manager.  Such determination, in each such case, shall be conclusive and binding on all present and future Holders.

(c)          At the cost of the Issuers, for so long as any Debt shall remain Outstanding, not later than 10 Business Days prior to the execution of any proposed supplemental indenture pursuant to Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt) or Section 8.2 (Supplemental Indentures With Consent of Holders of Debt), the Collateral Trustee shall deliver to the Collateral Manager, the Collateral Administrator, each Hedge Counterparty and the Holders a copy of such proposed supplemental indenture; provided, that for any party entitled to receive notice hereunder, this provision shall be deemed satisfied (1) upon the written waiver of such party to receipt of such notice and (2) in the case of the Holders, the simultaneous execution of a such supplemental indenture and payment in full of the Debt held by such Holders pursuant to the proposed supplemental indenture.  The Issuer may conclude and certify to the effect that any Class of Debt will not be materially and adversely affected by any supplemental indenture on the basis of information it deems relevant, including any such notification.  At the cost of the Issuer, for so long as any Class of Secured Debt shall remain Outstanding and such Class is rated by the Rating Agency, the Issuer shall provide to the Rating Agency a copy of any proposed supplemental indenture at least 5 Business Days (or, in the case of a supplemental indenture to implement an issuance of additional debt, a Refinancing or a Re-Pricing, one Business Day) prior to the execution thereof by the Collateral Trustee; provided that this provision shall be deemed satisfied upon the simultaneous rating by the Rating Agency of any new debt issued or incurred by the Issuer pursuant to the proposed supplemental indenture or the Class A-2 Credit Agreement, as applicable, or upon the payment in full of the Debt rated by the Rating Agency.  Following such delivery by the Collateral Trustee, if any changes are made to such supplemental indenture or amendment other than changes of a technical nature or to correct typographical errors, to conform to Rating Agency requirements or to adjust formatting, then at the cost of the Issuers, for so long as any Debt shall remain outstanding, not later than five Business Days prior to the execution of such proposed supplemental indenture or amendment, the Collateral Trustee shall deliver to the Collateral Manager, the Collateral Administrator, each Hedge Counterparty, the Holders and the Rating Agency a copy of such supplemental indenture or amendment as revised, indicating the changes that were made. If, prior to delivery by the Collateral Trustee of such supplemental indenture or amendment as revised, any Holder has provided its written consent to the supplemental indenture or amendment as initially distributed, such Holder will be deemed to have consented in writing to the supplemental indenture or amendment as revised unless such Holder has provided written notice of its withdrawal of such consent to the Collateral Trustee and the Issuer not later than one Business Day prior to the execution of such supplemental indenture or amendment. At the cost of the Issuers, the Collateral Trustee shall provide to the Holders (in the manner described in Section 14.4 (Notices to Holders; Waiver)), the Rating Agency and the Loan Agent (who shall provide to the Holders of the Class A-2 Loans) a copy of the executed supplemental indenture after its execution.  Any failure of the Collateral Trustee to publish or deliver such notice, or any defect therein, shall not in any way impair or affect the validity of any such supplemental indenture.

(d)        For any required notification of any Person (including the Holders) of a proposed supplemental indenture, including pursuant to Section 8.3(c) (Execution of Supplemental Indentures), it shall not be necessary to deliver the particular form of the supplemental indenture, so long as the proposed supplemental indenture sufficiently identifies in all material respects the substance of the final executed supplemental indenture.  It shall not be necessary for any Act of the Holders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient, if the consent of any Holders to such proposed supplemental indenture is required, that such Act shall approve the substance thereof.

(e)            The Collateral Manager shall not be bound to follow any amendment or supplement to this Indenture unless it has consented thereto in accordance with this Article VIII.  The Collateral Trustee shall not be obligated to enter into any supplemental indenture which affects the Collateral Trustee’s (or, for so long as the Collateral Trustee is also the Collateral Administrator, the Collateral Administrator’s) own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

(f)           With respect to any supplemental indenture that is permitted by Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt) or Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) and, if applicable, the consent of the required Holders of any Class have been obtained, the Issuers and the Collateral Trustee may execute a waiver or similar agreement instead of execution of a supplemental indenture, in each case so long as the substance of such waiver or agreement would otherwise meet the requirements for execution of a supplemental indenture

(g)            Any consent given by Holders of a Class of Debt pursuant to this Section 8.3 (Execution of Supplemental Indentures) shall be binding upon all future Holders of Debt.

(h)           The Issuers (or the Collateral Manager on behalf of the Issuers) and the Collateral Trustee (at the direction of the Collateral Manager) may enter into a Reference Rate Amendment (or provide notice to Holders of the immediate transition of the Reference Rate to the Benchmark Replacement) without obtaining the consent of the Holders (except as specifically required pursuant to the first proviso below), in order to change the Reference Rate in respect of the Floating Rate Debt from Term SOFR to an Alternative Reference Rate, to replace references to “Term SOFR” and “Term SOFR Reference Rate” with the Alternative Reference Rate when used with respect to a Floating Rate Obligation, and make such other amendments as are necessary or advisable to facilitate such changes; provided that (A) a Majority of the Controlling Class and a Majority of the Subordinated Notes consent to such supplemental indenture and (B) such amendments and modifications are being undertaken due to (as determined by the Collateral Manager with notice to the Issuer, the Collateral Trustee and the Collateral Administrator) the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date; provided, further, that the foregoing supplemental indenture may be adopted without the consent of any Holder if the Collateral Manager directs that the Alternative Reference Rate to replace Term SOFR shall be the “Benchmark Replacement”.  Any determination, decision or election that may be made by the Collateral Manager pursuant to the preceding sentence, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or making any selection, will be conclusive and binding absent manifest error, may be made in the Collateral Manager’s sole discretion (and without incurring any liability in connection therewith), and, notwithstanding anything to the contrary in the documentation relating to the Debt, shall become effective without consent from any other party (except as provided in the preceding sentence).

(i)            Notwithstanding anything to the contrary in this Article VIII, with respect to any supplemental indenture being entered into on a Partial Redemption Date, the Issuers shall only be permitted to amend the Weighted Average Life Test if the Issuers have received of the consent of a Majority of the most senior Class of Debt not being Refinanced with respect thereto.

Section 8.4    Effect of Supplemental Indentures.   Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Debt theretofore and thereafter authenticated and delivered hereunder or incurred under the Class A-2 Credit Agreement shall be bound thereby.

Section 8.5    Reference in Debt to Supplemental Indentures.  Notes authenticated and delivered as part of a transfer, exchange or replacement pursuant to Article II of Notes originally issued hereunder after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Issuer shall, bear a notice in form approved by the Collateral Trustee as to any matter provided for in such supplemental indenture.  If the Applicable Issuers shall so determine, new Notes, so modified as to conform in the opinion of the Issuers to any such supplemental indenture, may be prepared and executed by the Applicable Issuers and authenticated and delivered by the Collateral Trustee in exchange for Outstanding Notes.

ARTICLE IX

REDEMPTION OF DEBT

Section 9.1       Mandatory Redemption.  If a Coverage Test is not met on any Determination Date on which such Coverage Test is applicable, the Issuer shall apply available amounts in the Payment Account to make payments on the Secured Debt pursuant to the Priority of Payments (a “Mandatory Redemption”).

Section 9.2       Optional Redemption.  (a) The Applicable Issuers shall, (i) at the written direction of (A) a Majority of the Subordinated Notes and with the consent of the Collateral Manager or (B) the Collateral Manager, redeem (or, in the case of the Class A-2 Loans, prepay) the Secured Debt in whole (with respect to all Classes of Secured Debt) but not in part on any Business Day after the end of the Non‑Call Period for all Classes from Refinancing Proceeds and any Sale Proceeds, (ii) at the written direction of a Majority of the Subordinated Notes and with the consent of the Collateral Manager redeem (or, in the case of the Class A-2 Loans, prepay) the Secured Debt in whole (with respect to all Classes of Secured Debt) but not in part on any Business Day after the end of the Non‑Call Period for all Classes from Sale Proceeds, or (iii) at the written direction of (A) a Majority of the Subordinated Notes and with the consent of the Collateral Manager or (B) the Collateral Manager, redeem (or, in the case of the Class A-2 Loans, prepay) the Secured Debt in part by Class (but not all Classes of Secured Debt) on any Business Day after the end of the Non‑Call Period for such Class from Refinancing Proceeds and Partial Redemption Interest Proceeds (so long as the Debt of any Class of Secured Debt to be redeemed (or, in the case of the Class A-2 Loans, prepaid) represents not less than the entire Class of such Secured Debt).  In connection with any such redemption (each such redemption or repayment, an “Optional Redemption”), the Secured Debt shall be subject to redemption at the applicable Redemption Prices and the requisite Holders of Subordinated Notes or the Collateral Manager, as applicable, must provide the above described written direction to the Issuer, the Collateral Trustee and (if the Collateral Manager is not providing such direction) the Collateral Manager not later than 20 Business Days (or such shorter period of time as the Collateral Trustee and the Collateral Manager find reasonably acceptable) prior to the Redemption Date on which such redemption (or, in the case of the Class A-2 Loans, prepayment) is to be made; provided that all Secured Debt to be redeemed or prepaid must be redeemed and prepaid simultaneously.

(b)            The Subordinated Notes may be redeemed by the Issuer, in whole but not in part, on any Business Day on or after the date on which all of the Secured Debt has been redeemed or repaid, from the proceeds of the Assets remaining after giving effect to redemption or repayment of the Secured Debt and payment in full of all expenses of the Issuers, at the direction of (A) a Majority of the Subordinated Notes with the consent of the Collateral Manager or (B) the Collateral Manager (in each case, which direction may be given in connection with a direction to redeem (or, in the case of the case of the Class A-2 Loans, prepay) the Secured Debt or at any time after the Secured Debt has been redeemed or repaid in full).  The Redemption Price payable to each Holder of the Subordinated Notes will be its proportionate share of the proceeds of the Assets remaining after the payments described in Section 9.2(a) (Optional Redemption).

(c)          In addition to (or in lieu of) a sale of Collateral Obligations and/or Eligible Investments to provide for an Optional Redemption pursuant to Section 9.2(a) (Optional Redemption), the Secured Debt may be redeemed (or, in the case of the Class A-2 Loans, prepaid) in whole from Refinancing Proceeds and Sale Proceeds or in part by Class from Refinancing Proceeds and Partial Redemption Interest Proceeds as provided in Section 9.2(a) (Optional Redemption); provided that the terms of such Refinancing and any financial institutions acting as lenders thereunder or purchasers thereof must be acceptable to a Majority of the Subordinated Notes and such Refinancing otherwise satisfies the conditions described below.

(d)             (i) In the case of a Refinancing upon a redemption (or, in the case of the Class A-2 Loans, prepayment) of the Secured Debt in whole but not in part, any such Refinancing will be effective only if the Collateral Manager certifies that (1) the Refinancing Proceeds, all Sale Proceeds from the sale of Collateral Obligations and Eligible Investments in accordance with the procedures set forth herein, and all other available funds will be at least sufficient to redeem simultaneously the Secured Debt, in whole but not in part, and at least equal to the Required Redemption Amount, (2) the Sale Proceeds, Refinancing Proceeds and other available funds are used (to the extent necessary) to make such redemption or prepayment and (3) the agreements relating to the Refinancing contain limited recourse and non‑petition provisions substantially equivalent to those contained in Section 5.4(d) (Remedies) and Section 2.7(i) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved).

(ii)            In the case of a Refinancing upon a redemption of the Secured Debt in part by Class, such Refinancing will be effective only if:  (1) the Refinancing Proceeds, the Partial Redemption Interest Proceeds and all other available funds will be at least sufficient to pay in full the aggregate Redemption Prices of the entire Class or Classes of Secured Debt subject to Refinancing, (2) the Refinancing Proceeds, the Partial Redemption Interest Proceeds, and any such other available funds are used (to the extent necessary) to make such redemption, (3) the agreements relating to the Refinancing contain limited recourse and non‑petition provisions substantially equivalent to those contained in Section 5.4(d) (Remedies) and Section 2.7(i) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved), (4) the aggregate principal amount of each class of secured obligations providing the Refinancing is equal to the Aggregate Outstanding Amount of the corresponding Class of Secured Debt being redeemed or repaid with the proceeds of such secured obligations (except to the extent of any other available funds received by the Issuer for the purposes of effecting a Refinancing), (5) the stated maturity of each class of obligations providing the Refinancing is the same (or later so long as no Secured Debt junior to the class of obligation providing the Refinancing have an earlier stated maturity) as the corresponding Stated Maturity of each Class of Secured Debt being refinanced, (6) the reasonable fees, costs, charges and expenses incurred in connection with such Refinancing have been paid or will be adequately provided for from the Refinancing Proceeds (or from amounts available by the application of Section 11.1(a)(i)(N) (Disbursements of Monies from Payment Account), Section 11.1(a)(iii)(B) (Disbursements of Monies from Payment Account), amounts available in the Supplemental Reserve Account or the Contribution Account or from the proceeds of the additional issuance of Subordinated Notes) (except for expenses owed to Persons that the Collateral Manager informs the Collateral Trustee will be paid solely as Administrative Expenses payable in accordance with the Priority of Payments, which shall be paid without regard to the Administrative Expense Cap), (7) either (x) the Reference Rate plus the spread applicable to the Floating Rate Debt and/or fixed interest rate of Fixed Rate Debt, as applicable, of any obligations providing the Refinancing will not be greater than the Reference Rate plus the spread applicable to the Floating Rate Debt and/or fixed interest rate of any Fixed Rate Debt, as applicable, of the Secured Debt subject to such Refinancing (allowing Fixed Rate Debt to be refinanced as Floating Rate Debt and/or Floating Rate Debt to be refinanced as Fixed Rate Debt) or (y) the weighted average spread over the Reference Rate of any Floating Rate Debt and weighted average fixed interest rate of any Fixed Rate Debt (if any) issued in connection with such Refinancing does not exceed the weighted average spread over the Reference Rate of the Class (or Classes, as applicable) of Secured Debt being refinanced and the weighted average fixed interest rate of Secured Debt being refinanced, (8) the obligations providing the Refinancing are subject to the Priority of Payments and do not rank higher in priority pursuant to the Priority of Payments than the Class of Secured Debt being refinanced, (9) the voting rights, consent rights, redemption rights and all other rights of the obligations providing the Refinancing are the same as the rights of the corresponding Class of Secured Debt being refinanced (except that, at the Issuer’s election, the Non‑Call Period with respect to the obligations providing the refinancing may be extended as it applies to a subsequent Refinancing in part by Class or Re-Pricing), (10) the Issuer has received an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters to the effect that such Refinancing will not (A) result in the Issuer becoming subject to U.S. federal income tax with respect to its net income or subject to tax liability under Section 1446 of the Code, or (B) result in the Issuer being treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and (11) an Officer’s certificate of the Issuer (or the Collateral Manager on its behalf) has been delivered to the Collateral Trustee certifying that all conditions precedent to such Refinancing have been satisfied.  In determining whether the fixed interest rate on any Fixed Rate Debt is less than the Reference Rate plus the spread applicable to the Floating Rate Debt and/or whether the Reference Rate plus the spread applicable to the Floating Rate Debt is less than the fixed interest rate of any Fixed Rate Debt, the Issuer (or the Collateral Manager on its behalf) will make such determination by reference to the Reference Rate plus the applicable spread as of the Redemption Date.

(iii)        In connection with a Refinancing in part by Class, the Collateral Trustee and the Issuers may enter into one or more supplemental indentures to reflect any necessary changes to this Indenture (including to modify this Indenture to set forth the new Class or Classes of replacement loans or securities and to reflect applicable changes to the definition of “Non‑Call Period” or “Redemption Price” for such new Class or Classes of replacement loans or securities, pursuant to a supplemental indenture entered into under Section 8.2(d) (Supplemental Indentures With Consent of Holders of Debt)), at the direction of the Collateral Manager with the prior approval of a Majority of the Subordinated Notes, without further notice to or consent of the Holder of any Debt and without further notice to the Rating Agency.  In no case will a supplemental indenture that becomes effective on or after the Redemption Date of any Class of Debt be considered to have a material adverse effect on any Holder of such Class (provided that, the redemption or prepayment of such Class is effected on such Redemption Date), and no Holder of such Class shall have an objection right or consent right to such supplemental indenture on the basis of a material and adverse effect.

(iv)          In connection with a Refinancing in whole of each Class of Secured Debt (other than a Reset Amendment), the Issuers and the Collateral Trustee may, enter into a supplemental indenture to reflect the terms of and/or facilitate the Refinancing and to make other supplements or amendments to this Indenture, with the consent of the Collateral Manager and a Majority of the Subordinated Notes.

(e)             None of the Holders or beneficial owners of the Subordinated Notes will have any cause of action against any of the Issuers, the Collateral Manager, the Collateral Administrator, the Collateral Trustee or any of their respective Affiliates for any failure to obtain a Refinancing.  If a Refinancing is obtained meeting the requirements specified above, the Issuer and the Collateral Trustee shall amend this Indenture to the extent necessary to reflect the terms of the Refinancing, and no further consent for such amendments shall be required from the Holders of Debt other than Holders or beneficial owners of the Subordinated Notes directing the redemption.

(f)            In the event of any redemption pursuant to this Section 9.2 (Optional Redemption), the Issuer shall, at least 11 Business Days (or such shorter period of time as the Collateral Trustee and the Collateral Manager find reasonably acceptable) prior to the Redemption Date, notify the Collateral Trustee in writing of such Redemption Date, the applicable Record Date, the principal amount of Debt to be redeemed on such Redemption Date and the applicable Redemption Prices.

(g)           In connection with a Refinancing pursuant to which all of the Secured Debt is being refinanced in whole but not in part, the Collateral Manager may designate Principal Proceeds in an amount up to the Excess Par Amount as Interest Proceeds and direct the Collateral Trustee to apply such Excess Par Amount on the applicable Redemption Date as Interest Proceeds in accordance with the Priority of Payments.

Section 9.3        Tax Redemption.  (a) The Debt shall be redeemed (or, in the case of the Class A-2 Loans, prepaid) in whole but not in part (any such redemption, a “Tax Redemption”) at their applicable Redemption Prices at the written direction (delivered to the Collateral Trustee) of (x) a Majority of any Affected Class or (y) a Majority of the Subordinated Notes following the occurrence and continuation of a Tax Event, provided that if the Tax Event that has occurred is with respect to any tax arising under or as a result of FATCA, then Holders that have not provided, updated or corrected the information requested by the Issuer in order for the Issuer to comply with FATCA and/or the Bermuda FATCA Legislation or whose direct or indirect acquisition or holding of an interest in any Debt otherwise causes the Issuer to be unable to comply with FATCA or the Bermuda FATCA Legislation (to the extent that the failure to provide, update or correct such information or a Holder’s acquisition and ownership of Debt was a cause of the Tax Event) shall not be considered in determining whether either (1) a Majority of an Affected Class, under (x), or (2) a Majority of the Subordinated Notes, under (y), has directed a redemption (or, in the case of the Class A-2 Loans, prepayment) of the Debt.

(b)         Upon its receipt of such written direction directing a Tax Redemption, the Collateral Trustee shall promptly notify the Collateral Manager, the Holders and the Issuer (which shall notify the Rating Agency) thereof.

Section 9.4        Redemption Procedures.  (a) In the event of any redemption pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption), the written direction required thereby shall be provided to the Issuer (or its authorized agent), the Collateral Trustee and (if the Collateral Manager is not providing such direction) the Collateral Manager not later than 20 Business Days (or such shorter period of time as the Collateral Trustee and the Collateral Manager find reasonably acceptable) prior to the Redemption Date on which such redemption is to be made (which date shall be designated in such notice).  In the event of any redemption pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption), a notice of redemption shall be given (1) in accordance with Section 14.4 (Notices to Holders; Waiver) not later than five (5) Business Days prior to the applicable Redemption Date, to each Holder of Debt, at such Holder’s address in the Register (or, in the case of any Holder of Debt, in accordance with any other procedures for notice specified in writing by such Holder of Debt and agreed to by the Applicable Issuers) and (2) in accordance with Section 14.3 (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency) to the Rating Agency prior to the applicable Redemption Date.  In addition, notice of redemption pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption) shall also be given to the Holders of Listed Debt by publication on any Active Exchange via the Companies Announcement Office.

(b)            All notices of redemption delivered pursuant to Section 9.4(a) (Redemption Procedures) shall state:

(i)             the applicable Redemption Date;

(ii)            the Redemption Prices of the Secured Debt to be redeemed or prepaid and a reasonable estimate of the Redemption Prices of all or any portion of the Subordinated Notes to be redeemed;

(iii)           that all of the Secured Debt that is to be redeemed or prepaid is to be redeemed or prepaid in full and that interest on such Secured Debt shall cease to accrue on the Redemption Date specified in the notice;

(iv)          the place or places where Debt is to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Issuers to be maintained as provided in Section 7.2 (Maintenance of Office or Agency); and

(v)            whether the Subordinated Notes are to be redeemed in full or in part on such Redemption Date and, if so, the place or places where the Subordinated Notes are to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Issuers to be maintained as provided in Section 7.2 (Maintenance of Office or Agency).

(c)           The Issuers or the Collateral Manager may, by written notice to the Collateral Trustee, the Collateral Manager (if applicable) and the Rating Agency, withdraw any such notice of redemption delivered pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption) on any day up to 10:00 a.m. (EST) on the Business Day prior to such Redemption Date. In the case of a Refinancing, such withdrawal may be limited to less than all Classes for which the required written directions were provided to the Issuer (and no new written directions shall be required following such partial withdrawal).  Any failure to effect any redemption pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption) which is withdrawn by the Issuers in accordance with the foregoing or with respect to which a Refinancing fails to occur shall not constitute an Event of Default.  At least three Business Days (or such shorter period of time as the Collateral Trustee and the Collateral Manager find reasonably acceptable) before any scheduled Redemption Date, the Issuer (or the Collateral Manager on behalf of the Issuer) may, by written notice to the Collateral Trustee (who shall forward such notice to the holders of Debt and the Rating Agency), elect to postpone such scheduled Redemption Date by up to 15 Business Days.

(d)            Notice of redemption or prepayment pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption) shall be given by the Issuers or, upon an Issuer Order, by the Collateral Trustee in the name and at the expense of the Issuers.  Failure to give notice of redemption or prepayment, or any defect therein, to any Holder of any Debt selected for redemption shall not impair or affect the validity of the redemption or prepayment of any other Debt.

(e)           Upon receipt of a notice of redemption of the Secured Debt pursuant to Section 9.2(a) (Optional Redemption) (unless such Optional Redemption is being effected solely through a Refinancing) or Section 9.3 (Tax Redemption), the Collateral Manager in its sole discretion shall direct the sale (and the manner thereof) of all or part of the Collateral Obligations and other Assets in an amount sufficient that the proceeds from such sale and all other funds available for such purpose will be at least equal to the Required Redemption Amount.  If such proceeds of such sale and all other funds available for such purpose are not at least equal to the Required Redemption Amount, then the Secured Debt may not be redeemed (or, in the case of the Class A-2 Loans, prepaid).  The Collateral Manager, in its sole discretion, may effect the sale of all or any part of the Collateral Obligations or other Assets through the direct sale of such Collateral Obligations or other Assets or by participation or other arrangement.

(f)           Other than with respect to a Refinancing of Secured Debt made solely with Refinancing Proceeds and Partial Redemption Interest Proceeds, if any, in the event of any redemption pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption), no Secured Debt may be optionally redeemed (or, in the case of the Class A-2 Loans, prepaid) unless (i) at least three Business Days before the scheduled Redemption Date (or such shorter period of time as the Collateral Trustee and the Collateral Manager find reasonably acceptable) the Collateral Manager shall have furnished to the Collateral Trustee evidence, in a form reasonably satisfactory to the Collateral Trustee, that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a financial or other institution or institutions whose short‑term unsecured debt obligations (other than such obligations whose rating is based on the credit of a Person other than such institution) were rated, or guaranteed by a Person whose short‑term unsecured debt obligations were rated, at least “A‑1” by S&P on the applicable trade date or trade dates to purchase (directly or by participation or other arrangement) (such a Person, a “Qualified Counterparty”), not later than the Redemption Date in immediately available funds, all or part of the Assets and/or the Hedge Agreements at a purchase price at least sufficient, together with the Eligible Investments maturing, redeemable or putable to the issuer thereof at par on or prior to the scheduled Redemption Date, together with any Refinancing Proceeds, to have available cash at least equal to the Required Redemption Amount, (ii) prior to selling any Collateral Obligations and/or Eligible Investments, the Collateral Manager shall certify to the Collateral Trustee that, in its judgment, the aggregate sum of (A) expected proceeds from the sale of Eligible Investments, (B) all Refinancing Proceeds and (C) for each Collateral Obligation, the product of its Principal Balance and its Market Value shall equal or exceed the Required Redemption Amount or (iii) at least one Business Day before the scheduled Redemption Date, the Collateral Manager has furnished to the Collateral Trustee evidence in form reasonably satisfactory to the Collateral Trustee that the Collateral Manager (or an Affiliate or agent thereof) has priced but not yet closed another collateralized loan obligation transaction or similar transaction, the net proceeds of which will at least equal, in each case, an amount sufficient, together with the proceeds from the Eligible Investments (maturing on or prior to the scheduled Redemption Date) and without duplication any cash to be applied to such redemption (or, in the case of the Class A-2 Loans, prepayment) and (without duplication) the aggregate amount of the expected proceeds from the sale of the Assets and Eligible Investments not later than the Business Day immediately preceding the scheduled Redemption Date to pay the Required Redemption Amount.  Any certification delivered by the Collateral Manager pursuant to this Section 9.4(f) (Redemption Procedures) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) of any Collateral Obligations, Eligible Investments and/or Hedge Agreements and (2) all calculations required by this Section 9.4(f) (Redemption Procedures).  Any holder of Debt, the Collateral Manager or any of the Collateral Manager’s Affiliates or accounts managed by it shall have the right, subject to the same terms and conditions afforded to other bidders, to bid on Assets to be sold as part of an Optional Redemption or Tax Redemption.

(g)           In connection with a Refinancing in whole of each Class of Secured Debt, any Refinancing Proceeds shall not constitute Interest Proceeds or Principal Proceeds but will be applied directly on the related date of such Refinancing pursuant to this Indenture to redeem (or, in the case of the Class A-2 Loans, prepay) the Secured Debt being refinanced without regard to the Priority of Payments; provided that, to the extent that the Secured Debt to be refinanced are redeemed in full and any Refinancing Proceeds are not applied to so redeem (or, in the case of the Class A-2 Loans, prepay) the Secured Debt being refinanced, such Refinancing Proceeds shall be treated as either Interest Proceeds or Principal Proceeds as determined by the Collateral Manager, subject to the written consent of a Majority of the Subordinated Notes.  In connection with a Partial Refinancing, unless an Enforcement Event has occurred and is continuing, Refinancing Proceeds and Partial Redemption Interest Proceeds shall be applied in accordance with Section 11.1(a)(iii) (Disbursements of Monies from Payment Account).

Section 9.5        Debt Payable on Redemption Date.  (a) Notice of redemption pursuant to Section 9.4 (Redemption Procedures) having been given as aforesaid, the Secured Debt shall, on the Redemption Date, subject to Section 9.4(f) (Redemption Procedures) and the Issuers’ right to withdraw any notice of redemption or prepayment pursuant to Section 9.4(c) (Redemption Procedures), become due and payable at the Redemption Prices therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Prices) all such Secured Debt shall cease to bear interest on the Redemption Date.  Upon final payment on a Debt to be so redeemed, the Holder shall present and surrender such Debt at the place specified in the notice of redemption on or prior to such Redemption Date; provided that if there is delivered to the Issuers and the Collateral Trustee such security or indemnity as may be required by them to save such party harmless and an undertaking thereafter to surrender such Debt, then, in the absence of notice to the Issuers or the Collateral Trustee that the applicable Debt has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender.  Payments of interest on Secured Debt so to be redeemed which are payable on or prior to the Redemption Date shall be payable to the Holders of such Secured Debt, or one or more predecessor Debt, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(e) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved).

(b)           If any Secured Debt called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period such Secured Debt remains Outstanding; provided that the reason for such non‑payment is not the fault of such Holder.

Section 9.6       Clean‑up Call Redemption.  (a) The Debt is redeemable (or, in the case of the Class A-2 Loans, prepayable) at the option of the Applicable Issuer(s) acting at the direction of the Collateral Manager (which direction shall (x) be given so as to be received by the Issuer and the Collateral Trustee not later than ten days prior to the proposed Clean‑up Call Redemption Date and (y) include the Clean‑up Call Redemption Date and the Redemption Prices of the Secured Debt to be redeemed (or, in the case of the Class A-2 Loans, prepaid) and, in the case of the Subordinated Notes, an estimate of the Redemption Price), in whole but not in part (a “Clean‑up Call Redemption”), at the applicable Redemption Price, on any Payment Date selected by the Collateral Manager (such Payment Date, the “Clean‑up Call Redemption Date”) which occurs on or after the Payment Date on which the Aggregate Principal Balance of the Collateral Obligations and Eligible Investments is less than or equal to 20% of the Target Initial Par Amount. In such event a notice of redemption (or, in the case of the Class A-2 Loans, prepayment) shall be given by first class mail, postage prepaid, mailed not later than five (5) Business Days prior to the applicable Clean‑up Call Redemption Date, to each Holder of Debt, at such Holder’s address in the Register and, as specified in Section 14.3 (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency), and to the Rating Agency.

(b)            All notices of redemption or prepayment delivered pursuant to Section 9.6(a) (Clean‑up Call Redemption) shall state:

(i)             the Clean‑up Call Redemption Date;

(ii)          the Redemption Prices of the Debt and, in the case of the Subordinated Notes, an estimate of the Redemption Price to be redeemed; and

(iii)          that all of the Secured Debt is to be redeemed in full and that interest on the Secured Debt shall cease to accrue on the Payment Date specified in the notice.

Notice of redemption or prepayment shall be given by the Issuers or, upon an Issuer Order, by the Collateral Trustee in the name and at the expense of the Issuers.  Failure to give notice of redemption or prepayment, or any defect therein, to any Holder shall not impair or affect the validity of the redemption of any Debt.  In addition, notice of Clean‑up Call Redemption shall also be given by any Active Exchange in the name and at the expense of the Issuers, to Holders of Listed Debt by publication by an announcement to the Companies Announcement Office of such Active Exchange.

(c)             Any Clean-up Call Redemption is subject to the Collateral Manager having furnished to the Collateral Trustee, (i) on or prior to the Business Day immediately preceding the Clean-up Call Redemption Date, evidence, in a form reasonably satisfactory to the Collateral Trustee, that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a Qualified Counterparty or Qualified Counterparties on the applicable trade date or trade dates to purchase all or part of the Assets and/or the Hedge Agreements at a purchase price at least sufficient, together with the Eligible Investments maturing, redeemable or putable to the issuer thereof at par on or prior to the Clean-up Call Redemption Date, together with any amounts in the Accounts available for such purposes, at least equal to the Required Redemption Amount, (ii) prior to selling any Collateral Obligations and/or Eligible Investments, a certificate that, in the Collateral Manager’s judgment, the aggregate sum of (A) expected proceeds from the sale of Eligible Investments, (B) for each Collateral Obligation, the product of its Principal Balance and its Market Value and (C) any amounts in the Accounts available for such purposes shall equal or exceed the Required Redemption Amount or (iii) at least one Business Day before the scheduled Clean-up Call Redemption Date, evidence in form reasonably satisfactory to the Collateral Trustee that the Collateral Manager (or an Affiliate or agent thereof) has priced but not yet closed another collateralized loan obligation transaction or similar transaction, the net proceeds of which will at least equal, in each case, an amount sufficient, together with the proceeds from the Eligible Investments (maturing on or prior to the scheduled Clean-up Call Redemption Date) and without duplication any cash to be applied to such redemption (or, in the case of the Class A-2 Loans, prepayment) and (without duplication) the aggregate amount of the expected proceeds from the sale of the Assets and Eligible Investments not later than the Business Day immediately preceding the scheduled Clean-up Call Redemption Date to pay the Required Redemption Amount.  Upon receipt by the Collateral Trustee of any certification referred to in the preceding sentence, the Collateral Trustee (pursuant to written direction from the Collateral Manager on behalf of the Issuer) and the Collateral Manager, acting on behalf of the Issuer, shall take all commercially reasonable actions necessary to sell, assign and transfer the Assets (it being understood that any such sale of Collateral Obligations may consist of multiple transactions in which Collateral Obligations are sold in groups or on an individual basis, or any combination of the two, or as an entire pool, as determined by the Collateral Manager) to such Person(s) (which may be the Collateral Manager or any of its affiliates) upon payment in immediately available funds of the purchase price for such Assets.  The Issuer shall deposit, or cause to be deposited, the funds required for a Clean-up Call Redemption in the Payment Account on or prior to the Clean-up Call Redemption Date.  The Collateral Trustee shall deposit such payment into the Collection Account.

(d)            Any notice of a Clean‑up Call Redemption may be withdrawn by the Issuer (or the Collateral Manager on its behalf) up to the Business Day prior to the scheduled Clean‑up Call Redemption Date by written notice to the Collateral Trustee, the Rating Agency and (if applicable) the Collateral Manager only if amounts at least equal to the Required Redemption Amount (including any other funds available to pay the Redemption Prices of the Debt) are not received in full in immediately available funds by the Business Day immediately preceding the Clean‑up Call Redemption Date.  Notice of any such withdrawal of a notice of Clean‑up Call Redemption shall be given by the Collateral Trustee at the expense of the Issuer to each Holder of Debt at such Holder’s address in the Register by overnight courier guaranteeing next day delivery not later than the scheduled Clean‑up Call Redemption Date.  The Collateral Trustee shall also arrange for notice of such withdrawal to be delivered to any Active Exchange.

(e)           On the Clean‑up Call Redemption Date, the Redemption Prices for the Debt shall be distributed pursuant to the Priority of Payments.

(f)             Notice of redemption pursuant to this Section 9.6 (Clean‑up Call Redemption) having been given as aforesaid, the Debt to be redeemed or prepaid shall, on the Clean‑up Call Redemption Date, subject to Section 9.6(c) (Clean‑up Call Redemption) and the Issuers’ right to withdraw any notice of redemption or prepayment pursuant to Section 9.6(d) (Clean‑up Call Redemption), become due and payable at the Redemption Prices therein specified, and from and after the Clean‑up Call Redemption Date (unless the Issuer shall default in the payment of the Redemption Price) all the Secured Debt shall cease to bear interest on the Clean‑up Call Redemption Date.  Upon final payment on a Note to be so redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption or prepayment on or prior to such Clean‑up Call Redemption Date; provided, however, that if there is delivered to the Issuers and the Collateral Trustee such security or indemnity as may be required by any of them to save such party harmless and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuers or the Collateral Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender.

If any Secured Debt called for redemption pursuant to Section 9.6 (Clean‑up Call Redemption) shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Clean‑up Call Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period the Secured Debt remains Outstanding; provided that the reason for such non‑payment is not the fault of the Holder of such Secured Debt.

Section 9.7          Optional Re‑Pricing.  (a) On any Business Day after the Non‑Call Period for any Class of Re-Pricing Eligible Debt, at the direction of a Majority of the Subordinated Notes with the consent of the Collateral Manager, the Issuer may reduce the spread over the Reference Rate and/or fixed interest rate applicable with respect to such Class of Re-Pricing Eligible Debt (such reduction with respect to any Class of Debt, a “Re-Pricing” and any such Class of Secured Debt to be subject to a Re-Pricing, a “Re-Priced Class”).  In connection with any Re‑Pricing, the Collateral Manager on behalf of the Issuer may engage a broker‑dealer (the “Re‑Pricing Intermediary”) upon the recommendation and subject to the approval of a Majority of the Subordinated Notes and such Re‑Pricing Intermediary shall assist the Issuer in effecting the Re‑Pricing.  Each Holder of Re-Pricing Eligible Debt, by its acceptance of an interest in such Debt, agrees to cooperate with the Issuer, the Collateral Manager, the Re‑Pricing Intermediary (if any) and the Collateral Trustee in connection with any Re‑Pricing and acknowledges that its Re-Pricing Eligible Debt may be sold or redeemed with or without such Holder’s consent and that the sole alternative to any such Re‑Pricing or redemption is to commit to sell its interest in the Notes of the Re‑Priced Class.  In connection with a Re‑Pricing, the Issuer may issue Re-Pricing Replacement Debt, the proceeds of which shall be used to redeem non‑consenting Holders in accordance with Section 9.7(c) (Optional Re‑Pricing).

(b)          At least 20 Business Days prior to the Business Day fixed by a Majority of the Subordinated Notes for any proposed Re‑Pricing (the “Re‑Pricing Date”), the Issuer, or the Re‑Pricing Intermediary on behalf of the Issuer, shall deliver a notice (the “Re‑Pricing Notice”) in writing (with a copy to the Collateral Manager, the Collateral Trustee and the Rating Agency) to each Holder of the proposed Re‑Priced Class, which notice shall:

(i)           specify the proposed Re‑Pricing Date and the revised spread over the Reference Rate and/or fixed interest rate (or range of spreads and/or fixed interest rates) to be applied with respect to such Class (the “Re‑Pricing Rate”),

(ii)            request each Holder of the Re‑Priced Class consent to the proposed Re‑Pricing and indicate which Re‑Pricing Rate (or range thereof) they have consented to, and

(iii)          specify the price (which, for purposes of such Re‑Pricing, shall be the Redemption Price of such Debt) at which Secured Debt of any Holder of the Re‑Priced Class who does not consent to the Re‑Pricing may be (x) sold and transferred pursuant to Section 9.7(c) (Optional Re‑Pricing) or (y) redeemed with Re‑Pricing Proceeds and all funds available for such purpose.

(c)           In the event any Holders of the Re‑Priced Class do not deliver written consent to the proposed Re‑Pricing on or before the date that is 15 Business Days prior to the proposed Re‑Pricing Date, the Issuer, or the Re‑Pricing Intermediary on behalf of the Issuer, shall deliver written notice thereof to the consenting Holders of the Re‑Priced Class, specifying the Aggregate Outstanding Amount of the Re-Pricing Eligible Debt of the Re‑Priced Class held by such non‑consenting Holders (such notice, the “Non‑Consent Notice”), and shall request each such consenting Holder provide written notice to the Issuer, the Collateral Trustee, the Collateral Manager and the Re‑Pricing Intermediary if such Holder would like to (A) purchase all or any portion of the Debt of the Re‑Priced Class held by the non‑consenting Holders (such purchase and sale, a “Re‑Pricing Transfer”) and/or (B) purchase Re-Pricing Replacement Debt with respect thereto at the price specified in the Re‑Pricing Notice or Non‑Consent Notice, as applicable, and (C) in each case, the Aggregate Outstanding Amount of such Debt and/or Re-Pricing Replacement Debt that it would agree to acquire (each such notice, an “Exercise Notice”) within five (5) Business Days after receipt of the Non‑Consent Notice.  In the event the Issuer shall receive Exercise Notices with respect to Debt of the Re‑Priced Class in an amount greater than or equal to the Aggregate Outstanding Amount of the Re-Pricing Eligible Debt of the Re‑Priced Class held by non‑consenting Holders, the Issuer, or the Re‑Pricing Intermediary on behalf of the Issuer, may effect Re‑Pricing Transfers of such Re-Pricing Eligible Debt or issue Re-Pricing Replacement Debt, as applicable, without further notice to the non‑consenting Holders thereof, on the Re‑Pricing Date to the Holders delivering Exercise Notices with respect thereto, pro rata (subject to the applicable Authorized Denomination requirements) based on the Aggregate Outstanding Amount of the Re-Pricing Eligible Debt such Holders indicated an interest in purchasing pursuant to their Exercise Notices.  In the event the Issuer shall receive Exercise Notices with respect to less than the Aggregate Outstanding Amount of the Re-Pricing Eligible Debt of the Re‑Priced Class held by non‑consenting Holders, the Issuer, or the Re‑Pricing Intermediary on behalf of the Issuer, shall conduct a Re‑Pricing Transfer of such Re-Pricing Eligible Debt or issue Re-Pricing Replacement Debt, as applicable, without further notice to the non‑consenting Holders thereof, on the Re‑Pricing Date.  Any excess Re-Pricing Eligible Debt of the Re‑Priced Class held by a non‑consenting Holder after giving effect to the Exercise Notices, Re-Pricing Replacement Debt and issuance of Re-Pricing Replacement Debt shall be sold to a transferee designated by the Re‑Pricing Intermediary or by the Collateral Manager on behalf of the Issuer.  All Re‑Pricing Transfers and sales of Re-Pricing Replacement Debt to be effected pursuant to this clause (c) shall be made at the Redemption Price with respect to such Re-Pricing Eligible Debt, and shall be effected only if the related Re‑Pricing is effected in accordance with the provisions hereof.

(d)            The Issuer shall not effect any proposed Re‑Pricing unless:  (i) the Issuers and the Collateral Trustee shall have entered into a supplemental indenture pursuant to Section 8.2(c) (Supplemental Indentures With Consent of Holders of Debt) dated as of the Re‑Pricing Date to modify the spread over the Reference Rate and/or fixed interest rate applicable to the Re‑Priced Class and/or, in the case of the issuance of Re-Pricing Replacement Debt, to issue such Re-Pricing Replacement Debt and to reflect any necessary changes to the definitions of “Non‑Call Period” or “Redemption Price” of the Re‑Priced Class to be made pursuant to Section 9.7(f) (Optional Re‑Pricing); (ii) based solely on a certification of the Re‑Pricing Intermediary or the Collateral Manager (on behalf of the Issuer), the Collateral Trustee confirms in writing that all Re-Pricing Eligible Debt of the Re‑Priced Class held by non‑consenting Holders have been sold and transferred or redeemed on the same day; (iii) the Rating Agency shall have been notified of such Re‑Pricing in accordance with Section 14.3 (Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency); (iv) written advice from Cadwalader, Wickersham & Taft LLP or Dechert LLP, or an opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters, in the form and substance satisfactory to the Collateral Manager, is delivered to the Issuer to the effect that the Re-Pricing will not cause the Issuer to be classified as an association or a publicly traded partnership, in each case, that is taxable as a corporation for U.S. federal income tax purposes, or to have any U.S. federal withholding tax liability under Section 1446 of the Code and (v) all due and payable expenses of the Issuer and the Collateral Trustee (including the fees of the Re‑Pricing Intermediary and fees of counsel) incurred in connection with the Re‑Pricing have been paid or shall be adequately provided for (including by application of Section 11.1(a)(i)(N) (Disbursements of Monies from Payment Account), Section 11.1(a)(iii)(B) (Disbursements of Monies from Payment Account) from amounts available in the Supplemental Reserve Account or from the proceeds of the additional issuance of Subordinated Notes) or shall be adequately provided for by an entity other than the Issuer.

(e)          If notice has been received by the Collateral Trustee pursuant to this Indenture, notice of a Re‑Pricing shall be given by the Collateral Trustee (at the direction of the Issuer) by first class mail, postage prepaid, mailed not less than three Business Days prior to the proposed Re‑Pricing Date, to each Holder of Re-Pricing Eligible Debt of the Re‑Priced Class at the address in the Register (with a copy to the Collateral Manager, the Collateral Trustee and the Rating Agency), specifying the applicable Re‑Pricing Date and Re‑Pricing Rate.  Notice of Re‑Pricing shall be given by the Collateral Trustee at the expense and direction of the Issuer.  Failure to give a notice of Re‑Pricing, or any defect therein, to any Holder of any Re‑Priced Class shall not impair or affect the validity of the Re‑Pricing or give rise to any claim based upon such failure or defect.  Any notice of a Re‑Pricing may be withdrawn by a Majority of the Subordinated Notes or the Collateral Manager on or prior to the Business Day prior to the scheduled Re‑Pricing Date by written notice to the Issuer, the Collateral Trustee, the Collateral Manager (if applicable) and the Re‑Pricing Intermediary for any reason.  Upon receipt of such notice of withdrawal, the Collateral Trustee (at the direction of the Issuer) shall send such notice to the Holders of Re-Pricing Eligible Debt and the Rating Agency.

(f)          In connection with a Re‑Pricing (x) the Non‑Call Period for the Re‑Priced Class may be extended or imposed from such Re‑Pricing Date at the direction of the Collateral Manager with the consent of a Majority of the Subordinated Notes and the consent of the Holders of the Re-Priced Class that have consented to such Re-Pricing prior to such Re‑Pricing and/or (y) the definition of “Redemption Price” may be revised, pursuant to a supplemental indenture entered into under Section 8.2(c) (Supplemental Indentures With Consent of Holders of Debt), to reflect any agreed upon make‑whole payments for the applicable Re‑Priced Class at the direction of the Collateral Manager with the approval of a Majority of the Subordinated Notes.

The Issuer will direct the Collateral Trustee to segregate payments and take other reasonable steps to effect the Re‑Pricing, and the Collateral Trustee will have the authority to take such actions as may be directed by the Issuer or the Collateral Manager to effect a Re‑Pricing.  In order to give effect to the Re‑Pricing, the Issuer may, to the extent necessary, obtain and assign a separate CUSIP or CUSIPs to the Notes of each Class held by non‑consenting Holders and Holders consenting to the Re‑Pricing and otherwise take the actions contemplated by this Section 9.7 (Optional Re‑Pricing).

ARTICLE X

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1       Collection of Money.  Except as otherwise expressly provided herein, the Collateral Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Trustee pursuant to this Indenture, including all payments due on the Assets, in accordance with the terms and conditions of such Assets.  The Collateral Trustee shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Indenture.  Each Account shall be established and maintained with an institution that is authorized under the laws of the United States or of any state thereof to exercise corporate trust powers, has a combined capital and surplus of at least U.S.$200,000,000, is a federal or state‑chartered depository institution (a) with a short‑term debt rating of at least “A‑1” and a long‑term debt rating of at least “A” (or, in the absence of a short‑term debt rating, a long‑term debt rating of at least “A+”) by S&P or (b) with respect to segregated trust accounts, with the corporate trust department that has a short‑term debt rating of at least “A‑1” and a long‑term debt rating of at least “A” (or, in the absence of a short‑term debt rating, a long‑term debt rating of at least “A+”) by S&P and is subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) (an institution meeting the criteria in clauses (a) and (b), an “Eligible Institution”), provided that if any such institution is downgraded such that it no longer constitutes an Eligible Institution hereunder, the Issuer shall use commercially reasonable efforts to replace such institution with a replacement Eligible Institution within 30 calendar days of the ratings downgrade.  To avoid the consolidation of the Assets of the Issuer with the general assets of the Bank under any circumstances, the Collateral Trustee shall comply with all law applicable to it as a national bank with trust powers holding segregated trust assets in a fiduciary capacity. Each Account (including any subaccount) shall be comprised of a securities account and a related deposit account established with the Bank in the name of the Collateral Trustee, in trust for the benefit of the Secured Parties.

Section 10.2     Collection Account.  (a) In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian two non‑interest bearing segregated trust accounts, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount” (and which together will comprise the Collection Account), each held in the name of the Collateral Trustee, in trust for the benefit of the Secured Parties, and each of which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement.  The Collateral Trustee shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 10.6(a) (Reinvestment of Funds in Accounts; Reports by Collateral Trustee), immediately upon receipt thereof or upon transfer from the Expense Reserve Account or Payment Account (or as otherwise permitted under this Article X), all Interest Proceeds.  The Collateral Trustee shall deposit immediately upon receipt thereof or upon transfer from the Expense Reserve Account or Revolver Funding Account (or as otherwise permitted under this Article X) all other amounts remitted to the Collection Account into the Principal Collection Sub account, including in addition to the deposits required pursuant to Section 10.6(a) (Reinvestment of Funds in Accounts; Reports by Collateral Trustee), (i) any funds designated as Principal Proceeds by the Collateral Manager in accordance with this Indenture and (ii) all other Principal Proceeds.

(b)          The Collateral Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash, shall so notify the Issuer and the Collateral Manager, and the Issuer (or the Collateral Manager on behalf of the Issuer) shall use its commercially reasonable efforts to sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided that the Issuer (i) need not sell such distributions or other proceeds if it delivers an Issuer Order or an Officer’s certificate to the Collateral Trustee certifying that such distributions or other proceeds constitute Collateral Obligations, Eligible Investments, Defaulted Obligations or Equity Securities or (ii) may otherwise retain such distribution or other proceeds for up to two years from the date of receipt thereof if it delivers an Officer’s certificate to the Collateral Trustee certifying that (x) it will sell such distribution within such two‑year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.

(c)          At any time, the Collateral Manager on behalf of the Issuer may direct the Collateral Trustee to, and upon receipt of such direction the Collateral Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and deposit such funds in the Revolver Funding Account to meet funding requirements on Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations.  At any time, the Collateral Manager on behalf of the Issuer may direct the Collateral Trustee to, and upon receipt of such direction the Collateral Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds to repurchase or repay Secured Debt in accordance with the requirements of Section 2.9(b) (Cancellation) and such direction.

(d)          The Collateral Manager on behalf of the Issuer may direct the Collateral Trustee to pay from amounts on deposit in the Collection Account on any Business Day during any Interest Accrual Period from Interest Proceeds only any Administrative Expenses (such payments to be counted against the Administrative Expense Cap for the applicable period); provided that the aggregate Administrative Expenses paid pursuant to this Section 10.2(d) (Collection Account) during any Collection Period shall not exceed the Administrative Expense Cap for the related Payment Date; provided further that the Collateral Trustee shall be entitled (but not required) without liability on its part, to refrain from making any such payment of an Administrative Expense pursuant to this Section 10.2 (Collection Account) on any day other than a Payment Date if, in its reasonable determination, the payment of such amount is likely to leave insufficient funds available to pay in full each of the items described in Section 11.1(a)(i)(A) (Disbursements of Monies from Payment Account) as reasonably anticipated to be or become due and payable on the next Payment Date, taking into account the Administrative Expense Cap.

(e)          The Collateral Trustee shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 11.1(a) (Disbursements of Monies from Payment Account), on the Business Day immediately preceding each Payment Date, the amount set forth to be so transferred in the Distribution Report for such Payment Date.

(f)             [Reserved].

(g)          The Collateral Manager on behalf of the Issuer may, upon one Business Day prior notice, direct the Collateral Trustee to withdraw Interest Proceeds or Principal Proceeds from the Collection Account on any Business Day during any Interest Accrual Period in any amount required to exercise an option, a warrant or a similar right to acquire securities or loan assets held in the Assets in accordance with the requirements of Section 12.2(d).

(h)           The Collateral Manager on behalf of the Issuer may by Issuer Order direct the Collateral Trustee to, and upon receipt of such Issuer Order the Collateral Trustee shall, pay from amounts on deposit in the Collection Account representing Interest Proceeds or Principal Proceeds on any Business Day during any Interest Accrual Period any amount required to purchase any Loss Mitigation Loan, Equity Security or any other security which is not eligible for acquisition by the Issuer hereunder as a Collateral Obligation in connection with an insolvency, bankruptcy, winding-up, reorganization, debt restructuring or workout of the Obligor of a Collateral Obligation held by the Issuer; provided that the Collateral Manager on behalf of the Issuer shall not direct the Collateral Trustee to make such payment if, in the reasonable determination of the Collateral Manager, such payment would leave insufficient funds for payments anticipated to be or become due or payable on the Secured Debt on the next Payment Date; provided further that, if Principal Proceeds are to be used for such purpose, the Collateral Manager shall not direct such a withdrawal of Principal Proceeds unless, after giving effect to the application of such Principal Proceeds, (x) the Overcollateralization Ratio Test with respect to the Class C Notes will be satisfied, (y) with respect to Loss Mitigation Loans, if the Loss Mitigation Loan Target Par Balance Condition is not satisfied, (1) the aggregate amount of Principal Proceeds applied to acquire such Loss Mitigation Loan shall not exceed the Principal Balance of the related Defaulted Obligation or Credit Risk Obligation, as applicable and (2) after giving effect to such purchase, each Overcollateralization Ratio Test will be satisfied and (z) after giving effect to such withdrawal of Principal Proceeds, the aggregate amount of Principal Proceeds applied to the acquisition of Loss Mitigation Loans or an Equity Security or any other security which is not eligible for acquisition by the Issuer as a Collateral Obligation hereunder in connection with an insolvency, bankruptcy, winding-up, reorganization, debt restructuring, warrant or workout of the Obligor of a Collateral Obligation held by the Issuer (i) at any point in time shall not exceed 2.0% of the Target Initial Par Amount and (ii) cumulatively since the Closing Date does not exceed 10.0% of the Target Initial Par Amount.

(i)          In connection with a Refinancing pursuant to which all of the Secured Debt is being refinanced, the Collateral Manager may designate Principal Proceeds in an amount up to the Excess Par Amount as Interest Proceeds and direct the Collateral Trustee to apply such Excess Par Amount on the applicable Redemption Date as Interest Proceeds in accordance with the Priority of Payments.

Section 10.3      Transaction Accounts. (a)  Payment Account.  In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, prior to the Closing Date, establish at the Custodian a single, segregated non‑interest bearing trust account in the name the Collateral Trustee, in trust for the benefit of the Secured Parties, which shall be designated as the Payment Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement.  Except as provided in Section 11.1(a) (Disbursements of Monies from Payment Account), the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable on the Debt in accordance with its terms and the provisions of this Indenture and, upon Issuer Order, to pay Administrative Expenses, Collateral Management Fees and other amounts specified herein, each in accordance with the Priority of Payments.  The Issuers shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Indenture and the Securities Account Control Agreement.  Amounts in the Payment Account shall remain uninvested.

(b)          Custodial Account.  In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non‑interest bearing trust account held in the name of the Collateral Trustee, in trust for the benefit of the Secured Parties, which shall be designated as the Custodial Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement.  All Collateral Obligations shall be credited to the Custodial Account.  All Cash in the Custodial Account shall remain uninvested and the only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture.  The Issuers shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with this Indenture and the Securities Account Control Agreement.  Cash amounts credited to the Custodial Account shall be transferred to the Collection Account upon receipt thereof.

(c)          Expense Reserve Account.  In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non‑interest bearing trust account held in the name of the Collateral Trustee, in trust for the benefit of the Secured Parties, which shall be designated as the “Expense Reserve Account”, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement.  The Issuer shall direct the Collateral Trustee to deposit the amount specified in the Deposit Order to the Expense Reserve Account.  On any Business Day from the Closing Date to and including the Determination Date relating to the second Payment Date, the Collateral Trustee shall apply funds from the Expense Reserve Account, as directed by the Collateral Manager, to pay expenses of the Issuers incurred in connection with the establishment of the Issuers, the structuring and consummation of the offering and the issuance of the Debt or to the Collection Account as Principal Proceeds.  By the Determination Date relating to the second Payment Date, all funds in the Expense Reserve Account (after deducting any expenses paid on such Determination Date) will be deposited in the Collection Account or the Supplemental Reserve Account as Interest Proceeds and/or Principal Proceeds (in the respective amounts directed by the Collateral Manager in its sole discretion) and the Expense Reserve Account will be closed.  Any income earned on amounts deposited in the Expense Reserve Account will be deposited in the Interest Collection Subaccount as Interest Proceeds as it is received.

(d)          Hedge Counterparty Collateral Accounts.  If and to the extent that any Hedge Agreement requires the Hedge Counterparty to post collateral with respect to such Hedge Agreement, the Issuer shall (at the direction of the Collateral Manager), on or prior to the date such Hedge Agreement is entered into, direct the Collateral Trustee to establish at the Custodian a segregated, non‑interest bearing trust account held in the name of the Collateral Trustee, in trust for the benefit of the Secured Parties, which will be designated as a “Hedge Counterparty Collateral Account”, and shall be maintained with the Custodian in accordance with a securities account control agreement, upon terms determined by the Collateral Manager and acceptable to the Collateral Trustee and Bank as securities intermediary or depository bank (in each case, solely with regard to their respective duties, liabilities and protections thereunder), and in accordance with the related Hedge Agreement, as determined by the Collateral Manager.  The Collateral Trustee (as directed by the Collateral Manager on behalf of the Issuer) will deposit into each Hedge Counterparty Collateral Account all collateral received by it from the related Hedge Counterparty for posting to such account and all other funds and property received by it from or on behalf of the related Hedge Counterparty and identified or instructed by the Collateral Manager to be deposited into the Hedge Counterparty Collateral Account in accordance with the terms of the related Hedge Agreement.  The only permitted withdrawals from or application of funds or property on deposit in the Hedge Counterparty Collateral Account will be in accordance with the written instructions of the Collateral Manager.  As directed by the Issuer (or the Collateral Manager on behalf of the Issuer) in writing, in accordance with the applicable Hedge Agreement, amounts on deposit in a Hedge Counterparty Collateral Account shall be invested in Eligible Investments pursuant to Section 10.6 (Reinvestment of Funds in Accounts; Reports by Collateral Trustee).  Income received on amounts or collateral on deposit in each Hedge Counterparty Collateral Account shall be applied, as directed by the Collateral Manager, to the payment of any periodic amounts owed by the Hedge Counterparty to the Issuer on the date any such amounts are due.  After application of any such amounts, any income then contained in such Hedge Counterparty Collateral Account shall be withdrawn from such account and paid to the related Hedge Counterparty in accordance with the applicable Hedge Agreement as directed by the Collateral Manager on behalf of the Issuer.

(e)          Supplemental Reserve Account.  In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, prior to the Closing Date, establish at the Custodian a single, segregated non‑interest bearing trust account held in the name of the Collateral Trustee, in trust for the benefit of the Secured Parties, which shall be designated as the “Supplemental Reserve Account”, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement.  Amounts in the Supplemental Reserve Account will be invested in Eligible Investments that will mature on or before the Business Day prior to the next Payment Date at the direction of the Collateral Manager pursuant to Section 10.6 (Reinvestment of Funds in Accounts; Reports by Collateral Trustee).  Any income earned on amounts deposited in the Supplemental Reserve Account will be deposited in the Supplemental Reserve Account as it is received or, at the discretion of the Collateral Manager, the Interest Collection Subaccount as Interest Proceeds.  Amounts on deposit in the Supplemental Reserve Account may be transferred to the Collection Account at the written direction of the Collateral Manager to the Collateral Trustee for a Permitted Use designated by the Collateral Manager in such written direction.

(f)          Contribution Account.  In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non‑interest bearing trust account held in the name of the Collateral Trustee, in trust for the benefit of the Secured Parties, which shall be designated as the “Contribution Account” and which shall be held by the Custodian in accordance with the Securities Account Control Agreement.  Any Holder or beneficial owner of a Subordinated Note may, upon written notice to the Collateral Trustee and the Collateral Manager, (i) make a contribution of Cash, Eligible Investments or Collateral Obligations to the Issuer or (ii) solely in the case of holders of Certificated Notes, by notice given in accordance with this Indenture at least 10 Business Days prior to a Payment Date, designate any portion of Interest Proceeds or Principal Proceeds that would otherwise be distributed on its Subordinated Notes in accordance with the Priority of Payments as a contribution to the Issuer (each, a “Contribution” and each such Holder, a “Contributor”).  Unless such Contribution is designated for use pursuant to clause (vii) or (viii) of the definition of Permitted Use, each Contribution shall be in a minimum amount of at least $1,000,000.  The Collateral Manager, on behalf of the Issuer, may accept or reject any Contribution in its sole discretion and shall notify the Collateral Trustee in writing of any such acceptance.  Each accepted Contribution will be deposited into the Contribution Account.  If a Contribution is accepted, the Collateral Manager on behalf of the Issuer will apply such Contribution to a Permitted Use as directed by the Contributor at the time such Contribution is made (or, if no direction is given by the Contributor, at the direction of the Collateral Manager in its sole discretion); provided, that no Contribution shall be applied as Principal Proceeds if such application would cause a Retention Deficiency.  No shares in the Issuer shall be issued or other rights against the Issuer shall be credited in favor of the Contributor as a result of such Contribution.  The repayment of any Contribution to any Holder of Subordinated Notes will not be deemed to be, or required to be reported as, a payment of principal, interest or other amount on the Subordinated Notes or otherwise.  Each Contributor will be required to agree to provide notice to the Issuer, the Collateral Manager, the Collateral Administrator and the Collateral Trustee prior to the date on which it no longer holds Subordinated Notes.  For administrative convenience, any Contributions or transfers of cash, Eligible Investments or Collateral Obligations made through one or more affiliates of the Collateral Manager may instead be made directly into the Issuer, bypassing such affiliate.  Amounts in the Contribution Account shall be invested at the direction of the Issuer (or the Collateral Manager on behalf of the Issuer) in Eligible Investments with stated maturities no later than the Business Day prior to the next Payment Date pursuant to Section 10.6 (Reinvestment of Funds in Accounts; Reports by Collateral Trustee).  Any income earned on amounts deposited in the Contribution Account will be deposited in the Interest Collection Subaccount as Interest Proceeds.  Any amounts deposited into the Contribution Account pursuant to clause (ii) of the definition of “Contribution” will be deemed for all purposes as having been paid to the Contributor pursuant to the Priority of Payments and subsequently contributed to the Issuer in Cash.

Section 10.4      The Revolver Funding Account.   Upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, funds in an amount equal to the undrawn portion of such obligation shall be withdrawn at the direction of the Collateral Manager from the Principal Collection Subaccount and deposited by the Collateral Trustee in a single, segregated trust account established at the Custodian and held in the name of the Collateral Trustee, in trust for the benefit of the Secured Parties (the “Revolver Funding Account”), which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement.  Further, the Issuer shall direct the Collateral Trustee to deposit the amounts specified in the Deposit Order in the Revolver Funding Account on the Closing Date. Upon initial purchase of any such obligations, funds deposited in the Revolver Funding Account in respect of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation will be treated as part of the purchase price therefor.  Amounts in the Revolver Funding Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 10.6 (Reinvestment of Funds in Accounts; Reports by Collateral Trustee) and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds.

The Issuer shall at all times maintain sufficient funds on deposit in the Revolver Funding Account such that the sum of the amount of funds on deposit in the Revolver Funding Account shall be equal to or greater than the sum of the unfunded funding obligations under all such Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets.  Funds shall be deposited in the Revolver Funding Account upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and upon the receipt by the Issuer of any Principal Proceeds with respect to a Revolving Collateral Obligation as directed by the Collateral Manager on behalf of the Issuer.  In the event of any shortfall in the Revolver Funding Account, the Collateral Manager (on behalf of the Issuer) may direct the Collateral Trustee to, and the Collateral Trustee thereafter shall, transfer funds in an amount equal to such shortfall from the Principal Collection Subaccount to the Revolver Funding Account.

Any funds in the Revolver Funding Account (other than earnings from Eligible Investments therein) will be available at the direction of the Collateral Manager solely to cover any drawdowns on the Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations; provided that any excess of (A) the Balance of the Revolver Funding Account over (B) the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are included in the Assets may be transferred by the Collateral Trustee (at the written direction of the Collateral Manager on behalf of the Issuer) from time to time as Principal Proceeds to the Principal Collection Subaccount.

Section 10.5       [Reserved].

Section 10.6       Reinvestment of Funds in Accounts; Reports by Collateral Trustee. (a) By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) may direct the Collateral Trustee to, and, upon receipt of such Issuer Order, the Collateral Trustee shall, invest all funds on deposit in the Collection Account, the Revolver Funding Account, the Supplemental Reserve Account, the Expense Reserve Account, the Hedge Counterparty Collateral Account, and the Contribution Account, as so directed in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein).  If prior to the occurrence of an Event of Default, the Issuer shall not have given any such investment directions, the Collateral Trustee shall seek instructions from the Collateral Manager within three Business Days after transfer of any funds to such accounts.  If the Collateral Trustee does not thereafter receive written instructions from the Collateral Manager within five (5) Business Days after transfer of such funds to such accounts, the funds held in such accounts shall remain uninvested.  If after the occurrence of an Event of Default, the Issuer shall not have given such investment directions to the Collateral Trustee for three consecutive days, such Monies shall remain uninvested unless and until contrary investment instructions as provided in the preceding sentence are received.  Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Subaccount, any gain realized from such investments shall be credited to the Principal Collection Subaccount upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Subaccount.  The Collateral Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment, provided that nothing herein shall relieve the Bank of (i) its obligations or liabilities under any security or obligation issued by the Bank or any Affiliate thereof or (ii) liability for any loss resulting from gross negligence, willful misconduct or fraud on the part of the Bank or any Affiliate thereof.

(b)            The Collateral Trustee agrees to give the Issuer and the Collateral Manager immediate notice if any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c)            The Collateral Trustee shall supply, in a timely fashion, to the Issuers (and the Issuer shall supply to the Rating Agency) and the Collateral Manager any information regularly maintained by the Collateral Trustee that the Issuers, the Rating Agency or the Collateral Manager may from time to time reasonably request with respect to the Assets, the Accounts and the other Assets and provide any other requested information reasonably available to the Collateral Trustee by reason of its acting as Collateral Trustee hereunder and required to be provided by Section 10.7 (Accountings) or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement or the Issuer’s obligations hereunder that have been delegated to the Collateral Manager.  The Collateral Trustee shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the issuer of any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation which notices or writings advise the holders of such Collateral Obligation of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such issuer and Clearing Agencies with respect to such issuer.

(d)            The Accounts (including income, if any, earned on the investments of funds in such account) will be owned by the Issuer, for federal income tax purposes.  The Issuer is required to provide to the Collateral Trustee (i) an IRS Form W‑8IMY, accompanied by executed copies of IRS Form W‑9 from each beneficial owner of Subordinated Notes no later than the Closing Date, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation upon the reasonable request of the Collateral Trustee as may be necessary (i) to reduce or eliminate the imposition of U.S. withholding taxes and (ii) to permit the Collateral Trustee to fulfill its tax reporting obligations under applicable law with respect to the Accounts or any amounts paid to the Issuer.  If any IRS form or other documentation previously delivered becomes inaccurate in any respect, the Issuer shall timely provide to the Collateral Trustee accurately updated and complete versions of such IRS forms or other documentation.  The Bank, both in its individual capacity and in its capacity as Collateral Trustee, shall have no liability to the Issuer or any other person in connection with any tax withholding amounts paid or withheld from the Accounts pursuant to applicable law arising from the Issuer’s failure to timely provide an accurate, correct and complete IRS Form W‑8IMY (with appropriate attachments) or such other documentation contemplated under this paragraph.  No funds shall be required to be invested by the Collateral Trustee with respect to such Accounts absent the Collateral Trustee having first received (i) the requisite written investment direction with respect to the investment of such funds, and (ii) the IRS forms and other documentation required by this paragraph.

Section 10.7     Accountings. (a) Monthly.  Not later than the 15th calendar day (or, if such day is not a Business Day, on the next succeeding Business Day) of each calendar month (other than January, April, July and October (except for October 2023) in each year) and commencing in  October 2023, the Issuer shall compile and make available (or cause to be compiled and made available) to the Rating Agency, the Collateral Trustee, the Collateral Manager, the Initial Purchaser and, upon written request therefor, to any Holder shown on the Register and, upon written notice to the Collateral Trustee in the form of Exhibit C, any beneficial owner of Debt, a monthly report on a trade date basis (each such report a “Monthly Report”).  As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the 8th Business Day prior to the 20th calendar day (or, if such day is not a Business Day, on the next succeeding Business Day) of such calendar month.  The Monthly Report for a calendar month shall contain the following information with respect to the Collateral Obligations and Eligible Investments included in the Assets, and shall be determined as of the Monthly Report Determination Date for such calendar month:

(i)              Aggregate Principal Balance of Collateral Obligations and Eligible Investments representing Principal Proceeds.

(ii)            Adjusted Collateral Principal Amount of Collateral Obligations.

(iii)           Collateral Principal Amount of Collateral Obligations.

(iv)           A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following information:

(A)   The Obligor thereon (including the issuer ticker, if any);

(B)   The number, identity and, if applicable, the CUSIP number, the LoanX ID, the Bloomberg Loan ID, FIGI, ISIN, or other applicable identification number thereof;

(C)   The Principal Balance thereof (which, for the avoidance of doubt, excludes (x) any accrued interest that was purchased with Principal Proceeds and (y) any capitalized interest);

(D)   The percentage of the aggregate Collateral Principal Amount represented by such Collateral Obligation;

(E)   (x) The related interest rate or spread (in the case of a Reference Rate Floor Obligation, calculated both with and without regard to the applicable specified “floor” rate per annum) and (y) the identity of any Collateral Obligation that is not a Reference Rate Floor Obligation and for which interest is calculated with respect to an index other than the Reference Rate;

(F)    In the case of a Reference Rate Floor Obligation, the applicable specified “floor” rate per annum;

(G)   The stated maturity thereof;

(H)   The related S&P Industry Classification;

(I)    (x) The S&P Rating, unless such rating is based on a credit estimate unpublished by S&P (and, in the event of a downgrade or withdrawal of the applicable S&P Rating, the prior rating and the date such S&P Rating was changed), and (y) and whether such S&P Rating is derived from a Moody’s Rating;

(J)    The Moody’s Rating, if any;

(K)    [reserved];

(L)    The country or countries of Domicile;

(M)    An indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Defaulted Obligation, (3) a Delayed Drawdown Collateral Obligation, (4) a Revolving Collateral Obligation, (5) a Participation Interest (indicating the related Selling Institution and its ratings by S&P), (6) a Deferrable Obligation, (7) a Second Lien Loan, (8) an Unsecured Loan, (9) a Fixed Rate Obligation, (10) a DIP Collateral Obligation, (11) a Discount Obligation, (12) a Discount Obligation purchased in the manner described in clause (x) of the proviso to the definition “Discount Obligation”, (13) a Cov‑Lite Loan, (14) a Permitted Deferrable Obligation (indicating the minimum coupon for such Permitted Deferrable Obligation), (15) a Broadly Syndicated Loan or a Middle‑Market Loan, (16) a First Lien Last Out Loan, (17) a Current Pay Obligation, (18) Loss Mitigation Loan, (19) Loss Mitigation Qualified Loan or (20) Restructured Loan;

(N)   With respect to each Collateral Obligation that is a Discount Obligation purchased in the manner described in clause (x) of the proviso to the definition “Discount Obligation”,

(I)      the identity of the Collateral Obligation (including whether such Collateral Obligation was classified as a Discount Obligation at the time of its original purchase) the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(II)     the purchase price (as a percentage of par) of the purchased Collateral Obligation and the sale price (as a percentage of par) of the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation; and

(III)      the Aggregate Principal Balance of Collateral Obligations that have been excluded from the definition of “Discount Obligation” and relevant calculations indicating whether such amount is in compliance with the limitations described in clauses (y) and (z) of the proviso to the definition of “Discount Obligation”.

(O)    The Aggregate Principal Balance of all Cov‑Lite Loans;

(P)    The S&P Recovery Rate;

(Q)   The Market Value;

(R)    The date of the credit estimate of such Collateral Obligation; and

(S)    The current Facility Size with respect to each Collateral Obligation.

(v)          The calculation of each of the following:

(A)   Each Interest Coverage Ratio (and setting forth the percentage required to satisfy each Interest Coverage Test); and

(B)   Each Overcollateralization Ratio (and setting forth the percentage required to satisfy each Overcollateralization Ratio Test).

(vi)          An indication of whether or not a Coverage Ratio Event of Default has occurred.

(vii)          For each Account, a schedule showing the beginning balance, each credit or debit specifying the nature, source and amount, and the ending balance.

(viii)        A schedule showing for each of the following the beginning balance, the amount of Interest Proceeds received from the preceding Monthly Report Determination Date, and the ending balance for the current Measurement Date:

(A)   Interest Proceeds from Collateral Obligations; and

(B)   Interest Proceeds from Eligible Investments.

(ix)         Purchases, redemptions and sales: The identity, Principal Balance (which, for the avoidance of doubt, excludes (x) any accrued interest that was purchased with Principal Proceeds and (y) any capitalized interest), Principal Proceeds and Interest Proceeds received, and date for (X) each Collateral Obligation that was released for sale or disposition pursuant to Section 12.1 (Sales of Collateral Obligations) since the last Monthly Report Determination Date and (Y) for each principal payment of a Collateral Obligation, and in the case of (X), whether such Collateral Obligation was a Credit Risk Obligation or a Credit Improved Obligation, whether the sale of such Collateral Obligation was a discretionary sale.

(x)          The identity of each Defaulted Obligation, the S&P Collateral Value and the Market Value of each such Defaulted Obligation and date of default thereof.

(xi)          The identity of each Collateral Obligation with an S&P Rating of “CCC+” or below and the Market Value of each such Collateral Obligation.

(xii)          The identity of each Deferring Obligation, the S&P Collateral Value and Market Value of each Deferring Obligation, and the date on which interest was last paid in full in Cash thereon.

(xiii)          [Reserved].

(xiv)          [Reserved].

(xv)          The nature, source and amount of any proceeds in the Collection Account, and the identity of all Eligible Investments credited to each Account.

(xvi)       The percentage of the Collateral Principal Amount that consists of (x) Broadly Syndicated Loans and (y) Middle‑Market Loans;

(xvii)       If the Issuer acquires any Repurchased Debt pursuant to Section 2.9(b) (Cancellation), the source of funds used to acquire such Repurchased Debt;

(xviii)     A schedule identifying any Contributions received since the prior Monthly Report and the amount of such Contributions;

(xix)         A schedule identifying the institution at which the Accounts have been established and an indication of their current long‑term debt rating and short‑term debt rating by S&P;

(xx)          With respect to each Collateral Obligation that has settled with the Issuer since the immediately prior Monthly Report, an indication as to whether such Collateral Obligation was acquired from an Affiliate of the Collateral Manager and, if such Collateral Obligation was acquired from an Affiliate of the Collateral Manager, whether it was acquired pursuant to a Loan Sale Agreement, in each case, as specified by the Collateral Manager;

(xxi)        The amount of funds in the Collection Account that would otherwise constitute Interest Proceeds that have been designated as Principal Proceeds pursuant to Section 10.2(f) (Collection Account);

(xxii)         The amount of funds in the Collection Account that would otherwise constitute Interest Proceeds that have been designated as Principal Proceeds pursuant to the last sentence of the definition of “Interest Proceeds”;

(xxiii)        [Reserved].

(xxiv)        The Asset Replacement Percentage (as provided by the Collateral Manager).

Upon receipt of each Monthly Report, the Collateral Trustee (if different than the Collateral Administrator) shall compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer (and the Issuer shall notify the Rating Agency), the Collateral Administrator and the Collateral Manager if the information contained in the Monthly Report does not conform to the information maintained by the Collateral Trustee with respect to the Assets.  If any discrepancy exists, the Collateral Administrator and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy.  If such discrepancy cannot be promptly resolved, the Collateral Trustee shall within five (5) Business Days notify the Collateral Manager who shall, on behalf of the Issuer, request that the Independent certified public accountants appointed by the Issuer pursuant to Section 10.9 (Reports by Independent Accountants) recalculate such Monthly Report and the Collateral Trustee’s records to assist the Collateral Trustee and the Collateral Manager in determining the cause of such discrepancy.  If such recalculations reveals an error in the Monthly Report or the Collateral Trustee’s records, the Monthly Report or the Collateral Trustee’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report which may be accomplished by making a notation of such error in the subsequent Monthly Report.

(b)          Payment Date Accounting.  The Issuer shall render (or cause to be rendered) an accounting (each a “Distribution Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall make (or cause to be made) available such Distribution Report to the Collateral Trustee, the Collateral Manager, the Initial Purchaser, the Rating Agency and, upon written request therefor, any Holder shown on the Register and, upon written notice to the Collateral Trustee in the form of Exhibit C, any beneficial owner of Debt not later than the Business Day preceding the related Payment Date.  The Distribution Report shall contain the following information:

(i)            the information required to be in the Monthly Report pursuant to Section 10.7(a) (Accountings);

(ii)          (a) the Aggregate Outstanding Amount of the Secured Debt of each Class at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Debt of such Class, (b) the amount of principal payments to be made on the Secured Debt of each Class on the next Payment Date, the amount of any Deferred Interest on each Deferrable Class, and the Aggregate Outstanding Amount of the Secured Debt of each Class after giving effect to the principal payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Debt of such Class and (c) the Aggregate Outstanding Amount of the Subordinated Notes at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Subordinated Notes, the amount of payments to be made on the Subordinated Notes in respect of Subordinated Note Redemption Prices on the next Payment Date, and the Aggregate Outstanding Amount of the Subordinated Notes after giving effect to such payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Subordinated Notes;

(iii)          the Interest Rate and accrued interest for each applicable Class of Secured Debt for such Payment Date;

(iv)          the amounts payable pursuant to each clause of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) and each clause of Section 11.1(a)(ii) (Disbursements of Monies from Payment Account) or each clause of Section 11.1(a)(iv) (Disbursements of Monies from Payment Account), as applicable, on the related Payment Date;

(v)          for the Collection Account:

(A)          the Balance on deposit in the Collection Account at the end of the related Collection Period (or, with respect to the Interest Collection Subaccount, the next Business Day);

(B)          the amounts to be transferred from the Collection Account to the Payment Account, in order to make payments pursuant to Section 11.1(a)(i) (Disbursements of Monies from Payment Account), Section 11.1(a)(ii) (Disbursements of Monies from Payment Account) and Section 11.1(a)(iv) (Disbursements of Monies from Payment Account) on the next Payment Date; and

(C)          the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date;

(vi)          the aggregate amount received with respect to the prepayment of Collateral Obligations since the previous Distribution Report; and

(vii)          such other information as the Collateral Manager may reasonably request.

Each Distribution Report shall constitute instructions to the Collateral Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Distribution Report in the manner specified and in accordance with the priorities established in Section 11.1 (Disbursements of Monies from Payment Account) and Article XIII.

(c)          Interest Rate Notice.  The Issuer (or the Collateral Administrator on its behalf) shall include in the Monthly Report a notice setting forth the Interest Rate for each Class of Secured Debt for the Interest Accrual Period preceding the next Payment Date.

(d)          Failure to Provide Accounting.  If the Collateral Trustee shall not have received any accounting provided for in this Section 10.7 (Accountings) on the first Business Day after the date on which such accounting is due to the Collateral Trustee, the Collateral Trustee shall notify the Collateral Manager who shall use all reasonable efforts to obtain such accounting, (x) in the case of the Distribution Report, by the applicable Payment Date and (y) in the case of the Monthly Report, promptly.  To the extent the Collateral Manager is required to provide any information or reports pursuant to this Section 10.7 (Accountings) as a result of the failure of the Issuer to provide such information or reports, the Collateral Manager shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs incurred by the Collateral Manager for such Independent certified public accountant shall be paid by the Issuer.

(e)          Required Content of Certain Reports.  Each Monthly Report and each Distribution Report sent to any Holder or beneficial owner of an interest in a Note shall contain, or be accompanied by, the following notices:

The Notes may be beneficially owned only by Persons that (a) are (i) solely in the case of the Secured Notes, not U.S. persons (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and are purchasing their beneficial interest in an offshore transaction or (ii) both (A) (x) Qualified Institutional Buyers or (y) with the written consent of the Applicable Issuers, Institutional Accredited Investors and (B) Qualified Purchasers and (b) can make the representations set forth in Section 2.5 (Registration, Registration of Transfer and Exchange) of this Indenture.  The Issuer has the right to compel any Holder or beneficial owner of an interest in Notes that does not meet the qualifications set forth in the preceding sentence to sell its interest in such Notes, or may sell such interest on behalf of such owner, pursuant to Section 2.11 (Non‑Permitted Holders).

Each Holder and beneficial owner receiving this report agrees to keep all non‑public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Notes, provided that any Holder and beneficial owner may provide such information on a confidential basis to any prospective purchaser of such Holder’s beneficial owner’s Notes that is permitted by the terms of this Indenture to acquire such Holder’s or beneficial owner’s Notes and that agrees to keep such information confidential in accordance with the terms of this Indenture.

(f)          Distribution of Reports.  The Collateral Trustee will make the Monthly Report and the Distribution Report available via its internet website.  The Collateral Trustee will post on its internet website data files (which may be a Microsoft® Excel file or other similar format) containing the information included in the Monthly Reports and Distribution Reports pursuant to Section 10.7(a)(xi) of this Indenture.  For the avoidance of doubt, the Collateral Trustee will only provide data and will not provide any calculations or test results included in the Monthly Reports and Distribution Reports.  The Collateral Trustee’s internet website shall initially be located at www.my.statestreet.com (the “Collateral Trustee’s Website”).  The Collateral Trustee may change the way such statements are distributed.  As a condition to access to the Collateral Trustee’s internet website, the Collateral Trustee may require registration and the acceptance of a disclaimer.  The Collateral Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Monthly Report and the Distribution Report which the Collateral Trustee disseminates in accordance with this Indenture and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(g)          Notifications Following Instructions to Effect a Securities Transaction.  In the event the Collateral Trustee receives instructions from the Issuer or Collateral Manager to effect a securities transaction as contemplated in 12 CFR 12.1, the Issuer acknowledges that upon its written request and at no additional cost, it has the right to receive the notification from the Collateral Trustee after the completion of such transaction as contemplated in 12 CFR 12.4(a) or (b).  The Issuer agrees that, absent specific request, such notifications shall not be provided by the Collateral Trustee hereunder, and in lieu of such notifications, the Collateral Trustee shall make available the reports in the manner required by this Indenture.

(h)          Information Service Providers.  Unless otherwise directed by the Collateral Manager on behalf of the Issuer, the Collateral Trustee shall cause an electronic copy of the information from each Monthly Report and each Distribution Report and a list of the initial Collateral Obligations as of the Closing Date to be delivered to Intex Solutions, Inc. and Bloomberg Financial Markets and shall permit Intex Solutions, Inc. and Bloomberg Financial Markets to access such reports and other data files posted on the Collateral Trustee’s Website.

Section 10.8    Release of Securities.  (a) Subject to Article XII, the Issuer may, by Issuer Order executed by an Authorized Officer of the Collateral Manager (or other written direction of an Authorized Officer of the Collateral Manager), delivered to the Collateral Trustee at least one Business Day prior to the settlement date for any sale of an Asset certifying that the sale of such Asset is being made in accordance with Section 12.1 (Sales of Collateral Obligations) hereof and such sale complies with all applicable requirements of Section 12.1 (Sales of Collateral Obligations) (which certification shall be deemed to have been provided by the Collateral Manager upon delivery by the Collateral Manager of an Issuer Order or other written instruction of an Authorized Officer of the Collateral Manager to the Collateral Trustee to sell any such Asset), direct the Collateral Trustee to release or cause to be released such Asset from the lien of this Indenture and, upon receipt of such Issuer Order or other written direction, the Collateral Trustee shall deliver any such Asset, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or other written direction or, if such security is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such Issuer Order or other written direction; provided that the Collateral Trustee may deliver any such Asset in physical form for examination in accordance with street delivery custom.

(b)        Subject to the terms of this Indenture, the Collateral Trustee shall upon an Issuer Order (i) deliver any Asset, and release or cause to be released such security from the lien of this Indenture, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager.
(c)         Upon receiving actual notice of any tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) or any request for a waiver, consent, amendment or other modification or action with respect to any Collateral Obligation, the Collateral Trustee on behalf of the Issuer shall notify the Collateral Manager of any Collateral Obligation that is subject to an Offer or such request.  Unless the Debt has been accelerated following an Event of Default (or if the Debt has been accelerated, with the consent of the Majority of the Controlling Class), the Collateral Manager may direct (x) the Collateral Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Collateral Trustee to agree to or otherwise act with respect to such consent, waiver, amendment, modification or action; provided that in the absence of any such direction, the Collateral Trustee shall not respond or react to such Offer or request.
(d)         As provided in Section 10.2(a) (Collection Account), the Collateral Trustee shall deposit any proceeds received by it from the disposition of an Asset in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article X and Article XII.
(e)         The Collateral Trustee shall, (i) upon receipt of an Issuer Order, release any Unsalable Assets identified in such Issuer Order as having been sold, distributed or disposed of pursuant to Section 12.1(k) (Sales of Collateral Obligations), and (ii) upon receipt of an Issuer Order at such time as there is no Secured Debt that is Outstanding and all obligations of the Issuers hereunder have been satisfied, release any remaining Assets from the lien of this Indenture and the Security Agreement.
(f)         Any security, Collateral Obligation or amounts that are released pursuant to Section 10.8(a), (b) or (c) (Release of Securities) shall be released from the lien of this Indenture and the Security Agreement.
(g)        Any amounts paid from the Payment Account to the Holders of the Subordinated Notes in accordance with the Priority of Payments shall be released from the lien of this Indenture.

Section 10.9    Reports by Independent Accountants.  (a) On or about the Closing Date, the Issuer shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of recalculation and delivering the reports or certificates of such accountants required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager.  The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder of Debt.  Upon any resignation by such firm or removal of such firm by the Issuer, the Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly appoint by Issuer Order delivered to the Collateral Trustee a successor thereto that shall also be a firm of Independent certified public accountants of recognized international reputation, which may be a firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager.  If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned within 30 days after such resignation, the Issuer shall promptly notify the Collateral Trustee of such failure in writing.  If the Issuer shall not have appointed a successor within ten days thereafter, the Collateral Trustee shall promptly notify the Collateral Manager, who shall appoint a successor firm of Independent certified public accountants of recognized international reputation.  The fees of such Independent certified public accountants and its successor shall be payable by the Issuer.
(b)        On or before August 23 of each year commencing in 2024, the Collateral Manager on behalf of the Issuer shall cause to be delivered to the Collateral Trustee a statement from a firm of Independent certified public accountants for each Distribution Report received since the last statement (i) indicating that such firm has performed or agreed upon procedures to recalculate certain calculations within the Distribution Reports provided by the Issuer to assist in determining whether such calculations have been performed in accordance with the applicable provisions of this Indenture and (ii) recalculating the Aggregate Principal Balance of the Assets and the Aggregate Principal Balance of the Collateral Obligations securing the Secured Debt as of the immediately preceding Determination Dates; provided that in the event of a conflict between such firm of Independent certified public accountants and the Issuer or Collateral Manager with respect to any matter in this Section 10.9 (Reports by Independent Accountants), the determination by such firm of Independent public accountants shall be conclusive.  To the extent a beneficial owner or Holder of Debt requests the yield to maturity in respect of the relevant Debt in order to determine any “original issue discount” in respect thereof, the Collateral Trustee may request that the firm of Independent certified public accountants appointed by the Issuer calculate such yield to maturity.  The Collateral Trustee shall have no responsibility to calculate the yield to maturity nor to verify the accuracy of such Independent certified public accountants’ calculation.  If the firm of Independent certified public accountants fails to calculate such yield to maturity, the Collateral Trustee shall have no responsibility to provide such information to the beneficial owner or Holder of Debt.
(c)        Upon the written request of the Collateral Trustee, or any Holder or beneficial owner of a Subordinated Note, the Collateral Manager on behalf of the Issuer shall cause the firm of Independent certified public accountants appointed pursuant to Section 10.9(a) (Reports by Independent Accountants) to provide any Holder or beneficial owner of Subordinated Notes with all of the information required to be provided by the Issuer pursuant to Section 7.17 (Certain Tax Matters) or assist the Issuer in the preparation thereof.

(d)         Neither the Collateral Trustee nor the Collateral Administrator shall have any responsibility to the Issuer or the Secured Parties hereunder to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of Independent accountants by the Issuer (or the Collateral Manager on behalf of the Issuer); provided, however, that the Collateral Trustee is hereby directed by the Issuer to execute any acknowledgment or other agreement with the Independent accountants required for the Collateral Trustee to receive any of the reports or instructions provided for herein, which acknowledgment or agreement may include, among other things, (i) acknowledgment of the responsibility for the sufficiency of the procedures to be performed by the Independent accountants for its purposes, (ii) releases by the Collateral Trustee (on behalf of itself and the Holders and beneficial owners) of claims against the Independent accountants and acknowledgment of other limitations of liability in favor of the Independent accountants, and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of Independent accountants (including to the Holders).  It is understood and agreed that the Collateral Trustee will deliver such letter of agreement in conclusive reliance on the foregoing direction of the Issuer, and the Collateral Trustee shall make no inquiry or investigation as to, and shall have no obligation in respect of, the sufficiency, validity or correctness of such procedures.  The Collateral Trustee shall not be required to make any such agreements that adversely affect the Bank in its individual capacity.
Section 10.10   Reports to Rating Agency and Additional Recipients.  In addition to the information and reports specifically required to be provided to the Rating Agency pursuant to the terms of this Indenture, the Collateral Manager (on behalf of the Issuer) shall provide notification to the Rating Agency all information or reports  delivered to the Collateral Trustee hereunder, and such additional information as the Rating Agency may from time to time reasonably request (including notification (i) to S&P of any Specified Amendment, which notice shall include (x) a copy of such Specified Amendment, (y) a brief summary of its purpose and (z) which criteria under the definition of “Eligibility Criteria” are no longer satisfied with respect to such Collateral Obligation after giving effect to the Specified Amendment, if any, and (ii) to S&P of the occurrence of an event with respect to a Collateral Obligation that has a credit estimate or credit opinion from S&P and which in the reasonable business judgment of the Collateral Manager would require such notification to S&P under its credit estimate or credit opinion guidelines).  Together with each Monthly Report and on each Payment Date, the Issuer shall provide to S&P at cdo_surveillance@spglobal.com or via the Collateral Trustee’s Website and, with respect to each Collateral Obligation, the name of each obligor or issuer thereof, the CUSIP number thereof (if applicable) and the Priority Category thereof.
Section 10.11  Procedures Relating to the Establishment of Accounts Controlled by the Collateral Trustee.  Notwithstanding anything else contained herein, the Collateral Trustee agrees that with respect to each of the Accounts, it will cause each Securities Intermediary establishing such accounts to enter into a securities account control agreement and, if the Securities Intermediary is the Bank, shall cause the Bank to comply with the provisions of such securities account control agreement.  The Collateral Trustee shall have the right to open such subaccounts of any such account as it deems necessary or appropriate for convenience of administration.
Section 10.12   Section 3(c)(7) Procedures.  For so long as any Notes are Outstanding, the Issuer shall do the following:
(a)            Notification.  Each Monthly Report and Distribution Report sent or caused to be sent by the Issuer to the Holders will include a notice to the following effect:

“The Investment Company Act of 1940, as amended (the “1940 Act”), and the Indenture require that all holders of the outstanding securities of the Issuers that are U.S. persons (as defined in Regulation S) be “Qualified Purchasers” (“Qualified Purchasers”) as defined in Section 2(a)(51)(A) of the 1940 Act and related rules.  Under the rules, each Co‑Issuer must have a “reasonable belief” that all holders of its outstanding securities that are “U.S. persons” (as defined in Regulation S), including transferees, are Qualified Purchasers.  Consequently, all sales and resales of the Notes in the United States or to “U.S. persons” (as defined in Regulation S) must be made solely to purchasers that are Qualified Purchasers.  Each purchaser of a Note in the United States who is a “U.S. person” (as defined in Regulation S) (such Note a “Restricted Note”) will be deemed (or required, as the case may be) to represent at the time of purchase that:  (i) the purchaser is a Qualified Purchaser that is either (x) an accredited investor (“IAI”) under clauses (1), (2), (3) or (7) of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”) purchasing with the written consent of the Applicable Issuers or (y) a qualified institutional buyer as defined in Rule 144A under the Securities Act (“QIB”); (ii) the purchaser is acting for its own account or the account of another Qualified Purchaser and QIB or IAI; (iii) either the purchaser is not formed for the purpose of investing in either of the Issuers or the purchaser is an entity owned exclusively by Qualified Purchasers; (iv) the purchaser, and each account for which it is purchasing, will hold and transfer at least the Authorized Denominations of the Notes specified in this Indenture; (v) the purchaser understands that the Issuer may receive a list of participants holding positions in securities from one or more book‑entry depositories; (vi) the Subordinated Notes may not be offered or sold pursuant to Regulation S and may only be purchased by or transferred to United States persons (for U.S. federal income tax purposes); and (vii) the purchaser will provide written notice of the foregoing, and of any applicable restrictions on transfer, to any subsequent transferees.  The Notes may only be transferred to eligible purchasers described above and all subsequent transferees are deemed to have made representations (i) through (vi) above.”
“The Issuer directs that the recipient of this notice, and any recipient of a copy of this notice, provide a copy to any Person having an interest in this Note as indicated on the books of DTC or on the books of a participant in DTC or on the books of an indirect participant for which such participant in DTC acts as agent.”
“The Indenture provides that if, notwithstanding the restrictions on transfer contained therein, the Issuers determine that any Holder of, or beneficial owner of an interest in a Restricted Note is a “U.S. person” (as defined in Regulation S) who is determined not to have been both (1) a Qualified Purchaser and (2) either (x) an IAI purchasing with the written consent of the Applicable Issuer or (y) a QIB, the Issuer may require, by notice to such Holder or beneficial owner, that such Holder or beneficial owner sell all of its right, title and interest to such Restricted Note, as applicable (or any interest therein), to a Person that is either (a) solely in the case of the Secured Debt, not a “U.S. person” (as defined in Regulation S) or (b) a (1) Qualified Purchaser who is (2) either (x) an IAI purchasing with the written consent of the Applicable Issuer or (y) a QIB, with such sale to be effected within 30 days after notice of such sale requirement is given.  If such Holder or beneficial owner fails to effect the transfer required within such 30‑day period, (i) the Issuer or the Collateral Manager acting for the Issuer, without further notice so such Holder, shall and is hereby irrevocably authorized by such Holder or beneficial owner, to cause its Restricted Note, or beneficial interest therein to be transferred in a commercially reasonable sale (conducted by the Collateral Manager in accordance with Article 9 of the UCC as in effect in the State of New York as applied to securities that are sold on a recognized market or that may decline speedily in value) to a Person that certifies to the Collateral Trustee, the Issuers and the Collateral Manager, in connection with such transfer, that such Person meets the qualifications set forth above and (ii) pending such transfer, no further payments will be made in respect of such Restricted Note or beneficial interest therein held by such Holder or beneficial owner.”

(b)         DTC Actions.  The Issuer will direct DTC to take the following steps in connection with the Global Notes:
(i)        The Issuer will direct DTC to include the marker “3c7” in the DTC 20‑character security descriptor and the 48‑character additional descriptor for the Global Notes in order to indicate that sales are limited to Qualified Purchasers.
(ii)        The Issuer will direct DTC to cause each physical deliver order ticket that is delivered by DTC to purchasers to contain the 20‑character security descriptor.  The Issuer will direct DTC to cause each deliver order ticket that is delivered by DTC to purchasers in electronic form to contain a “3c7” indicator and a related user manual for participants.  Such user manual will contain a description of the relevant restrictions imposed by Section 3(c)(7).
(iii)      On or prior to the Closing Date, the Issuer will instruct DTC to send a Section 3(c)(7) notice to all DTC participants in connection with the offering of the Global Notes.
(iv)        In addition to the obligations of the Registrar set forth in Section 2.5 (Registration, Registration of Transfer and Exchange), the Issuer will from time to time (upon the request of the Collateral Trustee) make a request to DTC to deliver to the Issuer a list of all DTC participants holding an interest in the Global Notes.
(v)       The Issuer will cause each CUSIP number obtained for a Global Note to have a fixed field containing “3c7” and “144A” indicators, as applicable, attached to such CUSIP number.
(c)         Bloomberg Screens, etc.  The Issuer will from time to time request all third‑party vendors to include on screens maintained by such vendors appropriate legends regarding Rule 144A and Section 3(c)(7) under the Investment Company Act restrictions on the Global Notes.  Without limiting the foregoing, the Issuer will request that each third‑party vendor include the following legends on each screen containing information about the Notes:
(i)          Bloomberg.
(A)     “144A/3c7” to be stated on the “Security Description” page describing the Global Notes;

(B)     the “Security Description” page should have an indicator stating “PRIVATE PLACEMENT”;
(C)     a link to a “Comments” page on such indicator stating that the Rule 144A Global Notes are being offered in reliance on the exception from registration under Rule 144A of the Securities Act to persons that are both (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (ii) “qualified purchasers” as defined under Section 2(a)(51) of the Investment Company Act of 1940, as amended; and
(D)     a statement on the “Disclaimer” page for the Global Notes that the Notes will not be and have not been registered under the Securities Act, as amended, that the Issuer has not been registered under the Investment Company Act of 1940, as amended, and that the Global Notes may only be offered or sold in accordance with Section 3(c)(7) of the Investment Company Act of 1940, as amended.
(ii)         Reuters.
(A)     a “144A – 3c7” notation included in the security name field at the top of the Reuters Instrument Code screen;
(B)     a “144A3c7Disclaimer” indicator appearing on the right side of the Reuters Instrument Code screen; and
(C)     a link from such “144A3c7Disclaimer” indicator to a disclaimer screen containing the following language:  “These Notes may be sold or transferred only to Persons who are both (i) “qualified institutional buyers”, as defined in Rule 144A under the Securities Act, and (ii) “qualified purchasers”, as defined under Section 3(c)(7) under the U.S.  Investment Company Act of 1940”.

ARTICLE XI

APPLICATION OF MONIES
Section 11.1    Disbursements of Monies from Payment Account.  (a) Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1 (Disbursements of Monies from Payment Account) and to Section 13.1 (Subordination), on each Payment Date and each Redemption Date (excluding a Partial Redemption Date or Re-Pricing Date), the Collateral Trustee shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 10.2 (Collection Account) in accordance with the following priorities (the “Priority of Payments”); provided that, unless an Enforcement Event has occurred and is continuing, (x) amounts transferred from the Interest Collection Subaccount shall be applied solely in accordance with Section 11.1(a)(i) (Disbursements of Monies from Payment Account); and (y) amounts transferred from the Principal Collection Subaccount shall be applied solely in accordance with Section 11.1(a)(ii) (Disbursements of Monies from Payment Account).

(i)         On each Payment Date, unless (x) such Payment Date is the Stated Maturity of the Secured Debt or (y) an Enforcement Event has occurred and is continuing, and each Redemption Date (excluding a Partial Redemption Date or Re-Pricing Date), Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date and that are transferred into the Payment Account, shall be applied in the following order of priority:
(A)    to the payment of (1) first, taxes, governmental fees (including annual fees) and registered office fees owing by the Issuer or the Co‑Issuer, if any, (2) second, the accrued and unpaid Administrative Expenses of the Collateral Trustee, the Collateral Administrator and the Bank in each of their respective capacities under the Transaction Documents, up to the Administrative Expense Cap, and (3) third, the accrued and unpaid Administrative Expenses of any other Person (in the order determined by the Collateral Manager), up to the Administrative Expense Cap;
(B)    (1) first, to the payment of (a) any accrued and unpaid Senior Collateral Management Fee due and payable to the Collateral Manager on such Payment Date minus (b) the amount of any Current Deferred Senior Collateral Management Fee, if any, on such Payment Date, (2) second, at the election of the Collateral Manager, to the applicable account as Interest Proceeds or Principal Proceeds in an amount not to exceed the Current Deferred Senior Collateral Management Fee and (3) third, to the payment to the Collateral Manager of any Cumulative Deferred Senior Collateral Management Fee, at the election of the Collateral Manager, but, in the case of this clause (B)(3), only to the extent that such payment does not cause the non‑payment of interest (including any Deferred Interest) or deferral of interest on any Class of Secured Debt;
(C)     to (1) first, the payment of any amounts due to a Hedge Counterparty under a Hedge Agreement other than amounts due as a result of the termination (or partial early termination) of such Hedge Agreement and (2) second, the payment of any amounts due to a Hedge Counterparty pursuant to an early termination (or partial early termination) of such Hedge Agreement as a result of a Priority Termination Event;
(D)     to the payment of any accrued and unpaid interest (including, without limitation, past due interest, if any) on the Class A-1 Notes;
(E)     to the payment pari passu and pro rata based on amounts due, of any accrued and unpaid interest (including, without limitation, past due interest, if any) on the Class A-2 Notes and the Class A-2 Loans;
(F)     if either of the Class A Coverage Tests (except, in the case of the Interest Coverage Test, prior to the Initial Interest Coverage Test Date) is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class A Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (F);

(G)    to the payment of any accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class B Notes;
(H)    if either of the Class B Coverage Tests (except, in the case of the Interest Coverage Test, prior to the Initial Interest Coverage Test Date) is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class B Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (H);
(I)       to the payment of any Deferred Interest on the Class B Notes;
(J)     to the payment of any accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class C Notes;
(K)    if either of the Class C Coverage Tests (except, in the case of the Interest Coverage Test, prior to the Initial Interest Coverage Test Date) is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class C Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (K);
(L)      to the payment of any Deferred Interest on the Class C Notes;
(M)    (1) first, to the payment of (a) any accrued and unpaid Subordinated Collateral Management Fee due and payable to the Collateral Manager on such Payment Date (including interest thereon) minus (b) the amount of any Current Deferred Subordinated Collateral Management Fee, if any, on such Payment Date, (2) second, at the election of the Collateral Manager, to the applicable account as Interest Proceeds or Principal Proceeds in an amount not to exceed the Current Deferred Subordinated Collateral Management Fee and (3) third, to the payment to the Collateral Manager of any Cumulative Deferred Subordinated Collateral Management Fee, at the election of the Collateral Manager;
(N)    to the payment of (1) first, to the Collateral Trustee, the Collateral Administrator and the Bank in each of their respective capacities in the Transaction Documents, any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein, (2) second, to any other Person (in the order determined by the Collateral Manager), any Administrative Expenses not paid pursuant to clause (A)(3) above due to the limitation contained therein, (3) third, any amounts due to any Hedge Counterparty under any Hedge Agreement not otherwise paid pursuant to clause (C) above and (4) fourth, to the payment of any expenses related to a Refinancing and/or a Re-Pricing;

(O)     at the direction of the Collateral Manager for deposit in the Supplemental Reserve Account; and
(P)      any remaining Interest Proceeds shall be paid to the Holders of the Subordinated Notes.
(ii)        On each Payment Date, unless (a) such Payment Date is the Stated Maturity of the Secured Debt or (b) an Enforcement Event has occurred and is continuing, and each Redemption Date (excluding a Partial Redemption Date or Re-Pricing Date), Principal Proceeds on deposit in the Collection Account that are received on or before the related Determination Date and that are transferred to the Payment Account shall be applied in the following order of priority:
(A)     to pay the amounts referred to in clauses (A) through (E) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;
(B)     to pay the amounts referred to in clause (F) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) but only to the extent not paid in full thereunder and to the extent necessary to cause the Coverage Tests that are applicable on such Payment Date with respect to the Class A-1 Notes and/or Class A-2 Debt to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (B);
(C)     to pay the amounts referred to in clause (G) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) to the extent not paid in full thereunder, only to the extent the Class B Notes are the Controlling Class at such time;
(D)     to pay the amounts referred to in clause (H) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) but only to the extent not paid in full thereunder and to the extent necessary to cause the Coverage Tests that are applicable on such Payment Date with respect to the Class B Notes to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (D);
(E)     to pay the amounts referred to in clause (I) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) to the extent not paid in full thereunder, only to the extent the Class B Notes are the Controlling Class at such time;
(F)     to pay the amounts referred to in clause (J) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) to the extent not paid in full thereunder, only to the extent the Class C Notes are the Controlling Class at such time;

(G)     to pay the amounts referred to in clause (K) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) but only to the extent not paid in full thereunder and to the extent necessary to cause the Coverage Tests that are applicable on such Payment Date with respect to the Class C Notes to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (G);
(H)     to pay the amounts referred to in clause (L) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) to the extent not paid in full thereunder, only to the extent the Class C Notes are the Controlling Class at such time;
(I)     if such date is a Redemption Date (excluding a Partial Redemption Date or Re-Pricing Date), to make payments in accordance with the Debt Payment Sequence (without duplication, after giving effect to the application of any Refinancing Proceeds);
(J)       to make payments in accordance with the Debt Payment Sequence;
(K)     to pay the amounts referred to in clause (M) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) only to the extent not already paid;
(L)     to the payment of Administrative Expenses as referred to in clause (N)(1) and (2) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) only to the extent not already paid;
(M)    to the payment of any amounts due to any Hedge Counterparty under any Hedge Agreement referred to in clause (N)(3) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) only to the extent not already paid;
(N)     [Reserved]; and
(O)     any remaining Principal Proceeds shall be paid to the Holders of the Subordinated Notes.
(iii)        On any Partial Redemption Date or Re-Pricing Date, unless an Enforcement Event has occurred and is continuing, Refinancing Proceeds or Re-Pricing Proceeds, as the case may be, and Partial Redemption Interest Proceeds will be distributed in the following order of priority:
(A)     to pay the Redemption Price (without duplication of any payments received by any Class of Secured Debt pursuant to Sections 11.1(a)(i), 11.1(a)(ii) and 11.1(a)(iv) (Disbursements of Monies from Payment Account)) of each Class of Debt being redeemed or prepaid, as applicable, in accordance with the Debt Payment Sequence;

(B)     to pay expenses related to the Refinancing or Re-Pricing; and
(C)     any remaining proceeds, to the Collection Account as Interest Proceeds.
(iv)        Notwithstanding the provisions of the foregoing Sections 11.1(a)(i) and (ii) (Disbursements of Monies from Payment Account), (x) if acceleration of the maturity of the Secured Debt has occurred following an Event of Default and such acceleration has not been rescinded or annulled (an “Enforcement Event”), on each Payment Date and (y) on the Stated Maturity of the Secured Debt, all Interest Proceeds and Principal Proceeds will be applied in the following order of priority:
(A)    to the payment of (1) first, taxes, governmental fees (including annual fees) and registered office fees owing by the Issuer or the Co‑Issuer, if any, (2) second, the accrued and unpaid Administrative Expenses of the Collateral Trustee, the Collateral Administrator and the Bank in each of their respective capacities under the Transaction Documents, up to the Administrative Expense Cap, provided that following the commencement of a liquidation of Assets pursuant to Section 5.5 (Optional Preservation of Assets), the Administrative Expense Cap with respect to accrued and unpaid Administrative Expenses of the Collateral Trustee, the Collateral Administrator or the Bank shall be disregarded, and (3) third, the accrued and unpaid Administrative Expenses of any other Person (in the order determined by the Collateral Manager), up to the Administrative Expense Cap;
(B)     (1) first, to the payment of any accrued and unpaid Senior Collateral Management Fee due and payable to the Collateral Manager on such Payment Date, and (2) second, to the payment of any Cumulative Deferred Senior Collateral Management Fee, at the election of the Collateral Manager, but, in the case of this clause (B)(2), only to the extent that such payment does not cause the non‑payment of interest (including any Deferred Interest) or deferral of interest on any Class of Secured Debt;
(C)     to the payment of (1) first, any amounts due to a Hedge Counterparty under a Hedge Agreement other than amounts due as a result of the termination (or partial early termination) of such Hedge Agreement and (2) second, any amounts due to a Hedge Counterparty pursuant to an early termination (or partial early termination) of such Hedge Agreement as a result of a Priority Termination Event;
(D)     to the payment of any accrued and unpaid interest (including, without limitation, past due interest, if any) on the Class A-1 Notes;
(E)      to the payment of principal of the Class A-1 Notes, until the Class A-1 Notes have been paid in full;
(F)     to the payment, pari passu and pro rata based on amounts due, of any accrued and unpaid interest (including, without limitation, past due interest, if any) on the Class A-2 Notes and the Class A-2 Loans;

(G)     to the payment, pari passu and pro rata based on their respective Aggregate Outstanding Amounts, of principal of the Class A-2 Notes and the Class A-2 Loans until the Class A-2 Notes and the Class A-2 Loans have been paid in full;
(H)    to the payment of any accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class B Notes;
(I)       to the payment of any Deferred Interest on the Class B Notes;
(J)       to the payment of principal of the Class B Notes until the Class B Notes have been paid in full;
(K)    to the payment of any accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class C Notes;
(L)      to the payment of any Deferred Interest on the Class C Notes;
(M)     to the payment of principal of the Class C Notes until the Class C Notes have been paid in full;
(N)    (1) first, to the payment of any accrued and unpaid Subordinated Collateral Management Fee due and payable to the Collateral Manager on such Payment Date, and (2) second, to the payment of any Cumulative Deferred Subordinated Collateral Management Fee, at the election of the Collateral Manager;
(O)     to the payment of (1) first, to the Collateral Trustee, the Collateral Administrator and the Bank in each of their respective capacities under the Transaction Documents, any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein and (2) second, to any other Person (in the order determined by the Collateral Manager), any Administrative Expenses not paid pursuant to clause (A)(3) above due to the limitation contained therein and (3) third, any amounts due to any Hedge Counterparty under any Hedge Agreement pursuant to an early termination (or partial early termination) of such Hedge Agreement not otherwise paid pursuant to clause (C) above; and
(P)      any remaining Interest Proceeds and Principal Proceeds shall be paid to the Holders of the Subordinated Notes.
(b)      If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Collateral Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) (Disbursements of Monies from Payment Account) above, subject to Section 13.1 (Subordination), to the extent funds are available therefor.

(c)         In connection with the application of funds to pay Administrative Expenses of the Issuer or the Co‑Issuer, as the case may be, in accordance with Section 11.1(a)(i) (Disbursements of Monies from Payment Account), Section 11.1(a)(ii) (Disbursements of Monies from Payment Account) and Section 11.1(a)(iv) (Disbursements of Monies from Payment Account) and in connection with the application of funds to pay amounts under Section 11.1(a)(iii) (Disbursements of Monies from Payment Account), the Collateral Trustee shall remit such funds, to the extent available, as directed and designated in an Issuer Order (which may be in the form of standing instructions, and standing instructions are hereby provided to pay Administrative Expenses in such amounts and to such entities as indicated in the Distribution Report in respect of such Payment Date) delivered to the Collateral Trustee no later than the Business Day prior to each Payment Date.
(d)       The Collateral Manager may, in its sole discretion, elect to defer payment of any or all of any Collateral Management Fee otherwise due on any Payment Date by notice to the Issuer, the Collateral Administrator and the Collateral Trustee no later than the Determination Date immediately prior to such Payment Date in accordance with the terms of Section 8(c) of the Collateral Management Agreement.

ARTICLE XII

SALE OF COLLATERAL OBLIGATIONS; NO PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS
Section 12.1   Sales of Collateral Obligations.  Subject to the satisfaction of the conditions specified in Section 12.3 (Conditions Applicable to All Sale and Purchase Transactions), the Collateral Manager on behalf of the Issuer may (except as otherwise specified in this Section 12.1 (Sales of Collateral Obligations)), direct the Collateral Trustee to sell and the Collateral Trustee shall sell on behalf of the Issuer in the manner directed by the Collateral Manager any Collateral Obligation, Loss Mitigation Loan, Restructured Loan or Equity Security if, as certified by the Collateral Manager, such sale meets the requirements of any one of paragraphs (a) through (m) of this Section 12.1 (Sales of Collateral Obligations) (which certification shall be deemed to have been provided by the Collateral Manager upon delivery by the Collateral Manager of an Issuer Order or other written instruction of an Authorized Officer of the Collateral Manager to the Collateral Trustee to sell any such Collateral Obligation, Loss Mitigation Loan, Restructured Loan or Equity Security) (subject in each case to any applicable requirement of disposition under Section 12.1(d) (Sales of Collateral Obligations) and provided that if an Enforcement Event has occurred and is continuing, the Collateral Manager may not direct the Collateral Trustee to sell any Collateral Obligation, Loss Mitigation Loan, Restructured Loan or Equity Security pursuant to Section 12.1(e) (Sales of Collateral Obligations), Section 12.1(f) (Sales of Collateral Obligations) or Section 12.1(g) (Sales of Collateral Obligations)).
(a)        Credit Risk Obligations and Loss Mitigation Loans.  The Collateral Manager may direct the Collateral Trustee to sell any Credit Risk Obligation or Loss Mitigation Loan at any time without restriction.
(b)         Credit Improved Obligations.  The Collateral Manager may direct the Collateral Trustee to sell any Credit Improved Obligation at any time without restriction.

(c)         Defaulted Obligations.  The Collateral Manager may direct the Collateral Trustee to sell any Defaulted Obligation at any time without restriction.
(d)        Equity Securities and Restructured Loans.  The Collateral Manager may direct the Collateral Trustee to sell any Equity Security or Restructured Loan at any time without restriction.
(e)       Optional Redemption; Clean‑up Call Redemption.  After the Issuer has notified the Collateral Trustee of an Optional Redemption of the Debt in accordance with Section 9.2 (Optional Redemption) or a Clean‑up Call Redemption in accordance with Section 9.6 (Clean‑up Call Redemption), the Collateral Manager shall direct the Collateral Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX (including the certification requirements of Section 9.4(f)(ii) (Redemption Procedures) or Section 9.6(c)(ii) (Clean‑up Call Redemption), if applicable) are satisfied.  If any such sale is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the sale.
(f)       Tax Redemption.  After a Majority of an Affected Class or a Majority of the Aggregate Outstanding Amount of the Subordinated Notes has directed (by a written direction delivered to the Collateral Trustee) a Tax Redemption, the Collateral Manager shall direct the Collateral Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX (including the certification requirements of Section 9.4(f)(ii) (Redemption Procedures), if applicable) are satisfied.  If any such sale is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the sale.
(g)        Consent of Controlling Class.  The Collateral Manager may direct the Collateral Trustee to sell any Collateral Obligation at any time with the consent of the Majority of the Controlling Class.
(h)         Other Assets, Offers and Exchanges.  The Collateral Manager may direct the Collateral Trustee to sell any asset which is not a Collateral Obligation or an Eligible Investment at any time without restriction.  The Collateral Manager may also direct the Collateral Trustee to transfer or dispose of any asset which is the subject of an offer or an exchange, in each case pursuant to the applicable offer or exchange and in accordance with Section 10.8(c) (Release of Securities) and Section 12.3(d) (Conditions Applicable to All Sale and Purchase Transactions).
(i)        Maturity.  On or prior to the date that is one Business Day prior to the Stated Maturity of the Secured Debt, the Collateral Manager shall use commercially reasonable efforts to sell all Collateral Obligations, Loss Mitigation Loans, Restructured Loans and Equity Securities to the extent necessary such that no Collateral Obligations or Equity Securities shall be held by the Issuer on or after such date.  The settlement date for any such sales of Collateral Obligations shall be no later than one Business Day prior to the Stated Maturity of the Secured Debt.

(j)          Unsalable Assets.
(i)          Notwithstanding the restrictions of this Section 12.1 (Sales of Collateral Obligations) or Section 12.3 (Conditions Applicable to All Sale and Purchase Transactions), from time to time at the direction and with the assistance of the Collateral Manager, the Collateral Trustee, at the expense of the Issuer and upon receipt of the certificate described in the definition of “Unsalable Asset”, will conduct an auction of one or more Unsalable Assets in accordance with the procedures described in clause (ii).
(ii)         promptly after receipt of such direction, the Collateral Trustee will provide notice (in such form as is prepared by the Collateral Manager) to the Holders of the Debt regarding an auction, setting forth in reasonable detail a description of each such Unsalable Asset and the following auction procedures:
(A)     any Holder of Debt that has provided a certificate in the form of Exhibit C may submit a written bid to purchase one or more such Unsalable Assets no later than the date specified in the auction notice (which shall be at least 15 Business Days after the date of such notice);
(B)     each bid must include an offer to purchase for a specified amount of cash on a proposed settlement date no later than 20 Business Days after the date of the auction notice;
(C)     if no Holder submits such a bid, unless delivery in kind is not legally or commercially practicable, the Collateral Trustee at the direction of the Collateral Manager will provide notice thereof to each Holder and offer to deliver (at the cost of the Issuer) a pro rata portion of each unsold Unsalable Asset to the Holders of the most senior ranking Class of Debt that provide delivery instructions to the Collateral Trustee on or before the date specified in such notice, subject to the minimum denominations.  To the extent that minimum denominations do not permit a pro rata distribution, the Collateral Trustee at the direction of the Collateral Manager will distribute the Unsalable Assets on a pro rata basis to the extent possible and the Collateral Trustee at the direction of the Collateral Manager will select by lottery the Holder to whom the remaining amount will be delivered.  The Collateral Trustee shall use commercially reasonable efforts to effect delivery of such interests; and
(D)     if no such Holder provides delivery instructions to the Collateral Trustee, the Collateral Trustee will promptly notify the Collateral Manager and offer to deliver (at the cost of the Issuer) the Unsalable Asset to the Collateral Manager.  If the Collateral Manager declines such offer, the Collateral Trustee will take such action as directed by the Collateral Manager (on behalf of the Issuer) to dispose of the Unsalable Asset, which may be by donation to a charity, abandonment or other means; provided that, with respect to disposal of the Unsalable Asset by donation to a charity, such donation may only be made if there is no cost to donate.

(k)         [Reserved].
(l)        Maturity Amendment.  The Collateral Manager may direct the Collateral Trustee at any time without restriction to sell any Collateral Obligation that becomes subject to a proposed Maturity Amendment that fails to satisfy the criteria required hereunder to allow the Issuer (or the Collateral Manager on the Issuer’s behalf) to vote in favor of, or consent to, such Maturity Amendment.
Section 12.2     No Purchase of Additional Collateral Obligations.
(a)         Closing Date. After the Closing Date, the Issuer shall not acquire any additional Collateral Obligations; provided, that, in each case as directed by the Collateral Manager and subject to the limitations herein, the Issuer may purchase Loss Mitigation Loans using Interest Proceeds, Principal Proceeds and amounts designated for a Permitted Use. Cash on deposit in any Account (other than the Payment Account) may be invested at any time in Eligible Investments in accordance with Article X.
(b)        Equity Securities.  Equity Securities may be received by the Issuer at any time in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, winding‑up, reorganization, debt restructuring or workout of the Obligor thereof. The Issuer will not exercise any option, warrant or other similar right received in connection with a workout or a restructuring of a Collateral Obligation that requires a payment that results in receipt of an Equity Security unless (i) exercising the option, warrant or other similar right is necessary for the Issuer to realize the value of the workout or restructuring and (ii) any Equity Security received as a result will be sold prior to receipt by the Issuer or a subsidiary of the Issuer or, if such sale or other disposition is prohibited by applicable law or an applicable contractual restriction in the related Underlying Instruments, the Issuer or such subsidiary of the Issuer (or the Collateral Manager on the Issuer’s or such subsidiary of the Issuer’s behalf) will sell such Equity Security as soon as such sale or disposition is permitted by applicable law and not prohibited by such contractual restriction; provided that at any point in time the aggregate amount of Principal Proceeds used to exercise a warrant under the terms of this paragraph does not exceed 2.0% of the Collateral Principal Amount. In addition, at any time the Collateral Manager may direct the Collateral Trustee in writing to pay for the acquisition of an Equity Security or any other security which is not eligible for acquisition by the Issuer hereunder in connection with an insolvency, bankruptcy, winding‑up, reorganization, debt restructuring or workout of the Obligor of such Collateral Obligation, so long as such Equity Security or other security is issued by the same Obligor as the Collateral Obligation, as applicable (or an affiliate of or successor to such Obligor or an entity that succeeds to substantially all of the assets of such Obligor or a significant portion of such assets); provided, that notwithstanding anything contained herein to the contrary, the Issuer shall only effect such payment with (1) Interest Proceeds so long as, after giving effect to such acquisition, there would be sufficient proceeds pursuant to the Priority of Payments to pay in full all amounts payable pursuant to the Priority of Payments prior to payments to the Subordinated Notes on the next succeeding Payment Date, (2) amounts on deposit in the Contribution Account and/or (3) Principal Proceeds, unless such Principal Proceeds were designated as such pursuant to a Contribution, so long as with respect to this clause (3), after giving effect to such acquisition, the Adjusted Collateral Principal Amount is greater than or equal to the Target Par Balance.

(c)        Loss Mitigation Loans.  Notwithstanding anything to the contrary herein (other than the tax-related requirements set forth in this Indenture), at the direction of the Collateral Manager, the Issuer may direct the payment from (a) Interest Proceeds or Principal Proceeds (subject to the limitations set forth in Section 10.2(h)) on deposit in the Collection Account or (b) any amounts available for a Permitted Use, any amount required to invest in any Loss Mitigation Loan; provided that the Issuer may only direct Interest Proceeds to be used for such payment if the Collateral Manager has made a determination that (i) the use of such Interest Proceeds for the purchase of such Loss Mitigation Loan will not cause any Secured Debt to fail to receive all accrued interest payable on the subsequent Payment Date to be paid in cash or (ii) the purchase of such Loss Mitigation Loan is necessary for the Issuer to realize the value of the workout or restructuring (which certification shall be deemed to be provided upon delivery of an Issuer Order in respect of such exercise).  The Issuer may acquire Restructured Loans so long as, in the Collateral Manager’s judgment exercised in accordance with the Collateral Management Agreement, the Collateral Manager reasonably expects that such acquisition will result in better overall recovery with respect to the related Collateral Obligation and no Principal Proceeds are utilized in such acquisition.
(d)         Bankruptcy Exchanges.  The Collateral Manager may direct the Collateral Trustee to enter into a Bankruptcy Exchange.
Section 12.3     Conditions Applicable to All Sale and Purchase Transactions.
(a)         Arm’s Length Transactions.  Any transaction effected under this Article XII or in connection with the acquisition, disposition or substitution of a Collateral Obligation or an Equity Security shall be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be conducted in accordance with the Collateral Management Agreement on terms no less favorable to the Issuer than would be the case if such Person were not so Affiliated.  The Issuer will not acquire any Collateral Obligation from an Affiliate of the Collateral Manager unless (i) such transfer is from the Transferor, (ii) such transfer is from an Affiliate of the Collateral Manager that is a bankruptcy‑remote special purpose vehicle or (iii) such transfer is made at purchase price equal to the fair value of the applicable Collateral Obligation determined in accordance with the Collateral Management Agreement and other terms that the Collateral Manager determines, based upon advice of counsel, would not adversely impact such transfer as being characterized as a true sale or the Issuer’s status as a separate entity, or would increase the likelihood of the Issuer’s separate existence being ignored or its assets and liabilities being substantively consolidated with any of its Affiliates or any other Person in a bankruptcy, reorganization or other insolvency proceeding.  The Collateral Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties.
(b)         Grant of Security Interest.  Upon any acquisition of a Collateral Obligation pursuant to this Article XII, all of the Issuer’s right, title and interest to the Asset or Assets shall be Granted to the Collateral Trustee pursuant to this Indenture, such Asset or Assets shall be Delivered to the Custodian, and, if applicable, the Custodian shall receive such Asset or Assets.

(c)         Maturity Amendments.  The Issuer (or the Collateral Manager on the Issuer’s behalf) shall be authorized to consent to (x) any amendment to the Underlying Instruments governing a Collateral Obligation that extends the stated maturity of such Collateral Obligation in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof if the Collateral Manager determines that such amendment in connection therewith would reduce the likelihood that such Collateral Obligation will become a Defaulted Obligation (such amendment, an “Extension Amendment”) and (y) any Maturity Amendment; provided that, in the case of clause (y), neither the Issuer nor the Collateral Manager on the Issuer’s behalf may agree to any Maturity Amendment unless, as determined by the Collateral Manager, (1) the Weighted Average Life Test will be satisfied, or if not satisfied, compliance with such test will be maintained or improved after giving effect to such Maturity Amendment and (2) the extended maturity date of such Collateral Obligation would not be later than the earliest Stated Maturity of the Secured Debt; provided, further, that neither the Issuer nor the Collateral Manager on the Issuer’s behalf may agree to any Maturity Amendment or Extension Amendment unless, as determined by the Collateral Manager after giving effect to such Maturity Amendment or Extension Amendment, (i) the Aggregate Principal Balance of all Collateral Obligations subject to a Maturity Amendment or an Extension Amendment since the Closing Date is not more than 10.0% of the Target Initial Par Amount and (ii) the aggregate principal balance of all Long-Dated Obligations received in Extension Amendments and Maturity Amendments since the Closing Date is not more than 5.0% of the Target Initial Par Amount.
(d)         Restrictions After Enforcement Event.
(i)        The Collateral Manager, on behalf of the Issuer, may not consent to an amendment or exchange of a Collateral Obligation described in Section 12.3(d) (Conditions Applicable to All Sale and Purchase Transactions) if an Enforcement Event has occurred, unless such amendment or exchange is consented to by a Majority of the Controlling Class.
(ii)        Upon the direction to commence any liquidation of the Assets following an Enforcement Event, liquidation of the Assets will be effected as described under Section 5.5 (Optional Preservation of Assets).  In such an event, neither the Collateral Manager nor the Issuer will have the right to direct the sale of any Assets.

ARTICLE XIII

HOLDERS’ RELATIONS
Section 13.1  Subordination.  (a) Anything in this Indenture, the Class A-2 Credit Agreement or the Debt to the contrary notwithstanding, the Holders and beneficial owners of each Class of Debt that constitute a Junior Class agree for the benefit of the Holders and beneficial owners of the Debt of each Priority Class with respect to such Junior Class that such Junior Class shall be subordinate and junior to the Debt of each such Priority Class to the extent and in the manner set forth in this Indenture.

(b)        If any Holder or beneficial owner of Debt of any Junior Class shall have received any payment or distribution in respect of such Debt contrary to the provisions of this Indenture, then, unless and until each Priority Class with respect thereto shall have been paid in full in Cash or, to the extent a Majority of such Priority Class consents, other than in Cash in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Collateral Trustee, which shall pay and deliver the same to the Holders and beneficial owners of the applicable Priority Class(es) in accordance with this Indenture; provided that if any such payment or distribution is made other than in Cash, it shall be held by the Collateral Trustee as part of the Assets and subject in all respects to the provisions of this Indenture, including this Section 13.1 (Subordination).
(c)        Each Holder and beneficial owner of Debt of any Junior Class agrees with all Holders of the applicable Priority Classes that such Holder and beneficial owner of Debt of such Junior Class shall not demand, accept, or receive any payment or distribution in respect of such Debt in violation of the provisions of this Indenture including, without limitation, this Section 13.1 (Subordination); provided that after a Priority Class has been paid in full, the Holders and beneficial owner of the related Junior Class or Classes shall be fully subrogated to the rights of the Holders and beneficial owners of such Priority Class.  Nothing in this Section 13.1 (Subordination) shall affect the obligation of the Issuer to pay Holders or beneficial owner of any Junior Class of Debt.
(d)       By its acceptance of an interest in the Debt, each Holder and beneficial owner of Debt acknowledges and agrees to the provisions of Section 5.4(d) (Remedies).
Section 13.2     Standard of Conduct.  In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder or beneficial owner under this Indenture, no Holder or beneficial owner (a) owes any duty of care to any Person or is obligated to act in a fiduciary or advisory capacity to any Person (including, but not limited to, any other Holder or beneficial owner of Secured Debt or Subordinated Notes, the Issuer, the Collateral Trustee, any holder of ordinary shares of the Issuer, the Co‑Issuer or the Collateral Manager); (b) shall be required to consider the interests of any Person other than itself and/or its Affiliates; and (c) will be prohibited from engaging in activities that compete or conflict with those of any Person (including, but not limited to, any Holder or beneficial owner of Secured Debt or Subordinated Notes, the Issuer, the Collateral Trustee, any holder of ordinary shares of the Issuer, the Co‑Issuer or the Collateral Manager).

ARTICLE XIV

MISCELLANEOUS
Section 14.1    Form of Documents Delivered to Collateral Trustee.  In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer, the Co‑Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel experienced with such matters, unless such Officer knows, or should know that the certificate or opinion or representations with respect to the matters upon which such certificate or opinion is based are erroneous.  Any such certificate of an Officer of the Issuer, the Co‑Issuer or the Collateral Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Co‑Issuer, the Collateral Manager or any other Person (on which the Collateral Trustee shall also be entitled to conclusively rely), unless such Officer of the Issuer, the Co‑Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.  Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, one or more Persons familiar with the factual matters, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.
The Bank, in all of its capacities, agrees to accept and act upon instructions or directions pursuant to this Indenture or any document executed in connection herewith sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided however, that any Person providing such instructions or directions shall provide to the Bank an incumbency certificate listing authorized persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing.  If such person elects to give the Bank email or facsimile instructions (or instructions by a similar electronic method) and the Bank in its discretion elects to act upon such instructions, the Bank’s reasonable understanding of such instructions shall be deemed controlling.  The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction.  Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.
Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Collateral Trustee at the request or direction of the Applicable Issuers, then notwithstanding that the satisfaction of such condition is a condition precedent to the Applicable Issuer’s right to make such request or direction, the Collateral Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(d) (Certain Duties and Responsibilities).

Section 14.2     Acts of Holders.  (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Collateral Trustee, and, where it is hereby expressly required, to the Issuer.  Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Collateral Trustee and the Issuers, if made in the manner provided in this Section 14.2 (Acts of Holders).
(b)        The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Collateral Trustee deems sufficient.
(c)         The principal amount or face amount, as the case may be, and registered numbers of Debt held by any Person, and the date of such Person’s holding the same, shall be proved by the Register.
(d)         Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Debt shall bind the Holder (and any transferee thereof) of such and of every Debt issued or incurred, as applicable, upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Collateral Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Debt.
Section 14.3   Notices, etc., to Collateral Trustee, the Loan Agent, the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency.  (a) Any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture to be made upon, given, e‑mailed or furnished to, or filed with:
(i)         the Collateral Trustee shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery to the Collateral Trustee addressed to it at its applicable Corporate Trust Office, or at any other address previously furnished in writing to the other parties hereto by the Collateral Trustee, or by e‑mail to [●].com with a copy to [●]@StateStreet.com and executed by an Authorized Officer of the entity sending such request, demand, authorization, direction, instruction, order, notice, consent, waiver or other document, provided that any demand, authorization, direction, instruction, order, notice, consent, waiver or other document sent to the Bank (in any capacity hereunder) will be deemed effective only upon receipt thereof by the Bank;

(ii)        the Issuers shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form or by e‑mail, to the Issuer addressed to it at c/o Walkers Corporate (Bermuda) Limited, Park Place, 55 Par-La-Ville Road, Hamilton HM 11, Bermuda or by email to Bermuda.Corporate@walkersglobal.com or to the Co‑Issuer addressed to it at c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, Attention: Donald J. Puglisi, facsimile No. +1 (302) 738-7210 or by email to dpuglisi@puglisiassoc.com or at any other address previously furnished in writing to the other parties hereto by the Issuer or the Co‑Issuer, as the case may be, with a copy to the Collateral Manager at its address below;
(iii)       the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered or sent by overnight courier service, to the Collateral Manager addressed to it at 300 South Tryon, Suite 2500, Charlotte, NC 28202 or by email to [●]@barings.com and/or to the attention of such other officers, authorized persons or employees of the Collateral Manager set forth in a list provided by the Collateral Manager to the Issuer and the Collateral Trustee from time to time (such persons, “Responsible Officers”), or at any other address previously furnished in writing to the parties hereto;
(iv)      to the Collateral Administrator addressed to it at Virtus Group, LP, 347 Riverside Avenue, Jacksonville, Florida 32202, Attention: Barings Private Credit Corporation CLO 2023-1 Ltd., Email: [●]@fisglobal.com and, with respect to any notices hereunder other than any notice pursuant to Article XII hereof, with a copy to: FIS, 347 Riverside Avenue, Jacksonville, Florida 32202, Attn: Chief Legal Officer;
(v)         the Initial Purchaser shall be sufficient for every purpose hereunder if addressed to it at 787 7th Avenue, New York, New York 10019, Attention: Fixed Income Structuring and Legal Department;
(vi)      subject to clause (c) below, in the case of S&P, it shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if delivered in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service to S&P addressed to it at S&P Global Ratings, 55 Water Street, 41st Floor, New York, New York 10041‑0003 or by facsimile in legible form to facsimile no. (212) 438 2655, Attention:  Structured Credit–CDO Surveillance or by electronic copy to CDO_Surveillance@spglobal.com; provided that in respect of any application for a ratings estimate by S&P in respect of a Collateral Obligation, Information must be submitted to creditestimates@spglobal.com;
(vii)       the Administrator shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form or by e‑mail, to the Administrator addressed to it at Walkers Corporate (Bermuda) Limited, Park Place, 55 Par-La-Ville Road, Hamilton HM 11, Bermuda or by email to Bermuda.Corporate@walkersglobal.com; and
(viii)      if to any Hedge Counterparty, in accordance with the notice provisions of the related Hedge Agreement.

(b)         If any provision in this Indenture calls for any notice or document to be delivered simultaneously to the Collateral Trustee and any other person or entity, the Collateral Trustee’s receipt of such notice or document shall entitle the Collateral Trustee to assume that such notice or document was delivered to such other person or entity unless otherwise expressly specified herein.
(c)         Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture to be sent to the Rating Agency shall be sent by the Collateral Manager on behalf of the Issuer and, if pursuant to the terms of this Indenture, the Collateral Trustee is to send such request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture to the Rating Agency, it shall instead be sent to the Collateral Manager first for dissemination to the Rating Agency.
(d)        Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Issuer or the Collateral Trustee (except information required to be provided to an Active Exchange) may be provided by providing access to a website containing such information.
(e)        The parties hereto agree that all 17g‑5 Information provided to the Rating Agency, or any of its officers, directors or employees, to be given or provided to the Rating Agency pursuant to, in connection with or related, directly or indirectly, to this Indenture, the Collateral Management Agreement, the Collateral Administration Agreement, any transaction document relating hereto, the Assets or the Debt, shall be in each case must be provided in compliance with Section 14.17 (17g‑5 Information) and as follows:
(i)          is in writing; and
(ii)   sent (by 12:00 p.m. New York time) on or before the date such notice or other document is due to baringsprivatecr2ple@17g5.com, or such other email address as is provided by the Collateral Administrator (the “Information Agent Address”) for Posting to the 17g‑5 Website in accordance with the Collateral Administration Agreement.
Section 14.4     Notices to Holders; Waiver.  Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event,
(a)        such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid or via overnight courier (or, in the case of Holders of Global Notes, e‑mailed to DTC), to each Holder affected by such event, at the address of such Holder as it appears in the Register, not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice; and
(b)         such notice shall be in the English language.
Such notices will be deemed to have been given on the date of such mailing and/or e‑mailing.

Notwithstanding clause (a) above, a Holder may obtain electronic access to notices given in accordance with clause (a) above by registering through the Collateral Trustee’s website located at www.mystatestreet.com.  Unless otherwise specified herein or in any other Transaction Document, any information or documents (including, without limitation, reports, notices or supplemental indentures) required to be provided by the Collateral Trustee to Holders may be provided by notice of, and access to, the Collateral Trustee’s website containing such document or information.
The Collateral Trustee will deliver to the Holders any information or notice relating to this Indenture requested to be so delivered by at least 25% of the Holders of Notes (by Aggregate Outstanding Amount), at the expense of the Issuer; provided that the Collateral Trustee may decline to send any such notice that it reasonably determines to be contrary to (i) any of the terms of this Indenture, (ii) any duty or obligation that the Collateral Trustee may have hereunder or (iii) applicable law.  The Collateral Trustee may require the requesting Holders to comply with its standard verification policies in order to confirm Holder status.
Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.  In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail or e‑mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Collateral Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.
Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the Collateral Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
Without limiting any notice requirements set forth in Article VIII, the Issuer shall deliver to all Holders any amendments or modifications to the Transaction Documents following the effectiveness of such amendments or modifications.
Any notice to be given hereunder to the Holders of the Class A-2 Loans shall be provided to the Loan Agent, who has forward such notice to the Holders of the Class A-2 Loans, as applicable.
Section 14.5  Effect of Headings and Table of Contents.  The Article and Section headings herein (including those used in cross‑references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.
Section 14.6   Successors and Assigns.  All covenants and agreements in this Indenture by the Issuers shall bind their respective successors and assigns, whether so expressed or not.

Section 14.7    Severability.  If any term, provision, covenant or condition of this Indenture or the Debt, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Indenture or the Debt, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Indenture or the Debt, as the case may be, so long as this Indenture or the Debt, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Indenture or the Debt, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.
Section 14.8    Benefits of Indenture.  Nothing in this Indenture or in the Debt, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Manager, the Collateral Administrator, the Holders of the Debt and (to the extent provided herein) the Administrator (solely in its capacity as such) and the other Secured Parties, any benefit or any legal or equitable right, remedy or claim under this Indenture.
Section 14.9     Legal Holidays.  If the date of any Payment Date, Redemption Date or Stated Maturity shall not be a Business Day, then notwithstanding any other provision of the Debt or this Indenture, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Redemption Date or Stated Maturity date, as the case may be.
Section 14.10   Governing Law.  This Indenture shall be construed in accordance with, and this Indenture and any matters arising out of or relating in any way whatsoever to this Indenture (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.
Section 14.11  Submission to Jurisdiction.  With respect to any Proceeding relating to this Indenture or between the parties arising under or in connection with this Indenture, each party irrevocably:  (i) submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.  Nothing in this Indenture precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Section 14.12  WAIVER OF JURY TRIAL.  EACH OF THE ISSUER, THE CO‑ISSUER, THE HOLDERS AND THE COLLATERAL TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE DEBT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.
Section 14.13  Counterparts.  This Indenture (and each amendment, modification and waiver in respect of it) and the Debt may be executed and delivered in counterparts (including by facsimile transmission or scanned document delivered via e‑mail), each of which will be deemed an original, and all of which together constitute one and the same instrument.  This Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable; provided that no electronic signatures may be executed through the use of DocuSign or another similar third-party service provider. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.  For the avoidance of doubt, original manual signatures shall be used (i) for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings (ii) when requested by the Collateral Trustee if required pursuant to its policies. Any electronically signed document delivered via email from a person purporting to be an Authorized Officer shall be considered signed or executed by such Authorized Officer on behalf of the applicable Person. The Collateral Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.
Section 14.14  Acts of Issuer.  Any report, information, communication, request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer’s behalf.
The Issuer agrees to coordinate with the Collateral Manager with respect to any communication to the Rating Agency and to comply with the provisions of this Section 14.14 (Acts of Issuer) and Section 14.16 (Communications with the Rating Agency), unless otherwise agreed to in writing by the Collateral Manager.

Section 14.15  Liability of Issuers.  Notwithstanding any other terms of this Indenture, the Debt or any other agreement entered into between, inter alia, the Issuers or otherwise, none of the Issuers (each, a “Party”) shall have any liability whatsoever to any other Party under this Indenture, the Debt, any such agreement or otherwise and, without prejudice to the generality of the foregoing, none of the Parties shall be entitled to take any action to enforce, or bring any action or proceeding, in respect of this Indenture, the Debt, any such agreement or otherwise against any other Party.  In particular, none of the Parties shall be entitled to petition or take any other steps for the winding‑up or bankruptcy of the other of any other Party or shall have any claim in respect to any assets of any other Party.
Section 14.16   Communications with the Rating Agency.  If the Issuer shall receive any written or oral communication from the Rating Agency (or any of its officers, directors or employees) with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Debt, the Issuer agrees to refrain from communicating with the Rating Agency and to promptly (and, in any event, within one Business Day) notify the Collateral Manager of such communication.  The Issuer agrees that in no event shall it engage in any oral or written communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Debt with the Rating Agency (or any of its officers, directors or employees) without the participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager.  The Collateral Trustee agrees that in no event shall a Trust Officer engage in any oral or written communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Debt with the Rating Agency without the prior written consent (which may be in the form of e‑mail correspondence) or participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager; provided that nothing in this Section 14.16 (Communications with the Rating Agency) shall prohibit the Collateral Trustee from making available on its internet website the Monthly Reports, Distribution Reports and other notices or documentation relating to the Debt or this Indenture.
Section 14.17   17g‑5 Information.  (a) The Issuer shall comply with its obligations under Rule 17g‑5 promulgated under the Exchange Act (“Rule 17g‑5”), by it or its agent’s posting on the 17g‑5 Website, promptly following the time such information is provided to the Rating Agency, all information that the Issuers or other parties on their behalf, including the Collateral Trustee and the Collateral Manager, provide to the Rating Agency for the purposes of determining the initial credit rating of the Secured Debt or undertaking credit rating surveillance of the Secured Debt (the “17g‑5 Information”).  At all times while any Secured Debt is rated by the Rating Agency or any other NRSRO, the Issuers shall engage a third‑party to post 17g‑5 Information to the 17g‑5 Website.  On the Closing Date, the Issuer shall engage the Collateral Administrator (in such capacity, the “Information Agent”), to post 17g‑5 Information it receives from the Issuer, the Collateral Trustee or the Collateral Manager to the 17g‑5 Website in accordance with the Collateral Administration Agreement.

(b)         To the extent any of the Issuers, the Collateral Trustee or the Collateral Manager are engaged in oral communications with the Rating Agency, for the purposes of determining the Initial Ratings of the Secured Debt or undertaking credit rating surveillance of the Secured Debt, the party communicating with the Rating Agency shall cause such oral communication to either be (x) recorded and an audio file containing the recording to be promptly delivered to the Information Agent for Posting or (y) summarized in writing and the summary to be promptly delivered to the Information Agent for Posting.

(c)        Notwithstanding the requirements herein, the Collateral Trustee shall have no obligation to engage in or respond to any oral communications, for the purposes of determining the Initial Rating of the Debt or undertaking credit rating surveillance of the Secured Debt, with the Rating Agency or any of its officers, directors or employees.
(d)       Notwithstanding anything to the contrary in this Indenture, a breach of this Section 14.17 (17g‑5 Information) shall not constitute a Default or Event of Default.
(e)         The Collateral Trustee will not be responsible for maintaining the 17g‑5 Website, posting any 17g‑5 Information to the 17g‑5 Website or assuring that the 17g‑5 Website complies with the requirements of this Indenture, Rule 17g‑5 or any other law or regulation.  In no event will the Collateral Trustee be deemed to make any representation in respect of the content of the 17g‑5 Website or compliance of the 17g‑5 Website with this Indenture, Rule 17g‑5 or any other law or regulation.  None of the Collateral Trustee, the Information Agent or the Collateral Administrator shall be deemed to have obtained actual knowledge of any information solely due to receipt and posting to the 17g5 Website. Access to the 17g5 Website will be provided by the Collateral Administrator to (A) any NRSRO upon receipt by the Issuer and Collateral Administrator of an NRSRO Certification from such NRSRO (which may be submit-ted electronically via the 17g5 Website) and (B) to the Rating Agency, without submission of an NRSRO Certification. In connection with providing access to the 17g5 Website, the Collateral Administrator may require registration and the acceptance of a disclaimer.
(f)        Collateral Administrator shall not be liable for unauthorized disclosure of any information that it disseminates in accordance with this Indenture and shall not be deemed to make any representations or warranties as to the accuracy or completeness of information made available on the 17g5 Website.
(g)         The Collateral Trustee will not be responsible or liable for the dissemination of any identification numbers or passwords for the 17g‑5 Website, including by the Issuers, the Rating Agency, the NRSROs, any of their agents or any other party.  The Collateral Trustee will not be liable for the use of any information posted on the 17g‑5 Website, whether by the Issuers, the Rating Agency, the NRSROs or any other third party that may gain access to the 17g‑5 Information posted thereon.
(h)        The maintenance by the Collateral Trustee of the Collateral Trustee’s Website will not be deemed as compliance by or on behalf of the Issuer with Rule 17g‑5 or any other law or regulation related thereto.
Section 14.18   Survivals.  Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuers, the Collateral Trustee, the Collateral Manager and, if applicable, the Holders, as the case may be, under Sections 2.7 (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved), 4.2 (Application of Trust Money), 5.4(d) (Remedies), 5.9 (Unconditional Rights of Secured Debtholders to Receive Principal and Interest), 5.18 (Action on the Debt), 6.1 (Certain Duties and Responsibilities), 6.3 (Certain Rights of Collateral Trustee), 6.6 (Money Held in Trust), 6.7 (Compensation and Reimbursement), 7.1 (Payment of Principal and Interest), 7.3 (Money for Debt Payments to be Held in Trust), 13.1 (Subordination) and 14.15 (Liability of Issuers) shall survive.

Section 14.19   Proceedings.  Each purchaser, beneficial owner and subsequent transferee of a Debt will be deemed by its purchase to acknowledge and agree as follows: (i)(a) the express terms of this Indenture govern the rights of the Holders to direct the commencement of a Proceeding against any person, (b) this Indenture contains limitations on the rights of the Holders to direct the commencement of any such Proceeding, and (c) each Holder shall comply with such express terms if it seeks to direct the commencement of any such Proceeding; (ii) there are no implied rights under this Indenture to direct the commencement of any such Proceeding; and (iii) notwithstanding any provision of this Indenture or any provision of the Debt, or of the Collateral Administration Agreement or of any other agreement, the Issuer shall be under no duty or obligation of any kind to the Holders, or any of them, to institute any legal or other proceedings of any kind, against any person or entity, including, without limitation, the Collateral Trustee, the Loan Agent, the Collateral Manager, the Collateral Administrator or the Calculation Agent.

ARTICLE XV

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT
Section 15.1    Assignment of Collateral Management Agreement.  (a) The Issuer hereby acknowledges that its Grant pursuant to the Granting Clauses hereof includes all of the Issuer’s estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Collateral Trustee shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Enforcement Event hereunder and such authority shall terminate at such time, if any, as the related Event of Default is cured or waived.
(b)        The assignment made hereby is executed as collateral security and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Collateral Trustee.
(c)         Upon the retirement of the Secured Debt, the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Collateral Trustee for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Collateral Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.
(d)         The Issuer represents that the Issuer has not executed any other assignment of the Collateral Management Agreement.

(e)       The Issuer agrees that this assignment is irrevocable and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith.  The Issuer will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.
(f)         The Issuers and the Collateral Trustee agree that the Collateral Manager shall be a third party beneficiary of this Indenture, and shall be entitled to rely upon and enforce such provisions of this Indenture to the same extent as if it were a party hereto.

ARTICLE XVI

HEDGE AGREEMENTS
Section 16.1     Hedge Agreements.  (a) With the consent of a Majority of the Controlling Class, the Issuer (or the Collateral Manager on behalf of the Issuer) may enter into Hedge Agreements from time to time on or after the Closing Date solely for the purpose of managing interest rate and other risks in connection with the Issuer’s issuance of, and making payments on, the Debt.  The Issuer may not enter into a Hedge Agreement unless (1) either (x) it obtains an Opinion of Counsel that such Hedge Agreement would not cause the Issuer or Collateral Manager to be required to register with the CFTC or that the Issuer and Collateral Manager would be eligible for an exemption to the requirement to register with the CFTC and all conditions precedent to obtaining such an exemption have been satisfied or (y) the Collateral Manager has registered or will register as a commodity pool operator and will comply with the requirements of the CFTC relating thereto, (2) such Hedge Agreement is an interest rate or foreign exchange derivative, the written terms of such derivative directly relate to the Collateral Obligations or the Debt, and such Hedge Agreement reduces the interest rate and/or foreign exchange risk related to the Collateral Obligations or the Debt and (3) such Hedge Agreement complies with any mandatory clearing or posting and/or collecting of initial or variation margin that, in each case, the Collateral Manager determines applies to such Hedge Agreement.  The Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly provide written notice of entry into any Hedge Agreement to the Collateral Trustee and the Collateral Administrator.  Notwithstanding anything to the contrary contained in this Indenture, the Issuer (or the Collateral Manager on behalf of the Issuer) shall not enter into any Hedge Agreement unless the S&P Rating Condition has been satisfied with respect thereto.  The Issuer shall provide a copy of each Hedge Agreement to the Rating Agency and the Collateral Trustee.
(b)        Each Hedge Agreement shall contain appropriate limited recourse and non‑petition provisions substantially equivalent to those contained in Section 5.4(d) (Remedies) and Section 2.7(i) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved).  Each Hedge Counterparty shall be required to have, at the time that any Hedge Agreement to which it is a party is entered into, the Required Hedge Counterparty Rating unless the S&P Rating Condition is satisfied or credit support is provided as set forth in the Hedge Agreement.  Payments with respect to Hedge Agreements shall be subject to Article XI.  Each Hedge Agreement shall contain an acknowledgement by the Hedge Counterparty that the obligations of the Issuer to the Hedge Counterparty under the relevant Hedge Agreement shall be payable in accordance with Article XI.

(c)       In the event of any early termination of a Hedge Agreement with respect to which the Hedge Counterparty is the sole “defaulting party” or “affected party” (each as defined in the Hedge Agreements), notwithstanding any term hereof to the contrary, (i) any termination payment paid by the Hedge Counterparty to the Issuer may be paid to a replacement Hedge Counterparty at the direction of the Collateral Manager and (ii) any payment received from a replacement Hedge Counterparty may be paid to the replaced Hedge Counterparty at the direction of the Collateral Manager under the terminated Hedge Agreement.
(d)        The Issuer (or the Collateral Manager on its behalf) shall, upon receiving written notice of the exposure calculated under a credit support annex to any Hedge Agreement, if applicable, make a demand to the relevant Hedge Counterparty and its credit support provider, if applicable, for securities having a value under such credit support annex equal to the required credit support amount.
(e)        The Issuer shall give prompt notice to the Rating Agency of any termination of a Hedge Agreement or agreement to provide Hedge Counterparty credit support.  Any collateral received from a Hedge Counterparty under a Hedge Agreement shall be deposited in the Hedge Counterparty Collateral Account.
(f)        If a Hedge Counterparty has defaulted in the payment when due of its obligations to the Issuer under the Hedge Agreement, promptly after becoming aware thereof the Issuer shall make a demand on the Hedge Counterparty (or its guarantor under the Hedge Agreement) with a copy to the Collateral Trustee, demanding payment thereunder.
(g)        Each Hedge Agreement shall provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Assets has commenced.

[Signature Pages Follow]

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

Executed as a Deed by:

BARINGS PRIVATE CREDIT CORPORATION CLO 2023-1 LTD., as Issuer

By:	/s/ John Fawkes
Name: John Fawkes
Title: Director

Signature Page to Indenture

BARINGS PRIVATE CREDIT CLO 2023-1, LLC, as Co‑Issuer

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Independent Manager

Signature Page to Indenture

STATE STREET BANK AND TRUST COMPANY, as Collateral Trustee

By:	/s/ Brian Peterson
Name: Brian Peterson
Title: Vice President

Signature Page to Indenture

SCHEDULE 1

S&P INDUSTRY CLASSIFICATION SCHEDULE

Asset Type Code	Description
1020000	Energy Equipment and Services
1030000	Oil, Gas and Consumable Fuels
2020000	Chemicals
2030000	Construction Materials
2040000	Containers and Packaging
2050000	Metals and Mining
2060000	Paper and Forest Products
3020000	Aerospace and Defense
3030000	Building Products
3040000	Construction and Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies and Distributors
3110000	Commercial Services and Supplies
3210000	Air Freight and Logistics
3220000	Passenger Airlines
3230000	Marine Transportation
3240000	Ground Transportation
3250000	Transportation Infrastructure
4011000	Automobile Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel and Luxury Goods
4210000	Hotels, Restaurants and Leisure
4310000	Media
4300001	Entertainment
4300002	Interactive Media and Services
4410000	Distributors
4430000	Broadline Retail
4440000	Specialty Retail
5020000	Consumer Staples Distribution and Retail
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products
5220000	Personal Care Products
6020000	Healthcare Equipment and Supplies
6030000	Healthcare Providers and Services
6110000	Biotechnology
6120000	Pharmaceuticals

Asset Type Code	Description
7011000	Banks
7110000	Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7310000	Real Estate Management and Development
7311000	Diversified REITs
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage and Peripherals
8130000	Electronic Equipment, Instruments and Components
8210000	Semiconductors and Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi‑Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools and Services
9551729	Health Care Technology
9612010	Professional Services
9622292	Residential REITs
9622294	Industrial REITs
9622295	Hotel and Resort REITs
9622296	Office REITs
9622297	Health Care REITs
9622298	Retail REITs
9622299	Specialized REITs
1000‑1099	Reserved
PF1	Project finance: industrial equipment
PF2	Project finance: leisure and gaming
PF3	Project finance: natural resources and mining
PF4	Project finance: oil and gas
PF5	Project finance: power
PF6	Project finance: public finance and real estate
PF7	Project finance: telecommunications
PF8	Project finance: transport
PF1000-PF1099	Reserved
9551702	Independent Power and Renewable Electricity Producers

SCHEDULE 2

APPROVED INDEX LIST

1.	Merrill Lynch Investment Grade Corporate Master Index

2.	CSFB Leveraged Loan Index

3.	Deutsche Bank Leveraged Loan Index

4.	Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index

5.	Banc of America Securities Leveraged Loan Index

6.	S&P/LSTA Leveraged Loan Index

7.	J.P. Morgan Leveraged Loan Index

8.	J.P. Morgan Second Lien Loan Index

SCHEDULE 3

S&P RECOVERY RATE TABLES

1.

(a)        (i) If a Collateral Obligation has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows (taking into account, for any Collateral Obligation with an S&P Recovery Rating of ‘1’ through ‘6’, the recovery estimate indicated in the S&P published report therefor):

S&P Recovery Rating of a Collateral Obligation	Recovery Estimate (%)* from S&P published reports**	Initial Liability Rating
		“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	100	75.00%	85.00%	88.00%	90.00%	92.00%	95.00%
1	95	70.00%	80.00%	84.00%	87.50%	91.00%	95.00%
1	90	65.00%	75.00%	80.00%	85.00%	90.00%	95.00%
2	85	62.50%	72.50%	77.50%	83.00%	88.00%	92.00%
2	80	60.00%	70.00%	75.00%	81.00%	86.00%	89.00%
2	75	55.00%	65.00%	70.50%	77.00%	82.50%	84.00%
2	70	50.00%	60.00%	66.00%	73.00%	79.00%	79.00%
3	65	45.00%	55.00%	61.00%	68.00%	73.00%	74.00%
3	60	40.00%	50.00%	56.00%	63.00%	67.00%	69.00%
3	55	35.00%	45.00%	51.00%	58.00%	63.00%	64.00%
3	50	30.00%	40.00%	46.00%	53.00%	59.00%	59.00%
4	45	28.50%	37.50%	44.00%	49.50%	53.50%	54.00%
4	40	27.00%	35.00%	42.00%	46.00%	48.00%	49.00%
4	35	23.50%	30.50%	37.50%	42.50%	43.50%	44.00%
4	30	20.00%	26.00%	33.00%	39.00%	39.00%	39.00%
5	25	17.50%	23.00%	28.50%	32.50%	33.50%	34.00%
5	20	15.00%	20.00%	24.00%	26.00%	28.00%	29.00%
5	15	10.00%	15.00%	19.50%	22.50%	23.50%	24.00%
5	10	5.00%	10.00%	15.00%	19.00%	19.00%	19.00%
6	5	3.50%	7.00%	10.50%	13.50%	14.00%	14.00%
6	0	2.00%	4.00%	6.00%	8.00%	9.00%	9.00%
		Recovery Rate

*	The recovery estimate from S&P’s published reports for a given loan is rounded down to the nearest 5%.
**
If a recovery estimate is not available from S&P’s published reports for a given loan with an S&P Recovery Rating of ‘1’ through ‘6’, the lower estimate for the applicable recovery rating will be assumed.

(ii)            If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a senior unsecured loan or second lien loan and (y) the issuer of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation (a “Senior Secured Debt Instrument”)  that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:

For Collateral Obligations Domiciled in Group A

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	‑%	‑%	‑%	‑%	‑%	‑%
	Recovery rate

For Collateral Obligations Domiciled in Group B

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	‑%	‑%	‑%	‑%	‑%	‑%
	Recovery rate

For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	10%	12%	14%	16%	18%	20%
1	10%	12%	14%	16%	18%	20%
2	10%	12%	14%	16%	18%	20%
3	5%	7%	9%	10%	11%	12%
4	2%	2%	2%	2%	2%	2%
5	‑%	‑%	‑%	‑%	‑%	‑%
6	‑%	‑%	‑%	‑%	‑%	‑%
	Recovery rate

(iii)       If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a subordinated loan or subordinated bond and (y) the issuer of such Collateral Obligation has issued a Senior Secured Debt Instrument that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:

For Collateral Obligations Domiciled in Groups A and B

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	8%	8%	8%	8%	8%	8%
1	8%	8%	8%	8%	8%	8%
2	8%	8%	8%	8%	8%	8%
3	5%	5%	5%	5%	5%	5%
4	2%	2%	2%	2%	2%	2%
5	‑%	‑%	‑%	‑%	‑%	‑%
6	‑%	‑%	‑%	‑%	‑%	‑%
	Recovery rate

For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	5%	5%	5%	5%	5%	5%
1	5%	5%	5%	5%	5%	5%
2	5%	5%	5%	5%	5%	5%
3	2%	2%	2%	2%	2%	2%
4	‑%	‑%	‑%	‑%	‑%	‑%
5	‑%	‑%	‑%	‑%	‑%	‑%
6	‑%	‑%	‑%	‑%	‑%	‑%
	Recovery rate

(b)            If a recovery rate cannot be determined using clause (a), the recovery rate shall be determined using the following table.

Recovery rates for Obligors Domiciled in Group A, B or C:

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
Senior Secured Loans (other than First Lien Last Out Loans)
Group A	50%	55%	59%	63%	75%	79%
Group B	39%	42%	46%	49%	60%	63%
Group C	17%	19%	27%	29%	31%	34%
Senior Secured Loans (Cov‑Lite Loans)
Group A	41%	46%	49%	53%	63%	67%
Group B	32%	35%	39%	41%	50%	53%
Group C	17%	19%	27%	29%	31%	34%
Second Lien Loans, First Lien Last Out Loans, Unsecured Loans[1]
Group A	18%	20%	23%	26%	29%	31%
Group B	13%	16%	18%	21%	23%	25%
Group C	10%	12%	14%	16%	18%	20%
Subordinated Loans
Group A	8%	8%	8%	8%	8%	8%
Group B	8%	8%	8%	8%	8%	8%
Group C	5%	5%	5%	5%	5%	5%
	Recovery rate

Group A:       Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, UK and United States of America.
Group B:      Brazil, Mexico, Poland and South Africa..
Group C:      Dubai International Finance Centre, Greece, Kazakhstan, Russian Federation, Turkey, Ukraine, United Arab Emirates and other countries not included in Group A or Group B.

[1]
Solely for the purpose of determining the S&P Recovery Rate for such loan, the Aggregate Principal Balance of all First Lien Last Out Loans, Unsecured Loans and Second Lien Loans that, in the aggregate, represent up to 15% of the Collateral Principal Amount shall have the S&P Recovery Rate specified for First Lien Last Out Loans, Unsecured Loans and Second Lien Loans in the table above and the Aggregate Principal Balance of all First Lien Last Out Loans, Unsecured Loans and Second Lien Loans in excess of 15% of the Collateral Principal Amount shall have the S&P Recovery Rate specified for Subordinated Loans in the table above.

[2]
Solely for the purpose of determining the S&P Recovery Rate for such loan, no loan will constitute a “Senior Secured Loan” unless such loan (a) is secured by a valid first priority security interest in collateral, (b) in the Collateral Manager’s commercially reasonable judgment (with such determination being made in good faith by the Collateral Manager at the time of such loan’s purchase and based upon information reasonably available to the Collateral Manager at such time and without any requirement of additional investigation beyond the Collateral Manager’s customary credit review procedures), is secured by specified collateral that has a value not less than an amount equal to the sum of (i) the aggregate principal balance of all loans senior or pari passu to such loans and (ii) the outstanding principal balance of such loan, which value may be derived from, among other things, the enterprise value (including equity and goodwill) of the issuer of such loan; provided, that the terms of this footnote may be amended or revised at any time by a written notice from the Issuer and the Collateral Manager to the Collateral Trustee and the Collateral Administrator (without the consent of any holder of any Notes), subject to the satisfaction of the S&P Rating Condition, in order to conform to S&P then‑current criteria for such loans and (c) is not subordinate to any other obligation; provided, further, that if 100% of the value of such loan is derived from the enterprise value of the issuer of such loan, such loan will have either (1) the S&P Recovery Rate specified for Unsecured Loans in the table above, or (2) the S&P Recovery Rate determined by S&P on a case by case basis.

[3]	For the avoidance of doubt, each Cov‑Lite Loan that is a Senior Secured Loan will constitute a “senior secured cov‑lite loan”.
Notwithstanding the foregoing, for purposes of determining the S&P Recovery Rate of a Collateral Obligation that is a Senior Secured Loan (including any Cov‑Lite Loan) secured solely or primarily by common stock or other equity interests, such Collateral Obligation shall be deemed to be an Unsecured Loan.

SCHEDULE 4

LIST OF COLLATERAL OBLIGATIONS

[Attached]

EXHIBIT A‑1

FORM OF [GLOBAL][CERTIFICATED] SECURED NOTE

[RULE 144A][REGULATION S][GLOBAL][CERTIFICATED] SECURED NOTE

representing
CLASS [A-1][A‑2][B][C] [SENIOR] SECURED [DEFERRABLE] FLOATING RATE NOTES DUE 2031

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO A PERSON THAT IS (1) A “QUALIFIED PURCHASER” (AS DEFINED FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT) AND (2)(X) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH RULE THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (A)(1)(D) OR (A)(1)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (A)(1)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN OR (Y) WITH THE WRITTEN CONSENT OF THE APPLICABLE ISSUERS, AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “IAI”) OR, (B) SOLELY IN THE CASE OF THE SECURED NOTES, TO A PERSON THAT IS NOT A “U.S. PERSON” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND IS ACQUIRING THIS SECURED NOTE IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH REGULATION, AND IN EACH CASE IN COMPLIANCE WITH THE CERTIFICATION AND OTHER REQUIREMENTS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY APPLICABLE JURISDICTION.

[THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF A CO-ISSUED NOTE WHO HAS MADE OR HAS BEEN DEEMED TO MAKE A PROHIBITED TRANSACTION OR OTHER PLAN LAW REPRESENTATION THAT IS SUBSEQUENTLY SHOWN TO BE FALSE OR MISLEADING TO SELL ITS INTEREST IN SUCH NOTE, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.]1

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A NOTE THAT IS A U.S. PERSON AND IS NOT BOTH (A) A QUALIFIED PURCHASER AND (B) A QUALIFIED INSTITUTIONAL BUYER OR AN IAI, TO SELL ITS INTEREST IN THE NOTE, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

[1]	Inserted into a Co-Issued Note.

[EACH PURCHASER OR TRANSFEREE OF THIS NOTE WILL BE REQUIRED OR DEEMED TO REPRESENT AND WARRANT THAT (A) IF IT IS OR IS ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR, ITS ACQUISITION, HOLDING AND DISPOSITION OF SUCH NOTES WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE INTERNAL REVENUE CODE, AS AMENDED (THE “CODE”), AND (B) IF IT IS A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN, ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY APPLICABLE STATE, LOCAL, OTHER FEDERAL OR NON-U.S. LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“OTHER PLAN LAW”). “BENEFIT PLAN INVESTOR” MEANS A BENEFIT PLAN INVESTOR, AS DEFINED IN 29 C.F.R. SECTION 2510.3-101 AND SECTION 3(42) OF ERISA, AND INCLUDES (A) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF  TITLE I OF ERISA, (B) A PLAN THAT IS SUBJECT TO SECTION 4975 OF THE CODE OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY.]2

[ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN, UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR OF SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.).

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.]3

[2]	Inserted into a Co-Issued Note.

[3]	Inserted in the case of Global Secured Notes only.

A-1-2

EACH PURCHASER OR TRANSFEREE OF THIS NOTE OR ANY INTEREST IN THIS NOTE WILL BE REQUIRED, OR, BY ACQUIRING THIS NOTE OR AN INTEREST IN THIS NOTE, WILL BE DEEMED, TO REPRESENT AND WARRANT THAT: (A) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS TO BE CAPABLE OF MAKING ITS OWN INDEPENDENT EVALUATION OF THE REASONABLENESS AND ACCURACY OF THE INFORMATION UNDER THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; (B) IT UNDERSTANDS THE INHERENT LIMITATIONS OF THE INFORMATION IN THIS SECTION AND HAS BEEN AFFORDED AN OPPORTUNITY TO REQUEST AND TO REVIEW, AND HAS RECEIVED, ALL ADDITIONAL INFORMATION CONSIDERED BY IT TO BE NECESSARY TO VERIFY THE ACCURACY OF, OR TO SUPPLEMENT THE INFORMATION IN, THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; (C) IT APPROVES THE USE OF THE METHODOLOGY, INPUTS AND ASSUMPTIONS DESCRIBED IN THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; (D) IT HAS MADE ITS OWN INDEPENDENT DECISION REGARDING AN INVESTMENT IN THE NOTES WITHOUT RELIANCE UPON, OR USE OF, IN ANY MANNER WHATSOEVER THE INFORMATION IN THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; AND (E) IT UNDERSTANDS THAT EACH OF THE ISSUERS AND COLLATERAL MANAGER IS RELYING ON THE FOREGOING AS A MATERIAL INDUCEMENT TO ENTER THIS TRANSACTION AND OTHERWISE WOULD NOT ENGAGE IN THIS TRANSACTION.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE TAX CERTIFICATIONS IN SECTION 2.12 OF THE INDENTURE.

[THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE ISSUER AT ITS REGISTERED OFFICE.]4

[4]	Insert into a Deferrable Note.

A-1-3

BARINGS PRIVATE CREDIT CORPORATION CLO 2023-1 LTD.
BARINGS PRIVATE CREDIT CLO 2023-1, LLC

[RULE 144A][REGULATION S] [GLOBAL][CERTIFICATED] SECURED NOTE
representing

CLASS [A-1][A‑2][B][C] [SENIOR] SECURED [DEFERRABLE] FLOATING RATE NOTES DUE 2031

[[R][S]‑1][C‑[_]]
CUSIP No.: [_]	[Up to U.S.$[●]][5] [U.S.$[●]][6]
ISIN No.: [_]
Common Code: [_]

Barings Private Credit Corporation CLO 2023-1 Ltd., an exempted company incorporated with limited liability under the laws of the Bermuda (the “Issuer”), and Barings Private Credit CLO 2023-1, LLC, a limited liability company organized under the laws of the State of Delaware (the “Co‑Issuer” and, together with the Issuer, the “Issuers”), for value received, hereby promise to pay to [CEDE & CO.]7[_________]8 or registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum [as indicated on Schedule A]9[of [_________] United States Dollars (U.S.$[[●])]10 on July 15, 2031 (or, if such day is not a Business Day, the next succeeding Business Day) (the “Stated Maturity”) except as provided below and in the Indenture.  The obligations of the Issuers under this Note and the Indenture are limited recourse obligations of the Issuers payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Holders shall be extinguished and shall not thereafter revive.

The Issuers promise to pay interest, if any, on the 15th day of January, April, July and December in each year, commencing in January 2024 (or, if such day is not a Business Day, the next succeeding Business Day), at the rate equal to the Reference Rate plus [_]% per annum[, or the Re‑Pricing Rate if this Note has been subject to a Re‑Pricing,]11 on the unpaid principal amount hereof until the principal hereof is paid or duly provided for.  Interest shall [be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360][be calculated on the basis of a 360-day year consisting of twelve 30-day months].  The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest.

[5]	Applicable only to Global Secured Notes.
[6]	Applicable only to Certificated Secured Notes.
[7]	Applicable only to Global Secured Notes.
[8]	Applicable only to Certificated Secured Notes.
[9]	Applicable only to Global Secured Notes.
[10]	Applicable only to Certificated Secured Notes.
[11]	Applicable only to the Re-Pricing Eligible Notes.

A-1-4

Interest will cease to accrue on each Class [A-1][A‑2][B][C] Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a default is otherwise made with respect to such payments.  The principal of this Class [A-1][A‑2][B][C] Note shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments.  The principal of each Class [A-1][A‑2][B][C] Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

[Any interest on the Class [B][C] Notes that is not paid when due by operation of the Priority of Payments will be deferred.  Any interest so deferred will be added to the principal balance of the Class [B][C] Notes, and thereafter, interest will accrue on the aggregate outstanding principal amount of the Class [B][C] Notes, as so increased.]12

Unless the certificate of authentication hereon has been executed by the Collateral Trustee or the Authenticating Agent by the manual or electronic signature of one of their Authorized Officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class [A-1][A‑2][B][C] [Senior] Secured [Deferrable] Floating Rate Notes due 2031 (the “Class [A-1][A‑2][B][C] Notes” and, together with the other classes of Notes issued under the Indenture, the “Notes”) issued under an indenture dated as of August 23, 2023 (the “Indenture”) among the Issuers and State Street Bank and Trust Company, as collateral trustee (the “Collateral Trustee”, which term includes any successor collateral trustee as permitted under the Indenture).  Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuers, the Collateral Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Indenture.

This Note is subject to optional redemption as specified in the Indenture.  In the case of any optional redemption of Class [A-1][A‑2][B][C] Notes, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes[, or one or more predecessor Class [A-1][A‑2][B][C] Notes,]13 registered as such at the close of business on the relevant Record Date.

[Transfers of this [Rule 144A][Regulation S] Global Secured Note shall be limited to transfers of such Global Secured Note in whole, but not in part, to a nominee of DTC or to a successor of DTC or such successor’s nominee.

[12]	Applicable only to the Class B Notes and the Class C Notes.
[13]	Applicable to Global Secured Notes only.

A-1-5

Interests in this [Rule 144A][Regulation S] Global Secured Note will be transferable in accordance with DTC’s rules and procedures in use at such time, and to transferees acquiring Certificated Secured Notes or to a transferee taking an interest in a [Rule 144A][Regulation S] Global Secured Note or to a transferee taking an interest in a [Regulation S][Rule 144A] Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture, including, but not limited to, the tax certifications in Section 2.12 of the Indenture]14

[This Note may be transferred to a transferee acquiring Certificated Secured Notes or to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]15

[The Class [A-1][B][C] Notes are subject to re‑pricing in accordance with the terms set forth in the Indenture.]16

The Issuers, the Collateral Trustee, and any agent of the Issuers or the Collateral Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuers nor the Collateral Trustee nor any agent of the Issuers or the Collateral Trustee shall be affected by notice to the contrary.

If an Event of Default shall occur and be continuing, the Class [A-1][A‑2][B][C] Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

[This Global Secured Note is subject to mandatory exchange for Certificated Notes under the limited circumstances set forth in the Indenture.

Upon redemption, exchange of or increase in any interest represented by this Global Secured Note, this Global Secured Note shall be endorsed on Schedule A hereto to reflect the reduction of or increase in the principal amount evidenced hereby.]17

The Class [A-1][A‑2][B][C] Notes will be issued in minimum denominations of [$100,000]18 [$250,000]19 and integral multiples of $1.00 in excess thereof.

Title to Notes shall pass by registration in the Register kept by the Collateral Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Issuers or the Collateral Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

[14]	Applicable to Global Secured Notes only.
[15]	Applicable to Certificated Secured Notes only.
[16]	Applicable to the Class A-1, Class B and Class C Notes only.
[17]	Applicable to Global Secured Notes only.
[18]	Insert in the case of Class A-1 Notes.
[19]	Insert in the case of Class A-2 Notes, Class B Notes or Class C Notes.

A-1-6

Each Holder and beneficial owner of this Note, by its acceptance of this Note, hereby agrees that they shall not institute against, or join any other Person in instituting against the Issuers any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceedings or other proceedings under Bermuda, U.S. federal or state bankruptcy or similar laws until at least one year and one day after payment in full of the Notes, or, if longer, the applicable preference period then in effect plus one day following such payment in full.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

A-1-7

IN WITNESS WHEREOF, the Issuers have caused this Note to be duly executed as of the date first set forth above.

BARINGS PRIVATE CREDIT CORPORATION CLO 2023-1 LTD.

By:
Name:
Title:
BARINGS PRIVATE CREDIT CLO 2023-1, LLC

By:
Name:
Title:

A-1-8

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within‑mentioned Indenture.

STATE STREET BANK AND TRUST COMPANY, not in its individual capacity, but solely as Collateral Trustee

By:
Authorized Signatory

A-1-9

SCHEDULE A20

SCHEDULE OF EXCHANGES OR REDEMPTIONS

The following exchanges, redemptions of or increase in the whole or a part of the Notes represented by this Global Secured Note have been made:

Date exchange/ redemption/ increase made	Original principal amount of this Global Secured Note	Part of principal amount of this Global Secured Note exchanged/redeemed/ increased	Remaining principal amount of this Global Secured Note following such exchange/redemption/ increase	Notation made by or on behalf of the Issuer
$

[20]	Applicable to Global Secured Notes only.

A-1-10

Assignment Form21

For value received____________________________________

does hereby sell, assign, and transfer to
___________________________________________

___________________________________________
Please insert social security or
other identifying number of assignee

Please print or type name
and address, including zip code,
of assignee:
______________________________________________________

______________________________________________________

______________________________________________________

_______________________________________________________

the within Security and does hereby irrevocably constitute and appoint ___________________________ Attorney to transfer the Security on the books of the Collateral Trustee with full power of substitution in the premises.

Date:	Your Signature*
(Sign exactly as your name appears in the security)

Signature guaranteed:

*/          NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.  Such signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[21]	Applicable to Certificated Secured Notes only.

A-1-11

EXHIBIT A‑2

FORM OF [RULE 144A GLOBAL][CERTIFICATED] SUBORDINATED NOTE

[RULE 144A GLOBAL] [CERTIFICATED] SUBORDINATED NOTE
representing

SUBORDINATED NOTES DUE 2031

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A PERSON THAT IS (1) A “QUALIFIED PURCHASER” (AS DEFINED FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT) AND (2)(X) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH RULE THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (A)(1)(D) OR (A)(1)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (A)(1)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN OR (Y) WITH THE WRITTEN CONSENT OF THE APPLICABLE ISSUERS, AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “IAI”), AND IS ACQUIRING THIS NOTE IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH REGULATION, AND IN EACH CASE IN COMPLIANCE WITH THE CERTIFICATION AND OTHER REQUIREMENTS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY APPLICABLE JURISDICTION.

A-2-1

EACH INITIAL INVESTOR OF A SUBORDINATED NOTE AND EACH SUBSEQUENT TRANSFEREE OF A SUBORDINATED NOTE IN THE FORM OF A CERTIFICATED NOTE (OR ANY INTEREST THEREIN) WILL BE REQUIRED TO PROVIDE A PURCHASER REPRESENTATION LETTER [TO THE ISSUER] IN WHICH IT WILL BE REQUIRED TO CERTIFY, AND EACH SUBSEQUENT TRANSFEREE OF A SUBORDINATED NOTE THAT IS A GLOBAL NOTE (OR ANY INTEREST THEREIN) WILL BE DEEMED TO REPRESENT, AMONG OTHER MATTERS, AS TO ITS STATUS UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”). EXCEPT FOR INVESTORS ACQUIRING A SUBORDINATED NOTE FROM THE ISSUER OR THE INITIAL PURCHASER ON THE CLOSING DATE AND PROVIDING A REPRESENTATION LETTER [TO THE ISSUER] CERTIFYING AS TO ITS STATUS AS A BENEFIT PLAN INVESTOR OR A CONTROLLING PERSON, EACH INVESTOR IN A SUBORDINATED NOTE IN THE FORM OF A GLOBAL NOTE (OR ANY INTEREST THEREIN) WILL BE DEEMED TO REPRESENT THAT IT IS NOT, AND IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS SUCH NOTE OR INTEREST THEREIN, WILL NOT BE AND WILL NOT BE ACTING ON BEHALF OF), A BENEFIT PLAN INVESTOR OR A CONTROLLING PERSON. IF THE PURCHASER OR TRANSFEREE OF A SUBORDINATED NOTE IS A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN, (I) IT IS NOT, AND FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN IT WILL NOT BE, SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAW OR REGULATION THAT COULD CAUSE THE UNDERLYING ASSETS OF THE ISSUER TO BE TREATED AS ASSETS OF THE INVESTOR IN ANY NOTE (OR INTEREST THEREIN) BY VIRTUE OF ITS INTEREST AND THEREBY SUBJECT THE ISSUER OR THE COLLATERAL MANAGER (OR OTHER PERSONS RESPONSIBLE FOR THE INVESTMENT AND OPERATION OF THE ISSUER’S ASSETS) TO LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (“SIMILAR LAW”) AND (II) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY APPLICABLE STATE, LOCAL, OTHER FEDERAL OR NON-U.S. LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“OTHER PLAN LAW”).  “BENEFIT PLAN INVESTOR” MEANS A BENEFIT PLAN INVESTOR, AS DEFINED IN 29 C.F.R. SECTION 2510.3-101 AND SECTION 3(42) OF ERISA, AND INCLUDES (A) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF ERISA, (B) A PLAN THAT IS SUBJECT TO SECTION 4975 OF THE CODE OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY. EACH PURCHASER OR SUBSEQUENT TRANSFEREE, AS APPLICABLE, OF SUBORDINATED NOTES WILL BE REQUIRED TO COMPLETE AN ERISA CERTIFICATE. “CONTROLLING PERSON” MEANS A PERSON (OTHER THAN A BENEFIT PLAN INVESTOR) WHO HAS DISCRETIONARY AUTHORITY OR CONTROL WITH RESPECT TO THE ASSETS OF THE ISSUER OR ANY PERSON WHO PROVIDES INVESTMENT ADVICE FOR A FEE (DIRECT OR INDIRECT) WITH RESPECT TO SUCH ASSETS, OR ANY AFFILIATE OF ANY SUCH PERSON, AN “AFFILIATE” OF A PERSON INCLUDES ANY PERSON, DIRECTLY OR INDIRECTLY THROUGH ONE OR MORE INTERMEDIARIES, CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH THE PERSON. “CONTROL” WITH RESPECT TO A PERSON OTHER THAN AN INDIVIDUAL MEANS THE POWER TO EXERCISE A CONTROLLING INFLUENCE OVER THE MANAGEMENT OR POLICIES OF SUCH PERSON.

NO TRANSFER OF ANY SUBORDINATED NOTES (OR ANY INTEREST THEREIN) TO A BENEFIT PLAN INVESTOR OR A CONTROLLING PERSON WILL BE EFFECTIVE, AND NO SUCH TRANSFER WILL BE RECOGNIZED, IF SUCH TRANSFER WOULD RESULT IN 25% OR MORE OF THE SUBORDINATED NOTES WOULD BE HELD BY BENEFIT PLAN INVESTORS, AS DETERMINED IN ACCORDANCE WITH THE PLAN ASSET REGULATION AND THE INDENTURE.

A-2-2

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF A SUBORDINATED NOTE WHO HAS MADE OR HAS BEEN DEEMED TO MAKE A PROHIBITED TRANSACTION, BENEFIT PLAN INVESTOR, CONTROLLING PERSON, SIMILAR LAW OR OTHER PLAN LAW REPRESENTATION THAT IS SUBSEQUENTLY SHOWN TO BE FALSE OR MISLEADING TO SELL ITS INTEREST IN THE SUBORDINATED NOTE, AS APPLICABLE, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A NOTE THAT IS A U.S. PERSON AND IS NOT BOTH (A) A QUALIFIED PURCHASER AND (B) A QUALIFIED INSTITUTIONAL BUYER OR AN IAI, TO SELL ITS INTEREST IN SUCH NOTES, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

EACH PURCHASER OR TRANSFEREE OF THIS NOTE OR ANY INTEREST IN THIS NOTE WILL BE REQUIRED, OR, BY ACQUIRING THIS NOTE OR AN INTEREST IN THIS NOTE, WILL BE DEEMED, TO REPRESENT AND WARRANT THAT: (A) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS TO BE CAPABLE OF MAKING ITS OWN INDEPENDENT EVALUATION OF THE REASONABLENESS AND ACCURACY OF THE INFORMATION UNDER THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; (B) IT UNDERSTANDS THE INHERENT LIMITATIONS OF THE INFORMATION IN THIS SECTION AND HAS BEEN AFFORDED AN OPPORTUNITY TO REQUEST AND TO REVIEW, AND HAS RECEIVED, ALL ADDITIONAL INFORMATION CONSIDERED BY IT TO BE NECESSARY TO VERIFY THE ACCURACY OF, OR TO SUPPLEMENT THE INFORMATION IN, THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; (C) IT APPROVES THE USE OF THE METHODOLOGY, INPUTS AND ASSUMPTIONS DESCRIBED IN THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; (D) IT HAS MADE ITS OWN INDEPENDENT DECISION REGARDING AN INVESTMENT IN THE NOTES WITHOUT RELIANCE UPON, OR USE OF, IN ANY MANNER WHATSOEVER THE INFORMATION IN THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; AND (E) IT UNDERSTANDS THAT EACH OF THE ISSUERS AND COLLATERAL MANAGER IS RELYING ON THE FOREGOING AS A MATERIAL INDUCEMENT TO ENTER THIS TRANSACTION AND OTHERWISE WOULD NOT ENGAGE IN THIS TRANSACTION.

DISTRIBUTIONS OF PRINCIPAL PROCEEDS AND INTEREST PROCEEDS TO THE HOLDER OF THE SUBORDINATED NOTES REPRESENTED HEREBY ARE SUBORDINATED TO THE PAYMENT ON EACH PAYMENT DATE OF PRINCIPAL OF AND INTEREST ON THE SECURED NOTES AND THE PAYMENT OF CERTAIN OTHER AMOUNTS, TO THE EXTENT AND AS DESCRIBED IN THE INDENTURE.

[ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN, UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR OF SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.).

A-2-3

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.]22

NO TRANSFER WILL BE EFFECTIVE UNLESS AND UNTIL THE ISSUER AND THE COLLATERAL TRUSTEE HAVE RECEIVED A FULLY EXECUTED DAISY CHAIN LETTER.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE TAX CERTIFICATIONS IN SECTION 2.12 OF THE INDENTURE.

[22]	Inserted in the case of Rule 144A Global Subordinated Notes only.

A-2-4

BARINGS PRIVATE CREDIT CORPORATION CLO 2023-1 LTD.

[RULE 144A GLOBAL][CERTIFICATED] SUBORDINATED NOTE
representing

SUBORDINATED NOTES DUE 2031

[R][C]‑[_]
CUSIP No.: [_]	[Up to U.S.$[●][23][U.S.$[●][24]
ISIN No.: [_]
Common Code: [_]

Barings Private Credit Corporation CLO 2023-1 Ltd., an exempted company incorporated with limited liability under the laws of the Bermuda (the “Issuer”), for value received, hereby promises to pay to [CEDE & CO.]25[________], or registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum [as indicated on Schedule A]26of [_________] United States Dollars (U.S.$[●]) on July 15, 2031 (or, if such day is not a Business Day, the next succeeding Business Day) (the “Stated Maturity”) except as provided below and in the Indenture.  The obligations of the Issuer under this Note and the Indenture are limited recourse obligations of the Issuer payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Holders shall be extinguished and shall not thereafter revive.  The Subordinated Notes represent unsecured, subordinated obligations of the Issuer and are not entitled to security under the Indenture.

Payments of Interest Proceeds and Principal Proceeds to the Holders of the Subordinated Notes are subordinated to payments in respect of other classes of Notes as set forth in the Indenture and failure to pay such amounts will not constitute an Event of Default under the Indenture.

Unless the certificate of authentication hereon has been executed by the Collateral Trustee or the Authenticating Agent by the manual or electronic signature of one of their Authorized Officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Subordinated Notes due 2031 (the “Subordinated Notes” and, together with the other classes of Notes issued under the Indenture, the “Notes”) issued under an indenture dated as of August 23, 2023 (the “Indenture”) among the Issuer, Barings Private Credit CLO 2023-1, LLC (the “Co‑Issuer”) and State Street Bank and Trust Company, as collateral trustee (the “Collateral Trustee”, which term includes any successor collateral trustee as permitted under the Indenture).  Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Collateral Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

[23]	Applicable only to Rule 144A Global Subordinated Notes.
[24]	Applicable only to Certificated Subordinated Notes.
[25]	Applicable only to Rule 144A Global Subordinated Notes.
[26]	Applicable only to Rule 144A Global Subordinated Notes.

A-2-5

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Indenture.

This Note may be redeemed as set forth in the Indenture.

[This Note may only be transferred to a transferee acquiring Certificated Subordinated Notes or to a transferee taking an interest in a Rule 144A Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture, including, but not limited to, the tax certifications in Section 2.12 of the Indenture.]27

[Transfers of this Rule 144A Global Subordinated Note shall be limited to transfers of such Global Subordinated Note in whole, but not in part, to a nominee of DTC or to a successor of DTC or such successor’s nominee.

Interests in this Rule 144A Global Subordinated Note will be transferable in accordance with DTC’s rules and procedures in use at such time, and to transferees acquiring Certificated Subordinated Notes or to a transferee taking an interest in a Rule 144A Global Subordinated Note or to a transferee taking an interest in a Rule 144A Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.]28

The Issuer, the Collateral Trustee, and any agent of the Issuer or the Collateral Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving distributions on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer nor the Collateral Trustee nor any agent of the Issuer or the Collateral Trustee shall be affected by notice to the contrary.

[This Rule 144A Global Subordinated Note is subject to mandatory exchange for Certificated Subordinated Notes under the limited circumstances set forth in the Indenture.

Upon exchange of or increase in any interest represented by this Global Subordinated Note, this Rule 144A Global Subordinated Note shall be endorsed on Schedule A hereto to reflect the reduction of or increase in the principal amount evidenced hereby.]29

No transfer of a Subordinated Note will be effective unless and until the Issuer and the Collateral Trustee have received a fully executed Daisy Chain Letter, in which the transferee must represent, among other things, that it is a “U.S. person” under Section 7701(a)(30) of the Code.

The Subordinated Notes will be issued in minimum denominations of $2,000,000 and integral multiples of $1.00 in excess thereof.

[27]	Applicable to Certificated Subordinated Notes only.
[28]	Applicable to Rule 144A Global Subordinated Notes only.
[29]	Applicable to Rule 144A Global Subordinated Notes only.

A-2-6

Title to Notes shall pass by registration in the Register kept by the Collateral  Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Issuer or the Collateral Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Each holder and beneficial owner of this Note, by its acceptance of this Note, hereby agrees that they shall not institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceedings or other proceedings under Bermuda, U.S. federal or state bankruptcy or similar laws until at least one year and one day after payment in full of the Notes, or, if longer, the applicable preference period then in effect plus one day following such payment in full.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

A-2-7

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the date first set forth above.

BARINGS PRIVATE CREDIT CORPORATION CLO 2023-1 LTD.

By:
Name:
Title:

A-2-8

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within‑mentioned Indenture.
STATE STREET BANK AND TRUST COMPANY,
as Collateral Trustee

By:
Authorized Signatory

A-2-9

SCHEDULE A30

SCHEDULE OF EXCHANGES

The following exchanges of or increase in the whole or a part of the Notes represented by this Rule 144A Global Subordinated Note have been made:

Date exchange/ increase made	Original principal amount of this Rule 144A Global Subordinated Note	Part of principal amount of this Rule 144A Global Subordinated Note exchanged/ increased	Remaining principal amount of this Rule 144A Global Subordinated Note following such exchange/ increase	Notation made by or on behalf of the Issuer
$

[30]	Applicable to Rule 144A Global Subordinated Notes only.

A-2-10

Assignment Form

For value received ___________________________________________

does hereby sell, assign, and transfer to

___________________________________________

___________________________________________

Please insert social security or
other identifying number of assignee

Please print or type name
and address, including zip code,
of assignee:
___________________________________________________________

___________________________________________________________

___________________________________________________________

___________________________________________________________

the within Security and does hereby irrevocably constitute and appoint ___________________________ Attorney to transfer the Security on the books of the Collateral Trustee with full power of substitution in the premises.

Date:	Your Signature*
(Sign exactly as your name appears in the security)

Signature guaranteed:

*/          NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.  Such signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

A-2-11

EXHIBIT B‑1

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF RULE 144A GLOBAL SECURED NOTE OR CERTIFICATED NOTE TO REGULATION S GLOBAL SECURED NOTE

[DATE]

State Street Bank and Trust Company
1776 Heritage Drive, Mail Stop: JAB0527
North Quincy, Massachusetts 02171
Attention: Structured Trust & Analytics — Barings Private Credit Corporation CLO 2023-1 Ltd

Re:
Barings Private Credit Corporation CLO 2023-1 Ltd. (the “Issuer”), Barings Private Credit CLO 2023-1, LLC (the “Co‑Issuer” and together with the Issuer, the “Issuers”); Class [A-1][A‑2][B][C] Notes due 2031 (the “Notes”)

Reference is hereby made to the Indenture dated as of August 23, 2023 (the “Indenture”) among Issuers and State Street Bank and Trust Company, as Collateral Trustee.  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S. $[●] aggregate principal amount of Notes which are held in the form of a [Rule 144A Global Secured Note representing Class [A-1][A‑2][B][C] Notes with DTC] [Certificated Secured Class [A-1][A‑2][B][C] Notes] [in the name of] [beneficially owned by] _______________ (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in a Regulation S Global Secured Class [A-1][A‑2][B][C] Note.

In connection with such transfer, and in respect of such Notes, the Transferor does hereby certify that such Notes are being transferred to ________________ (the “Transferee”) in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”) and the transfer restrictions set forth in the Indenture, including, but not limited to, the tax certifications in Section 2.12 of the Indenture, and the Offering Circular defined in the Indenture relating to such Notes and that:

a.            the offer of the Notes was not made to a person in the United States;

b.           at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;

c.            no directed selling efforts have been made in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

d.           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

e.           the Transferee is not a U.S. Person.

B-1-1

The Transferor understands that the Issuers, the Collateral Trustee and their counsel will rely upon the accuracy and truth of the foregoing representations, and the Transferor hereby consents to such reliance.

[TRANSFEROR]

By:
Name:
Title:

B-1-2

EXHIBIT B‑2

FORM OF PURCHASER REPRESENTATION LETTER FOR CERTIFICATED SECURED NOTES

[DATE]

State Street Bank and Trust Company
1776 Heritage Drive, Mail Stop: JAB0527
North Quincy, Massachusetts 02171
Attention: Structured Trust & Analytics — Barings Private Credit Corporation CLO 2023-1 Ltd

Re:
Barings Private Credit Corporation CLO 2023-1 Ltd. (the “Issuer”) and Barings Private Credit CLO 2023-1, LLC (the “Co‑Issuer”, and together with the Issuer, the “Issuers”); Class [A-1][A‑2][B][C] Notes

Reference is hereby made to the Indenture, dated as of August 23, 2023, among the Issuer, the Co‑Issuer and State Street Bank and Trust Company, as Collateral Trustee (the “Indenture”).  Capitalized terms used in this Certificate but not defined in this Certificate shall have the meanings ascribed to them in the final Offering Circular with respect to the Notes or the Indenture.

This letter relates to U.S.$[●] Aggregate Outstanding Amount of Class [A-1][A‑2][B][C] Notes (the “Notes”), in the form of one or more Certificated Secured Notes to effect the transfer of the Notes to ______________ (the “Transferee”).

In connection with such request, and in respect of such Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture, including, but not limited to, the tax certifications in Section 2.12 of the Indenture, and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

B-2-1

(a)	The Transferee hereby represents, warrants and covenants for the benefit of the Issuers and its counsel that it is (PLEASE CHECK ONLY ONE):

_____
a “qualified institutional buyer” as defined in Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), who is also a “Qualified Purchaser” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) or an entity owned exclusively by Qualified Purchasers and is acquiring the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder;

_____
solely with the written consent of the Applicable Issuers, an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is also a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers; or

_____
solely in the case of the Secured Notes, a person that is not a “U.S. person” as defined in Regulation S under the Securities Act, and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from Securities Act registration provided by Regulation S; and

(b)
acquiring the Secured Notes for its own account (and not for the account of any other Person) in a minimum denomination of U.S.$[250,000][31][100,000][32] and in integral multiples of U.S.$1.00 in excess thereof.

The Transferee further represents, warrants and agrees as follows:

1.
It understands that the Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer the Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legends on such Notes, including the requirement for written certifications.  In particular, it understands that the Notes may be transferred only to a person that is either (a) a “Qualified Purchaser” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a “Qualified Purchaser” that in each case is either (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that is not a broker‑dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(D) or (a)(1)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who purchases such Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder or (ii) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (b) solely in the case of the Secured Notes, a person that is not a “U.S. person” as defined in Regulation S under the Securities Act, and is acquiring the Notes in an offshore transaction (as defined in Regulation S thereunder) in reliance on the exemption from registration provided by Regulation S thereunder.  It acknowledges that no representation is made as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Notes.

[31]	Insert in the case of Co-Issued Notes except for the Class A-1 Notes.
[32]	Insert in the case of Class A-1 Notes.

B-2-2

2.
In connection with the purchase of such Notes:  (A) none of the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Trustee, the Loan Agent, the Collateral Administrator or any of their respective Affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuers, the Collateral Manager, the Collateral Trustee, the Collateral Administrator, the Initial Purchaser or any of their respective Affiliates other than any statements in the Offering Circular, and such beneficial owner has read and understands the Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuers, the Collateral Manager, the Collateral Trustee, the Collateral Administrator, the Initial Purchaser or any of their respective Affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Secured Note) both (a) a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(D) or (a)(1)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a “Qualified Purchaser” for purposes of Section 3(c)(7) of the Investment Company Act or an entity owned exclusively by “Qualified Purchasers” or (2) solely in the case of the Secured Notes,  not a “U.S. person” as defined in Regulation S and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes; (G) such beneficial owner understands that the Issuer and the Collateral Manager may receive a list of participants holding interests in the Notes from one or more book-entry depositories: (H) such beneficial owner will hold and transfer at least the minimum denomination of such Notes: (I) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks: and (J) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees; provided that any purchaser or transferee of Notes, which purchaser or transferee is a fund or account managed by the Collateral Manager (or any of its affiliates) as to which the Collateral Manager (or such affiliate) has discretionary voting authority, shall not be required or deemed to make the representations set forth in clauses (A) and (B) above with respect to the Collateral Manager.

B-2-3

3.
(i) It is a “Qualified Purchaser” for purposes of Section 3(c)(7) of the Investment Company Act that is either (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that is not a broker‑dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(D) or (a)(1)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who purchases such Secured Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder or (B) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act; (ii) it is acquiring the Notes as principal solely for its own account for investment and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; (iii) it is acquiring its interest in the Notes for its own account; and (iv) it will hold and transfer at least the minimum denomination of the Notes and provide notice of the relevant transfer restrictions to subsequent transferees.

4.
With respect to the Secured Notes, or any beneficial interest therein, (a) if such Person is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such Notes does not and will not constitute or result in a non‑exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (b) if such Person is a governmental, church, non‑U.S. or other plan which is subject to any Other Plan Law, such Person’s acquisition, holding and disposition of such Notes will not constitute or result in a non‑exempt violation of any such Other Plan Law.

5.
If such Person is a Benefit Plan Investor it represents, warrants and agrees that, (i) none of the Issuer, the Initial Purchaser, the Collateral Trustee, the Loan Agent, the Collateral Administrator or the Collateral Manager or any of their affiliates, has provided any investment recommendation or investment advice on which it, or any Fiduciary, has relied in connection with its decision to invest in such Notes, and no Transaction Party is otherwise acting as a fiduciary, as defined in Section 3(21) of ERISA or Section 4975(d)(3) of the Code, to the Benefit Plan Investor or the Fiduciary in connection with the Benefit Plan Investor’s acquisition of the Notes; and (ii) the Fiduciary exercising its own independent judgment in evaluating the transaction.

6.
It understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legend on such Notes.  It acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Notes.  It understands that neither of the Issuers has been registered under the Investment Company Act, and that the Issuers are exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

B-2-4

7.
It is aware that, except as otherwise provided in the Indenture, any Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Secured Notes and that in each case beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

8.	It will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in the Indenture.

9.	It agrees to be subject to the Bankruptcy Subordination Agreement.

10.	[Reserved].

11.
It agrees to treat the Issuer, the Co-Issuer and the Notes as described in the “Certain U.S. Federal Income Tax Considerations” section of the Offering Circular for all U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law.

12.
It will timely furnish the Issuer, the Collateral Trustee or their respective agents with any tax forms or certifications (including, without limitation, IRS Form W-9, an applicable IRS Form W-8 (together with all applicable attachments), or any successors to such IRS forms) that the Issuer, the Collateral Trustee or their respective agents reasonably request in order to (A) make payments to it without, or at a reduced rate of, withholding, (B) qualify for a reduced rate of withholding in any jurisdiction from or through which they receive payments, and (C) satisfy reporting and other obligations under the Code, Treasury Regulations, or any other applicable law or regulation (including the Bermuda FATCA Legislation), and will update or replace such tax forms or  certifications in accordance with their terms or subsequent amendments.  It acknowledges that the failure to provide, update or replace any such tax forms or certifications may result in the imposition of withholding or back-up withholding on payments to the it, or to the Issuer.  Amounts withheld by the Issuer or its agents that are, in their sole judgment, required to be withheld pursuant to applicable tax laws will be treated as having been paid to it  by the Issuer.

13.
It will provide the Issuer or its agents with any correct, complete and accurate information or documentation that may be required for the Issuer to comply with FATCA and the Bermuda FATCA Legislation and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer.  It acknowledges that, in the event it fails to provide such information or documentation for the purposes of FATCA, or to the extent that its ownership of Notes would otherwise cause the Issuer to be subject to any tax under FATCA, (A) the Issuer (and any agent acting on its behalf) is authorized to withhold amounts otherwise distributable to it as compensation for any amounts withheld from payments to or for the benefit of the Issuer as a result of such failure or such ownership, and (B) to the extent necessary to avoid an adverse effect on the Issuer as a result of such failure or such ownership, the Issuer will have the right to compel it to sell its Notes and, if it does not sell its Notes within 10 Business Days after notice from the Issuer or its agents, the Issuer will have the right to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account, in addition to other related costs and charges, any taxes incurred by the Issuer in connection with such sale) to such person as payment in full for such Notes.  The Issuer may also assign each such Note a separate securities identifier in the Issuer’s sole discretion.  It agrees that the Issuer, the Collateral Trustee and/or their agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Ministry of Finance of Bermuda, the IRS and any other relevant governmental, tax or regulatory authority and (2) take such other steps as they deem necessary or helpful to ensure that the Issuer complies with FATCA and the Bermuda FATCA Legislation.

B-2-5

14.	It represents and agrees that, if it is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it:

(A)          is:  (1) not a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code); (2) not a “10‑percent shareholder” with respect to the Issuer (or, for so long as the Subordinated Notes are held by a single beneficial owner, such beneficial owner of the Subordinated Notes) within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code; and (3) not a “controlled foreign corporation” that is related to any beneficial owners of the Subordinated Notes within the meaning of Section 881(c)(3)(C) of the Code; or

(B)           has provided an IRS Form W 8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with its conduct of a trade or business in the United States and includible in its gross income; or

(C)            is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income tax of payments on the Notes.

15.	It represents and agrees that it will provide the Issuer and the Collateral Trustee with certifications necessary to establish that it is not subject to U.S. federal withholding tax under FATCA.

16.
For U.S. federal income tax purposes, it is not a member of an “expanded group” (as defined in Treasury Regulations Section 1.385-1(c)(4)) with respect to which a beneficial owner of Subordinated Notes is a “covered member” (as defined in Treasury Regulations Section 1.385-1(c)(2)), except to the extent that the Issuer or its agents have provided such beneficial owner with an express waiver of this representation..

17.
It understands that to the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon notice to the Collateral Trustee, impose additional transfer restrictions on the Notes to comply with the USA PATRIOT Act and other similar laws or regulations, including, without limitation, requiring each transferee of a Note, as applicable, to make representations to the Issuer in connection with such compliance.

B-2-6

18.
At any time during which it is also the sole beneficial owner (as determined for U.S. federal income tax purposes) of the Subordinated Notes, it wll not transfer any Secured Notes or Subordinated Notes unless, before such transfer, the Issuer shall have obtained written advice of Dechert LLP or Cadwalader, Wickersham & Taft LLP, or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters to the effect that such transfer will not (A) result in the Issuer becoming subject to U.S. federal income tax with respect to its net income or subject to tax liability under Section 1446 of the Code, or (B) result in the Issuer being treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

19.	It agrees to provide its Holder AML Information to the Issuer (or its agent).

20.	[Reserved].

21.
It acknowledges receipt of the Issuer’s privacy notice (which can be accessed at https://www.walkersglobal.com/external/Walkers_Bermuda_SPVDPNotice.pdf and provides information on the Issuer’s use of personal data in accordance with the Personal Information Protection Act 2016 of Bermuda (as amended) (to the extent that such legislation is brought fully into force, which is currently intended to be on January 1, 2025) and, in respect of any EU data subjects, the EU General Data Protection Regulation) and, if applicable, agrees to promptly provide the privacy notice (or any updated version thereof as may be provided from time to time) to each individual (such as any individual directors, shareholders, beneficial owners, authorized signatories, trustees or others) whose personal data it provides to the Issuer or any of its affiliates or delegates including, but not limited to, Walkers Corporate (Bermuda) Limited in its capacity as administrator.

[The remainder of this page has been intentionally left blank]

B-2-7

Dated as of the date first set forth above.

Name of Purchaser:

By:
Name:
Title:

B-2-8

Outstanding principal amount of Class [______] Notes:  U.S.$[●]

Taxpayer identification number:

Address for notices:	Wire transfer information for payments:
Bank:
Address:
Bank ABA#:
Account #:
Telephone:	FAO:
Facsimile:	Attention:

Attention:

Denominations of certificates (if more than one):
Registered name:

B-2-9

EXHIBIT B‑3

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF REGULATION S GLOBAL SECURED NOTE OR CERTIFICATED NOTE TO RULE 144A GLOBAL NOTE

State Street Bank and Trust Company
1776 Heritage Drive, Mail Stop: JAB0527
North Quincy, Massachusetts 02171
Attention: \Structured Trust & Analytics — Barings Private Credit Corporation CLO 2023-1 Ltd

Re:
Barings Private Credit Corporation CLO 2023-1 Ltd. (the “Issuer”) and Barings Private Credit CLO 2023-1, LLC (the “Co‑Issuer”, and together with the Issuer, the “Issuers”); [Class [A-1][A‑2][B][C]][Subordinated] Notes due 2031 (the “Notes”)

Reference is hereby made to the Indenture dated as of August 23, 2023 (the “Indenture”) among the Issuers and State Street Bank and Trust Company, as Collateral Trustee.  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S. $[●] Aggregate Outstanding Amount of Notes which are held in the form of a [Regulation S Global Secured Note representing Class [A-1][A‑2][B][C] Notes with DTC] [Certificated Secured Class [A-1][A‑2][B][C] Note] [Certificated Subordinated Note] [in the name of] [beneficially owned by] _________________ (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in a Rule 144A Global Secured Class [A-1][A‑2][B][C] Note.

In connection with such transfer, and in respect of such Notes, the Transferor does hereby certify that such Notes are being transferred to ___________________ (the “Transferee”) in accordance with (i) the transfer restrictions set forth in the Indenture, including, but not limited to, the tax certifications under Section 2.12 of the Indenture, and the Offering Circular relating to such Notes and (ii) Rule 144A under the United States Securities Act of 1933, as amended, and it reasonably believes that the Transferee is purchasing the Notes for its own account, is a Qualified Purchaser and a Qualified Institutional Buyer and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

The Transferor understands that the Issuers, the Collateral Trustee and their respective counsel will rely upon the accuracy and truth of the foregoing representations, and the Transferor hereby consents to such reliance.

[This transfer will not be effective unless and until the Issuer and the Collateral Trustee have received a fully executed Daisy Chain Letter.]33

[33]	Insert in the case of Subordinated Notes only.

B-3-1

[TRANSFEROR]

By:
Name:
Title:

B-3-2

EXHIBIT B‑4

FORM OF PURCHASER REPRESENTATION LETTER FOR CERTIFICATED SUBORDINATED NOTES

[DATE]

State Street Bank and Trust Company
1776 Heritage Drive, Mail Stop: JAB0527
North Quincy, Massachusetts 02171
Attention: Structured Trust & Analytics — Barings Private Credit Corporation CLO 2023-1 Ltd

Re:	Barings Private Credit Corporation CLO 2023-1 Ltd. (the “Issuer”); Subordinated Notes

Reference is hereby made to the Indenture, dated as of August 23, 2023 among the Issuer, Barings Private Credit CLO 2023-1, LLC, as Co‑Issuer, and State Street Bank and Trust Company, as Collateral Trustee (the “Indenture”).  Capitalized terms used in this Certificate but not defined in this Certificate shall have the meanings ascribed to them in the final Offering Circular with respect to the Notes or the Indenture.

This letter relates to U.S.$[●] Aggregate Outstanding Amount of Subordinated Notes (the “Notes”), in the form of one or more Certificated Subordinated Notes to effect the transfer of the Notes to ______________ (the “Transferee”).

In connection with such request, and in respect of such Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

(a)	The Transferee hereby represents, warrants and covenants for the benefit of the Issuers and its counsel that it is (PLEASE CHECK ONLY ONE):

_____
a “qualified institutional buyer” as defined in Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), who is also a “Qualified Purchaser” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) or an entity owned exclusively by Qualified Purchasers and is acquiring the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder; or

_____
solely with the written consent of the Issuer, an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is also a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers; and

B-4-1

(b)	acquiring the Notes for its own account (and not for the account of any other Person) in a minimum denomination of U.S.$2,000,000 and in integral multiples of U.S.$1.00 in excess thereof.

The Transferee further represents, warrants and agrees as follows:

1.
It understands that the Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer the Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legends on such Notes, including the requirement for written certifications.  In particular, it understands that the Notes may be transferred only to a person that a “Qualified Purchaser” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a “Qualified Purchaser” that in each case is either (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that is not a broker‑dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(D) or (a)(1)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who purchases such Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder or (ii) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.  It acknowledges that no representation is made as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Notes.

2.
In connection with the purchase of such Notes:  (A) none of the Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Trustee, the Loan Agent, the Collateral Administrator or any of their respective Affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuers, the Collateral Manager, the Collateral Trustee, the Collateral Administrator, the Initial Purchaser or any of their respective Affiliates other than any statements in the Offering Circular, and such beneficial owner has read and understands the Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuers, the Collateral Manager, the Collateral Trustee, the Collateral Administrator, the Initial Purchaser or any of their respective Affiliates; (D) such beneficial owner is acquiring its interest in such Notes for its own account; (E) such beneficial owner was not formed for the purpose of investing in such Notes; (F) such beneficial owner understands that the Issuer and the Collateral Manager may receive a list of participants holding interests in the Notes from one or more book-entry depositories: (G) such beneficial owner will hold and transfer at least the minimum denomination of such Notes: (H) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks: and (I) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees; provided that any purchaser or transferee of Notes, which purchaser or transferee is a fund or account managed by the Collateral Manager (or any of its affiliates) as to which the Collateral Manager (or such affiliate) has discretionary voting authority, it shall not be required or deemed to make the representations set forth in clauses (A) and (B) above with respect to the Collateral Manager.

B-4-2

3.
(i) It is a “Qualified Purchaser” for purposes of Section 3(c)(7) of the Investment Company Act that is either (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that is not a broker‑dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(D) or (a)(1)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who purchases such Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder or (B) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act; (ii) it is acquiring the Notes as principal solely for its own account for investment and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; (iii) it is acquiring its interest in the Notes for its own account; and (iv) it will hold and transfer at least the minimum denomination of the Notes and provide notice of the relevant transfer restrictions to subsequent transferees.

4.	It has indicated in the attached ERISA Certificate whether it is or is acting on behalf of a Benefit Plan Investor or a Controlling Person.

5.
It understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legend on such Notes.  It acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Notes.  It understands that neither of the Issuers has been registered under the Investment Company Act, and that the Issuers are exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

6.
It is aware that, except as otherwise provided in the Indenture, any Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Secured Notes and that in each case beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

7.	It will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in the Indenture.

B-4-3

8.	It agrees to be subject to the Bankruptcy Subordination Agreement.

9.	[Reserved].

10.
It agrees to treat the Issuer, the Co-Issuer and the Notes as described in the “Certain U.S. Federal Income Tax Considerations” section of the Offering Circular for all U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law.

11.
It will timely furnish the Issuer, the Collateral Trustee or their respective agents with any tax forms or certifications (including, without limitation, IRS Form W-9, an applicable IRS Form W-8 (together with all applicable attachments), or any successors to such IRS forms) that the Issuer, the Collateral Trustee or their respective agents reasonably request in order to (A) make payments to it without, or at a reduced rate of, withholding, (B) qualify for a reduced rate of withholding in any jurisdiction from or through which they receive payments, and (C) satisfy reporting and other obligations under the Code, Treasury Regulations, or any other applicable law or regulation (including the Bermuda FATCA Legislation), and will update or replace such tax forms or  certifications in accordance with their terms or subsequent amendments.  It acknowledges that the failure to provide, update or replace any such tax forms or certifications may result in the imposition of withholding or back-up withholding on payments to the it, or to the Issuer.  Amounts withheld by the Issuer or its agents that are, in their sole judgment, required to be withheld pursuant to applicable tax laws will be treated as having been paid to it  by the Issuer.

12.
It will provide the Issuer or its agents with any correct, complete and accurate information or documentation that may be required for the Issuer to comply with FATCA and the Bermuda FATCA Legislation and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer.  It acknowledges that, in the event it fails to provide such information or documentation for the purposes of FATCA, or to the extent that its ownership of Notes would otherwise cause the Issuer to be subject to any tax under FATCA, (A) the Issuer (and any agent acting on its behalf) is authorized to withhold amounts otherwise distributable to it as compensation for any amounts withheld from payments to or for the benefit of the Issuer as a result of such failure or such ownership, and (B) to the extent necessary to avoid an adverse effect on the Issuer as a result of such failure or such ownership, the Issuer will have the right to compel it to sell its Notes and, if it does not sell its Notes within 10 Business Days after notice from the Issuer or its agents, the Issuer will have the right to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account, in addition to other related costs and charges, any taxes incurred by the Issuer in connection with such sale) to such person as payment in full for such Notes.  The Issuer may also assign each such Note a separate securities identifier in the Issuer’s sole discretion.  It agrees that the Issuer, the Collateral Trustee and/or their agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Ministry of Finance of Bermuda, the IRS and any other relevant governmental, tax or regulatory authority and (2) take such other steps as they deem necessary or helpful to ensure that the Issuer complies with FATCA and the Bermuda FATCA Legislation.

B-4-4

13.	It represents and agrees that it will provide the Issuer and the Collateral Trustee with certifications necessary to establish that it is not subject to U.S. federal withholding tax under FATCA.

14.
It understands that to the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon notice to the Collateral Trustee, impose additional transfer restrictions on the Notes to comply with the USA PATRIOT Act and other similar laws or regulations, including, without limitation, requiring each transferee of a Note, as applicable, to make representations to the Issuer in connection with such compliance.

15.	It represents and agrees that:

(1)

(A)            it is a “United States person,” within the meaning of Section 7701(a)(30) of the Code, and will provide a properly completed and signed IRS Form W-9 (or applicable successor form) to the Issuer and the Collateral Trustee upon acquiring such Subordinated Notes. It understands and acknowledges that failure to provide the Issuer or the Collateral Trustee with the applicable tax certifications may result in withholding or back-up withholding from payments to it in respect of the Subordinated Notes;

(B)            (i) no Subordinated Note (or interest therein) may not be acquired, and no holder of a Subordinated Note may sell, transfer, assign, participate, pledge or otherwise dispose of, transfer or convey in any manner a Subordinated Note (or any interest therein) or other equity interest in the Issuer or cause a Subordinated Note or other equity interest in the Issuer to be marketed, (1) on or through (x) a United States national, regional or local securities exchange, (y) a foreign securities exchange or (z) an interdealer quotation system that regularly disseminates firm buy or sell quotations or (2) if such acquisition would cause the combined number of holders of Subordinated Notes and any equity interests in the Issuer to be held by more than 90 persons; and

(C)           it will not enter into any financial instrument the payments on which are, or the value of which is, determined in whole or in part by reference to the Notes, or other equity interests in the Issuer (including the amount of distributions on such Notes or such equity interests, the value of the Issuer’s assets, or the result of the Issuer’s operations), or any contract that otherwise is described in Treasury Regulations Section 1.7704-1(a)(2)(i)(B); and

B-4-5

(D)          it acknowledges and agrees that no Subordinated Note (or interest therein) may be acquired or owned by any person that is classified for U.S. federal income tax purposes as a partnership, subchapter S corporation or grantor trust unless (1)(x) none of the direct or indirect beneficial owners of any interest in such person have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the combined value of the Subordinated Notes and any other equity interests of the Issuer held by such person and (y) a principal purpose of the arrangement involving the investment of such person in any Subordinated Notes (or any other equity interests in the Issuer) is not and will not be to permit any partnership to satisfy the 100 partner limitation of Section 1.7704-1(h)(1)(ii) of the regulations under the Code, or (2) the Issuer must otherwise determine that the holder will not cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h); and

(E)           it may not transfer all or any portion of the Subordinated Notes unless:  (A) the person to which it transfers such Subordinated Notes agrees to be bound by the restrictions, conditions, representations, warranties, and covenants set forth in the Indenture and this paragraph (1), and (B) such transfer does not violate this paragraph (1);

(F)  Any transfer made in violation of this paragraph (1), or that otherwise would cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h), will be void and of no force or effect, and shall not bind or be recognized by the Issuer or any other person, and no person to which such Subordinated Notes are transferred shall become a holder unless such person agrees to be bound by this clause (iii).  However, notwithstanding the immediately preceding sentence, a transfer in violation of provisions (B), (C), (D), or (E) shall be permitted if the Issuer obtains written advice of Dechert LLP or Cadwalader, Wickersham & Taft LLP, or an opinion of another nationally recognized tax counsel, that the transfer will not cause the Issuer to be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.

(2) if it owns more than 50% of the Subordinated Notes by value or if it, its beneficial owner is otherwise treated as a member of the Issuer’s “expanded affiliated group” (as defined in Treasury Regulations Section 1.1471-5(i) (or any successor provision)), it represents that it will (A) confirm that any member of such expanded affiliated group (assuming that the Issuer is a “registered deemed-compliant FFI” within the meaning of Treasury Regulations Section 1.1471-1(b)(111) (or any successor provision)) that is treated as a “foreign financial institution” within the meaning of Section 1471(d)(4) of the Code and any Treasury Regulations promulgated thereunder is either a “participating FFI”, a “deemed-compliant FFI” or an “exempt beneficial owner” within the meaning of Treasury Regulations Section 1.1471-4(e) (or any successor provision), and (B) promptly notify the Issuer in the event that any member of such expanded affiliated group that is treated as a “foreign financial institution” within the meaning of Section 1471(d)(4) of the Code and any Treasury Regulations promulgated thereunder is not either a “participating FFI”, a “registered deemed-compliant FFI” or an “exempt beneficial owner” within the meaning of Treasury Regulations Section 1.1471-4(e) (or any successor provision), in each case except to the extent that the Issuer or its agents have provided such Holder with an express waiver of this requirement;

B-4-6

(3) it hereby agrees to take any and all actions, and to furnish any and all information, requested by the Issuer in order to permit the Issuer to minimize any tax liability that would otherwise be imposed on the Issuer under Section 6225 of the Code, or any successor provision, including (if requested by the Issuer) by (i) filing amended tax returns to take into account any adjustment to the amount of any item of income, gain, loss, deduction, or credit of the Holder, or of any Person’s distributive share thereof, and (ii) providing the Issuer with any information necessary for the Issuer to (x) establish the amount of any tax liability resulting from any such adjustment and (y) elect (in accordance with Section 6226 of the Code, or any successor provision) for each Holder to take any such adjustment into account directly.  To the fullest extent permitted by law, each Holder of Subordinated Notes hereby agrees to indemnify the Issuer for the Holder’s allocable share of any applicable tax liability of any type whatsoever (including any liability for penalties, additions to tax or interest) attributable to such Holder’s share of the income of the Issuer or attributable to distributions to such Holder.  This paragraph (3) shall survive the termination of any Holder’s interest in its Subordinated Notes.

16.	It agrees to provide its Holder AML Information to the Issuer (or its agent).

17.          It acknowledges receipt of the Issuer’s privacy notice (which can be accessed at https://www.walkersglobal.com/external/Walkers_Bermuda_SPVDPNotice.pdf and provides information on the Issuer’s use of personal data in accordance with the Personal Information Protection Act 2016 of Bermuda (as amended) (to the extent that such legislation is brought fully into force, which is currently intended to be on January 1, 2025) and, in respect of any EU data subjects, the EU General Data Protection Regulation) and, if applicable, agrees to promptly provide the privacy notice (or any updated version thereof as may be provided from time to time) to each individual (such as any individual directors, shareholders, beneficial owners, authorized signatories, trustees or others) whose personal data it provides to the Issuer or any of its affiliates or delegates including, but not limited to, Walkers Corporate (Bermuda) Limited in its capacity as administrator.

18.        If it is a governmental, church, non-U.S. or other plan, (1) it is not, and for so long as it holds such Note or interest therein it will not be, subject to Similar Law and (2) its acquisition, holding and disposition of such Note will not constitute or result in a non-exempt violation of any Other Plan Law.

[The remainder of this page has been intentionally left blank]

B-4-7

Dated as of the date first set forth above.

Name of Purchaser:

By:
Name:
Title:

B-4-8

Outstanding principal amount of Subordinated Notes:  U.S.$[●]

Taxpayer identification number:

Address for notices:	Wire transfer information for payments:
Bank:
Address:
Bank ABA#:
Account #:
Telephone:	FAO:
Facsimile:	Attention:

Attention:

Denominations of certificates (if more than one):

Registered name:

B-4-9

EXHIBIT B‑5

FORM OF ERISA CERTIFICATE

The purpose of this ERISA Certificate (this “Certificate”) is, among other things, to (i) endeavor to ensure that less than 25% of the value of the Subordinated Notes issued by Barings Private Credit Corporation CLO 2023-1 Ltd. (the “Issuer”) is held by (a) employee benefit plans that are subject to the fiduciary responsibility provisions of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) and (c) entities whose underlying assets include “plan assets” by reason of any such employee benefit plans’ or plans’ investment in the entity (collectively, “Benefit Plan Investors”), (ii) obtain from you certain representations and agreements and (iii) provide you with certain related information with respect to your acquisition, holding or disposition of the ERISA Restricted Notes.  By signing this Certificate, you agree to be bound by its terms.

Please be aware that the information contained in this Certificate is not intended to constitute advice and the examples given below are not intended to be, and are not, comprehensive.  You should contact your own counsel if you have any questions in completing this Certificate.  Capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the Indenture.

Please review the information in this Certificate and check the box(es) that are applicable to you.

If a box is not checked, you are representing, warranting and agreeing that the applicable Section does not, and will not, apply to you.

1.	☐
Employee Benefit Plans Subject to ERISA or the Code.  We, or the entity on whose behalf we are acting, are an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to the fiduciary responsibility provisions of Title I of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code.

Examples:  (i) tax qualified retirement plans such as pension, profit sharing and Section 401(k) plans, (ii) welfare benefit plans such as accident, life and medical plans, (iii) individual retirement accounts or “IRAs” and “Keogh” plans and (iv) certain tax‑qualified educational and savings trusts.

B-5-1

2.	☐
Entity Holding Plan Assets.  We, or the entity on whose behalf we are acting, are an entity or fund whose underlying assets include “plan assets” by reason of one or more Benefit Plan Investor’s investment in such entity.

Examples:  (i) an insurance company separate account, (ii) a bank collective investment fund and (iii) a hedge fund or other private investment vehicle where 25% or more of the value of any class of its equity is held by Benefit Plan Investors.

If you check Box 2, please indicate the maximum percentage of the entity or fund that will constitute “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code: ___________%.

AN ENTITY OR FUND THAT CANNOT PROVIDE THE FOREGOING PERCENTAGE HEREBY ACKNOWLEDGES THAT FOR PURPOSES OF DETERMINING WHETHER BENEFIT PLAN INVESTORS OWN LESS THAN 25% OF THE VALUE OF THE SUBORDINATED NOTES, AS APPLICABLE, ISSUED BY THE ISSUER, 100% OF THE ASSETS OF THE ENTITY OR FUND WILL BE TREATED AS “PLAN ASSETS”.

ERISA and the regulations promulgated thereunder are technical.  Accordingly, if you have any question regarding whether you may be an entity described in this Section 2, you should consult with your counsel.

3.	☐
Insurance Company General Account.  We, or the entity on whose behalf we are acting, are an insurance company purchasing the ERISA Restricted Notes with funds from our or their general account (i.e., the insurance company’s corporate investment portfolio), whose assets, in whole or in part, constitute “plan assets” under Section 401(a) of ERISA.

If you check Box 3, please indicate the maximum percentage of the insurance company general account that will constitute “plan assets” under Section 401(a) of ERISA for purposes of conducting the 25% test under the Plan Asset Regulations:  _______%.  IF YOU DO NOT INCLUDE ANY PERCENTAGE IN THE BLANK SPACE, YOU WILL BE COUNTED AS IF YOU FILLED IN 100% IN THE BLANK SPACE.

4.	☐
None of Sections (1) Through (3) Above Apply.  We, or the entity on whose behalf we are acting, are a person that does not fall into any of the categories described in Sections (1) through (3) above.  If, after the date hereof, any of the categories described in Sections (1) through (3) above would apply, we will promptly notify the Issuer and the Collateral Trustee of such change.

5.
No Prohibited Transaction.  If we checked any of the boxes in Sections (1) through (3) above, we represent, warrant and agree that our acquisition, holding and disposition of the ERISA Restricted Notes, do not and will not constitute or give rise to a non‑exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

B-5-2

6.
Not Subject to Similar Law and No Violation of Other Plan Law.  If we are a governmental, church, non‑U.S. or other plan, we represent, warrant and agree that (a) we are not subject to any federal, state, local, non‑U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Note (or interest therein) by virtue of its interest and thereby subject the Issuer and the Collateral Manager (or other persons responsible for the investment and operation of the Issuer’s assets) to laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (b) our acquisition, holding and disposition of the ERISA Restricted Notes do not and will not constitute or give rise to a non‑exempt violation of any law or regulation that is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

7.	☐
Controlling Person.  We are, or we are acting on behalf of any of:  (i) the Collateral Trustee, (ii) the Collateral Manager, (iii) any person that has discretionary authority or control with respect to the assets of the Issuer, (iv) any person who provides investment advice for a fee (direct or indirect) with respect to such assets or (v) any “affiliate” of any of the above persons.  “Affiliate” shall have the meaning set forth in the Plan Asset Regulations.  Any of the persons described in the first sentence of this Section 7 is referred to in this Certificate as a “Controlling Person”.

Note: We understand that, for purposes of determining whether Benefit Plan Investors hold less than 25% of the value of the Subordinated Notes, as applicable, the value of any Subordinated Notes, as applicable, held by Controlling Persons (other than Benefit Plan Investors) are required to be disregarded.

Compelled Disposition. We acknowledge and agree that:

(i)
if any representation that we made hereunder is subsequently shown to be false or misleading, the Issuer shall, promptly after such discovery (or upon notice from the Collateral Trustee (if a Trust officer of the Collateral Trustee obtians actual knowledge) or the Co-Issuer to the Issuer, if either of them makes the discovery and who, in each case, agree to notify the Issuer of such discovery), send notice to us demanding that we transfer our interest to a person that is not a Non‑Permitted ERISA Holder within 10 days after the date of such notice;

(ii)
if we fail to transfer our ERISA Restricted Notes the Issuer shall have the right, without further notice to us, to sell our ERISA Restricted Notes or our interest in the ERISA Restricted Notes, as applicable, to a purchaser selected by the Issuer that is not a Non‑Permitted ERISA Holder on such terms as the Issuer may choose;

(iii)
the Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the ERISA Restricted Notes, and selling such securities to the highest such bidder.  However, the Issuer may select a purchaser by any other means determined by it in its sole discretion;

(iv)	by our acceptance of an interest in the ERISA Restricted Notes, we agree to cooperate with the Issuer to effect such transfers;

(v)	the proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to us; and

(vi)
the terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Co-Issuer, the Collateral Trustee or the Collateral Manager shall be liable to us as a result of any such sale or the exercise of such discretion.

B-5-3

8.
Required Notification and Agreement.  We hereby agree that we (a) will inform the Collateral Trustee of any proposed transfer by us of all or a specified portion of the ERISA Restricted Notes, and (b) will not initiate any such transfer after we have been informed by the Issuer or the Transfer Agent in writing that such transfer would cause the 25% limitation to be exceeded.  We hereby agree and acknowledge that after the Collateral Trustee effects any permitted transfer of ERISA Restricted Notes owned by us to a Benefit Plan Investor or a Controlling Person or receives notice of any such permitted change of status, the Collateral Trustee shall take such ownership into account in future calculations of the 25% limitation made pursuant hereto unless subsequently notified that such ERISA Restricted Notes (or such portion) would no longer be deemed to be held by a Benefit Plan Investor or a Controlling Person.

9.
Continuing Representation; Reliance.  We acknowledge and agree that the representations, warranties and agreements contained in this Certificate shall be deemed made on each day from the date we make such representations, warranties and agreements through and including the date on which we dispose of our interests in the ERISA Restricted Notes.  We understand and agree that the information supplied in this Certificate will be used and relied upon by the Issuer and the Collateral Trustee to determine that Benefit Plan Investors own or hold less than 25% of the value of the Subordinated Notes, as applicable, upon any subsequent transfer of the ERISA Restricted Notes in accordance with the Indenture.

10.
Further Acknowledgement and Agreement.  We acknowledge and agree that (i) all of the representations, warranties, agreements and assurances contained in this Certificate are for the benefit of the Issuer, the Collateral Trustee, the Initial Purchaser and the Collateral Manager as third party beneficiaries hereof, (ii) copies of this Certificate and any information contained herein may be provided to the Issuer, the Collateral Trustee, the Initial Purchaser, the Collateral Manager, affiliates of any of the foregoing parties and to each of the foregoing parties’ respective counsel for purposes of making the determinations described above and (iii) any acquisition or transfer of the ERISA Restricted Notes by us that is not in accordance with the provisions of this Certificate shall be null and void from the beginning, and of no legal effect.

11.	Future Transfer Requirements.

Transferee Letter and its Delivery.  We acknowledge and agree that we may not transfer any ERISA Restricted Notes in the form of a Certificated Note to any person unless the Collateral Trustee has received a certificate substantially in the form of this Certificate.  Any attempt to transfer in violation of this section will be null and void from the beginning, and of no legal effect.

B-5-4

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B-5-5

Note:  Unless you are notified otherwise, the name and address of the Collateral Trustee is as follows:

State Street Bank and Trust Company, as Collateral Trustee
1776 Heritage Drive, Mail Stop: JAB0527
North Quincy, Massachusetts 02171
Attention: Structured Trust & Analytics — Barings Private Credit Corporation CLO 2023-1 Ltd

B-5-6

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first set forth above.

[Insert Purchaser’s Name]

By:
Name:
Title:
Dated:

This Certificate relates to U.S.$[●] of Subordinated Notes

B-5-7

EXHIBIT B‑6

FORM OF DAISY CHAIN LETTER

[DATE]
State Street Bank and Trust Company, as Collateral Trustee
1776 Heritage Drive, Mail Stop: JAB0527
North Quincy, Massachusetts 02171
Attention: Structured Trust & Analytics — Barings Private Credit Corporation CLO 2023-1 Ltd

Barings Private Credit Corporation CLO 2023-1 Ltd.
c/o Walkers Corporate (Bermuda) Limited
Park Place
55 Par-La-Ville Road
Hamilton HM11
Bermuda

Reference is hereby made to the Indenture, dated as of August 23, 2023 among Barings Private Credit Corporation CLO 2023-1 Ltd., an exempted company incorporated with limited liability under the laws of Bermuda (the “Issuer”), Barings Private Credit CLO 2023-1, LLC, a limited liability company organized under the laws of the State of Delaware (the “Co-Issuer” and, together with the Issuer, the “Issuers”) and State Street Bank and Trust Company, as collateral trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the ” Collateral Trustee”) (the “Indenture”). Capitalized terms used but not defined in this Daisy Chain Letter shall have the meanings ascribed to them in the Indenture.

This letter of representations and covenants (this “Daisy Chain Letter”) relates to the acquisition by the undersigned (the “Transferee”) of interests in one or more Subordinated Notes in the principal amount(s) and for the purchase price(s) set forth on the signature page hereof (the “Notes Interests”).

In connection with and with respect to the proposed transfer of such Notes Interests and without limiting any provision of the Indenture, the Transferee hereby represents, warrants and covenants for the benefit of the Issuers and their counsel as set forth below:

I.          Transferee either (A) is the beneficial owner of the Notes Interests for U.S. federal income tax purposes or (B) if it is acting as an agent, fiduciary, intermediary, nominee or otherwise as other than the beneficial owner of the Notes Interests for such purposes, it is making the following representations and entering into the following covenants and agreements on behalf of such beneficial owner (in which case, references to “Transferee” below shall, as the context requires, be construed to include the person that is the beneficial owner of the Notes Interests for U.S. federal income tax purposes).

II.          The Transferee agrees to treat the Issuer, the Co-Issuer and the Notes as described in the “Certain U.S. Federal Income Tax Considerations” section of this Offering Circular for all U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law..

B-6-1

III.         The Transferee will timely furnish the Issuer, the Collateral Trustee or their respective agents with any tax forms or certifications (including, without limitation, IRS Form W-9, an applicable IRS Form W-8 (together with all applicable attachments), or any successors to such IRS forms) that the Issuer, the Collateral Trustee or their respective agents reasonably request in order to (A) make payments to the Transferee without, or at a reduced rate of, withholding, (B) qualify for a reduced rate of withholding in any jurisdiction from or through which they receive payments, and (C) satisfy reporting and other obligations under the Code, Treasury Regulations, or any other applicable law or regulation (including the Bermuda FATCA Legislation), and will update or replace such tax forms or  certifications in accordance with their terms or subsequent amendments.  Such Transferee acknowledges that the failure to provide, update or replace any such tax forms or certifications may result in the imposition of withholding or back-up withholding on payments to the Transferee, or to the Issuer.  Amounts withheld by the Issuer or their agents that are, in their sole judgment, required to be withheld pursuant to applicable tax laws will be treated as having been paid to such Transferee by the Issuer.

IV.          The Transferee will provide the Issuer or its agents with any correct, complete and accurate information or documentation that may be required for the Issuer to comply with FATCA and the Bermuda FATCA Legislation and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer.  Such Transferee acknowledges that, in the event such Transferee fails to provide such information or documentation for the purposes of FATCA, or to the extent that its ownership of Notes would otherwise cause the Issuer to be subject to any tax under FATCA, (A) the Issuer (and any agent acting on its behalf) is authorized to withhold amounts otherwise distributable to the investor as compensation for any amounts withheld from payments to or for the benefit of the Issuer as a result of such failure or such ownership, and (B) to the extent necessary to avoid an adverse effect on the Issuer as a result of such failure or such ownership, the Issuer will have the right to compel the investor to sell its Notes and, if such person does not sell its Notes within 10 Business Days after notice from the Issuer or its agents, the Issuer will have the right to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account, in addition to other related costs and charges, any taxes incurred by the Issuer in connection with such sale) to such person as payment in full for such Notes.  The Issuer may also assign each such Note a separate securities identifier in the Issuer’s sole discretion.  The Transferee agrees that the Issuer, the Collateral Trustee and/or their agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Ministry of Finance of Bermuda, the IRS and any other relevant governmental, tax or regulatory authority and (2) take such other steps as they deem necessary or helpful to ensure that the Issuer complies with FATCA and the Bermuda FATCA Legislation.

V.           It represents and agrees that it will provide the Issuer and the Collateral Trustee with certifications necessary to establish that it is not subject to U.S. federal withholding tax under FATCA.

B-6-2

VI.          The Transferee has attached a certificate substantially in the form of Exhibit B-3 or B-4 (as applicable) and B-5 to the Indenture.

VII.       Prior to the Transfer of any Notes Interests to any person to which the Transferee subsequently makes a Transfer (“Subsequent Transferee”), the Transferee will cause such Subsequent Transferee to deliver a letter in substantially the form of this Daisy Chain Letter to the Collateral Trustee.

VIII.       It represents and agrees that:

(A)           it is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and will provide a properly completed and signed IRS Form W-9 (or applicable successor form) to the Issuer and the Collateral Trustee upon acquiring such Subordinated Notes. It understands and acknowledges that failure to provide the Issuer or the Collateral Trustee with the applicable tax certifications may result in withholding or back-up withholding from payments to it in respect of the Subordinated Notes; and

(B)           it acknowledges and agrees that no Subordinated Note (or interest therein) may be acquired, and no Transferee of a Subordinated Note may sell, transfer, assign, participate, pledge or otherwise dispose of, transfer or convey in any manner a Subordinated Note (or any interest therein) or other equity interest in the Issuer or cause a Subordinated Note or other equity interest in the Issuer to be marketed, (1) on or through (x) a United States national, regional or local securities exchange, (y) a foreign securities exchange or (z) an interdealer quotation system that regularly disseminates firm buy or sell quotations or (2) if such acquisition would cause the combined number of holders of Subordinated Notes and any equity interests in the Issuer to be held by more than 90 persons; and

(C)          it acknowledges and agrees that it will not enter into any financial instrument the payments on which are, or the value of which is, determined in whole or in part by reference to the Notes or other equity interests in the Issuer (including the amount of distributions on such Notes or such equity interests, the value of the Issuer’s assets, or the result of the Issuer’s operations), or any contract that otherwise is described in Treasury Regulations Section 1.7704-1(a)(2)(i)(B); and

(D)          it acknowledges and agrees that no Subordinated Note (or interest therein) may be acquired or owned by any person that is classified for U.S. federal income tax purposes as a partnership, subchapter S corporation or grantor trust unless (1)(x) none of the direct or indirect beneficial owners of any interest in such person have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the combined value of the Subordinated Notes and any other equity interests of the Issuer held by such person and (y) a principal purpose of the arrangement involving the investment of such person in any Subordinated Notes (or any other equity interests in the Issuer) is not and will not be to permit any partnership to satisfy the 100 partner limitation of Section 1.7704-1(h)(1)(ii) of the regulations under the Code; or (2) the Issuer must otherwise determine that the holder will not cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h); and

B-6-3

(E)           it may not transfer all or any portion of the Subordinated Notes unless: (1) the person to which it transfers such Subordinated Notes agrees to be bound by the restrictions, conditions, representations, warranties, and covenants set forth in the Indenture and this clause VIII, and (2) such transfer does not violate this clause VIII.

Any transfer made in violation of this clause VIII, or that otherwise would cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h), will be void and of no force or effect, and shall not bind or be recognized by the Issuer or any other person, and no person to which such Subordinated Notes are transferred shall become a holder unless such person agrees to be bound by this VII. However, notwithstanding the immediately preceding sentence, a transfer in violation of provisions (B), (C), (D), or (E) shall be permitted if the Issuer obtains written advice of Dechert LLP or Cadwalader, Wickersham & Taft LLP, or an opinion of another nationally recognized tax counsel, that the transfer will not cause the Issuer to be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.

IX.         If it owns more than 50% of the Subordinated Notes by value or if such beneficial owner is otherwise treated as a member of the “expanded affiliated group” of the Issuer (as defined in Treasury regulations section 1.1471 5(i) (or any successor provision)), it represents that it will (A) confirm that any member of such expanded affiliated group (assuming that the Issuer is a “registered deemed-compliant FFI” within the meaning of Treasury regulations section 1.1471-1(b)(111) (or any successor provision)) that is treated as a “foreign financial institution” within the meaning of Section 1471(d)(4) of the Code and any Treasury regulations promulgated thereunder is either a “participating FFI”, a “registered deemed-compliant FFI” or an “exempt beneficial owner” within the meaning of Treasury regulations section 1.1471-4(e) (or any successor provision), and (B) promptly notify the Issuer in the event that any member of such expanded affiliated group that is treated as a “foreign financial institution” within the meaning of Section 1471(d)(4) of the Code and any Treasury regulations promulgated thereunder is not either a “participating FFI”, a “registered deemed-compliant FFI” or an “exempt beneficial owner” within the meaning of Treasury regulations section 1.1471-4(e) (or any successor provision), in each case except to the extent that the Issuer or its agents have provided such beneficial owner with an express waiver of this requirement.

X.           It hereby agrees to take any and all actions, and to furnish any and all information, requested by the Issuer in order to permit the Issuer to minimize any tax liability that would otherwise be imposed on the Issuer under Section 6225 of the Code, or any successor provision, including (if requested by the Issuer) by (i) filing amended tax returns to take into account any adjustment to the amount of any item of income, gain, loss, deduction, or credit of the Transferee, or of any Person’s distributive share thereof, and (ii) providing the Issuer with any information necessary for the Issuer to (x) establish the amount of any tax liability resulting from any such adjustment and (y) elect (in accordance with Section 6226 of the Code, or any successor provision) for each Transferee to take any such adjustment into account directly. To the fullest extent permitted by law, it hereby agrees to indemnify the Issuer for its allocable share of any applicable tax liability of any type whatsoever (including any liability for penalties, additions to tax or interest) attributable to its share of the income of the Issuer or attributable to distributions to it. This clause X shall survive the termination of any Transferee’s interest in its Subordinated Notes.

B-6-4

Any Transfer made in violation of this letter will be void and of no force or effect, and will not bind or be recognized by the Issuer or any other Person, and no Person to which the Notes Interests are Transferred shall become a holder of an interest in Subordinated Notes unless such Person completes and executes this Daisy Chain Letter and delivers it to the Collateral Trustee.

THIS DAISY CHAIN LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The representations, warranties and agreements in this Daisy Chain Letter will survive the closing of the transactions contemplated hereby.

Any covenant, provision, agreement or term of this Daisy Chain Letter that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, affecting or impairing the remaining provisions hereof.  Except as otherwise provided herein, this Daisy Chain Letter shall be binding upon and inure to the benefit of the parties and their successors, heirs, executors, legal representatives and transferees.

The Transferee hereby irrevocably submits to the nonexclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Daisy Chain Letter, and the Transferee hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court.  The Transferee hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Transferee irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the investor’s address specified on the signature page. The Transferee agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE TRANSFEREE IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS DAISY CHAIN LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder intentionally left blank | signature page follows]

B-6-5

[__________],
as Transferee

By:
Name:
Title:

Notes Interests (check as applicable):

Subordinated Notes___

Purchase Price:

ACKNOWLEDGED AND AGREED BY:

[__________],
as Transferor

By:
Name:
Title:

B-6-6

EXHIBIT C

FORM OF NOTE OWNER CERTIFICATE

[DATE]

State Street Bank and Trust Company
1776 Heritage Drive, Mail Stop: JAB0527
North Quincy, Massachusetts 02171
Attention: Structured Trust & Analytics — Barings Private Credit Corporation CLO 2023-1 Ltd

Re:
Reports Prepared Pursuant to the Indenture, dated as of August 23, 2023 (the “Indenture”), among Barings Private Credit Corporation CLO 2023-1 Ltd. (the “Issuer”), Barings Private Credit CLO 2023-1, LLC (the “Co‑Issuer”, and together with the Issuer, the “Issuers”) and State Street Bank and Trust Company, as collateral trustee (the “Collateral Trustee”).

Ladies and Gentlemen:

The undersigned hereby certifies that it is the beneficial owner of U.S.$[●] in principal amount of the [Class [A‑1][A‑2][B][C] [Senior] Secured [Deferrable] Floating Rate Notes due 2031] [Subordinated Notes due 2031] and hereby requests the Collateral Administrator and the Collateral Trustee grant it access, via a protected password, to each of the Collateral Administrator’s and the Collateral Trustee’s websites in order to view postings of the [information specified in Section 10.7(f) of the Indenture] [and/or the] [information specified in Section 14.17(a) of the Indenture] [and/or the] [information specified in Section 14.4 of the Indenture] [and/or the] [Monthly Report specified in Section 10.7(a) of the Indenture] [and/or the] [Distribution Report specified in Section 10.7(b) of the Indenture].

In consideration of the electronic signature hereof by the beneficial owner, the Issuers, the Collateral Trustee, the Collateral Administrator, the Collateral Manager, or their respective agents may from time to time communicate or transmit to the beneficial owner (a) information upon the request of the beneficial owner pursuant to the Indenture and (b) other information or communications marked or otherwise identified as confidential (collectively, “Confidential Information”).  Confidential Information relating to the Issuer shall not include, however, any information that (i) through no fault or action by the beneficial owner or any of its affiliates is a matter of general public knowledge or has been or is hereafter published in any source generally available to the public or (ii) has been or is hereafter received by the beneficial owner or any of its affiliates from a third party that is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to the Issuers, the Collateral Trustee, the Collateral Administrator or the Collateral Manager.

The beneficial owner agrees that the beneficial owner (a) will not use Confidential Information for any purpose other than to monitor and administer the financial condition of either of the Issuers and to appropriately treat or report the transactions, (b) will keep confidential all Confidential Information and will not communicate or transmit any Confidential Information to any person other than officers or employees of the beneficial owner or their agents, auditors or affiliates who need to know the same in order to monitor and administer the financial condition of either of the Issuers and to appropriately treat or report the transactions and (c) will use reasonable efforts to maintain procedures to ensure that no Confidential Information is used by directors, officers or employees of the beneficial owner or any of its affiliates (other than those in a supervisory or operational capacity) who are trading, in each case with trading strategies substantially the same as either of the Issuers, with respect to Collateral Obligations of the type owned by the Issuer; except that Confidential Information may be disclosed by the beneficial owner (i) by reason of the exercise of any supervisory or examining authority of any governmental agency having jurisdiction over the beneficial owner, (ii) to the extent required by laws or regulations applicable to the beneficial owner or pursuant to any subpoena or similar legal process served on the beneficial owner, (iii) to provide to a credit protection provider or prospective transferee, (iv) in connection with any suit, action or proceeding brought by the beneficial owner to enforce any of its rights under the Indenture or under the applicable note purchase agreement or the Notes while an Event of Default has occurred and is continuing or (v) with the consent of the Issuer or the Collateral Manager.

The beneficial owner agrees to provide an updated certificate as may be requested from time to time by the Issuer or the Collateral Manager.

Submission of this certificate bearing the beneficial owner’s electronic signature shall constitute effective delivery hereof.  THIS CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS CERTIFICATE AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THIS CERTIFICATE SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the date first set forth above.

[NAME OF BENEFICIAL OWNER]

By:
Name:
Title: Authorized Signatory
Tel.:
Fax: